Exhibit 2.1

Execution Version

UNIT PURCHASE AGREEMENT

by and among

Boxwood Merger Corp.,

ATLAS TC HOLDINGS LLC,

ATLAS TC BUYER LLC,

ATLAS INTERMEDIATE HOLDINGS LLC

AND

ATLAS TECHNICAL CONSULTANTS HOLDINGS LP

Dated as of AUGUST 12, 2019

NOTE: STRICTLY PRIVATE AND CONFIDENTIAL DRAFT FOR DISCUSSION PURPOSES ONLY. CIRCULATION OF THIS DRAFT SHALL NOT GIVE RISE TO ANY DUTY TO NEGOTIATE OR CREATE OR IMPLY ANY OTHER LEGAL OBLIGATION. NO LEGAL OBLIGATION OF ANY KIND WILL ARISE UNLESS AND UNTIL A DEFINITIVE WRITTEN AGREEMENT IS EXECUTED AND DELIVERED BY ALL PARTIES.

i

SCHEDULES

Debt to Equity Schedule Permitted Liens Schedule Working Capital Schedule Consents Schedule

Schedule 1.1(a)	Agreement Regarding Earnout Obligation
Schedule 3.2(a)	Noncontravention
Schedule 3.2(b)	Noncontravention (Contracts)
Schedule 3.3(a)	Capitalization
Schedule 3.3(b)	Capitalization Exceptions
Schedule 3.3(d)	Ownership of Other Entities
Schedule 3.4(c)	Liabilities
Schedule 3.5	Material Adverse Effect
Schedule 3.6	Certain Developments
Schedule 3.7(a)	Owned Real Property
Schedule 3.7(b)	Leased Real Property
Schedule 3.8(a)	Tax Returns
Schedule 3.8(b)	Tax Audit
Schedule 3.8(c)	Tax Extensions
Schedule 3.8(e)	Disregarded Entities
Schedule 3.8(g)	Items of Income or Deduction
Schedule 3.8(i)	Tax Sharing Agreements
Schedule 3.8(j)	Companies Organized Outside the U.S.
Schedule 3.9(a)	Material Contracts
Schedule 3.9(b)	Material Contracts Exceptions
Schedule 3.9(c)	Material Customers
Schedule 3.9(d)	Material Suppliers
Schedule 3.10(b)	Intellectual Property
Schedule 3.10(h)	No Security Breaches or Incidents
Schedule 3.10(i)	Compliance with Privacy and Security Requirements
Schedule 3.11(a)	Litigation Against Atlas
Schedule 3.11(b)	Litigation by Atlas
Schedule 3.11(c)	Indemnified Claims
Schedule 3.12	Brokerage
Schedule 3.13(a)	Employees
Schedule 3.13(b)	Collective Bargaining Agreements
Schedule 3.13(c)	Employment Laws Exception
Schedule 3.14(a)	Employee Benefit Plans
Schedule 3.14(b)	Post-Employment Benefits
Schedule 3.14(c)	Benefit Plans Administration
Schedule 3.14(d)	Acceleration of Benefits
Schedule 3.15	Insurance
Schedule 3.16(a)	Compliance with Laws
Schedule 3.16(b)	Permit Matters
Schedule 3.16(c)	Permit Matters
Schedule 3.17	Environmental Matters
Schedule 3.18	Title to Assets
Schedule 3.19(a)	Government Contracts
Schedule 3.19(b)	Security Clearances
Schedule 3.20	Directors and Officers

Schedule 3.21	Warranty Claims
Schedule 3.25	Affiliate Transactions
Schedule 4.2	Seller Capitalization and Ownership
Schedule 4.3(a)	Noncontravention
Schedule 4.3(b)	Noncontravention (Contracts)
Schedule 4.4(a)	Litigation
Schedule 4.5	Brokerage
Schedule 5.2(a)	Buyer Group Entities
Schedule 5.2(f)	Form of Sponsor Loan Agreement
Schedule 5.13(c)	Buyer Group Contracts
Schedule 6.1(a)	Affirmative and Negative Covenants of the Company
Schedule 6.1(b)	Affirmative and Negative Covenants of the Buyer Group
Schedule 6.6(f)	Proposed Allocation
Schedule 6.14	Employee Matters
Schedule 6.18	Non-terminated Affiliate Obligations

EXHIBITS

Exhibit A-1	Second A&R Certificate
Exhibit A-2	Amended & Restated Bylaws
Exhibit B	Company Bring Down Certificate
Exhibit C	Assignment
Exhibit D	A&R LLC Agreement
Exhibit E	FIRPTA Certificate
Exhibit F	BCP Restrictive Covenant Agreement
Exhibit G	Registration Rights Agreement
Exhibit H	Director Nomination Agreement
Exhibit I	Buyer Bring-Down Certificate
Exhibit J	Sponsor Voting Agreement
Exhibit K	Sponsor Lock-Up Agreement
Exhibit L	Binder Agreement and R&W Insurance Policy

v

UNIT PURCHASE AGREEMENT

This Unit Purchase Agreement (this “Agreement”) is made and entered into as of August 12, 2019, by and among (i) Boxwood Merger Corp., a Delaware corporation (“Parent”), (ii) Atlas TC Holdings LLC, a Delaware limited liability company (“Holdings”), (iii) Atlas TC Buyer LLC, a Delaware limited liability company (“Buyer”), (iv) Atlas Intermediate Holdings LLC, a Delaware limited liability company (the “Company”) and (v) Atlas Technical Consultants Holdings LP, a Delaware limited partnership (“Seller”). Each of Parent, Holdings, Buyer, the Company and Seller is also referred to herein as a “Party” and, collectively, as the “Parties.”

RECITALS

Whereas, Parent owns beneficially and of record all of the issued and outstanding limited liability company interests of Holdings and Holdings owns beneficially and of record all of the issued and outstanding limited liability company interests of Buyer;

Whereas, Seller owns beneficially and of record all of the issued and outstanding limited liability company interests of the Company (the “Units”);

WHEREAS, on the terms and subject to the conditions of this Agreement, Buyer desires to purchase from Seller, and Seller desires to sell to Buyer, the Purchased Units; and

Whereas, immediately following the Closing, Buyer shall own beneficially and of record the Purchased Units.

AGREEMENT

Now, therefore, in consideration of the mutual covenants, agreements and understandings contained herein and intending to be legally bound, the Parties hereby agree as follows:

Article I
CERTAIN DEFINITIONS

Section 1.1 Certain Definitions. For purposes of this Agreement, capitalized terms used in this Agreement but not otherwise defined herein shall have the meanings set forth below.

“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, its capacity as a sole or managing member or otherwise. Solely for purposes of Section 3.25 and Section 6.1(b), “Affiliate” shall also include for any individual, (a) such individual’s spouse, lineal descendants (whether natural or adopted), siblings, parents, spouse’s parents, (b) the lineal descendants and any spouse of any of the individuals described in the foregoing clause (a), and (b) a trust solely for the benefit of such individual and/or the individuals described in the foregoing clause (a) with respect to such individual.

“Affiliated Group” means a group of Persons that elects, is required to, or otherwise files a Tax Return or pays a Tax as an affiliated group, consolidated group, combined group, unitary group or other group recognized by applicable Tax Law.

“Agreement State” means any U.S. state within which the Nuclear Regulatory Commission has agreed to discontinue its authority to manage the licensing of certain nuclear materials and pass such authority to state agencies. (Atomic Energy Act of 1954, as amended, Section 274; 42 USC Section 2021).

“Anti-Corruption Laws” means applicable Laws related to corruption and bribery, including the U.S. Foreign Corrupt Practices Act of 1977, as amended, the Canada Corruption of Foreign Public Officials Act of 1999, legislation adopted in furtherance of the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, or any other applicable Law that prohibits bribery, corruption, fraud or other improper payments.

“Atlas C Corp Entities” means, collectively, Quality Assurance Engineering, Inc., Geosphere Consultants, Inc., Arrow ATC Holdings, LLC, ATC Group Services (CA) Inc., ATC Group Services (CT) Inc., ATC Group Services (MA), Inc., ATC Group Services (MI), Inc., Atlas ATC Engineering, Inc. and ATC Associates of North Carolina, P.C.

“Atlas Companies” means, collectively, the Company and the Company Subsidiaries.

“Atlas Partnership Entities” means ATC Group Partners LLC and ATC Engineering, LLP.

“Available Closing Date Equity” means, as of immediately prior to the Closing, an aggregate amount equal to the result of (without duplication) (a) the cash available to be released from the Trust Account (for avoidance of doubt, after taking into account the Parent Stock Redemption) plus (b) the aggregate net proceeds of any investment in Equity Interests of the Buyer Group by the Equity Financing Sources minus (c) all expenses incurred by the Buyer Group in connection with the transactions contemplated by this Agreement, including any deferred underwriting fees and other deferred fees arising from or incurred in connection with the initial public offering of Parent.

“Business Combination” has the meaning ascribed to such term in the Parent Governing Documents.

“Business Day” means any day except a Saturday, a Sunday or any other day on which commercial banks are required or authorized to close in the State of Texas or State of New York.

“Buyer Group” means Parent, Holdings and Buyer.

“Buyer Indemnified Parties” means Buyer and its Affiliates (including, Parent, Holdings and following the Closing, the Atlas Companies) and their respective equityholders, officers, directors, managers, employees, agents, partners, members, counsel, accountants, financial advisors, engineers, consultants, other advisors, successors and assigns.

“Cash” means cash and cash equivalents of the Atlas Companies, including checks, commercial paper, treasury bills, cash on deposit and over-the-counter bank deposits as of 12:01 a.m. Central Time on the Closing Date, which shall include deposits in transit and be net of outstanding checks, in each case as determined in accordance with GAAP, consistently applied, but shall exclude cash and cash equivalents that are restricted because they are subject to restrictions on distribution imposed by operation of Law or Contract.

“Cash Equity” means the aggregate amount of cash actually invested in (or contributed to) the Buyer Group by the Equity Investors pursuant to any Subscription Agreements.

“Class B Common Stock” means the shares of capital stock of Parent, par value $0.0001 per share, that are designated as Class B Common Stock and have the redemption rights set forth in the Second A&R Certificate of Parent.

“Clayton Act” means the Clayton Act of 1914.

“Code” means the Internal Revenue Code of 1986, as amended, and any reference to any particular Code section shall be interpreted to include any revision of or successor to that Section regardless of how numbered or classified.

“Common Stock Price” means $10.00, subject to reduction to an amount equal to the lesser of (a) the lowest gross purchase price per share of Parent Shares purchased by any Equity Financing Source in the Financing (less any original issue discounts, issue fees or similar) and (b) the lowest gross purchase price per share (after taking into account any exercise price, strike price or similar amount) of Parent Shares under any securities convertible into, or any rights, warrants or options to acquire such Parent Shares, purchased by any Equity Financing Source in the Financing (less any original issue discounts, issue fees or similar); provided, that the foregoing clauses (a) and (b) (i) shall not include the gross purchase price of any shares transferred from any Sponsor to any Equity Financing Source and (ii) shall not include the gross purchase price of any Equity Interests purchased by any Equity Financing Source in a transaction and at a gross purchase price with respect to which Seller has provided its prior written consent in its sole discretion.

“Company Fundamental Representations” means the representations and warranties set forth in Section 3.1 (Organization; Authority; Enforceability), Section 3.2(a) (Non-contravention); Section 3.3 (Capitalization), Section 3.12 (Brokerage) and Section 3.25 (Affiliate Transactions).

“Company Subsidiaries” means the direct and indirect Subsidiaries of the Company.

“Confidential Information” means all information of a confidential or proprietary nature that is labelled as confidential or proprietary or otherwise should be reasonably understood to be confidential or proprietary, in any form or medium, to the extent that it relates to the business, products, services, research and development, relationships, proprietary rights and goodwill of the Buyer Group or any Atlas Company; provided, however, that “Confidential Information” shall not include information that is (at the time of disclosure) or becomes (a) available to the public other than as a result of a disclosure or other action (or failure to act) by Seller or any of its Affiliates (other than the Atlas Companies, Buyer Group or any of their respective employees, consultants or contractors) or any of their respective representatives in violation of this Agreement, (b) lawfully acquired by Seller or its Affiliates or their respective representatives from sources other than an Atlas Company, provided that, to Seller’s or such Affiliate’s knowledge, such disclosure from such sources shall not be in breach of a confidentiality obligation of such source owed to the Buyer Group or an Atlas Company, (c) information already in Seller’s or its Affiliate’s possession as of the Closing Date that is not solely related or otherwise unique to the Atlas Companies or (d) is demonstrably developed independently without the reference or use of, in whole or in part, Confidential Information.

“Confidentiality Agreement” means that certain Confidentiality Agreement, dated as of December 6, 2018 between Parent and Bernhard Capital Partners Management, LP.

“Contract” means any written or oral contract, agreement, license or Lease (including any amendments thereto).

“Credit Agreement” means that certain Second Amended and Restated Credit Agreement, dated as of March 29, 2019, by and among the Company, as borrower, Seller, certain Subsidiaries (as defined therein) from time to time party thereto, the lenders from time to time party thereto, and Regions Bank as administrative agent and collateral agent, as may be further amended, restated, extended, supplemented or otherwise modified from time to time.

“Debt Financing Sources” means the Persons that have committed to provide or otherwise entered into agreements in connection with the Committed Financing for the transactions contemplated by this Agreement, including the parties named in the Debt Commitment Letter and any joinder agreements or credit agreements entered into pursuant thereto or relating thereto, together with their current or future limited partners, shareholders, officers, directors, employees, agents, managers, members, controlling Persons, respective Affiliates and their respective Affiliates and representatives involved in the Committed Financing and, in each case, their respective successors and assigns.

“Debt to Equity Ratio” has the meaning set forth on the Debt to Equity Schedule attached hereto.

“Debt to Equity Threshold” has the meaning set forth on the Debt to Equity Schedule attached hereto.

“Disclosure Schedules” means the Disclosure Schedules delivered by Seller to the Buyer Group concurrently with the execution and delivery of this Agreement.

“Enterprise Value” means $617,000,000.

“Environmental Laws” means all Laws concerning pollution or protection of the environment, natural resources or human health or safety (to the extent related to exposure to Hazardous Materials) or concerning Hazardous Materials.

“Equity Financing Sources” means the Persons that have committed to provide or otherwise entered into agreements in connection with the Cash Equity for the transactions contemplated by this Agreement, including the parties named in any Subscription Agreement, together with their current or future limited partners, shareholders, managers, members, controlling Persons, respective Affiliates and their respective Affiliates and representatives involved in the Cash Equity and, in each case, their respective successors and assigns.

“Equity Interests” means, with respect to any Person, all of the shares or quotas of capital stock or equity of (or other ownership or profit interests in) such Person, all of the warrants, trust rights, options or other rights for the purchase or acquisition from such Person of shares of capital stock or equity of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock or equity of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares or equity (or such other interests), restricted stock awards, restricted stock units, equity appreciation rights, phantom equity rights, profit participation and all of the other ownership or profit interests of such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“Equity Investor” means any Person that has executed a Subscription Agreement.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Executives” means L. Joseph Boyer, Walter Powell, Bobby Toups, Maghsoud Tahmoressi, Gary Cappa, Buddy Gratton and Paul Grillo.

“Export Control Laws” means export, import, deemed export, transfer, and retransfer controls contained in the U.S. Export Administration Regulations.

“Federal Trade Commission Act” means the Federal Trade Commission Act of 1914.

“Final Purchase Price” means an amount equal to (a) Enterprise Value, (b) plus Final Cash, (c) (i) plus the amount, if any, that Final Working Capital is greater than the Target Working Capital or (ii) minus the amount, if any, that Final Working Capital is less than the Target Working Capital, (d) minus the Final Indebtedness, (e) minus the Final Transaction Expenses and (f) minus the Rolled Unit Value.

“Financing” means the Cash Equity and the Committed Financing.

“Flow-Thru Entity” means (a) any entity, plan or arrangement that is treated for income Tax purposes as a partnership, (b) a “specific foreign corporation” within the meaning of Code Section 965 or (c) a “passive foreign investment company” within the meaning of Code Section 1297.

“Fraud” means commission of common law fraud by Seller or any Executive with the intent to deceive and mislead any member of the Buyer Group regarding the representations and warranties of Seller and the Company contained in this Agreement or the other agreements executed and delivered by Seller under this Agreement (which shall not include, notwithstanding anything to the contrary in the foregoing, negligent misrepresentation or omission or knowledge of the fact that the Person making such representation or warranty does not have sufficient information to make the statement contained in such representation or warranty, but which is nevertheless made as a matter of contractual risk allocation), as finally determined by a court of competent jurisdiction. For the avoidance of doubt, “Fraud” does not include any claim for equitable fraud, promissory fraud, unfair dealings fraud, or any torts (including a claim for fraud) based on negligence or recklessness.

“GAAP” means United States generally accepted accounting principles, consistently applied.

“Governing Documents” means (a) in the case of a corporation, its certificate of incorporation (or analogous document) and bylaws; (b) in the case of a limited liability company, its certificate of formation (or analogous document) and limited liability company operating agreement; or (c) in the case of a Person other than a corporation or limited liability company, the documents by which such Person (other than an individual) establishes its legal existence or which govern its internal affairs.

“Governmental Rule” means Laws promulgated by any agency of a Governmental Entity.

“Governmental Entity” means any nation or government, any state, province or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any court, arbitrator or other body or administrative, regulatory or quasi-judicial authority, agency, department, board, commission or instrumentality of any federal, state, local or foreign jurisdiction.

“Hazardous Materials” means all hazardous or toxic substances or materials, pollutants, chemicals or wastes, including any petroleum products or byproducts, asbestos, polychlorinated biphenyls, radioactive materials and per- and polyfluoroalkyl substances.

“Holdings Common Units” means the issued and outstanding common units of Holdings.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Indebtedness” means, with respect to the Atlas Companies, without duplication: (a) all indebtedness for borrowed money or indebtedness issued or incurred in substitution or exchange for indebtedness for borrowed money; (b) all indebtedness evidenced by any note, bond, debenture, mortgage or other debt instrument or debt security, including all indebtedness contemplated by the Credit Agreement; (c) all indebtedness for borrowed money of any Person for which the Atlas Companies have guaranteed payment; (d) all capitalized Lease obligations as defined under GAAP; (e) any Liabilities in respect of deferred purchase price for property or services with respect to which such Person is liable, contingently or otherwise, as obligor or otherwise for additional purchase price (including the maximum amount of unpaid earnout obligations set forth in any Contract regardless of whether they have been earned, are due and payable or otherwise constitute a Liability under GAAP but subject to the limitations set forth on Schedule 1.1(a) and excluding, for the avoidance of doubt, any purchase commitments for capital expenditures or otherwise incurred in the Ordinary Course of Business); (f) the aggregate dollar amount of any funded letters of credit; (g) obligations under derivative financial instruments, including hedges, currency and interest rate swaps and other similar instruments, (h) all unpaid income Taxes of any Atlas Company for the current taxable year, calculated on a jurisdiction by jurisdiction basis, with any such amount never being less than $0 for any given jurisdiction and taking into account any deductions from the payment of the Transaction Expenses, the retirement of any Indebtedness or otherwise attributable to the transactions contemplated by this Agreement; provided, that “Indebtedness” shall not include (x) accounts payable to trade creditors, purchase commitments incurred in the Ordinary Course of Business, accrued expenses and deferred revenues, in each case to the extent included as current Liabilities in the calculation of Working Capital and (y) any intercompany Indebtedness between the Company, on the one hand, and one or more of its wholly-owned Subsidiaries, on the other hand, or as solely between Company’s wholly-owned Subsidiaries. To the extent any Indebtedness will be retired or discharged at the Closing, “Indebtedness” shall also include any and all amounts necessary and sufficient to retire such Indebtedness, including principal (including the current portion thereof) and/or scheduled payments, accrued interest or finance charges, and other fees, penalties and payments (prepayment or otherwise) necessary and sufficient to retire such Indebtedness at Closing.

“Indebtedness for Borrowed Money” means, with respect to any Person, including, as context shall require, the Atlas Companies or the Buyer Group, the aggregate Indebtedness of the type described in clauses (a) and (b) of the definition of Indebtedness.

“Initial Purchase Price” means an amount equal to (a) Enterprise Value, (b) plus Estimated Cash, (c)(i) plus the amount if any, that Estimated Working Capital is greater than the Target Working Capital or (ii) minus the amount, if any, that Estimated Working Capital is less than the Target Working Capital, (d) minus the Estimated Indebtedness, (e) minus the Estimated Transaction Expenses and (f) minus the Rolled Unit Value.

“Intellectual Property” means all of the following in any jurisdiction throughout the world: (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice) and invention disclosures, all improvements thereto, and all patents, utility models and industrial designs and all applications for any of the foregoing, together with all reissuances, provisionals, continuations, continuations-in-part, divisions, extensions, renewals and reexaminations thereof, (b) all trademarks, service marks, certification marks, trade dress, logos, slogans, trade names, corporate and business names, Internet domain names, social media accounts and rights in telephone numbers and other indicia of origin, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith (collectively, “Trademarks”), (c) all works of authorship, copyrightable works, all copyrights and rights in databases, and all applications, registrations, and renewals in connection therewith and all moral rights associated with any of the foregoing, (d) all mask works and all applications, registrations, and renewals in connection therewith, (e) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, algorithms, source code, data analytics, manufacturing and production processes and techniques, technical data and information, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (f) all Software and (g) all other proprietary rights.

“Intervening Event” means any material event, development, circumstance, occurrence or change in circumstances or facts that was not known to (or, if known, the material consequences of which (or the magnitude of which) was not known to) the Parent Board on the date of this Agreement and did not result from a breach of this Agreement by any member of the Buyer Group, and does not relate to an alternative Business Combination to that contemplated in this Agreement.

“IT Assets” means Software, systems, servers, computers, hardware, firmware, middleware, networks, data communications lines, routers, hubs, switches and all other information technology equipment, and all associated documentation, in each case, used or held for use in the operation of the Atlas Companies.

“Knowledge” (a) as used in the phrases “to the Knowledge of the Company” or the “Knowledge of Seller” or phrases of similar import means the actual knowledge of any of the Executives and (b) as used in the phrases “to the Knowledge of Buyer” or phrases of similar import means the actual knowledge of Stephen Kadenacy, Daniel E. Esters and Duncan Murdoch.

“Laws” means all laws, statutes, ordinances, codes, rules, regulations, injunctions, judgments, decrees and Orders of Governmental Entity, including common law, in each case in effect on or prior to the Closing Date. All references to “Laws” shall be deemed to include any amendments thereto, and any successor Law, unless the context otherwise requires.

“Leased Real Property” means all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures or other interest in real property held by the Atlas Companies.

“Leases” means all leases, subleases, licenses, concessions and other agreements pursuant to which any Atlas Company holds any Leased Real Property (along with all amendments, modifications and supplements thereto).

“Liabilities” means any and all debts, liabilities and obligations, whether accrued or fixed, known or unknown, absolute or contingent, matured or unmatured or determined or determinable.

“Licensed Real Property” means Leased Real Property subject to a Lease that is not a lease or sublease and that is a license, sublicense, concession or other similar Contractual interest in real property.

“Liens” means, with respect to any specified asset, any and all liens, mortgages, hypothecations, claims, encumbrances, options, pledges, preferences, priorities, licenses, easements, covenants, restrictions and security interests thereon.

“Losses” means all losses, damages, judgments, awards, penalties, settlements and reasonable expenses (including reasonable attorneys’ fees); provided, that “Losses” may include any (a) consequential, indirect, special, punitive (to the extent paid or payable to a third party in connection with a third party claims), exemplary or treble damages, (b) calculations of damages or loss using loss of future revenue, income or profits or diminution of value or (c) damages based on a multiple of earnings or other metric or loss of business reputation or opportunity.

“Material Adverse Effect” means any event, circumstance or state of facts that, individually or in the aggregate, has, or would reasonably be expected to have, a material and adverse effect upon (a) the business, results of operations or financial condition of the Atlas Companies, taken as a whole, or (b) the ability of Seller or the Atlas Companies, taken as a whole, to perform their respective obligations and to consummate the transactions contemplated by this Agreement and the other agreements contemplated herein; provided, however, that none of the following (or the effect of the following), alone or in combination, will constitute a Material Adverse Effect, or will be considered in determining whether a Material Adverse Effect has occurred: (i) changes that are the result of factors generally affecting the industries or markets in which the Atlas Companies operate; (ii) the announcement or the execution of this Agreement and the transactions contemplated by this Agreement, including (A) Losses or threatened Losses of, or any adverse change in the relationship with employees, customers, suppliers, distributors, financing sources, licensors, licensees or others having relationships with the Atlas Companies to the extent they result or arise from or in connection with the announcement or execution of this Agreement or the transactions contemplated by this Agreement and (B) the initiation of litigation or other administrative Proceedings by any Person to the extent it is with respect to this Agreement or any of the transactions contemplated hereby; (iii) changes in Law or GAAP or the interpretation thereof, in each case effected after the date hereof; (iv) any failure of any Atlas Company to achieve any projected periodic earnings, revenue, expense, sales or other estimated projection, forecast or budget prior to the Closing (it being understood that the underlying facts giving rise to such failure may be taken into account in determining whether a Material Adverse Effect has occurred); (v) changes that are the result of economic factors affecting the national, regional or world economy or financial markets; (vi) any change in the financial, banking, or securities markets; (vii) any earthquake, hurricane, tsunami, tornado, flood, mudslide, wild fire or other natural disaster or act of god, and other force majeure event; (viii) any national or international political or social conditions in any jurisdiction in which the Atlas Companies conduct business; (ix) the engagement by the United States in hostilities or the escalation thereof, whether or not pursuant to the declaration of a national emergency or war, or the occurrence or the escalation of any military or terrorist attack upon the United States, or any United States territories, possessions or diplomatic or consular offices or upon any United States military installation, equipment or personnel; (x) any consequences arising from any action by a Party expressly required by this Agreement (including the Buyer Group’s compliance with its obligations under Section 6.2) by this Agreement; or (xi) any consequences arising from any action taken (or omitted to be taken) by Seller or any Atlas Company at the written request of or with the written consent of any member of the Buyer Group or their Affiliates after the date hereof; provided, however, that any event, circumstance or state of facts that resulting from a matter described in any of the foregoing clauses (i), (vi) and (ix) may be taken into account in determining whether a Material Adverse Effect has occurred to the extent such event, circumstance or state of facts has a material and disproportionate effect on the Atlas Companies, taken as a whole, relative to other comparable entities operating in the industries or markets in which the Atlas Companies operate.

“Material Suppliers” means (a) (i) the top twenty (20) suppliers (determined by the amount purchased) of the Atlas Companies for the fiscal year ended December 31, 2018 and (ii) the top five (5) suppliers (determined by the amount purchased) of the Atlas Companies for the three-month period ended March 31, 2019, and (b) any supplier who is (i) a sole supplier of any material equipment, materials, products, supplies, goods, components or other assets or services and (ii) not readily replaceable without the incurrence of material cost or delay based on the reasonable judgement of the Executives.

“Nasdaq” means the Nasdaq Capital Market.

“Nuclear Laws” means all Laws relating to the regulation of nuclear materials, including the licensing, use, possession, transportation, storage, transfer, protection, disposal and other activities involving nuclear source materials, byproduct materials or special nuclear materials, each as defined by the Nuclear Regulatory Commission. Such Laws may be applied through Federal authorities (including Nuclear Regulatory Commission, Environmental Protection Agency, or the Food and Drug Administration), or state (including Agreement State) or local Laws.

“Nuclear Regulatory Commission” is the U.S. Nuclear Regulatory Commission.

“Order” means any order, writ, judgment, injunction, temporary restraining order, stipulation, determination, decree or award entered by or with any Governmental Entity or arbitral institution.

“Ordinary Course Tax Sharing Agreement” means any commercial agreement entered into in the ordinary course of business for which the principal subject matter is not Tax but which contains customary Tax indemnification provisions.

“Owned Intellectual Property” means all Intellectual Property owned or purported to be owned by any of the Atlas Companies.

“Owned Real Property” means all land, together with all buildings, structures, improvements and fixtures located thereon, and all easements and other rights and interests appurtenant thereto, owned by any Atlas Company.

“Parent Board” means the board of directors of Parent.

“Parent Governing Documents” means the certificate of incorporation and bylaws of Parent, as in effect at such time.

“Parent SEC Filings” means the forms, reports, schedules, registration statements and other documents filed by Parent with the SEC, including the Proxy Statement, Additional Parent Filings, the Signing Form 8-K and the Closing Form 8-K, and all amendments, modifications and supplements thereto.

“Parent Shares” means the shares of common stock of Parent, par value $0.0001 per share.

“Parent Stockholder Meeting” means a meeting of the stockholders of Parent to vote on the Parent Stockholder Voting Matters.

“Parent Stockholder Voting Matters” means, collectively, proposals to approve (a) the adoption of this Agreement and the transactions contemplated by this Agreement, (b) the Second Amended and Restated Certificate of Incorporation of Parent in the form attached hereto as Exhibit A-1 (the “Second A&R Certificate”), (c) the authorization of the Class B Common Stock and the issuance of Rollover Class B Stock, (d) the issuance of Equity Interests of Parent pursuant to any Subscription Agreement and the Debt or Fee Letter Commitment Letter, (e) the LTIP and (f) any other proposals that are required for the consummation of the transactions contemplated by this Agreement that are submitted to and require the vote of Parent Stockholders in the Proxy Statement.

“Parent Stockholders” means the holders of Parent Shares.

“Parent Stock Redemption” means the election of an eligible holder of Parent Shares (as determined in accordance with Parent Governing Documents and the Trust Agreement) to redeem all or a portion of such holder’s Parent Shares, at the per-share price, payable in cash, equal to such holder’s pro rata share of the Trust Account (as determined in accordance with Parent Governing Documents and the Trust Agreement) in connection with the Parent Stockholder Meeting.

“Pass-Through Tax Return” means any income Tax Return filed by or in respect of any Atlas Company to the extent that such Atlas Company is treated as a partnership or disregarded entity for purposes of such Tax Return.

“PCAOB” means the Public Company Accounting Oversight Board.

“Permitted Liens” means (a) Liens securing obligations under capital leases, (b) easements, permits, rights of way, restrictions, covenants, reservations or encroachments, minor defects or irregularities in and other similar matters affecting title to the property, (c) statutory liens for Taxes, assessments or governmental charges or levies imposed with respect to property which are not yet due and payable or which are being contested in good faith (provided appropriate reserves required pursuant to GAAP have been made in respect thereof), (d) statutory Liens in favor of suppliers of goods for which payment is not yet due or delinquent (provided appropriate reserves required pursuant to GAAP have been made in respect thereof), (e) mechanics’, materialmen’s, workmen’s, repairmen’s, warehousemen’s, carrier’s and other similar Liens arising or incurred in the Ordinary Course of Business which are not yet due and payable or which are being contested in good faith (provided appropriate reserves required pursuant to GAAP have been made in respect thereof), (f) Liens in respect of pledges or deposits under workers’ compensation Laws or similar legislation, unemployment insurance or other types of social security, (g) municipal bylaws, development agreements, restrictions or regulations, and zoning, entitlement, land use, building or planning restrictions or regulations, in each case, promulgated by any Governmental Entity, (h) in the case of Leased Real Property, any Liens to which the underlying fee or any other interest in the leased premises (or the land on which or the building in which the leased premises may be located) is subject, including rights of the landlord under the Lease and all superior, underlying and ground Leases and renewals, extensions, amendments or substitutions thereof, (i) non-exclusive licenses of Intellectual Property in the Ordinary Course of Business, (j) Securities Liens and (k) those Liens set forth on the Permitted Liens Schedule.

“Person” means any natural person, sole proprietorship, partnership, joint venture, trust, unincorporated association, corporation, limited liability company, entity or Governmental Entity.

“Personal Information” means information that, alone or in combination with other information, allows the identification of an individual or can be used to contact an individual, including name, address, retina or iris scan, fingerprint, voiceprint, scan of hand or face geometry and all other biometric data, geolocation information, Internet Protocol (IP) addresses or any other personally identifiable information.

“Post-Closing Tax Period” means any taxable period that begins on or after the date immediately following the Closing Date and the portion of any Straddle Period starting after the Closing Date.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and the portion of any Straddle Period ending on the Closing Date.

“Privacy and Security Requirements” means (a) all Privacy Laws, (b) provisions relating to Processing of Personal Information in all applicable Privacy Contracts, and (c) all applicable Privacy Policies.

“Privacy Contracts” means all Contracts between any Atlas Company and any Person that are applicable to the Processing of Personal Information.

“Privacy Laws” means any Laws or Orders applicable to the Processing of Personal Information, including, any Laws or Orders applicable to wiretapping, eavesdropping or the like; any Laws or Orders applicable to the Processing of biometric data; the Federal Trade Commission Act; and all Laws related to breach notification.

“Privacy Policies” means all written, external-facing policies of any Atlas Company relating to the Processing of Personal Information, including all website and mobile application privacy policies.

“Proceeding” means any action, claim, suit, litigation, investigation, audit, notice of violation, citation or other proceeding at law or in equity (whether civil, criminal or administrative) by or before any Governmental Entity.

“Process” or “Processing” means the creation, collection, use (including, without limitation, for the purposes of sending telephone calls, text messages and emails), storage, maintenance, processing, recording, distribution, transfer, transmission, receipt, import, export, protection (including safeguarding, security measures and notification in the event of a breach of security), access, disposal or disclosure or other activity regarding Personal Information (whether electronically or in any other form or medium).

“Proxy Statement” means the Proxy Statement on Schedule 14A to be filed with the SEC by Parent in connection with the Parent Stockholder Meeting.

“Purchased Units” means a number of Units equal to the remainder of (a) the total number of Units issued and outstanding as of the Closing minus (b) the number of Rolled Units.

“Required Vote” means the vote of such Parent Stockholders as set forth in the Proxy Statement to the extent required to approve the Parent Stockholder Voting Matters.

“Rolled Unit Value” equals the Enterprise Value minus (a) the aggregate net proceeds received by the Buyer Group from any Indebtedness for Borrowed Money from Debt Financing Sources, minus (b) the aggregate net proceeds of any investment in Buyer Group by the Equity Financing Sources, minus (c) the amount of funds remaining in the Trust Account following the Parent Stock Redemption, plus (d) any expenses described in clause (c) of the definition of Available Closing Date Equity to the extent actually paid in connection with the Closing; provided, that the “Rolled Unit Value” shall not be less than $120,000,000; provided, further, that the foregoing clauses (a), (b) and (c) shall include only amounts of funds actually used to pay the Initial Purchase Price to Seller pursuant to Section 2.6(c)(vii)(B), repay any Indebtedness for Borrowed Money pursuant to Section 2.6(c)(vii)(K), pay any unpaid Transaction Expenses pursuant to Section 2.6(c)(vii)(J), pay any expenses described in clause (c) of the definition of Available Closing Date Equity to the extent actually paid in connection with the Closing or which otherwise reduces the amount of net proceeds of Indebtedness For Borrowed Money from Debt Financing Sources pursuant to Section 6.1(d)(iii).

“Rolled Units” means a number of Units equal to the product of (a) the number of Units issued and outstanding as of the Closing multiplied by (b) the quotient of (i) the Rolled Unit Value divided by (ii) the Enterprise Value.

“Rollover Class B Stock” means a number of shares of Class B Common Stock equal to the quotient of (a) the Rolled Unit Value divided by (b) the Common Stock Price.

“Sanctioned Country” means any country or region that is, or has been in the five (5) years prior to the date hereof, the subject or target of a comprehensive embargo under Sanctions (including Cuba, Iran, North Korea, Syria and the Crimea region of Ukraine).

“Sanctioned Person” means any Person that is: (a) listed on any applicable U.S. or non-U.S. sanctions-related restricted party list, including OFAC’s Specially Designated Nationals and Blocked Persons List, the EU Consolidated List and HM Treasury’s Consolidated List of Persons Subject to Financial Sanctions; (b) in the aggregate, fifty percent (50%) or greater owned, directly or indirectly, or otherwise controlled by a Person or Persons described in clause (a); or (c) organized, resident or located in a Sanctioned Country.

“Sanctions” means all Laws and Orders relating to economic or trade sanctions administered or enforced by the United States (including by the U.S. Department of Treasury Office of Foreign Assets Control (“OFAC”), the U.S. Department of State and the U.S. Department of Commerce), Canada, the United Kingdom, the United Nations Security Council, the European Union, any other EU Guarantor State or any other relevant Governmental Entity.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Securities Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Securities Liens” means Liens arising out of, under or in connection with (a) applicable federal, state and local securities Laws and (b) restrictions on transfer, hypothecation or similar actions contained in any Governing Documents.

“Security Breach” means a data security breach or breach of Personal Information under applicable Laws.

“Security Incident” means any successful unauthorized access, use, disclosure, modification or destruction of information or interference with system operations of IT Assets.

“Seller Fundamental Representations” means the representations and warranties set forth in Section 4.1 (Organization; Authority; Enforceability); Section 4.2 (Capitalization; Ownership), Section 4.3(a) (Noncontravention) and Section 4.5 (Brokerage).

“Seller Indemnified Parties” means Seller and its Affiliates and their respective equityholders, officers, directors, managers, employees, agents, partners, members, counsel, accountants, financial advisors, engineers, consultants, other advisors, successors and assigns.

“Sherman Act” means the Sherman Antitrust Act of 1890.

“Software” means all computer software programs and databases (and all derivative works, foreign language versions, enhancements, versions, releases, fixes, upgrades and updates thereto), including software compilations, development tools, compilers, comments, user interfaces, menus, buttons and icons, application programming interfaces, files, data scripts, architecture, algorithms, higher level or “proprietary” languages and all related programming and user documentation, whether in source code, object code or human readable form, and manuals, design notes, programmers’ notes and other items and documentation related to or associated with any of the foregoing and all media and other tangible property necessary for the delivery or transfer thereof.

“Solvent” means, that, as of any date of determination, (a) the fair value of the assets of the Buyer Group and the Atlas Companies on a consolidated basis, as of such date, exceeds the sum of all Liabilities of the Buyer Group and the Atlas Companies, including contingent and other Liabilities, as of such date, (b) the fair saleable value of the assets of the Buyer Group and the Atlas Companies on a consolidated basis, as of such date, exceeds the amount that will be required to pay the probable Liabilities of the Buyer Group and the Atlas Companies on their existing debts (including contingent Liabilities) as such debts become absolute and matured and (c) Buyer Group and the Atlas Companies on a consolidated basis will not have, as of such date, an unreasonably small amount of capital for the operation of the business in which they are engaged or will be engaged following such date.

“Sponsors” means (a) Boxwood Sponsor LLC, (b) MIHI Boxwood Sponsor, LLC, (c) MIHI LLC, (d) Boxwood Management Company, LLC, (e) Stephen M. Kadenacy, (f) Daniel E. Esters, (g) Duncan Murdoch, (h) David H. Lee, (i) Joseph E. Reece, (j) Richard A. Gabois and (k) Alan P. Krusi.

“Straddle Period” means any taxable period that begins on or before (but does not end on) the Closing Date.

“Stockholder Support Agreement” means that certain Stockholder Support Agreement, dated as of the date hereof, by and among the Sponsors, the Company and Seller, as amended or modified from time to time.

“Subscription Agreement” means an agreement executed by an Equity Investor pursuant to which such Equity Investor has committed to invest cash into the Buyer Group in order to acquire Equity Interests of any member of the Buyer Group prior to or in connection with the Closing.

“Subsidiaries” means, of any Person, any corporation, association, partnership, limited liability company, joint venture or other business entity of which more than fifty percent (50%) of the voting power or equity is owned or controlled directly or indirectly by such Person, or one or more of the Subsidiaries of such Person, or a combination thereof.

“Synergy Plan” means the draft of that certain Project Atlas - Merger Integration Synergy Analysis prepared by Alvarez & Marsal Corporate Performance Improvement, LLC, dated as of February 14, 2019, as made available to the Buyer Group.

“Target Working Capital” means $86,000,000.

“Tax” or “Taxes” means any net or gross income, net or gross receipts, net or gross proceeds, payroll, employment, excise, severance, stamp, occupation, windfall or excess profits, profits, customs, capital stock, withholding, social security, unemployment, disability, real property, personal property (tangible and intangible), sales, use, transfer, value added, alternative or add-on minimum, capital gains, user, leasing, lease, natural resources, ad valorem, franchise, gaming license, capital, estimated, goods and services, fuel, interest equalization, registration, recording, premium, turnover, unclaimed or abandoned property, environmental or other tax or duty or amount imposed by (or otherwise payable to) any Governmental Entity, and any interest or penalties with respect to the foregoing, in each case, whether disputed or not.

“Tax Returns” means returns, declarations, reports, claims for refund, information returns or other documents (including any related or supporting schedules, statements or information, and including any amendments thereof) filed or required to be filed in connection with the determination, assessment or collection of Taxes of any Party or the administration of any Laws, regulations or administrative requirements relating to any Taxes.

“Tax Sharing Agreement” means any agreement (including any provision of a Contract) pursuant to which any Atlas Company is obligated to indemnify any Person for, or otherwise pay, any Tax of another Person, or share any Tax benefit with another Person (other than Ordinary Course Tax Sharing Agreement).

“Taxing Authority” means any Governmental Entity having jurisdiction over the assessment, determination, collection or imposition of any Tax.

“Transaction Expenses” means, to the extent not paid prior to Closing, without duplication: (a) all fees, costs and expenses (including fees, costs and expenses of third-party advisors, legal counsel (including K&E), investment bankers (including Houlihan Lokey Capital, Inc. and Harris Williams LLC), or other representatives) incurred by the Atlas Companies through the Closing in connection with the preparation of the Financial Statements, the negotiation of this Agreement and the other agreements contemplated hereby and the consummation of the transactions contemplated hereby and thereby, (b) any fees payable by the Atlas Companies pursuant to any management, monitoring or similar agreements with any of the Company’s direct or indirect Affiliates (excluding the other Atlas Companies) (including any accelerated costs or expenses and any termination costs, expenses or similar charges), (c) any payments of the Atlas Companies triggered solely by the consummation of the transactions contemplated by this Agreement under the terms of any Contract, and (d) all sale, change in control or similar bonuses or payments of the Atlas Companies triggered solely by the consummation of the transactions contemplated hereby that are payable to employees, service providers, former employees and former service providers of the Atlas Companies contingent upon the Closing together with the employer portion of any payroll or other employment Taxes related thereto; provided, that in no event shall Transaction Expenses include any fees, costs or expenses (i) other than with respect to the Financial Statements or any other financial statements to be made available to Buyer for inclusion in the Parent SEC Filings, initiated or otherwise incurred at the request of any member of the Buyer Group or any of its Affiliates or representatives (ii) incurred in respect of the R&W Insurance Policy or (iii) related to any financing activities in connection with the transactions contemplated hereby.

“Treasury Regulations” means the United States Treasury Regulations promulgated under the Code, and any reference to any particular Treasury Regulation section shall be interpreted to include any final or temporary revision of or successor to that Section regardless of how numbered or classified.

“Trust Account” means a trust account established by Parent pursuant to the Trust Agreement.

“Trust Agreement” means that certain Investment Management Trust Agreement, dated of November 15, 2018 by and between Parent and Continental Stock Transfer & Trust Company, a New York corporation.

“Trustee” means Continental Stock Transfer & Trust Company, acting as trustee of the Trust Account.

“Unauthorized Code” means any virus, Trojan horse, worm, or other Software routines or hardware components designed to permit unauthorized access, to disable, erase, or otherwise harm Software, hardware or data.

“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar or related Law.

“Warrant Agreement” means that certain Warrant Agreement dated as of November 15, 2018, between Parent and Continental Stock Transfer & Trust Company, a New York corporation.

“Working Capital” means (i) the current assets (excluding Cash and any deferred Tax assets) of the Atlas Companies set forth on the Working Capital Schedule attached hereto minus (ii) the current Liabilities (including current Liabilities arising from the implementation of the first year of the Synergy Plan and excluding Indebtedness, Transaction Expenses and any deferred Tax liabilities) of the Atlas Companies set forth on the Working Capital Schedule attached hereto, in each case, determined as of 12:01 a.m. Central Time on the Closing Date and calculated in accordance with GAAP, consistently applied. The Working Capital Schedule attached hereto sets forth (x) the balance sheet accounts in respect of current assets and current Liabilities that shall be the exclusive accounts used for purposes of determining Estimated Working Capital and Final Working Capital and (y) an illustrative calculation of Working Capital as of June 30, 2019 using such balance sheet accounts.

Section 1.2 Terms Defined Elsewhere. Each of the following terms has the meaning ascribed to such term in the Article or Section set forth opposite such term:

Defined Term	Reference
Accounts Receivable	Section 3.23(a)
Additional Parent Filing	Section 6.7(f)
Aggregate Consideration	Section 6.6(f)
Agreement	Preamble
Altenative Acquisition	Section 6.1(g)
Alternative Financing	Section 6.17(d)
Antitrust Laws	Section 6.2(c)
Applicable Limitation Date	Section 6.4(c)
A&R LLC Agreement	Section 2.6(b)
Bid	Section 3.19(a)
Binder Agreement	Section 6.3(a)
Buyer	Preamble
Buyer Arrangements	Section 6.21
CapEx Reimbursement	Section 6.6(f)
Change in Recommendation	Section 6.7(f)
Class A Common Stock	Section 5.4
Closing	Section 2.5
Closing Date	Section 2.5
Closing Form 8-K	Section 6.7(g)
Closing Item	Section 2.4(a)
Closing Press Release	Section 6.7(g)
Closing Statement	Section 2.4(a)
Committed Financing	Section 5.15
Communication Policy	Section 6.1(i)
Company	Preamble
Company Employee Benefit Plan	Section 3.14(a)
Company Government Contract	Section 3.19(a)
Company Government Subcontract	Section 3.19(a)
Continuing Employees	Section 6.14
Control	Section 1.1
Customer Assets	Section 3.22
D&O Provisions	Section 6.11(a)
Data Room	Section 8.5
Debt Commitment Letters	Section 5.15
Definitive Debt Agreement	Section 6.17(b)
Dispute Notice	Section 2.4(b)
Environmental Permits	Section 3.17
Estimated Cash	Section 2.3(a)
Estimated Closing Statement	Section 2.3(a)
Estimated Indebtedness	Section 2.3(a)
Estimated Transaction Expenses	Section 2.3(a)
Estimated Working Capital	Section 2.3(a)
Excess Amount	Section 2.4(d)

Fee Letter	Section 5.15
Final Allocation	Section 6.6(f)
Final CapEx Schedule	Section 6.6(f)
Final Cash	Section 2.4(a)
Final Indebtedness	Section 2.4(a)
Final Transaction Expenses	Section 2.4(a)
Final Working Capital	Section 2.4(a)
Financial Statements	Section 3.4(a)
Holdings	Preamble
Indemnified Persons	Section 6.11(a)
Indemnitee	Section 6.5(f)
Indemnitor	Section 6.5(f)
Intended Tax Treatment	Section 6.6(f)
Interim Financial Statement	Section 3.4(a)
Internal Controls	Section 3.4(b)
IRS	Section 3.14(a)
K&E	Section 8.12
Latest Balance Sheet	Section 3.4(a)
LTIP	Section 6.1(f)
Material Contract	Section 3.9(b)
Material Customer	Section 3.9(c)
New Plans	Section 6.14
Non-Party Affiliate	Section 6.16
Ordinary Course of Business	Section 8.5
Outside Date	Section 7.1(c)
Parent	Preamble
Parent Public Securities	Section 5.9
Parent Prepared Returns	Section 6.6(a)
Parent SEC Documents	Section 5.5(a)
Parent Tax Contest	Section 6.6(c)
Party	Preamble
Permits	Section 3.16(b)
Post-Closing Representation	Section 8.12
Pre-Closing Period	Section 6.1(a)
Proposed Allocation	Section 6.6(f)
Proposed CapEx Schedule	Section 6.6(f)
Remedial Actions	Section 6.2(c)
Resolution Period	Section 2.4(b)
Registration Rights Agreement	Section 2.6(b)
Review Period	Section 2.4(b)
R&W Insurance Policy	Section 6.3(a)
Seller	Preamble
Seller Holdings Units	Section 2.1
Seller Prepared Returns	Section 6.6(a)
Seller Tax Contest	Section 6.6(c)
Shortfall Amount	Section 2.4(e)
Signing Form 8-K	Section 6.7(b)
Signing Press Release	Section 6.7(b)
Tail Policy	Section 6.11(b)
Tax Contest	Section 6.6(c)
Third-Party Recovery Proceeds	Section 6.5(d)(i)
Trade Controls	Section 3.24(a)
Transfer Taxes	Section 6.6(e)
Trust Amount	Section 5.4
Units	Recitals
Valuation Firm	Section 2.4(b)
Waiving Parties	Section 8.12
Warrants	Section 5.2(b)

Article II
PURCHASE AND SALE TRANSACTIONS

Section 2.1 Purchase and Sale. Subject to the terms and conditions set forth herein, at the Closing, (a) Holdings shall issue to Parent a number of Holdings Common Units such that Parent will own a number of Holdings Units that correspond to the number of Purchased Units, (b) Seller shall transfer, convey, assign and deliver to Buyer the Rolled Units, free and clear of all Liens other than Securities Liens and Liens arising under or in connection with this Agreement, and in exchange therefor Holdings shall issue to Seller a corresponding number of Holdings Common Units (such that Seller will hold a percentage of the issued and outstanding Holdings Common Units equal to the percentage of the issued and outstanding Units that the Rolled Units constitute) (the “Seller Holdings Units”) and (c) Seller shall sell, transfer, convey, assign and deliver to Buyer, and Buyer shall purchase from Seller, the Purchased Units, free and clear of all Liens other than Securities Liens.

Section 2.2 Purchase Price. The aggregate consideration (to be delivered in the manner described in Section 2.6(c)(vii)(B) and Section 2.6(c)(vii)(C)) for the Purchased Units shall be an aggregate amount equal to the Initial Purchase Price plus the Rollover Class B Stock. The Initial Purchase Price may be subject to adjustment after the Closing pursuant to Section 2.4. Notwithstanding anything herein to the contrary, upon delivering the aggregate consideration in the manner described in Section 2.6(c)(vii)(B) and Section 2.6(c)(vii)(C) and the consummation of the Closing, ownership and title of the Purchased Units shall pass from Seller to Buyer.

Section 2.3 Estimated Closing Statement; Available Closing Date Equity; Rolled Unit Value.

(a) Estimated Closing Statement; Draft Payoff Letter. At least five (5) Business Days prior to the Closing Date, the Company shall prepare and deliver to Buyer a statement (the “Estimated Closing Statement”) setting forth the Company’s good faith estimate of: (i) Cash (the “Estimated Cash”), (ii) Working Capital (the “Estimated Working Capital”), (iii) the aggregate amount of Indebtedness as of immediately prior to the Closing (the “Estimated Indebtedness”) and (iv) the aggregate amount of Transaction Expenses (the “Estimated Transaction Expenses”) and drafts of the Payoff Letter. The Company shall consider, in good faith, any comments to the Payoff Letters delivered by Buyer at least two (2) Business Days in advance of closing. The Company shall revise the Estimated Closing Statement to incorporate any reasonable and good faith comments of Buyer to the Estimated Closing Statement provided to the Company at least two (2) Business Days prior to the Closing Date.

(b) Available Closing Date Equity; Rolled Unit Value; Debt to Equity Ratio. At least two (2) Business Days prior to the Closing Date, Parent shall prepare and deliver to the Company and Seller a certificate, duly executed and certified by an executive officer of Parent, setting forth in reasonable detail Parent’s good faith calculation (and attaching reasonable supporting details to enable a review thereof by Seller) of Available Closing Date Equity, Rolled Unit Value and the Debt to Equity Ratio.

Section 2.4 Post-Closing Adjustment.

(a) Within ninety (90) days after the Closing Date, Parent shall deliver to Seller a statement (the “Closing Statement”) setting forth in reasonable detail Parent’s good faith calculation (and attaching reasonable supporting schedules, working papers and other relevant details to enable a review thereof by Seller) of the following items (each a “Closing Item”): (i) Cash (as finally determined pursuant to this Section 2.4, the “Final Cash”); (ii) Working Capital (as finally determined pursuant to this Section 2.4, the “Final Working Capital”); (iii) the aggregate amount of Indebtedness as of immediately prior to the Closing (as finally determined pursuant to this Section 2.4, the “Final Indebtedness”); (iv) the aggregate amount of Transaction Expenses (as finally determined pursuant to this Section 2.4, the “Final Transaction Expenses”) and (v) the resulting calculation of the Final Purchase Price. For the avoidance of doubt, there shall be no adjustment to the Rolled Unit Value. The Buyer Group agrees that, following the Closing through the date that the Closing Statement becomes conclusive and binding upon the Parties in accordance with this Section 2.4, it will not (and will cause its Affiliates not to) take any actions with respect to any books, records, policies or procedures on which the Closing Statement is based or on which the Closing Statement is to be based that are inconsistent with or that would impede or delay the determination of the amount of the Final Cash, the Final Working Capital, the Final Indebtedness, the Final Transaction Expenses or the preparation of the Dispute Notice or the Closing Statement in the manner and utilizing the methods required by this Agreement.

(b) Seller shall have forty-five (45) days after Seller’s receipt of the Closing Statement (the “Review Period”) within which to review Parent’s calculation of the Closing Items. If Seller disputes any of the Closing Items, Seller shall notify Parent in writing of its objection to such Closing Item(s) within the Review Period, together with a description of the basis for and dollar amount of such disputed items (to the extent possible) (and attaching reasonable supporting details to enable a review thereof by Parent) (a “Dispute Notice”). The Closing Items, as set forth in the Closing Statement, shall become final, conclusive and binding on the Parties unless Seller delivers to Parent a Dispute Notice within the Review Period. If Seller timely delivers a Dispute Notice, any amounts on the Closing Statement not objected to by Seller in the Dispute Notice (or by Parent as a result of the items disputed by Seller in any such Dispute Notice) shall be final, conclusive and binding on the Parties, and Parent and Seller shall, within thirty (30) days following Parent’s receipt of such Dispute Notice (the “Resolution Period”), use reasonable best efforts to attempt to resolve in writing their differences with respect to the matters set forth in the Dispute Notice (and any matters with respect to the Closing Items which Parent is disputing as a result of the matters set forth in the Dispute Notice, or any disputed matters arising out of the foregoing), and any such resolution shall be final, conclusive and binding on the Parties. If, at the conclusion of the Resolution Period, any amounts remain in dispute, then each of Parent and Seller shall promptly, and in any event, within ten (10) days, execute any reasonable engagement letter requested by the Valuation Firm and submit all items remaining in dispute to a nationally recognized accounting firm mutually acceptable to Parent and Seller (the “Valuation Firm”) for resolution, acting as an accounting expert (and not as an arbitrator) and in accordance with the standards set forth in this Section 2.4, by delivering, within ten (10) days after engagement of the Valuation Firm, their written position with respect to such items remaining in dispute. Parent and Seller shall each cooperate fully with the Valuation Firm, including by using reasonable best efforts to provide the information, data and work papers used by each Party and its representatives (including accountants) to prepare and/or calculate the Closing Items, making its personnel and accountants available to explain any such information, data or work papers, so as to enable the Valuation Firm to make such determination as quickly and as accurately as practicable; provided, that (i) each Party shall substantially simultaneously provide the other party with a copy of all materials provided to, and communications with, the Valuation Firm and (ii) no Party (or any of its Affiliates, advisors or representatives) shall engage in any ex parte communications with the Valuation Firm as to any Closing Items then in dispute. The Valuation Firm shall determine, based solely on the submissions by or written communications with Seller and Parent, and not by independent review, only those issues set forth in the Dispute Notice (and those raised by Parent in response thereto) that remain in dispute and shall determine a value for any such disputed item which is equal to or between the final values proposed by Parent and Seller in their respective submissions. The Parties shall request that the Valuation Firm make a decision with respect to all disputed Closing Items within thirty (30) days after the submissions of the Parties, as provided above, and in any event as promptly as practicable. The final determination with respect to all disputed Closing Items shall be set forth in a written statement by the Valuation Firm delivered to Seller and Parent and shall be final, conclusive and binding on the Parties except for manifest error. Judgment may be entered upon the determination of the Valuation Firm in any court having jurisdiction over the Party against which such determination is to be enforced. The fees and expenses of the Valuation Firm incurred pursuant to this Section 2.4(b) shall be borne by Seller, on the one hand, and Parent, on the other hand, in inverse proportion to the Final Allocation made by such Valuation Firm of any disputed Closing Items, such that the prevailing Party pays the lesser proportion of such fees, costs and expenses. For example, if Seller claims that the appropriate adjustments are one thousand dollars ($1,000) greater than the amount determined by Parent and if the Valuation Firm ultimately resolves the dispute by awarding to Seller seven hundred dollars ($700) of the one thousand dollars ($1,000) disputed, then the fees, costs and expenses of the Valuation Firm will be allocated seventy percent (70%) (i.e., 700 ÷ 1,000) to Parent and thirty percent (30%) (i.e., 300 ÷ 1,000) to Seller.

(c) From and after Seller’s receipt of the Closing Statement until the Closing Items are finally determined pursuant to this Section 2.4, Seller, its Affiliates and their auditors, accountants and other representatives shall be, upon reasonable advance notice to Parent, permitted reasonable access during normal business hours to the Atlas Companies and Parent and their auditors, accountants, personnel, books and records and any other documents or information reasonably requested by such Person relating to any item properly raised in a Dispute Notice (including the information, data and work papers used by Parent and/or the Atlas Companies’ auditors or accountants to prepare and calculate the Closing Items, but excluding information the disclosure of which, Parent was advised by legal counsel in good faith, could reasonably be expected to jeopardize any applicable privilege (including the attorney client privilege) and, subject to such Person and their auditors, accountants and other representatives entering into any such access letters reasonably required).

(d) If the Final Purchase Price exceeds the Initial Purchase Price (such excess amount, if any, the “Excess Amount”), within three (3) Business Days after the Final Purchase Price is finally determined pursuant to this Section 2.4, Parent shall contribute the Excess Amount to Holdings and cause Holdings to pay to Seller the Excess Amount, by wire transfer of immediately available funds, in accordance with the wire transfer instructions designated in writing by Seller to Parent.

(e) If the Final Purchase Price is less than the Initial Purchase Price (such shortfall amount, if any, the “Shortfall Amount”), within three (3) Business Days after the Final Purchase Price is finally determined pursuant to this Section 2.4, at the election of the Seller in its sole discretion, the Seller may either (i) surrender, for no additional consideration, a number of both Holdings Common Units and Rollover Class B Stock (subject to equitable adjustment for any split, dividend, distribution, combination, reclassification, reorganization, recapitalization or similar) equal to the quotient of (A) the remaining Shortfall Amount divided by (B) the Common Stock Price or (ii) pay, or cause to be paid, to Holdings, and Holdings shall distribute to Parent, the remaining Shortfall Amount, by wire transfer of immediately available funds, in accordance with the wire transfer instructions provided in writing by Parent to Seller; provided, that the Seller may elect to pay such Shortfall Amount by means of more than one (without duplication) of the foregoing clauses (i) or (ii) and may change its election at any time prior to such payment or surrender.

(f) Any payments or surrender of Equity Interests, as applicable, made pursuant to this Section 2.4 shall be deemed an adjustment to the Final Purchase Price, to the extent permitted by applicable Law.

Section 2.5 Closing Transactions. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place by conference call and by exchange of signature pages by email or fax at 9:00 a.m. Central Time on (a) the third (3rd) Business Day after the conditions set forth in Section 2.6 have been satisfied, or, if permissible, waived by the Party entitled to the benefit of the same (other than those conditions which by their terms are required to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions) or (b) such other date as the Parties mutually agree (the date upon which the Closing occurs, the “Closing Date”). The Closing shall be deemed effective for all purposes as of 12:01 a.m. Central Time on the Closing Date.

Section 2.6 Conditions to the Obligations of the Parties.

(a) Conditions to the Obligations of Each Party. The obligation of each Party to consummate the transactions to be performed by it in connection with the Closing is subject to the satisfaction or written waiver, as of the Closing Date, of each of the following conditions:

(i) Hart-Scott-Rodino Act. The waiting period (and any extension thereof) applicable to the consummation of the transactions contemplated hereby under the HSR Act shall have expired or been terminated.

(ii) No Orders or Illegality. There shall not be any applicable Law in effect that makes the consummation of the transactions contemplated hereby illegal or any Order in effect preventing the consummation of the transactions contemplated hereby.

(iii) Government Consents and Approvals. All consents and approvals from Governmental Entities set forth on the Consents Schedule shall have been obtained.

(iv) Required Vote. The Required Vote (other than the approval and adoption of the LTIP) shall have been obtained.

(v) Parent Stock Redemption. The Parent Stock Redemption shall have been completed in accordance with the terms hereof and the Parent Governing Documents.

(b) Conditions to Obligations of the Buyer Group. The obligations of the Buyer Group to consummate the transactions to be performed by each member of the Buyer Group in connection with the Closing is subject to the satisfaction or written waiver, as of the Closing Date, of each of the following conditions:

(i) Representations and Warranties.

(A) The representations and warranties of the Company set forth in Article III of this Agreement, including in Section 3.25 (other than the Company Fundamental Representations, except for the representations and warranties contained in Section 3.25) and of Seller set forth in Article IV of this Agreement (other than the Seller Fundamental Representations), in each case, without giving effect to any materiality or Material Adverse Effect qualifiers contained therein (other than the representations and warranties contained in Section 3.4(a) and Section 3.5 and in respect of the defined term “Material Contract”), shall be true and correct as of the Closing Date (or if such representations and warranties expressly relate to a specific date, such representations and warranties shall be true and correct as of such date), except in each case, to the extent such failure of the representations and warranties to be so true and correct, when taken as a whole, would not have a Material Adverse Effect;

(B) the representations and warranties of the Company set forth in Section 3.2(a) of this Agreement, without giving effect to any materiality or Material Adverse Effect qualifiers contained therein, shall be true and correct as of the Closing Date in all material respects; and

(C) the Company Fundamental Representations (other than the representations and warranties contained in Section 3.2(a) and Section 3.25) and the Seller Fundamental Representations, in each case, without giving effect to any materiality or Material Adverse Effect qualifiers contained therein, shall be true and correct in all respects as of the Closing Date (or if such representations and warranties expressly relate to a specific date, such representations and warranties shall be true and correct in all respects as of such date) other than de minimis inaccuracies.

(ii) Performance and Obligations of the Company. The Company shall have performed or complied in all material respects with all covenants required by this Agreement to be performed or complied with by the Company on or prior to the Closing Date;

(iii) Material Adverse Effect. There shall not have been a Material Adverse Effect since the date hereof.

(iv) Rolled Unit Value. The Rolled Unit Value to be delivered to Seller at Closing shall not exceed $297,000,000.

(v) Deliveries and Closing Actions. At the Closing:

(A) the Company shall deliver to Parent, a duly executed certificate from an authorized Person of the Company in the form attached hereto as Exhibit B, dated as of the Closing Date, certifying (1) that the conditions set forth in Section 2.6(b)(i) and Section 2.6(b)(ii) have been satisfied, (2) that the Governing Documents of the Company attached thereto are in full force and effect, and (3) that the resolutions of the managing member of the Company and the general partner of Seller approving this Agreement and the other transactions contemplated hereby were duly adopted;

(B) Seller shall deliver to Buyer an assignment substantially in the form attached hereto as Exhibit C, duly executed by Seller;

(C) Seller shall deliver to Parent the Amended and Restated Limited Liability Company Agreement of Holdings in substantially the form attached hereto as Exhibit D and effective as of the Closing Date (the “A&R LLC Agreement”), duly executed by Seller;

(D) Seller shall deliver to Buyer (i) a certificate in the form of Exhibit E, as provided in Section 1445(b)(2) and 1446(f) of the Code, stating under penalties of perjury that Seller is not a foreign Person within the meaning of Section 1445(f)(3) and 1446(f) of the Code and (ii) a properly completed and executed IRS Form W-9;

(E) the Company shall deliver to Buyer the written resignations, effective as of the Closing, of those directors and officers of the Atlas Companies that Buyer designates in writing to the Company at least two (2) Business Days prior to the Closing;

(F) Seller shall deliver to Parent a restrictive covenant agreement in substantially the form attached hereto as Exhibit F, duly executed by Atlas Technical Consultants SPV, LLC, a Delaware limited liability company and Arrow Environmental SPV, LLC, a Delaware limited liability company;

(G) Seller shall deliver to Parent the registration rights agreement in substantially the form attached hereto as Exhibit G (collectively, the “Registration Rights Agreement”), duly executed by Seller;

(H) Seller shall deliver to Buyer the director nomination agreement in substantially the form attached hereto as Exhibit H (the “Director Nomination Agreement”), duly executed by Seller;

(I) the Company shall have delivered to Buyer copies of all invoices received by the Company for Transaction Expenses payable by the Company from third parties prior to or in connection with the Closing, at least three (3) Business Days prior to Closing (to the extent received as of such time); and

(J) the Company shall deliver to Buyer customary payoff letters with respect to Indebtedness for Borrowed Money, with an agreement either to provide and file or to authorize the filing of termination statements on Form UCC-3, or other appropriate releases following any payoff thereof, at least one (1) Business Day prior to the Closing (the “Payoff Letters”).

(vi) Remaining Funds. The funds that the Buyer Group will receive from the Financing, together with the amount of funds remaining in the Trust Account after the Parent Stock Redemption, are sufficient to pay the Initial Purchase Price in full at the Closing and to consummate the transactions contemplated hereby.

(vii) Available Closing Date Equity. The Available Closing Date Equity (without taking into account the reduction for expenses described in clause (c) of the definition of Available Closing Date Equity) shall not be less than $100,000,000.

(viii) Consents and Approvals. All of the non-Governmental Entity consents and approvals listed on the Consents Schedule shall have been obtained.

(c) Conditions to Obligations of Seller and the Company. The obligation of Seller and the Company to consummate the transactions to be performed by Seller and the Company in connection with the Closing is subject to the satisfaction or written waiver, at or prior to the Closing Date, of each of the following conditions:

(i) Representations and Warranties.

(A) The representations and warranties of the Buyer Group set forth in Section 5.3, Section 5.7, and Section 5.11 of this Agreement, in each case, without giving effect to any materiality or material adverse effect qualifiers contained therein, shall be true and correct as of the Closing Date (or if such representations and warranties expressly relate to a specific date, such representations and warranties shall be true and correct as of such date in all material respects) except in each case, to the extent such failure of the representations and warranties to be so true and correct when taken as a whole, would have a material adverse effect on the Buyer Group’s ability to consummate the transactions contemplated by this Agreement;

(B) The representations and warranties of the Buyer Group set forth in Section 5.1, Section 5.4, Section 5.5, Section 5.6, Section 5.8, Section 5.9, Section 5.10, Section 5.12, Section 5.13, Section 5.14, and Section 5.15 of this Agreement, in each case, without giving effect to any materiality or material adverse effect qualifiers contained therein, shall be true and correct as of the Closing Date in all material respects (or if such representations and warranties expressly relate to a specific date, such representations and warranties shall be true and correct as of such date in all material respects); and

(C) the representations and warranties of the Buyer Group set forth in Section 5.2 shall be true and correct in all respects as of the Closing Date (or if such representations and warranties expressly relate to a specific date, such representations and warranties shall be true and correct in all respects as of such date) other than de minimis inaccuracies.

(ii) Performance and Obligations of the Buyer Group. Each member of the Buyer Group shall have performed or complied in all material respects with all covenants required by this Agreement to be performed or complied with by such member of the Buyer Group on or prior to the Closing Date; provided, that the covenants to deliver monetary amounts pursuant to Section 2.6(c)(vii)(B), Section 2.6(c)(vii)(J) and Section 2.6(c)(vii)(K) and the covenants to deliver the Rollover Class B Stock pursuant to Section 2.6(c)(vii)(C) and Seller Holdings Units pursuant to Section 2.6(c)(vii)(D) shall have been complied with in all respects.

(iii) Stockholder Support Agreement. Each of the covenants of each Sponsor required under such Sponsor’s Stockholder Support Agreement to be performed as of or prior to the Closing shall have been performed in all material respects.

(iv) Parent Governing Documents. The Second A&R Certificate shall have been filed with the Secretary of State of the State of Delaware and Parent shall have adopted the Amended and Restated Bylaws, substantially in the form attached hereto as Exhibit A-2.

(v) Indebtedness. The Debt to Equity Ratio shall be less than the Debt to Equity Threshold.

(vi) Rolled Unit Value. The Rolled Unit Value to be delivered to Seller at Closing shall not exceed $197,000,000.

(vii) Deliveries and Closing Actions. At the Closing:

(A) Parent shall deliver to Seller, a duly executed certificate from an officer of each member of the Buyer Group, in substantially the form attached hereto as Exhibit I, dated as of the Closing Date, certifying that the conditions set forth in Section 2.6(c)(i) through Section 2.6(c)(ii) have been satisfied;

(B) Buyer shall deliver to Seller, by wire transfer of immediately available funds to the account designated in writing by Seller to Buyer, in partial consideration for the Purchased Units, an amount equal to the Initial Purchase Price;

(C) Parent shall deliver, or cause to be delivered, to Seller, as remaining consideration for the Purchased Units, the Rollover Class B Stock;

(D) Parent shall deliver, or cause to be delivered, to Seller, the Seller Holdings Units;

(E) Parent shall deliver to Seller a counterpart to the A&R LLC Agreement, duly executed by Parent and Holdings;

(F) Parent shall deliver to Seller a counterpart to the Registration Rights Agreement, duly executed by Parent;

(G) Parent shall deliver to Seller a counterpart to the Director Nomination Agreement, duly executed by Parent;

(H) Parent shall deliver to Seller the voting agreement in substantially the form attached hereto as Exhibit J (the “Sponsor Voting Agreement”), duly executed by Boxwood Sponsor LLC and the Company;

(I) Parent shall deliver to Seller the sponsor lock-up agreement in substantially the form attached hereto as Exhibit K (the “Sponsor Lock-Up Agreement”), duly executed by Boxwood Sponsor LLC and the Company;

(J) Buyer Group shall pay an aggregate amount equal to the Estimated Transaction Expenses to the payees thereof as set forth on the Estimated Closing Statement delivered to Buyer pursuant to Section 2.3, by wire transfer of immediately available funds to the accounts designated by such payees; and

(K) Buyer Group shall pay all Indebtedness for Borrowed Money pursuant to Payoff Letters delivered to Buyer prior to the Closing by the Atlas Companies to the payees set forth on such payoff letters, by wire transfer of immediately available funds to the accounts designated by such payees.

(d) Frustration of Closing Conditions. None of Seller, the Company, or any member of the Buyer Group may rely on the failure of any condition set forth in this Section 2.6 to be satisfied if such failure was caused by such Party’s failure to act in good faith or to use reasonable best efforts to cause the closing conditions of each such other Party (and, with respect to the Buyer Group, Sections 2.6(b)(iv) and 2.6(b)(vi)) to be satisfied, including as required by Sections 6.1 and 6.2.

(e) Waiver of Closing Conditions. Upon the occurrence of the Closing, any condition set forth in this Section 2.6 that was not satisfied as of the Closing shall be deemed to have been waived as of and from the Closing.

Section 2.7 Withholding and Wage Payments.

(a) Buyer and the Company will be entitled to deduct and withhold from any amount payable pursuant to this Agreement (including payments of Initial Purchase Price or Final Purchase Price) such amounts as Buyer or the Company (or any Affiliate thereof) are required to deduct and withhold with respect to the making of such payment under the Code or any other provision of applicable Laws; provided, that Buyer and the Company shall give timely and reasonable prior notice of any intent to deduct or withhold prior to deducting or withholding (other than with respect to amounts that constitute “wages” or where Buyer is required to withhold due to Seller’s failure to comply with Section 2.6(b)(v)(D)). To the extent that amounts are so withheld by Buyer or the Company and paid to the applicable Governmental Entity, such withheld amounts will be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction and withholding were made.

(b) Notwithstanding the foregoing, to the extent that any amount payable pursuant to this Agreement needs to be paid to any employee of any Atlas Company that constitutes “wages”, such amount shall be deposited in the payroll account of the applicable Atlas Company and the amounts due to the employee (net of withholding) shall be paid to the employee pursuant to the next scheduled payroll of the applicable Atlas Company.

Article III
REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY

As an inducement to the Buyer Group to enter into this Agreement and consummate the transactions contemplated hereby, the Company and Seller hereby jointly and severally represent and warrant to the Buyer Group that the following representations and warranties are true and correct as of the date of this Agreement and as of the Closing Date (except, as to any representations and warranties that specifically relate to an earlier date, in which case such representations and warranties were true and correct as of such earlier date):

Section 3.1 Organization; Authority; Enforceability. Each Atlas Company is (a) duly formed, validly existing, and in good standing (or the equivalent) under the Laws of its jurisdiction of formation and (b) qualified to do business and is in good standing (or the equivalent) in the jurisdictions in which the conduct of its business or locations of its assets and/or properties makes such qualification necessary, except where the failure to be so qualified to be in good standing (or the equivalent) would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Atlas Companies. The Company has the limited liability company power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The managing member of the Company has duly approved this Agreement and the other transaction contemplated hereby and has duly authorized the execution and delivery of this Agreement. No other limited liability company proceedings on the part of the Company are necessary to approve and authorize the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and constitutes the valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except as such may be limited by bankruptcy, insolvency, reorganization or other Laws affecting creditors’ rights generally and by general equitable principles. True and complete copies of the Governing Documents of each Atlas Company, as in effect on the date hereof, have been delivered to Parent.

Section 3.2 Noncontravention.

(a) Except as set forth in Schedule 3.2(a), the consummation of the transactions contemplated hereby by the Company do not (i) conflict with or result in any breach of any of the material terms, conditions or provisions of, (ii) constitute a material default under (whether with or without the giving of notice, the passage of time or both), (iii) result in a material violation of, (iv) give any third party the right to terminate or accelerate, or cause any termination or acceleration of, any material right or material obligation under, (v) result in the creation of any Lien upon the Units under, or (vi) other than the filings required pursuant to Section 6.2, require any approval from, or filing with, any Governmental Entity under or pursuant to, the Governing Documents or any Law, or Order to which Seller or any Atlas Company is bound or subject.

(b) Except as set forth in Schedule 3.2(b) or as would not be materially adverse to the Atlas Companies, taken as a whole, the consummation of the transactions contemplated hereby by the Company does not (i) conflict with or result in any breach of any of the material terms, conditions or provisions of, (ii) constitute a default under (whether with or without the giving of notice, the passage of time or both), (iii) result in a violation of, (iv) give any third party the right to terminate or accelerate, or cause any termination or acceleration of, any material right or material obligation under, (v) result in the creation of any Lien upon the Units under, or (vi) other than the filings required pursuant to Section 6.2, require any approval under or pursuant to any Material Contract.

Section 3.3 Capitalization.

(a) Schedule 3.3(a) sets forth, with respect to each Atlas Company, (i) its name and jurisdiction of organization, (ii) its form of organization and (iii) the Equity Interests issued by each Atlas Company and the record and beneficial ownership (provided, that in respect of Seller, beneficial ownership shall not include the beneficial owners of the Equity Interests of Seller) thereof.

(b) Except as set forth on Schedule 3.3(b):

(i) there are no outstanding options, warrants, Contracts, calls, puts, rights to subscribe, conversion rights or other similar rights to which any Atlas Company is a party or which are binding upon any Atlas Company providing for the issuance, disposition or acquisition of any of its Equity Interests (other than this Agreement);

(ii) none of the Atlas Companies is subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any Equity Interests, either of itself or of another Person;

(iii) none of the Atlas Companies is a party to any voting trust, proxy or other agreement or understanding with respect to the voting of any of its Equity Interests;

(iv) there are no contractual equityholder preemptive or similar rights, rights of first refusal, rights of first offer or registration rights in respect of Equity Interests held by the Atlas Companies;

(v) none of the Atlas Companies has violated in any material respect any applicable securities Laws or any preemptive or similar rights created by statute, Governing Document or agreement in connection with the offer, sale, issuance or allotment of any of its Equity Interests; and

(vi) none of the Atlas Companies has any Liability for, or obligation with respect to, the payment of dividends, distributions or similar participation interests, whether or not declared or accumulated, and, other than pursuant to the Credit Agreement, there are no contractual restrictions of any kind which prevent the payment of the foregoing by the any of the Atlas Companies.

(c) Each of the Atlas Companies are (a) duly formed, validly existing and in good standing (or the equivalent) under the Laws of its jurisdiction of formation and (b) qualified to do business and is in good standing (or the equivalent) in the jurisdictions in which the conduct of its business or locations of its assets and/or properties makes such qualification necessary, except where the failure to be so qualified to be in good standing (or the equivalent) would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on such Atlas Company. All of the issued and outstanding Equity Interests of the Atlas Companies (including the Purchased Units) have been duly authorized, validly issued, fully paid and non-assessable and free of any preemptive rights in respect thereto, and were not issued in violation of any preemptive rights, rights of first refusal or applicable law. Upon delivery of and payment for the Purchased Units at the Closing, (i) Buyer will acquire good and valid title to all of the Purchased Units, free and clear of any Liens (other than Permitted Liens) and (ii) the Purchased Units, together with the Rolled Units, will represent all of the Equity Interests of the Company.

(d) Except as set forth on Schedule 3.3(d), no Atlas Company currently owns, directly or indirectly, any debt or equity ownership or voting interest in any Person (other than an Atlas Company).

Section 3.4 Financial Statements.

(a) Seller has made available to Parent the following financial statements (collectively, the “Financial Statements”): (i) the unaudited consolidated balance sheet of the Atlas Companies as of March 31, 2019 (the “Latest Balance Sheet”) and 2018 and the related unaudited consolidated statements of operations and comprehensive income (loss), members’ capital and cash flows for the three-month period then ended, together with the notes thereto (collectively with the Latest Balance Sheet, the “Interim Financial Statements”), (ii) the audited combined balance sheets of the Company and ATC Group Partners LLC and their respective subsidiaries as of December 31, 2018 and December 31, 2017, and the related audited combined statements of operations and comprehensive income (loss), members’ capital and cash flows for each of the three (3) years in the period ended December 31, 2018, together with all related notes and schedules thereto, accompanied by the reports thereon of the Atlas Companies’ independent auditors (which reports shall be unqualified) in each case audited in accordance with the standards of the PCAOB and (iii) the financial statements for any “business” within the meaning of Rule 11-01(d) of Regulation S-X of the SEC acquired by any Atlas Company that is required pursuant to Rule 3-05 of Regulation S-X of the SEC for the applicable periods required thereunder. The Financial Statements were derived from the books and records of the Atlas Companies and Seller. Each of the Financial Statements (a) has been prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except (x) as otherwise noted therein to the extent permitted by Regulation S-X of the SEC and (y) in the case of Interim Financial Statements, subject to normal and recurring year-end adjustments and the absence of notes thereto, none of which would be material individually or in the aggregate) and in accordance with Regulation S-X of the SEC and (b) fairly presents in all material respects, the combined assets, liabilities, equity, cash flow and financial condition as of the respective dates thereof and/or the operating results of the Atlas Companies for the periods covered thereby. Each of the independent auditors for the Atlas Companies, with respect to their report as included in the Financial Statements described in clause (ii) above, is an independent registered public accounting firm within the meaning of the Securities Act and the applicable rules and regulations adopted by the SEC and the PCAOB, and with respect to their report as included in the Financial Statements described in clause (iii) above, is an independent public accounting firm within the meaning of the Securities Act and the applicable rules and regulations adopted by the SEC and the American Institute of Certified Public Accountants.

(b) The Company has devised and maintains a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP (“Internal Controls”). Neither the Company nor an independent auditor of the Company has identified or been made aware of (i) any significant deficiency or material weakness in the system of Internal Controls utilized by the Company (other than a significant deficiency or material weakness that has been disclosed in writing to any member of the Buyer Group), (ii) any fraud, whether or not material, that involves the Company’s management or other employees who have a role in the preparation of financial statements or the Internal Controls utilized by the Company, or (iii) any claim or allegation regarding any of the foregoing. There are no significant deficiencies or material weaknesses in the design or operation of the Internal Controls over financial reporting that would reasonably be expected to adversely affect, in a material manner, the Company’s ability to record, process, summarize and report financial information (other than a significant deficiency or material weakness that has been disclosed in writing to any member of the Buyer Group), and there is no fraud that involves Seller or any of its Affiliates, the management of the Company or any other Person that is related to the Company or any of its Subsidiaries or their respective management, employees, assets or operations.

(c) Except as set forth on Schedule 3.4(c), the Atlas Companies have no Liabilities of any nature whatsoever, except (i) Liabilities reflected in, reserved against or otherwise described in the Financial Statements or the notes thereto or on Schedule 3.4(c); (ii) Liabilities which have arisen after the date of the Latest Balance Sheet in the Ordinary Course of Business (none of which results from, arises out of, relates to, is in the nature of, or was cause by any breach of Contract, breach of warranty, tort, infringement or violation of Law); (iii) Liabilities arising under this Agreement and/or the performance by the Company of its obligations hereunder; or (iv) Liabilities other than those described in clauses (i) through (iii) that in the aggregate do not exceed $250,000.

(d) No Atlas Company maintains any “off-balance sheet arrangement” within the meaning of Item 303 of Regulation S-K of the Securities and Exchange Commission.

Section 3.5 No Material Adverse Effect. Except as set forth on Schedule 3.5, since December 31, 2018, there has been no Material Adverse Effect.

Section 3.6 Absence of Certain Developments. Except as set forth on Schedule 3.6 or as described in the audited Financial Statements, since the date of the Latest Balance Sheet, no Atlas Company has:

(a) sold, leased, assigned, transferred or otherwise disposed of any (i) tangible material assets or properties (other than the sale or disposal of inventory or obsolete equipment) or (ii) material Intellectual Property, other than licenses in the Ordinary Course of Business;

(b) made any amendments to its Governing Documents;

(c) made or granted any (i) bonus other than in the Ordinary Course of Business pursuant to a Company Employee Benefit Plan or (ii) material increase in base salary or cash bonus to any director or senior executive;

(d) amended (other than as required by applicable Law or as part of an annual renewal for health and/or welfare benefits), terminated or adopted any Company Employee Benefit Plan;

(e) effectuated any reduction in force, early retirement program or other voluntary or involuntary employment termination program, or otherwise implemented any employee layoff, in each case, not in compliance with the WARN Act;

(f) made any changes to its accounting policies, methods or practices;

(g) changed or revoked any material election relating to Taxes, made any material election related to Taxes outside of the Ordinary Course of Business, entered into any agreement, settlement or compromise with any Taxing Authority relating to any material Tax matter, filed any amended Tax Return, changed a material method of accounting or accounting period with respect to Taxes or surrendered any right to claim any refund of material Taxes;

(h) (i) issued, sold, delivered, redeemed or purchased any Equity Interests, (ii) declared, set aside or paid any dividends on, or made any other distributions (whether in cash, securities or property) in respect of any Equity Interests or (iii) adjusted, split, combined or reclassified any of its Equity Interests;

(i) amended or terminated any Material Contract or Leases (other than extension or renewal of any Lease in the Ordinary Course of Business);

(j) (i) incurred or guaranteed any additional Indebtedness for Borrowed Money or (ii) made any loans or advances to any other Person, other than advances to employees in the Ordinary Course of Business;

(k) other than inventory and other assets acquired in the Ordinary Course of Business, acquired properties or assets, including Equity Interests of another Person, with a value in excess of $500,000, whether through merger, consolidation, share exchange, business combination or otherwise;

(l) adopted a plan of complete or partial liquidation, dissolution, merger, consolidation, recapitalization or other reorganization;

(m) instituted or settled any Proceeding that alleged or resulted in a settlement of at least $50,000;

(n) entered into any joint venture, partnership or similar arrangement;

(o) collected material amounts of its accounts receivable or paid material amounts of any accrued liabilities or accounts payable or prepaid any expenses or other items, in each case, other than in the Ordinary Course of Business;

(p) made or effected any amendment, waiver, change, release or termination of any term, condition or provision of any Material Contract;

(q) taken or omitted to take any action which has, or would reasonably be expected to result in, a material adverse change in any Atlas Company’s relationship with any Material Customer or Material Supplier; or

(r) authorized or entered into any Contract to do any of the foregoing.

Section 3.7 Real Property.

(a) Schedule 3.7(a) sets forth the address of each Owned Real Property. With respect to each Owned Real Property: (i) the applicable Atlas Company has good fee simple title to such Owned Real Property, free and clear of all Liens other than Permitted Liens; (ii) except as set forth in Schedule 3.7(a), no Atlas Company has leased to any Person the right to use or occupy such Owned Real Property; and (iii) other than the right of the Buyer Group pursuant to this Agreement, there are no outstanding options, rights of first offer or rights of first refusal to purchase such Owned Real Property. No Atlas Company is a party to any agreement to purchase any real property or interest therein.

(b) Schedule 3.7(b) sets forth the address of each Leased Real Property (other than Licensed Real Property) and a true, correct and complete list of all Leases for such Leased Real Property (other than Licensed Real Property) and the parties to each such Lease. Except as set forth on Schedule 3.7(b), with respect to each of the Leases: (i) no Atlas Company has subleased, licensed or otherwise granted any right to use or occupy the Leased Real Property or any portion thereof; (ii) such Lease is legal, valid, binding, enforceable and in full force and effect except as may be limited by bankruptcy, insolvency, reorganization or other Laws affecting creditors’ rights generally and by general equitable principles; (iii) the applicable Atlas Company’s possession and quiet enjoyment of the Leased Real Property under such Lease, to the extent applicable, has not been disturbed; (iv) no Atlas Company is currently in default under, nor has any event occurred or, to the Knowledge of the Company, does any circumstance exist that, with notice of lapse of time or both would constitute a default by such Atlas Company under any Lease; and (v) to the Knowledge of the Company, no default, event or circumstance exists that, with notice or lapse of time, or both, would constitute a default by any counterparty to any such Lease. Each applicable Atlas Company has made available to Parent a true, correct and complete copy of all Leases (other than Leases with respect to Licensed Real Property).

(c) The Owned Real Property identified in Schedule 3.7(a), the Leased Real Property identified in Schedule 3.7(b) and the Licensed Real Property comprise all of the real property used in the business of the Atlas Companies.

(d) The buildings, material building components, structural elements of the improvements, roofs, foundations, parking and loading areas, mechanical systems (including all heating, ventilating, air conditioning, plumbing, electrical, elevator, security, utility and fire/life safety systems) within any improvements of the Owned Real Property and the Leased Real Property (other than the Licensed Real Property) are in good working condition and repair and sufficient for the operation of the business by each Atlas Company. No Atlas Company has received written notice of (i) any condemnation, eminent domain or similar Proceedings affecting any parcel of Owned Real Property or Leased Real Property, (ii) any special assessment or pending improvement liens to be made by any Governmental Entity or (iii) violations of any building codes, zoning ordinances, governmental regulations or covenants or restrictions affecting any Owned Real Property or Leased Real Property. There are no recorded or unrecorded agreements, easements or encumbrances that materially interfere with the continued access to or operation of the business of the Atlas Companies as currently conducted on all Owned Real Property and Leased Real Property.

(e) To the Knowledge of the Company, all water, gas, electrical, stream, compressed air, telecommunication, sanitary and storm sewage lines and other utilities and systems servicing each parcel of Owned Real Property and Leased Real Property are sufficient for the continued operation of the business of each applicable Atlas Company as currently conducted on such Owned Real Property or Leased Real Property in all material respects.

(f) Within the five (5) years prior to the date hereof, no portion of the Owned Real Property and, during the lesser of the term of the respective Lease and the five (5) years prior to the date hereof, no portion of the Leased Real Property (other than the Licensed Real Property) has suffered damage by fire or other casualty loss which has not been repaired and restored to its original condition in all material respects.

(g) Within the five (5) year period prior to the date hereof, no Atlas Company has received any written notice from any insurance company of defects or inadequacies in any Owned Real Property or Leased Real Property that would affect the insurability of any parcel or may cause or result in any material amendment to existing policies with respect to such Owned Real Property or Leased Real Property (including a material increase of premiums).

Section 3.8 Tax Matters.

(a) Except as set forth on Schedule 3.8(a), each Atlas Company has timely filed all income and other material Tax Returns required to be filed by it pursuant to applicable Laws, and such Tax Returns are accurate, complete and correct in all material respects and have been prepared in material compliance with all applicable Laws. Each Atlas Company has paid all material amounts of Taxes due and payable by it (whether or not shown as due and payable on any Tax Return). Each Atlas Company has timely and properly withheld and paid all material amounts of Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, equityholder or other third party and all material sales, use, ad valorem and value added Taxes. Within the five (5) years prior to the date hereof, no written claim has been made by a Taxing Authority in a jurisdiction where an Atlas Company does not pay Taxes or file Tax Returns that an Atlas Company is or may be subject to taxation by or required to file Tax Returns in that jurisdiction.

(b) Except as set forth and identified on Schedule 3.8(b), in the five (5) years prior to the date hereof, no Atlas Company has been audited by any federal, state or local Taxing Authority, and there is no Tax audit or examination or any Proceeding now being conducted, pending or to the Knowledge of the Company threatened with respect to any Taxes or Tax Returns of or with respect to any Atlas Company. No Atlas Company has commenced a voluntary disclosure proceeding in any state or local or non-U.S. jurisdiction that has not been fully resolved or settled.

(c) Except as set forth on Schedule 3.8(c), no Atlas Company has waived, extended or agreed to extend any applicable statute of limitations relating to any Tax assessment or deficiency of any Atlas Company, in each case, which extension is currently in effect. No Atlas Company has a request for a private letter ruling, a request for administrative relief, a request for technical advice, a request for a change of any method of accounting or other request pending with any Governmental Entity that relates to the Taxes or Tax Returns of any Atlas Company. No power of attorney granted by any Atlas Company with respect to any Taxes is currently in force.

(d) No Atlas Company has engaged in any listed transaction as defined in Treasury Regulation Section 1.6011-4(b)(2).

(e) Except for the Atlas C Corp Entities and the Atlas Partnership Entities or as set forth on Schedule 3.8(e), each Atlas Company is (and has been for its entire existence) classified as an entity that is disregarded as separate from Seller or an Atlas Partnership Entity for U.S. federal income Tax purposes and no election has been made (or is pending) to change such treatment. Each Atlas Partnership Entity is (and has been for its entire existence) classified as a partnership for U.S. federal income Tax purposes and no election has been made (or is pending) to change such treatment.

(f) None of (i) the goodwill, (ii) going concern value or (iii) other intangible assets that would not be amortizable prior to the enactment of Code Section 197 of any Atlas Company was held by Seller or any Atlas Company or any related person (within the meaning of Code Section 197(f)(9)(C)) to any Seller or any Atlas Company on or before August 10, 1993, or could constitute anti-churning property under Code Section 197(f)(9)(A).

(g) No Atlas Company is required to include an item of income, or exclude an item of deduction, for any period after the Closing Date (determined with and without regard to the transactions contemplated hereby) as a result of: (i) an installment sale transaction occurring on or before the Closing governed by Code Section 453 (or any similar provision of state, local or non-U.S. Laws); (ii) a transaction occurring on or before the Closing reported as an open transaction for U.S. federal income Tax purposes (or any similar doctrine under state, local, or non-U.S. Laws); (iii) any prepaid amounts received or paid on or prior to the Closing Date or deferred revenue realized or received on or prior to the Closing; (iv) except as set forth on Schedule 3.8(g), a change in method of accounting with respect to a Pre-Closing Tax Period that occurs or was requested on or prior to the Closing Date (or as a result of an impermissible method used in a Pre-Closing Tax Period); (v) an agreement entered into with any Governmental Entity (including a “closing agreement” under Code Section 7121) on or prior to the Closing Date; (vi) an election under Code Section 965; (vii) the application of Code Section 263A (or any similar provision of state, local, or non-U.S. Laws); or (viii) an election (including a protective election) pursuant to Code Section 108(i). No Atlas Company currently uses the cash method of accounting for income Tax purposes. No Atlas Company has any “long-term contracts” that are subject to a method of accounting provided for in Code Section 460 or has any deferred income pursuant to IRS Revenue Procedure 2004-34, Treasury Regulation Section 1.451-5, Section 455 of the Code, or Section 456 of the Code (or any corresponding provision of state or local Law). No Atlas Company owns an interest in any Flow –Thru Entity (other than interests owned in an Atlas Partnership Entity).

(h) There are no Liens for Taxes on any assets of any Atlas Company, other than Permitted Liens.

(i) No Atlas Company has ever been a member of any Affiliated Group (other than an Affiliated Group the common parent of which is an Atlas Company). No Atlas Company is liable for Taxes of any other Person as a result of successor liability, transferee liability, joint or several liability or otherwise (other than pursuant to an Ordinary Course Tax Sharing Agreement). No Atlas Company is party to any Tax Sharing Agreements, except for any Tax Sharing Agreements solely between Atlas Companies. All amounts payable with respect to (or reference to) Taxes pursuant to any Ordinary Course Tax Sharing Agreement have been timely paid in accordance with the terms of such contracts

(j) No Atlas Company is organized in any non-U.S. jurisdiction. No Atlas Company (i) has an office, permanent establishment, branch or other activities outside the U.S. or (ii) is a resident, engaged in a trade or business, or otherwise subject to Tax or required to file Tax Returns in any non-U.S. jurisdiction.

(k) Seller is not a foreign person within the meaning of Code Section 1445. Either (i) less than fifty percent (50%) of the Company’s gross assets (determined by assuming that the Company were a regarded entity for U.S. federal income tax purposes) consist of interests in “United States real property interests” within the meaning of Code Section 897(c) or (ii) less than ninety percent (90%) of the Company’s gross assets (determined by assuming that the Company were a regarded entity for U.S. federal income tax purposes) consist of “United States real property interests” within the meaning of Code Section 897(c) plus any cash or cash equivalents.

(l) No Atlas Company is subject to a material Tax holiday or Tax incentive or grant in any jurisdiction.

(m) No asset of any Atlas Company is tax-exempt use property under Code Section 168(h). No portion of the cost of any asset of any Atlas Company has been financed directly or indirectly from the proceeds of any tax-exempt state or local government obligation described in Code Section 103(a). None of the assets of any Atlas Company is property that is required to be treated as being owned by any other person pursuant to the safe harbor lease provision of former Code Section 168(f)(8).

(n) No Atlas Company has been, in the past five (5) years, a party to a transaction reported or intended to qualify as a reorganization under Code Section 368. No Atlas Company has constituted a “distributing corporation” or a “controlled corporation” (within the meaning of Code Section 355(a)(1)(A)) in a distribution of shares that was reported or otherwise constitute a distribution of shares under Code Section 355(i) in the two (2) years prior to the date of this Agreement or that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Code Section 355(e)) that includes the transactions contemplated by this Agreement.

(o) The material income Tax Returns made available to the members of the Buyer Group reflect all of the jurisdictions in which the Atlas Companies are required to remit material income Tax.

Section 3.9 Contracts.

(a) Except as set forth on Schedule 3.9(a), no Atlas Company is a party to, or bound by, any:

(i) collective bargaining agreement applicable to employees of the Atlas Companies;

(ii) Contract with any Material Customer or Material Supplier;

(iii) (x) employment Contract providing for an annual base salary in excess of $200,000 (other than “at-will” Contracts that may be terminated upon thirty (30) days or less notice without the payment of severance, other than severance or termination payments required by Law) or (y) Contract providing for cash severance payments in excess of $200,000 in the aggregate;

(iv) Contract relating to Indebtedness in excess of $1,000,000;

(v) license or royalty Contract with respect to any Intellectual Property to which the Atlas Companies are a party as licensee or licensor (other than Contracts relating to commercially available off-the-shelf Software licensed for less than $100,000 in annual fees);

(vi) each Contract which provides for aggregate future payments to or from any Atlas Company in excess of $500,000 in any calendar year, other than those that can be terminated without material penalty by such Atlas Company upon ninety (90) days’ notice or less and can be replaced with a similar Contract on materially equivalent terms in the Ordinary Course of Business;

(vii) joint venture, partnership, strategic alliance or similar Contract;

(viii) power of attorney;

(ix) other than this Agreement, Contract for the sale, transfer or acquisition of any material assets, Equity Interest or business of any Atlas Company (other than those providing for sales, transfers or acquisitions of assets in the Ordinary Course of Business) or for the grant to any Person of any preferential rights to purchase any of the assets, Equity Interests or business of any Atlas Company, in each case, under which there are material outstanding obligations of the applicable Atlas Company (including any sale, transfer or acquisition agreement that has been executed, but has not closed);

(x) Contract which contains a provision prohibiting or materially restricting any Atlas Company from competing in any jurisdiction other than in respect of confidentiality agreements entered into in the Ordinary Course of Business (none of which contain any non-compete, standstill or similar provisions);

(xi) Contract that contains (A) a “most favored nation” provision with respect to any Person; or (B) a provision providing for the sharing of any revenue or cost-savings with any third party;

(xii) Contract pursuant to which any Atlas Company has granted any exclusive marketing, sales representative relationship, franchising consignment, distribution or any other similar right to any third party (including in any geographic area or with respect to any product of the business);

(xiii) agreement involving the payment of any earn-out or similar contingent payment;

(xiv) Contract with any Governmental Entity which provides for aggregate future payments to or from any Atlas Company in excess of $500,000 in any calendar year; or

(xv) Contract involving the settlement of any Proceeding or threatened Proceeding.

(b) Except as specifically disclosed on Schedule 3.9(b), each Contract listed on Schedule 3.9(a) (each, a “Material Contract”) is legal, valid, binding and enforceable against the applicable Atlas Company party thereto and against each other party thereto, except as such may be limited by bankruptcy, insolvency, reorganization or other Laws affecting creditors’ rights generally and by general equitable principles. With respect to all Material Contracts, none of the Atlas Companies or, to the Knowledge of the Company, any other party to any such Material Contract is in material breach thereof or default thereunder (or is alleged to be in breach or default thereunder) and there does not exist under any Material Contract any event or circumstance which, with the giving of notice or the lapse of time (or both), would constitute such a material breach or default thereunder by any Atlas Company thereunder or, to the Knowledge of the Company, any other party to such Material Contract.

(c) Schedule 3.9(c) sets forth a list of the (i) top twenty (20) customers (determined by the amount of total invoiced revenue) of the Atlas Companies for the fiscal year ended December 31, 2018 and (ii) top five (5) customers (determined by the amount of total invoiced revenue) of the Atlas Companies for the three-month period ending as of March 31, 2019 (each, a “Material Customer”). No such Material Customer has cancelled, terminated or materially and adversely (from the Atlas Companies’ perspective) altered its relationship with any Atlas Company or threatened to cancel, terminate or materially and adversely alter its relationship with any Atlas Company.

(d) Schedule 3.9(d) sets forth a list of the Material Suppliers. No such Material Supplier has cancelled, terminated or materially and adversely (from the Atlas Companies’ perspective) altered its relationship with any Atlas Company or threatened to cancel, terminate or materially and adversely alter its relationship with any Atlas Company.

Section 3.10 Intellectual Property.

(a) The former and current products, services and operation of the business of the Atlas Companies have not in the past five (5) years interfered with, infringed, misappropriated or otherwise violated, and do not currently interfere with, infringe, misappropriate or otherwise violate, any Intellectual Property rights of any Person in any respect, and no Atlas Company has in the past five (5) years received any written charge, complaint, claim, demand, or notice alleging any such infringement, misappropriation or other violation (including any claim that such Atlas Company must license or refrain from using any Intellectual Property rights of any Person) or challenging the ownership, registration, validity or enforcement of any Owned Intellectual Property. To the Knowledge of the Company, no Person is interfering with, challenging, infringing upon, misappropriating or otherwise violating any Owned Intellectual Property.

(b) Each Atlas Company owns or has the right to use all Intellectual Property that is used in and material to the business of such Atlas Company as currently conducted. Schedule 3.10(b) identifies each patent, Trademark and service mark registration, Internet domain name, and copyright registration, and all applications for the foregoing, in each case which is owned by an Atlas Company. None of the Atlas Companies owns or purports to own any Software material to the operation of the business of the Atlas Companies. Except as set forth on Schedule 3.10(b), all the Intellectual Property required to be disclosed in Schedule 3.10(b) is valid and enforceable. Each Atlas Company is the sole and exclusive owner of all right, title and interest in and to all Owned Intellectual Property, free and clear of any Liens, and the Owned Intellectual Property is not subject to any outstanding Order restricting the use or licensing thereof by such Atlas Company or the business of the Atlas Companies. All the Owned Intellectual Property required to be disclosed in Schedule 3.10(b) that is an issued patent, patent application, registration or application for registration has been maintained effective by the filing of all necessary filings, maintenance and renewals and timely payment of requisite fees. No loss or expiration of any Owned Intellectual Property is pending or, to the Knowledge of the Company, threatened or reasonably foreseeable, except for patents expiring at the end of their statutory terms (and not as a result of any act or omission by such Atlas Company).

(c) Each Atlas Company has taken commercially reasonable measures to protect the confidentiality of all trade secrets and any other confidential information owned by such Atlas Company (and any confidential information owned by any Person to whom any of the Atlas Companies has a confidentiality obligation). Except as required or requested by Law or as part of any audit or examination by a regulatory authority or self-regulatory authority, no such trade secret or confidential information has been disclosed by any Atlas Company to any Person other than to Persons subject to a duty of confidentiality or pursuant to a written agreement restricting the disclosure and use of such trade secrets or any other confidential information by such Person. No current or former founder, employee, contractor or consultant of any Atlas Company has any right, title or interest, directly or indirectly, in whole or in part, in any Owned Intellectual Property. Each Person who has developed any material Intellectual Property for any Atlas Company has assigned all right, title and interest in and to such Intellectual Property to an Atlas Company by a valid and enforceable written assignment by operation of law. To the Knowledge of the Company, no Person is in violation of any such confidentiality or assignment agreement.

(d) No funding or facility or personnel of any Governmental Entity, university, college, other educational institution or research center was used in the development of any material Owned Intellectual Property. None of the Atlas Companies is required to pay any royalty or make any other form of payment to any Governmental Entity to allow the use, licensing, assignment or transfer of any Owned Intellectual Property.

(e) The IT Assets are sufficient in all material respects for the current business operations of the Atlas Companies. The Atlas Companies have in place disaster recovery and security plans and procedures and have taken reasonable steps to safeguard the availability, security and integrity of the IT Assets and all data and information stored thereon, including from unauthorized access and infection by Unauthorized Code. The Atlas Companies have maintained in the Ordinary Course of Business all required licenses and service contracts, including the purchase of a sufficient number of license seats for all Software, with respect to the IT Assets.

(f) Each item of Intellectual Property owned or used by the Atlas Companies immediately prior to the Closing will be owned or available for use by the Atlas Companies immediately subsequent to the Closing on identical terms and conditions as owned or used by the Atlas Companies immediately prior to the Closing.

(g) The Atlas Companies are in compliance with, in all material respects, all of confidentiality obligations under each Contract to which any Atlas Company are a party.

(h) Except as set forth on Schedule 3.10(h), the Atlas Companies have not experienced any Security Breaches or material Security Incidents during the five (5) year period prior to the date hereof and none of the Atlas Companies is aware of any written or oral notices or complaints from any Person regarding such a Security Breach or material Security Incident. None of the Atlas Companies has received any written or oral complaints, claims, demands, inquiries or other notices, including a notice of investigation, from any Person (including any Governmental Entity or self-regulatory authority or entity) regarding any of the Atlas Companies’ Processing of Personal Information or compliance with applicable Privacy and Security Requirements.

(i) Except as set forth on Schedule 3.10(i), the Atlas Companies are and have been in compliance in all material respects with all applicable Privacy and Security Requirements during the five (5) year period prior to the date hereof. The Atlas Companies have a valid and legal right (whether contractually, by Law or otherwise) to access or use all Personal Information that is Processed by or on behalf of the Atlas Companies in connection with the use and/or operation of its products, services and business, in the manner such Personal Information is accessed and used by the Atlas Companies. The execution, delivery, or performance of this Agreement and the consummation of the transactions contemplated herein will not violate any applicable Privacy and Security Requirements or result in or give rise to any right of termination or other right to impair or limit the Atlas Companies’ right to own or process any Personal Information used in or necessary for the conduct of the business of the Atlas Companies.

(j) The Atlas Companies have implemented Privacy Policies as required by applicable Privacy and Security Requirements, and the Atlas Companies are in compliance in all material respects with all such Privacy Policies.

(k) The Atlas Companies have implemented reasonable physical, technical and administrative safeguards designed to protect Personal Information in their possession or control from unauthorized access by any Person, including each of the Atlas Companies’ employees and contractors, and designed to ensure compliance in all material respects with all applicable Privacy and Security Requirements.

Section 3.11 Litigation. Except as set forth on Schedule 3.11(a), there are no material Proceedings pending or threatened, against any Atlas Company or any director, officer or employee of an Atlas Company (in their capacity as such) before any Governmental Entity, and during the past five (5) years there have not been any such Proceedings and the Atlas Companies are not subject or bound by any material outstanding Orders. Except as set forth on Schedule 3.11(b), there are no material Proceedings pending, initiated or, to the Knowledge of the Company, threatened, by any Atlas Company against any other Person before any Governmental Entity, and during the past five (5) years there have not been any such Proceedings. Schedule 3.11(c) sets forth a list of all active Proceedings against any of the Atlas Companies that (a) is not a Proceeding in the Ordinary Course of Business for which such Atlas Company has valid insurance coverage, (b) is being controlled by a third party and (c) for which the applicable Atlas Companies are entitled to recover damages as a result of any adverse ruling as well as costs associated with such Proceedings (either through contractual indemnifications, insurance proceeds or otherwise).

Section 3.12 Brokerage. Except as set forth on Schedule 3.12, neither Seller nor any Atlas Company has incurred any obligation or liability, contingent or otherwise, in connection with this Agreement that would result in the obligation of any Atlas Company or any member of the Buyer Group to pay any finder’s fee, brokerage or agent’s commissions or other like payments in connection with the negotiations leading to this Agreement or the consummations of the transactions contemplated hereby.

Section 3.13 Labor Matters.

(a) Schedule 3.13(a) sets forth a complete list of all employees of the Atlas Companies and, as applicable, their classification as exempt or non-exempt under the Fair Labor Standards Act, title and/or job description, job location and compensation (base compensation and any bonuses paid with respect to the twelve-month period ended December 31, 2018 and the three-month period ended March 31, 2019). To the Knowledge of the Company, all employees of the Atlas Companies are legally permitted to be employed by the Atlas Companies in the jurisdiction in which such employees are employed in their current job capacities.

(b) Except as set forth in Schedule 3.13(b), no Atlas Company is a party to any collective bargaining agreement relating to employees of any Atlas Company. There are no strikes, work stoppages, slowdowns or other material labor disputes pending or, to the Knowledge of the Company, threatened against any Atlas Company, and no such disputes have occurred during the past three (3) years. To the Knowledge of the Company, there are no ongoing or threatened union organizing activities with respect to employees of any Atlas Company and no such activities have occurred during the past three (3) years. There are no material grievances or arbitrations pending or, to the Knowledge of the Company, threatened against any of the Atlas Companies and arising under a collective bargaining agreement. With respect to the transactions contemplated by this Agreement, the Atlas Companies have, or prior to the Closing will have, satisfied, in all material respects all notice and bargaining obligations they owe to any unions representing their employees under applicable Law or any collective bargaining agreement.

(c) Except as set forth in Schedule 3.13(c), the Atlas Companies are and for the past three (3) years have been in compliance, in all material respects, with all applicable Laws relating to the employment of labor, including provisions thereof relating to wages and hours, classification (including employee-independent contractor classification and the proper classification of employees as exempt employees and nonexempt employees under the Fair Labor Standards Act and applicable state and local Laws), equal opportunity, disability rights or benefits, workers’ compensation, affirmative action, collective bargaining, workplace safety, immigration, layoffs and the payment of social security and other Taxes. Except as set forth in Schedule 3.13(c), (i) there are no material Proceedings pending or, to the Company’s Knowledge, threatened against any Atlas Company with respect to or by any current or former employee, consultant or personnel of (or other individual service provider to) any Atlas Company, (ii) in the past three (3) years, none of the Atlas Companies has implemented any plant closing or layoff of employees triggering notice requirements the WARN Act and (iii) in the past three (3) years, no Atlas Company has engaged in any unfair labor practices and no Atlas Company is presently subject to or, to the Knowledge of the Company, threatened with any material grievances or unfair labor practices complaints or charges.

(d) Except as would not reasonably be expected to result in material Liabilities to the Atlas Companies, taken as a whole: (i) each of the Atlas Companies has withheld all amounts required by law or by agreement to be withheld from the wages, salaries, and other payments to employees; (ii) no Atlas Company is liable for any arrears of wages, compensation, Taxes, penalties or other sums for failure to comply with any of the foregoing in the past three (3) years; (iii) in the past three (3) years, each of the Atlas Companies has paid in full to all employees, independent contractors and consultants all wages, salaries, commissions, bonuses, benefits and other compensation due and payable to or on behalf of such employees, independent contractors and consultants; and (iv) each individual who in the past three (3) years has provided or is providing services to any Atlas Company, and has been classified as a consultant, independent contractor or temporary employee, has been properly classified as such under all applicable Laws including relating to wage and hour and Tax. None of the Atlas Companies have any material Liability or obligations under any applicable Laws arising out of improperly treating any such individual as a consultant, independent contractor or temporary employee, as applicable, in the past three (3) years, and, to the Knowledge of the Company, no such individual is entitled to any compensation or benefits that such Person has not been afforded under any applicable Laws or benefit plan or program of any Atlas Company. None of the Atlas Companies are materially liable for any delinquent payment to any trust or other fund or to any Governmental Entity with respect to unemployment compensation benefits, social security or other benefits or obligations for any Atlas Company personnel (other than routine payments to be made in the Ordinary Course of Business and consistent with past practice).

(e) To the Company’s Knowledge, no employee or independent contractor of the any Atlas Company is, with respect to his or her employment by any Atlas Company, in material breach of any noncompete or nondisclosure agreement with a former employer. To the Company’s Knowledge, no senior executive or key employee of any Atlas Company has provided oral or written notice of any present intention to terminate his or her relationship with any Atlas Company within the first twelve (12) months following the Closing.

Section 3.14 Employee Benefit Plans.

(a) Schedule 3.14(a) sets forth a list of each consulting or independent contractor Contract, which requires aggregate future payments in 2019 from the Atlas Companies in excess of $100,000, with any Person for the performance of services to any of the Atlas Companies, each “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) and each equity-based, retirement, profit sharing, bonus, incentive, severance, separation, change in control, retention, deferred compensation, vacation, paid time off, medical, dental, life or disability plan, program, policy or Contract, and each other material employee compensation or benefit plan, program, policy or Contract that is maintained, sponsored or contributed to (or required to be contributed to) by any of the Atlas Companies or pursuant to which any of the Atlas Companies has any material Liabilities, in each case, other than a multiemployer plan as defined in Section 3(37) of ERISA (each a “Company Employee Benefit Plan”). With respect to each Company Employee Benefit Plan, Seller has made available to Parent copies of, as applicable, (i) the current plan document (and all amendments thereto), (ii) the most recent summary plan description provided to participants, (iii) the most recent determination or opinion letter received from the Internal Revenue Service (the “IRS”), (iv) the most recently filed Form 5500 annual report and (v) if applicable, nondiscrimination testing results for the three (3) years prior to the date hereof.

(b) Except as set forth on Schedule 3.14(b), (i) no Company Employee Benefit Plan provides post-employment health insurance benefits other than as required under Section 4980B of the Code, (ii) no any Atlas Company sponsors, maintains or contributes to, nor has any liability with respect to, an “employee pension benefit plan,” as defined in Section 3(2) of ERISA, that is or was subject to Title IV of ERISA or Section 412 of the Code and (iii) no Atlas Company contributes to or has any obligation to contribute to any “multiemployer plan,” as defined in Section 3(37) of ERISA that is subject to Title IV of ERISA or Section 412 of the Code. No Atlas Company has any liability under Title IV of ERISA on account of being considered a single employer under Section 414 of the Code with any other Person.

(c) Each Company Employee Benefit Plan that is intended to be qualified within the meaning of Section 401(a) of the Code has received, or may rely upon, a favorable determination or opinion letter from the IRS and, nothing has occurred since the issuance of such opinion, notification and/or determination letter, as applicable, which could reasonably be expected to cause the loss of the tax-qualified status of such Company Employee Benefit Plan. Except as set forth on Schedule 3.14(c), each Company Employee Benefit Plan has been maintained, funded and administered in accordance in all material respects with its respective terms and in compliance in all material respects with all applicable Laws, including ERISA and the Code. There have been no “prohibited transactions” within the meaning of Section 4975 of the Code or Sections 406 or 407 of ERISA that are not otherwise exempt under Section 408 of ERISA and no breaches of fiduciary duty (as determined under ERISA) with respect to any Company Employee Benefit Plan. There is no Proceeding (other than routine and uncontested claims for benefits) pending or, to the Knowledge of the Company, threatened, with respect to any Company Employee Benefit Plan or against the assets of any Company Employee Benefit Plan.

(d) Except as set forth on Schedule 3.14(d), the consummation of the transactions contemplated by this Agreement, alone or together with any other event, will not (i) result in material payment or benefit becoming due or payable, to any current or former employee, director, independent contractor or consultant under a Company Employee Benefit Plan, (ii) increase the amount or value of any benefit or compensation otherwise payable or required to be provided to any current or former employee, director, independent contractor or consultant under a Company Employee Benefit Plan, or (iii) result in the acceleration of the time of payment, vesting or funding of any such benefit or compensation under a Company Employee Benefit Plan or (iv) result in the forgiveness in whole or in part of any outstanding loans made by the Atlas Companies to any current or former employee, director, independent contractor or consultant.

(e) No Company Employee Benefit Plan covers employees primarily working outside of the United States.

(f) Each Company Employee Benefit Plan that is, in any part, a nonqualified deferred compensation plan within the meaning of Section 409A of the Code has been operated and maintained in compliance with Section 409A of the Code and applicable guidance thereunder in all material respects. No Person has any right against the Atlas Companies to be grossed up for or reimbursed for any tax or interest imposed under Section 409A of the Code.

(g) No benefit payable or that may become payable by any of the Atlas Companies pursuant to any Company Employee Benefit Plan or as a result of, in connection with or arising under this Agreement shall constitute a “parachute payment” (as defined in Section 280G(b)(2) of the Code) that is subject to the imposition of an excise tax under Section 4999 of the Code or that would not be deductible by reason of Section 280G of the Code. No Atlas Company has agreed to pay, gross up or otherwise indemnify any employee or contractor for any tax imposed under Section 4999 of the Code.

Section 3.15 Insurance. As of the date hereof, the Atlas Companies have in place policies of insurance in amounts and scope of coverage as set forth in Schedule 3.15 and each such policy is in full force and effect and all premiums are currently paid in accordance with the terms of such policy. Other than with respect to the errors and omissions insurance policy, all insurance policies maintained for the benefit of the Atlas Companies are maintained by the Atlas Companies. The amount and scope of coverage of the policies set forth in Schedule 3.15 are customary, adequate and suitable as compared to policies obtained by other companies of a similar nature and size operating in the industries that the Atlas Companies operate in and such policies are sufficient for the current needs of the business of the Atlas Companies. No Atlas Company is in default in any material respect of its obligations under any such policy. During the twelve (12) months prior to the date hereof, no Atlas Company has received any written notice of cancellation, material reduction in coverage or non-renewal of such policy. During the twelve (12) months prior to the date hereof, there have been no material claims by or with respect to the Atlas Companies, taken as a whole, under such policies as to which coverage has been denied or disputed in any material respect by the underwriters of such policy or in respect of which such underwriters have reserved material rights. Since the date of the Latest Balance Sheet, no Atlas Company has (a) failed to maintain in full force and effect any material insurance policies or (b) suffered any damage, destruction, theft or casualty loss to its tangible assets in excess of one hundred thousand dollars ($100,000) that is not covered by insurance.

Section 3.16 Compliance with Laws; Permits.

(a) Except as set forth on Schedule 3.16(a), each Atlas Company is and, during the past five (5) years has been, in compliance in all material respects with all Laws applicable to the conduct of the Atlas Companies and no notices have been received during the past five (5) years by any Atlas Company from any Governmental Entity or any other Person alleging a material violation of or noncompliance with any such Laws.

(b) Each Atlas Company holds all permits required or advisable for the ownership and use of its assets and properties or the conduct of their businesses (including for the occupation and use of the Leased Real Property) as currently conducted and are in compliance with all terms and conditions of such permits (collectively, “Permits”), except where the failure to have such Permits would not be reasonably expected to be, individually or in the aggregate, materially adverse to the business of the Atlas Companies. Except as disclosed in Schedule 3.16(b), no Proceeding is pending or threatened, to suspend, revoke, withdraw, modify or limit any such permit in a manner that has had or would reasonably be expected to have a material impact on the ability of the applicable Atlas Company to use such permit.

(c) Except as set forth on Schedule 3.16(c), the Atlas Companies collectively hold all licenses and permits required by Nuclear Laws for their business activities that utilize or rely upon nuclear materials. All such licenses and permits held by the Atlas Companies are in full force and effect. The Atlas Companies are not subject to any unresolved, written notifications from an Agreement State or the Nuclear Regulatory Commission concerning a material violation of, or non-conformance with, any applicable provisions of the permits or licenses or Nuclear Laws. The Atlas Companies have not received or conducted any audits or inspections that have disclosed any potential or actual material violations or non-conformances with respect to such permits and licenses or Nuclear Laws. If such violations or non-conformances have existed, Atlas Companies have reported such violations and non-conformances as required to the governing regulatory authority, and such violations and non-conformances have been fully resolved and such resolution documented by the Atlas Companies.

(d) The Atlas Companies hold all relevant and required insurance with respect to the activities conducted under their nuclear material licenses and permits. The Atlas Companies will undertake, as required by Nuclear Laws, procedures necessary to transfer any such permits and licenses as a result of this transaction. The Atlas Companies have made available for inspection all material, relevant documents with respect to these permits and licenses and the Atlas Companies’ use of or possession of nuclear materials.

Section 3.17 Environmental Matters. Except as set forth in Schedule  3.17 and excluding matters relating to Nuclear Laws and permits or licenses thereunder, which are addressed in Section 3.16, (a) each Atlas Company is, and for the five (5) years preceding the Closing Date, has been, in compliance in all material respects with all applicable Environmental Laws; (b) each Atlas Company has for the five (5) years preceding the Closing Date timely obtained, maintains, and is, and for the five (5) years preceding the Closing Date, has been, in compliance in all material respects with, all permits, licenses, certificates or other authorizations materially required by applicable Environmental Laws for the ownership and use of its assets and Leased Real Property, and the conduct of its business as formerly or currently operated (collectively, the “Environmental Permits”), all such Environmental Permits are in full force and effect and there is no pending Proceeding to revoke or materially modify any Environmental Permit; (c) no Atlas Company has received any written notice or information request regarding any actual or alleged material violation by any Atlas Company of, or material Liabilities of any Atlas Company under, applicable Environmental Laws, which notice remains unresolved or under which there are continuing unsatisfied obligations; (d) no Atlas Company has used, generated, treated, stored, disposed of or released any Hazardous Materials on the Leased Real Property, any formerly owned or leased real property, or at any customer or other location that has or could result in material Liability to any of the Atlas Companies under Environmental Laws; (e) there are no material Proceedings pending, or to the Knowledge of the Atlas Companies, threatened against any Atlas Company under applicable Environmental Laws; (f) no Atlas Company is subject to any material outstanding judgment, Order or decree of any Governmental Entity under applicable Environmental Laws; (g) no consent, approval or authorization of or registration or filing with any Governmental Entity is required by Environmental Laws or Environmental Permits in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby; (h) Atlas Company has expressly assumed, undertaken or provided an indemnity with respect to any material Liability of any other Person under Environmental Laws, and there are no material claims pending, or to the Knowledge of the Atlas Companies, threatened related to such Liability; and (i) the Atlas Companies have provided to Parent true and correct copies of all Phase I environmental site assessment reports, Phase II reports, environmental, health or safety audits, inspections conducted in the five (5) years prior to the date hereof by the Atlas Companies, and material documents related to any Proceeding arising under Environmental Laws, that in each case, are in the Atlas Companies’ possession or reasonable control.

Section 3.18 Title to Assets. Except as set forth on Schedule 3.18, each Atlas Company has good and marketable title to, or, in the case of leased or subleased assets, a valid and binding leasehold interest in, or, in the case of licensed assets, a valid license in, all of its assets (whether real, personal, tangible or intangible) that are used by such Atlas Company (except for such assets as may have been sold or otherwise disposed of (a) in the Ordinary Course of Business consistent with past practice prior to the date of this Agreement and (b) after the date hereof and without violation of the terms and conditions of this Agreement), free and clear of all Liens other than Permitted Liens. Such assets of the Atlas Company constitute all of the material assets, properties, rights and interests necessary to conduct the business of the Atlas Companies after the Closing, in all material respects, as it has been operated for the twelve (12) months prior to the date hereof.

Section 3.19 Government Contracts and Bids.

(a) Except as set forth on Schedule 3.19(a), with respect to each Contract that is or has been over the five (5) years prior to the date hereof, between any Atlas Company, on the one hand, and any Governmental Entity, on the other hand (each a “Company Government Contract”); each Contract that is or has been over the five (5) years prior to the date hereof, between any Atlas Company, on the one hand, and any prime contractor or upper-tier subcontractor, on the other hand, relating to a Contract between such Person and any Governmental Entity (each a “Company Government Subcontract”); and each outstanding bid, quotation or proposal by such Atlas Company that if accepted or awarded could lead to a Contract between such Atlas Company, on the one hand, and either any Governmental Entity or prime contractor or upper-tier subcontractor, on the other hand, relating to a Contract between such Person and any Governmental Entity (each such outstanding bid, quotation or proposal, a “Bid”):

(i) each such Company Government Contract or Company Government Subcontract has been legally awarded;

(ii) all representations and certifications with respect to any such Company Government Contract or Company Government Subcontract made by the applicable Atlas Company were current, accurate and complete in all material respects when made, and such Atlas Company has complied in all material respects with all such representations and certifications;

(iii) the Atlas Companies are not, and have not been in the five (5) years prior to the date hereof, in any material violation, breach or default of any provision of any Order or Law governing any Company Government Contract or Company Government Subcontract, and no allegation that any Atlas Company is or has been in the five (5) years prior to the date hereof, in breach or violation in any material respect of any statutory, regulatory or contractual requirement has been made to such Atlas Company and not withdrawn;

(iv) during the five (5) years prior to the date hereof, no Atlas Company has received a cure notice, a show cause notice or a stop work notice, nor, to the Knowledge of the Company, has any Atlas Company been threatened with termination for default under any Company Government Contract or Company Government Subcontract;

(v) no request for equitable adjustment by any Governmental Entity or by any of Atlas Company’s vendors, suppliers or subcontractors against it relating to any Company Government Contract or Company Government Subcontract is pending as of the date hereof;

(vi) there is no Proceeding pending or, to the Company’s Knowledge, threatened, in connection with any Company Government Contract or Company Government Subcontract, against any Atlas Company, or any of their respective directors or officers, including (i) alleged fraud under the False Claims Act (31 U.S.C. § 3729-3733), violations of the Procurement Integrity Act (41 U.S.C. § 423) or violations of the Truth in Negotiations Act (10 U.S.C. § 2306a, 41 U.S.C. § 254b) or (ii) the violation of any Governmental Rule relating to any Company Government Contract or Company Government Subcontract;

(vii) neither an Atlas Company nor, to the Knowledge of the Company, any director, officer, employee, consultant or agent of an Atlas Company is the subject of any audit or investigation, other than within the normal course of business, and no incurred costs have been disallowed, or recommended for disallowance, by any Governmental Entity;

(viii) all Atlas Companies have complied in all material respects with all requirements of the Company Government Contracts or Company Government Subcontracts and any Governmental Rule referenced therein, including Governmental Rules relating to the safeguarding of, and access to, classified information;

(ix) no Atlas Company been suspended or debarred from bidding on contracts or subcontracts with any Governmental Entity in connection with the conduct of its business; no such suspension or debarment has been initiated or threatened in writing;

(x) there are no outstanding written claims in excess of one hundred thousand dollars ($100,000) between any Atlas Company and any prime contractor, subcontractor, vendor or other third party arising under or relating to any Company Government Contract or Company Government Subcontract;

(xi) neither any Atlas Company nor, to the Knowledge of the Company, any of directors, officers or employees of an Atlas Company is or has been (except as to routine security investigations) under administrative, civil or criminal investigation, indictment or information by any Governmental Entity with respect to any operations of such Atlas Company;

(xii) each Atlas Company has properly included their appropriate markings on its proposal submissions in response to solicitations and deliverable submissions under Company Government Contracts and Company Government Subcontracts required for the protection of proprietary information;

(xiii) each Atlas Company has complied in all material respects with all terms and conditions, including military specifications and other standards and requirements incorporated by reference, of the Company Government Contracts and Company Government Subcontracts; and

(xiv) no current operations of the Atlas Companies are restricted by the Organizational Conflicts of Interest restrictions as set forth in Federal Acquisition Regulation Subpart 9.5.

(b) The Atlas Companies and their officers, directors, managers, employees, consultants and agents collectively hold all security clearances necessary for the operation of their respective businesses as presently conducted. Schedule 3.19(b) sets forth a correct and complete list of all security clearances held by any Atlas Company or any their respective directors, officers, employees, consultants or agents. No Atlas Company is aware of any facts that are reasonably likely to give rise to the revocation of any security clearance of such Atlas Company or any of its directors, officers, managers, employees, consultants or agents. Each Atlas Company and each of its directors, officers, managers, employees, consultants or agents are in compliance in all material respects with applicable facilities and personnel security clearance requirements of the United States, including those specified in the Industrial Security Regulation (DOD 5220.22-R) and the National Industrial Security Program Operating Manual, DOD 5220.22-M.

(c) Each Atlas Company has complied in all material respects with all applicable cost accounting standards and cost principles of a Governmental Entity, and no Atlas Company has received written notice from the sponsoring United States Government Agency Administrative Contracting Officer or any other Governmental Entity of any intent to suspend, disapprove or disallow any material costs.

(d) All former U.S. government personnel that have been employed or retained by an Atlas Company comply with applicable Governmental Rules specifically related to post-government employment.

Section 3.20 Directors and Officers. Schedule 3.20 lists the directors or managers and officers of each Atlas Company.

Section 3.21 Customer Warranties. There are no pending or, to the Knowledge of the Company, threatened, material claims under or pursuant to any warranty, whether expressed or implied, on the products or services sold prior to the Closing Date by any Atlas Company that are not reserved for in accordance with GAAP in the Latest Balance Sheet. All of the services rendered by the Atlas Companies (whether directly or indirectly through independent contractors) have been performed in all material respects in conformity with all express warranties and, in all material respects, with all applicable contractual commitments, and no Atlas Company has any pending material claims for replacement or repair or for other damages relating to or arising from any such services, except for amounts which are immaterial in the aggregate. Set forth on Schedule 3.21 are the aggregate amounts of warranty claims incurred by the Atlas Companies, taken as a whole, during the last three (3) completed fiscal years. To the Knowledge of the Company, there is no reason to expect a material increase in the amount of warranty claims (as a percentage of gross revenues) in 2019.

Section 3.22 Customer Assets. The Atlas Companies have sole custody and control of, and maintain adequate insurance coverage (directly or as an additional insured on customer policies) on all, material materials, supplies, parts or other assets delivered to the Atlas Companies by or on behalf of their customers for use in connection with projects that the Atlas Companies undertake for such customers (the “Customer Assets”). In the three (3) years preceding the date hereof, no material amount of the Customer Assets has been damaged, lost or stolen from the time of receipt by the Atlas Companies and, in the three (3) years preceding the date hereof, the Atlas Companies have not received notice of any material claim, loss or damage related to the Customer Assets.

Section 3.23 Accounts Receivable.

(a) Seller has made available to Parent an accurate and complete list and the aging of all accounts receivable of the Atlas Companies as of the date hereof (“Accounts Receivable”). The Accounts Receivable represent or will represent valid obligations and bona fide transactions arising from or relating to sales actually made or services actually performed by the Atlas Companies. All such Accounts Receivable relate solely to the sale of goods or services to customers of the Atlas Companies, none of whom are Affiliates of any Atlas Company. Except to the extent paid prior to the Closing Date, the Accounts Receivable are, or will be as of the Closing Date, current and collectible net of the respective reserve shown in the corresponding line items on the Financial Statements or on the accounting records of Atlas Companies as of the Closing Date (which reserves are adequate and calculated consistent with past practice).

(b) All accounts payable of the Atlas Companies, whether reflected on the Financial Statements or subsequently created, are valid payables that have arisen from bona fide transactions of the Atlas Companies. Since the date of the Latest Balance Sheet, the Atlas Companies have paid their accounts payable in the Ordinary Course of Business.

Section 3.24 Trade & Anti-Corruption Compliance.

(a) Neither any Atlas Company nor any of its directors, officers, managers, employees, its agents or third-party representatives, is or has in the five (5) years prior to the date hereof been: (i) a Sanctioned Person; (ii) operating in, organized in, conducting business with, or otherwise engaging in dealings with or for the benefit of any Sanctioned Person or in any Sanctioned Country in either case in material violation of applicable Sanctions in connection with the business of any Atlas Company; or (iii) otherwise in material violation of any applicable Sanctions or applicable Export Control Laws or U.S. antiboycott requirements (together “Trade Controls”), in connection with the business of any Atlas Company. No products produced by any Atlas Company requires a license from any Governmental Entity for sale or export to any jurisdiction or end-user that is not otherwise targeted by restrictions under applicable Sanctions or applicable Export Control Laws.

(b) In the five (5) years prior to the date hereof, in connection with or relating to the business of the Atlas Companies, neither any Atlas Company nor any of its directors, officers, managers, employees, agents or third-party representatives (i) has made, authorized, solicited or received any bribe, unlawful rebate, payoff, influence payment or kickback, (ii) has established or maintained, or is maintaining, any unlawful fund of corporate monies or properties, (iii) has used or is using any corporate funds for any illegal contributions, gifts, entertainment, hospitality, travel or other unlawful expenses, or (iv) has, directly or indirectly, made, offered, authorized, facilitated, received or promised to make or receive, any payment, contribution, gift, entertainment, bribe, rebate, kickback, financial or other advantage, or anything else of value, regardless of form or amount, to or from any Governmental Entity or any other Person, in each case in violation of applicable Anti-Corruption Laws.

Section 3.25 Affiliate Transactions. Schedule 3.25 sets forth a list of all services provided within the twelve (12) months prior to the date hereof to any Atlas Company by any of its Affiliates (other than another Atlas Company) and all services provided within the twelve (12) months prior to the date hereof by any Atlas Company to any of its Affiliates (other than another Atlas Company), and the charges assessed for all services provided during such time. Except as disclosed in Schedule 3.25, there are no loans, Leases, commitments, guarantees, agreements (except for employment agreements and the Governing Documents) or other transactions or arrangements (oral or written) between any of the Atlas Companies, on the one hand, and any Affiliate thereof (other than another Atlas Company) or any current or former director, officer, stockholder/equity holder or employee of any Atlas Company, or any immediate family member or Affiliate of any of the foregoing, on the other hand.

Article IV
REPRESENTATIONS AND WARRANTIES OF SELLER

As an inducement to the Buyer Group to enter into this Agreement and consummate the transactions contemplated hereby, Seller hereby represents and warrants to the Buyer Group that the following representations and warranties are true and correct as of the date of this Agreement and as of the Closing Date (except, as to any representations and warranties that specifically relate to an earlier date, in which case such representations and warranties were true and correct as of such earlier date):

Section 4.1 Organization; Authority; Enforceability. Seller is a limited partnership duly formed, validly existing and in good standing under the Laws of the State of Delaware and Seller is qualified to do business as a foreign entity in each jurisdiction in which the character of its properties, or in which the transaction of its business, makes such qualification necessary, except where the failure to be so qualified and in good standing (or equivalent) would not be reasonably likely to have a material adverse effect. Seller has the limited partnership power and authority to execute and deliver this Agreement and the other agreements entered into (or contemplated to be entered into) and to consummate the transactions contemplated hereby. No other limited partnership proceedings on the part of Seller are necessary to approve and authorize the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Seller and constitutes the valid and binding agreement of Seller, enforceable against Seller in accordance with its terms, except as such may be limited by bankruptcy, insolvency, reorganization or other Laws affecting creditors’ rights generally and by general equitable principles.

Section 4.2 Capitalization and Ownership. As of immediately prior to Closing, Seller will have good and valid title to the Units free and clear of all Liens other than (a) Securities Liens and (b) Liens granted in connection with the Credit Agreement, which Liens will be released upon extinguishment of the Credit Agreement. Except as set forth on Schedule 4.2, Seller is not a party to (i) any option, warrant, purchase right or other Contract or commitment (other than this Agreement) that could require Seller to sell, transfer or otherwise dispose of any of the Units or (ii) any voting trust, proxy, or other Contract or understanding with respect to the voting of the Units. Other than the Units, Seller has no other equity interests or rights, options, warrants, convertible or exchangeable securities, subscriptions, calls, puts or other analogous rights, interests, agreements, arrangements or commitments to acquire or otherwise relating to any equity or voting interest of any Atlas Company or obligating such Atlas Company to issue, deliver, transfer or sell any capital securities or any other equity or voting interest in any Atlas Company

Section 4.3 Noncontravention.

(a) Except as set forth in Schedule 4.3(a), the consummation of the transactions contemplated hereby by Seller do not (i) conflict with or result in any breach of the material terms, conditions or provisions of, (ii) constitute a default under (whether with or without the giving of notice, the passage of time or both), (iii) result in a violation of, (iv) give any third party the right to terminate or accelerate, or cause any termination or acceleration of, any material right or material obligation under, (v) result in the creation of any Lien upon the Units under, or (vi) other than the filings required pursuant to 6.2, require any approval from, or filing with, any Governmental Entity under or pursuant to, the Governing Documents or any Law, or Order to which Seller is bound or subject, except, in each case, as would not be materially adverse to the Sellers’ ability to consummate the transactions contemplated by this Agreement.

(b) Except as set forth in Schedule 4.3(b) or as would not be materially adverse to Seller, the consummation of the transactions contemplated hereby by Seller do not (i) conflict with or result in any breach of any of the material terms, conditions or provisions of, (ii) constitute a default under (whether with or without the giving of notice, the passage of time or both), (iii) result in a violation of, (iv) give any third party the right to terminate or accelerate, or cause any termination or acceleration of, any material right or material obligation under, (v) result in the creation of any Lien upon the Units under, or (vi) other than the filings required pursuant to Section 6.2, require any approval under or pursuant to any Contract to which Seller is a party.

Section 4.4 Litigation. Except as set forth on Schedule 4.4(a), there are no material Proceedings pending or threatened, against Seller before any Governmental Entity that (a) could reasonably be expected to adversely affect the ability of Seller to consummate the transactions contemplated by this Agreement or (b) challenge or that could reasonably be expected to prevent, impede, hinder, delay, make illegal, impose material limitations or conditions on, or otherwise interfere with, any of the transactions contemplated by this Agreement. Seller is not subject or bound by any material outstanding Orders.

Section 4.5 Brokerage. Except as set forth on Schedule 4.5, neither Seller nor any Atlas Company has incurred any obligation or liability, contingent or otherwise, in connection with this Agreement that would result in the obligation of any Atlas Company or any member of the Buyer Group to pay any finder’s fee, brokerage or agent’s commissions or other like payments in connection with the negotiations leading to this Agreement or the consummations of the transactions contemplated hereby.

Section 4.6 Investment Intent.

(a) Seller understands and acknowledges that the acquisition of Parent Shares and the Holdings Common Units involves substantial risk. Seller and its representatives have experience as investors in Equity Interests and other securities of companies such as Parent and Holdings, and Seller can bear the economic risk of its investment (which Seller acknowledges may be for an indefinite period) and has such knowledge and experience in financial or business matters that Seller is capable of evaluating the merits and risks of its investment in the Parent Shares and the Holdings Common Units.

(b) Seller is acquiring the Class B Common Stock and the Holdings Common Units for its own account, for investment purposes only and not with a view toward, or for sale in connection with, any distribution thereof, or with any present intention of distributing or selling any Class B Common Stock, the Holdings Common Units or other Equity Interests of Parent or Holdings, in each case, in violation of the federal securities Laws, any applicable foreign or state securities Laws or any other applicable Law.

(c) Seller qualifies as an “accredited investor,” as such term is defined in Rule 501(a) promulgated pursuant to the Securities Act.

(d) Seller understands and acknowledges that the Class B Common Stock has not been registered under the Securities Act, any United States state securities Laws or any other applicable foreign Law. Seller acknowledges that such securities may not be transferred, sold, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act and any other provision of applicable United States federal, United States state or other Law or pursuant to an applicable exemption therefrom. Seller acknowledges that there is no public market for the Class B Common Stock and that there can be no assurance that a public market will develop.

Article V
REPRESENTATIONS AND WARRANTIES OF THE BUYER GROUP

As an inducement to Seller and the Company to enter into this Agreement and consummate the transactions contemplated hereby, each member of the Buyer Group hereby represents and warrants that each of the following representations are true and correct as of the date of this Agreement and as of the Closing Date (except, as to any representations and warranties that specifically relate to an earlier date, in which case such representations and warranties were true and correct as of such earlier date):

Section 5.1 Organization; Authority; Enforceability. Parent is a corporation duly incorporated under the Laws of the State of Delaware with the requisite power and authority to enter into this Agreement and to perform its obligations hereunder. The execution, delivery and performance of this Agreement and the other agreements contemplated hereby to be executed and delivered by Parent and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Parent and no other proceedings on the part of Parent are necessary to authorize the execution, delivery or performance of this Agreement or the other agreements contemplated hereby. This Agreement and the other agreements contemplated hereby to be executed and delivered by Parent constitute valid and binding obligations of Parent, enforceable against Parent in accordance with its terms, except as such may be limited by bankruptcy, insolvency, reorganization or other Laws affecting creditors’ rights generally and by general equitable principles. Holdings and Buyer are limited liability companies duly incorporated under the Laws of the State of Delaware with the requisite power and authority to enter into this Agreement and to perform their obligations hereunder. The execution, delivery and performance of this Agreement and the other agreements contemplated hereby to be executed and delivered by each of Holdings and Buyer and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all requisite limited liability company action on the part of each of Holdings and Buyer and no other proceedings on the part of either Holdings or Buyer are necessary to authorize the execution, delivery or performance of this Agreement or the other agreements contemplated hereby. This Agreement and the other agreements contemplated hereby to be executed and delivered by Holdings or Buyer constitute valid and binding obligations of Holdings or Buyer (as applicable), enforceable against Holdings or Buyer (as applicable) in accordance with its terms, except as such may be limited by bankruptcy, insolvency, reorganization or other Laws affecting creditors’ rights generally and by general equitable principles.

Section 5.2 Capitalization.

(a) Schedule 5.2(a) sets forth, with respect to each member of the Buyer Group and any Subsidiaries thereof, (i) its name and jurisdiction of organization, (ii) its form of organization and (iii) (A) as of the date hereof, the Equity Interests issued by Parent and the record ownership thereof (other than with respect to the record and beneficial ownership of the Class A Common Stock of Parent and any Warrants issued in connection with the issuance of such Class A Common Stock of Parent) and (B) the Equity Interests issued by each other member of the Buyer Group and the record ownership thereof.

(b) As of the date of this Agreement, the authorized capital stock of Parent consists of (i) one million (1,000,000) shares of preferred stock, par value $0.0001 per share and (ii) three hundred million (300,000,000) shares of common stock, par value $0.0001 per share, including (A) two hundred fifty million (250,000,000) shares of Class A Common Stock and (B) fifty million (50,000,000) shares of Class F Common Stock (the “Class F Common Stock”). As of the date of this Agreement, (A) twenty million, five hundred thousand (20,500,000) shares of Class A Common Stock were issued and outstanding (B) five million (5,000,000) shares of Class F Common Stock were issued and outstanding and (C) twenty three million, seven hundred and fifty thousand (23,750,000) warrants entitling the holder thereof to purchase one share of Class A Common Stock at an exercise price of eleven dollars and fifty cents ($11.50) per share of Class A Common Stock pursuant to, and subject to adjustments as provided by, the terms of the Warrant Agreement (the “Warrants”) were issued and outstanding. All outstanding shares of Class A Common Stock, Class F Common Stock and Warrants are and were (1) validly issued, fully paid and non-assessable, (2) issued in compliance in all material respects with applicable Law and (3) not issued in breach or violation of preemptive rights or Contract. Except for the Class F Common Stock, the Warrants, the Parent Stock Redemption right and any Equity Interests that may be issued or transferred to the Equity Financing Sources, there are no outstanding (w) securities of Parent convertible into or exchangeable for shares of capital stock or other Equity Interest or voting securities of any member of the Buyer Group, (x) options, warrants or other rights (including preemptive rights) or agreements, arrangement or commitments of any character, whether or not contingent, of Parent to acquire from any Person, and no obligation of Parent to issue, any shares of capital stock or other Equity Interest or voting securities of any member of the Buyer Group or any securities convertible into or exchangeable for such shares of capital stock or other Equity Interest or voting securities, (y) equity equivalents or other similar rights of or with respect to Parent or (z) obligations of Parent to repurchase, redeem, or otherwise acquire any of the foregoing securities, shares of capital stock, Equity Interests, options, equity equivalents, interests or rights. Except as set forth on Schedule 5.2(a), Parent has no direct or indirect Equity Interests, participation or voting right or other investment (whether debt, equity or otherwise) in any Person (including any Contract in the nature of a voting trust or similar agreement or understanding) or any other equity equivalents in or issued by any other Person.

(c) As of the date of this Agreement, the authorized Equity Interests of Holdings consists of all of the membership interests of Holdings and all such Equity Interests are and were (i) validly issued, fully paid and non-assessable, (ii) issued in compliance in all material respects with applicable Law and (iii) not issued in breach or violation of preemptive rights or Contract. Except for any Equity Interests that may be issued or transferred to the Equity Financing Sources, there are no outstanding (A) securities of Holdings convertible into or exchangeable for Equity Interests or voting securities of Holdings, (B) options, warrants or other rights (including preemptive rights) or agreements, arrangement or commitments of any character, whether or not contingent, of Holdings to acquire from any Person, and no obligation of Holdings to issue, any Equity Interests or voting securities of Holdings or any securities convertible into or exchangeable for such Equity Interests or voting securities, (C) equity equivalents or other similar rights of or with respect to Holdings or (D) obligations of Holdings to repurchase, redeem, or otherwise acquire any of the foregoing securities, Equity Interests, options, equity equivalents, interests or rights. Except as set forth on Schedule 5.2(a), Holdings has no direct or indirect Equity Interests, participation or voting right or other investment (whether debt, equity or otherwise) in any Person (including any Contract in the nature of a voting trust or similar agreement or understanding) or any other equity equivalents in or issued by any other Person.

(d) As of the date of this Agreement, the authorized Equity Interests of Buyer consists of all of the membership interests of Holdings and all such Equity Interests are and were (i) validly issued, fully paid and non-assessable, (ii) issued in compliance in all material respects with applicable Law and (iii) not issued in breach or violation of preemptive rights or Contract. Except for any Equity Interests that may be issued or transferred to the Equity Financing Sources, there are no outstanding (A) securities of Buyer convertible into or exchangeable for Equity Interests or voting securities of Buyer, (B) options, warrants or other rights (including preemptive rights) or agreements, arrangement or commitments of any character, whether or not contingent, of Buyer to acquire from any Person, and no obligation of Buyer to issue, any Equity Interests or voting securities of Buyer or any securities convertible into or exchangeable for such Equity Interests or voting securities, (C) equity equivalents or other similar rights of or with respect to Buyer or (D) obligations of Buyer to repurchase, redeem, or otherwise acquire any of the foregoing securities, Equity Interests, options, equity equivalents, interests or rights. Except as set forth on Schedule 5.2(a), Buyer has no direct or indirect Equity Interests, participation or voting right or other investment (whether debt, equity or otherwise) in any Person (including any Contract in the nature of a voting trust or similar agreement or understanding) or any other equity equivalents in or issued by any other Person.

(e) The Rollover Class B Stock and Holdings Common Units to be issued to Seller pursuant to this Agreement will, upon issuance and delivery at the Closing, (i) be duly authorized and validly issued, and fully paid and nonassessable, (ii) be issued in compliance in all material respects with applicable Law, (iii) not be issued in breach or violation of any preemptive rights or Contract, and (iv) be issued to Seller with good and valid title, free and clear of any Liens other than Securities Liens (including for the avoidance of doubt any restrictions set forth in the Second A&R Certificate and the A&R LLC Agreement).

(f) Except for the Indebtedness (i) contemplated by the Committed Financing or (ii) incurred after the date hereof to the Sponsors or their Affiliates or any officer or director of any member of the Buyer Group on terms not materially different than those presented in the form promissory note set forth on Schedule 5.2(f) incurred in order to pay expenses or Taxes of any member of the Buyer Group incurred in the ordinary course of business prior to the Closing, no member of the Buyer Group has, or has any present intention, agreement, arrangement, understanding or Contract to enter into or incur, any obligations with respect to or under any Indebtedness.

Section 5.3 Brokerage. Except for arrangements for which the Buyer Group shall be solely responsible, there are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of Parent.

Section 5.4 Trust Account. As of the date of this Agreement, Parent has (and will have immediately prior to the Closing, not taking into account any amounts to be paid to holders of Class A Common Stock, par value $0.0001, of Parent (the “Class A Common Stock”), that timely exercise and do not waive their rights to participate in the Parent Stock Redemption and not taking into account the Deferred Discount (as such term is defined in the Trust Agreement) owed to the underwriters of Parent’s initial public offering) at least two hundred million dollars ($200,000,000) plus accrued interest that has not been withdrawn by Parent to cover any of its tax obligations through August 12, 2019 (the “Trust Amount”) in the Trust Account, with such funds invested in United States government securities meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940 and held in trust by the Trustee pursuant to the Trust Agreement. The Trust Agreement is in full force and effect and is a legal, valid and binding obligation of Parent and the Trustee, enforceable in accordance with its terms. The Trust Agreement has not been terminated, repudiated, rescinded, amended, supplemented or modified, in any respect, and no such termination, repudiation, rescission, amendment, supplement or modification is contemplated. There are no side letters and (except for the Trust Agreement) no agreements, Contracts, arrangements or understandings, whether written or oral, with the Trustee or any other Person that would (i) cause the description of the Trust Agreement in the Parent SEC Documents to be inaccurate in any material respect or (ii) entitle any Person (other than (x) holders of Class A Common Stock who shall have exercised their rights to participate in a Parent Stock Redemption, (y) the underwriters of Parent’s initial public offering, who are entitled to the Deferred Discount (as such term is defined in the Trust Agreement) and (z) Parent with respect to income earned on the proceeds in the Trust Account to cover any of its tax obligations) to any portion of the proceeds in the Trust Account. There are no Proceedings pending or, to the Knowledge of Buyer, threatened with respect to the Trust Account.

Section 5.5 Parent SEC Documents; Controls.

(a) Parent has timely filed or furnished with the SEC all forms, reports, schedules and statements required to be filed or furnished under the Securities Act or the Securities Exchange Act (such forms, reports, schedules and statements, the “Parent SEC Documents”). As of their respective dates, each of the Parent SEC Documents, as amended (including, without limitation, all financial statements included therein, exhibits and schedules thereto and documents incorporated by reference therein), complied in all material respects with the applicable requirements of the Securities Act, or the Securities Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Parent SEC Documents, and none of the Parent SEC Documents contained, when filed or, if amended prior to the date of this Agreement, as of the date of such amendment with respect to those disclosures that are amended, any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. To the Knowledge of Buyer, as of the date hereof, (i) none of the Parent SEC Documents are the subject of ongoing SEC review or outstanding SEC comment and (ii) neither the SEC nor any other Governmental Entity is conducting any investigation or review of any Parent SEC Document. No notice of any SEC review or investigation of Parent or, following the effectiveness of each Parent SEC Document, such Parent SEC Documents has been received by Parent.

(b) The financial statements of Parent included in the Parent SEC Documents, including all notes and schedules thereto, complied in all material respects, when filed or if amended prior to the date of this Agreement, as of the date of such amendment, with the rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Rule 10-01 of Regulation S-X of the SEC) and fairly present in all material respects in accordance with applicable requirements of GAAP (subject, in the case of the unaudited statements, to normal year-end audit adjustments) the financial position of Parent, as of their respective dates and the results of operations and the cash flows of Parent, for the periods presented therein.

(c) Except as not required in reliance on exemptions from various reporting requirements by virtue of Parent’s status as an “emerging growth company” within the meaning of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012, Parent has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Securities Exchange Act and the listing standards of Nasdaq. Parent’s disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by Parent in the reports that it files under the Securities Exchange Act are recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to Parent’s management as appropriate to allow timely decisions.

Section 5.6 Information Supplied; Proxy Statement. The information supplied or to be supplied by the members of the Buyer Group for inclusion in the Proxy Statement, the Additional Parent Filings, any other Parent SEC Filing, any document submitted to any other Governmental Entity or any announcement or public statement regarding the transactions contemplated by this Agreement (including the Signing Press Release and the Closing Press Release) shall not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading at (i) the time such information is filed, submitted or made publicly available, (ii) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the stockholders of Parent, (iii) the time of the Parent Stockholder Meeting or (iv) the Closing (subject to the qualifications and limitations set forth in the materials provided by Parent or that are included in such filings and/or mailings). The Proxy Statement (other than with respect to information supplied by Parent for inclusion therein) will comply in all material respects with the applicable requirements of the Securities Exchange Act and the rules and regulations of the SEC thereunder applicable to the Proxy Statement.

Section 5.7 Litigation. There is no material Proceeding pending before any Governmental Entity, against or affecting any member of the Buyer Group or any of its or their properties or rights with respect to the transactions contemplated hereby.

Section 5.8 Solvency. Assuming the accuracy of the representations and warranties of Seller and the Company in Article III and Article IV, absent Fraud and giving effect to the transactions contemplated by this Agreement, including the receipt of any financing, and any repayment or refinancing of debt, payment of all amounts required to be paid in connection with the consummation of the transactions contemplated hereby and payment of all related fees and expenses, the Buyer Group and the Atlas Companies will be Solvent immediately after consummation of the transactions contemplated hereby.

Section 5.9 Listing. The issued and outstanding shares of Class A Common Stock and the Warrants (the foregoing, collectively, the “Parent Public Securities”) are registered pursuant to Section 12(b) of the Securities Exchange Act and are listed for trading on Nasdaq. There is no suit, action, Proceeding or investigation pending or, to the Knowledge of Buyer, threatened against Parent by Nasdaq or the SEC with respect to any intention by such entity to deregister any Parent Public Securities or prohibit or terminate the listing of any Parent Public Securities on Nasdaq. Parent has taken no action that is designed to terminate the registration of Parent Public Securities under the Securities Exchange Act. Parent has not received any written or, to Buyer’s Knowledge, oral deficiency notice from Nasdaq relating to the continued listing requirements of the Parent Public Securities.

Section 5.10 Investment Company. No member of the Buyer Group is an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

Section 5.11 Tax Matters.

(a) All material Tax Returns required by Law to be filed by the members of the Buyer Group have been timely filed, and all such Tax Returns are true, correct and complete in all material respects.

(b) All material amounts of Taxes due and owing by the members of the Buyer Group have been paid.

(c) There are no material written Tax deficiencies outstanding, proposed or assessed against any member of the Buyer Group, nor has any member of the Buyer Group executed any Contracts or other agreements waiving the statute of limitations on or extending the period for the assessment or collection of any material Tax, in each case, which have not since expired.

(d) No material audit or other examination of any Tax Return of any member of the Buyer Group by any Tax authority is presently in progress, nor has any member of the Buyer Group been notified in writing in the past five (5) years of any request for such an audit or other examination.

Section 5.12 Noncontravention.

(a) The consummation of the transactions contemplated hereby by the members of the Buyer Group do not (i) conflict with or result in any breach of any of the material terms, conditions or provisions of, (ii) constitute a material default under (whether with or without the giving of notice, the passage of time or both), (iii) result in a material violation of, (iv) give any third party the right to terminate or accelerate, or cause any termination or acceleration of, any material right or material obligation under, (v) result in the creation of any Lien upon the Equity Interests under, or (vi) other than the filings required pursuant to Section 6.2, require any approval from, or filing with, any Governmental Entity under or pursuant to, the relevant Governing Documents or any Law, or Order to which any member of the Buyer Group is bound or subject.

(b) The consummation of the transactions contemplated hereby by the members of the Buyer Group does not (i) conflict with or result in any breach of any of the material terms, conditions or provisions of, (ii) constitute a default under (whether with or without the giving of notice, the passage of time or both), (iii) result in a violation of, (iv) give any third party the right to terminate or accelerate, or cause any termination or acceleration of, any material right or material obligation under, (v) result in the creation of any Lien upon the Units under, or (vi) other than the filings required pursuant to Section 6.2, require any approval under or pursuant to any material Contract to which any member of the Buyer Group is a party.

Section 5.13 Business Activities.

(a) Since its organization, each no member of the Buyer Group has conducted any business activities other than activities directed toward the accomplishment of a Business Combination. Except as set forth in the Parent Governing Documents, there is no agreement, commitment, or Order binding upon any member of the Buyer Group or to which any member of the Buyer Group is a party which has or would reasonably be expected to have the effect of prohibiting or impairing any business practice of any member of the Buyer Group or any acquisition of property by any member of the Buyer Group or the conduct of business by the Buyer Group as currently conducted or as contemplated to be conducted as of the Closing, other than such effects, individually or in the aggregate, which have not had and would not reasonably be expected to have a material adverse effect on the ability of the members of the Buyer Group to enter into and perform its obligations under this Agreement.

(b) Except for this Agreement and the transactions contemplated hereby, no member of the Buyer Group has interests, rights, obligations or Liabilities with respect to, and each member of the Buyer Group is not party to, bound by or has its assets or property subject to, in each case whether directly or indirectly, any Contract or transaction which is, or could reasonably be interpreted as constituting, a Business Combination.

(c) As of the date hereof and except for this Agreement and the Contracts expressly contemplated hereby or as set forth on Schedule 5.13(c), no member of the Buyer Group is a party to any Contract with any other Person that would require payments by the Buyer Group in excess of $25,000 in the aggregate with respect to any individual Contract (other than Contracts (i) for professional services including legal, accounting and other advisors of the Buyer Group who are not the Sponsors or any of their Affiliates or any of its or their or the Buyer Group’s directors, officers or employees or (ii) that are disclosed prior to the date hereof in any Parent SEC Filing).

(d) As of the date hereof, there is no Liability, debt or obligation against the Buyer Group that would be required to be set forth or reserved for on a consolidated balance sheet of Parent (and the notes thereto) prepared in accordance with GAAP consistently applied and in accordance with past practice, except for Liabilities, debts or obligations (i) reflected or reserved for on Parent’s condensed balance sheet for the three-month period ended March 31, 2019 as reported on Form 10-Q or disclosed in the notes thereto (other than any such Liabilities not reflected, reserved or disclosed as are not and would not be, in the aggregate, material to Parent), (ii) less than $50,000 in the aggregate with respect to any individual or series of related Liabilities, debts or obligations that have arisen since the date of Parent’s consolidated balance sheet for the three-month period ended March 31, 2019 as reported on Form 10-Q in the Ordinary Course of Business of Parent, (iii) in respect of the Commitment Letters or the R&W Insurance Policy or (iv) for professional fees, including with respect to legal, accounting or other advisors incurred by the Buyer Group in connection with the transactions contemplated by this Agreement.

Section 5.14 Investment Intent.

(a) Each member of the Buyer Group understands and acknowledges that the acquisition of the Units involves substantial risk. The Buyer Group’s representatives have experience as investors in Equity Interests and other securities of companies such as the ones being transferred pursuant to this Agreement, and the Buyer Group can bear the economic risk of its investment (which the Buyer Group acknowledges may be for an indefinite period) and has such knowledge and experience in financial or business matters that Buyer Group is capable of evaluating the merits and risks of its investment in the Units.

(b) Buyer is acquiring the Units for its own account, for investment purposes only and not with a view toward, or for sale in connection with, any distribution thereof, or with any present intention of distributing or selling any Units, in each case, in violation of the federal securities Laws, any applicable foreign or state securities Laws or any other applicable Law.

(c) Buyer qualifies as an “accredited investor,” as such term is defined in Rule 501(a) promulgated pursuant to the Securities Act.

(d) The Buyer Group understands and acknowledges that the Units have not been registered under the Securities Act, any United States state securities Laws or any other applicable foreign Law. The Buyer Group acknowledges that such securities may not be transferred, sold, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act and any other provision of applicable United States federal, United States state, or other Law or pursuant to an applicable exemption therefrom. The Buyer Group acknowledges that there is no public market for the Units and that there can be no assurance that a public market will develop.

Section 5.15 Financing.  Parent has received and accepted: (a) an executed commitment letter dated August 12, 2019 (as amended, modified, supplemented, replaced or extended from time to time after the date of this Agreement in compliance with Section 6.17, the “Debt Commitment Letter”) from the Debt Financing Sources party thereto (including any Debt Financing Sources who become party thereto by joinder in accordance with the terms thereof) pursuant to which the Debt Financing Sources have agreed, subject solely to the terms and conditions thereof and expressly stated therein, to provide (a) the debt amounts set forth therein which is the full amount of the debt financing required to consummate the transactions contemplated by this Agreement (such debt financing, together with any permitted Alternative Financing, the “Committed Financing”) and which may be reduced pursuant to Section 6.1(d)(iii). Parent has delivered to Seller true, complete and correct copies of the executed Commitment Letter and any fee letters referred to in, or contemplated by, the Debt Commitment Letter (with only fee amounts, pricing caps and other economic “market flex” terms redacted, so long as such redaction does not cover terms that could affect the conditionality, amount, timing, availability or termination of the Committed Financing) (each as amended, modified, supplemented, replaced or extended from time to time after the date of this Agreement in compliance with Section 6.17, the “Fee Letter”). Except as set forth in the applicable Commitment Letter, there are no conditions precedent to the obligations of the Debt Financing Sources to provide the Committed Financing or any contingencies that would permit the Debt Financing Sources to reduce the total amount of the Committed Financing. There are no other agreements, side letters or arrangements relating to the Committed Financing to which Parent or any of its Affiliates is a party that could impose conditions to the funding of the Committed Financing, other than those set forth in Debt Commitment Letters (or in the unredacted portions of the Fee Letter). As of the date of this Agreement, Parent does not have any reason to believe that it will be unable to satisfy on a timely basis all conditions to be satisfied by it in the Debt Commitment Letter or the Fee Letter at the time it is required to consummate the Closing hereunder. Except for any amendments (in compliance with Section 6.17) delivered to Seller on or prior to the date of this Agreement, neither of the Debt Commitment Letter nor the Fee Letter have been modified, altered or amended on or prior to the date of this Agreement, nor, to the Knowledge of Buyer, is any such amendment, modification, withdrawal, termination or rescission currently contemplated or the subject of current discussions. None of the commitments under the Debt Commitment Letter entered into on or prior to the date hereof have been withdrawn, terminated or rescinded prior to the date of this Agreement. Subject to its terms and conditions, the Committed Financing, when funded in accordance with the Debt Commitment Letter, will provide Buyer with acquisition financing proceeds on the Closing Date sufficient, together with available cash of the Buyer Group from sources other than the Committed Financing, to consummate the transactions contemplated by this Agreement (including making all necessary payments of fees and expenses in connection with the transactions contemplated hereby and both before and after giving effect to any “flex” provisions contained in the Fee Letter). As of the date of this Agreement, the Debt Commitment Letter is (as to the Buyer Group and to the Knowledge of Buyer, the other parties thereto) valid, binding and in full force and effect and no event has occurred that, with or without notice, lapse of time, or both, which would reasonably be expected to constitute a default or breach or a failure to satisfy a condition precedent on the part of Parent under the terms and conditions of the Debt Commitment Letter, other than any such default, breach or failure that has been irrevocably waived by the Debt Financing Sources, as applicable, or otherwise cured in a timely manner by Parent to the satisfaction of the Debt Financing Sources. As of the date of this Agreement, the Buyer Group has paid in full any and all commitment fees or other fees required to be paid pursuant to the terms of the Commitment Letters entered into as of the date hereof or Fee Letter on or before the date of this Agreement, and will pay in full any such amounts due on or before the Closing Date.

Article VI
ADDITIONAL AGREEMENTS

Section 6.1 Interim Covenants.

(a) Affirmative and Negative Covenants of the Company. From the date hereof until the earlier of (i) the date this Agreement is terminated pursuant to Article VII and (ii) the Closing Date (such period, the “Pre-Closing Period”), unless Parent shall otherwise consent in writing (which consent shall not be unreasonably withheld, delayed or conditioned) and except as otherwise contemplated or permitted by this Agreement or set forth on Schedule 6.1(a), each Atlas Company shall operate its business in the Ordinary Course of Business (including with respect to their business relationships with customers, suppliers and others with whom such Atlas Company has a business relationship), and each Atlas Company shall not take or omit to take any action that would have required disclosure pursuant to Section 3.6 if such action had been taken after the date of the Latest Balance Sheet and prior to the date of this Agreement; provided, that, notwithstanding anything in this Agreement to the contrary, nothing contained in this Agreement shall (A) give the Buyer Group, directly or indirectly, the right to control or direct in any manner the operations of the Atlas Companies prior to the Closing; (B) prohibit or restrict any Atlas Company’s ability to make withdrawals, borrow funds or make payments or pre-payments under any agreement related to Indebtedness (1) in an aggregate amount not to exceed $10,000,000, (2) in connection with deferred purchase price obligations, working capital facilities, capital leases, purchase money arrangements, equipment financing arrangements, insurance premium financing arrangements and ordinary course bonding and guarantee arrangements or (3) under the Credit Agreement or any revolving line of credit or similar facility provided for thereunder, in each case prior to 12:01 a.m. on the Closing Date; (C) prohibit or restrict any Atlas Company from hiring or terminating (i) any employee whose annual base salary is less than two hundred thousand dollars ($200,000) in the Ordinary Course of Business or (ii) any employee for “cause” (as determined by the Seller or the Company); provided, that the Atlas Companies, taken as a whole, shall not hire more than 10% of the aggregate number of employees employed by the Atlas Companies; (D) prohibit or restrict any Atlas Company from making capital expenditures in the Ordinary Course of Business; (E) restrict the ability of any Atlas Company to declare or pay any Cash dividends or distributions prior to 12:01 a.m. on the Closing Date; (F) prohibit or restrict any Atlas Company from entering into, amending or terminating any Lease in the Ordinary Course of Business; or (G) instituting or settling any Proceeding alleging claims of less than $100,000 or resulting in a settlement of less than $100,000.

(b) Affirmative and Negative Covenants of the Buyer Group. During the Pre-Closing Period, unless Seller shall otherwise consent in writing (which consent shall not be unreasonably withheld, delayed or conditioned) and except as otherwise contemplated or permitted by this Agreement or on Schedule 6.1(b), the Buyer Group shall operate its business in the Ordinary Course of Business and shall comply with, and continue performing under, each member of the Buyer Group’s applicable Governing Documents, the Trust Agreement and all other agreements or Contracts to which any member of the Buyer Group is a party, and shall not (whether by action or omission):

(i) conduct any activities or enter into any Contracts directed toward or in contemplation of an alternative Business Combination to the Business Combination contemplated by this Agreement;

(ii) change, modify or amend the Trust Agreement, Parent Governing Documents or the Governing Documents of any other member of the Buyer Group;

(iii) (A) declare, set aside or pay any dividends on, or make any other distribution in respect of any outstanding capital stock of, or other Equity Interests in, any member of the Buyer Group; (B) split, combine or reclassify any capital stock of, or other Equity Interests in, any member of the Buyer Group; or (C) other than in connection with the Required Vote or a Parent Stock Redemption or as otherwise required by the Parent Governing Documents in order to consummate the transactions contemplated hereby, repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any capital stock of, or other Equity Interests in, any member of the Buyer Group;

(iv) make or change any material Tax election or adopt or change any material Tax accounting method, file any amendment to a material Tax Return, enter into any agreement with a Governmental Entity with respect to Taxes, settle or compromise any claim or assessment in respect of material Taxes, or consent to any extension or waiver of the statutory period of limitations applicable to any claim or assessment in respect of Taxes, enter into any Tax Sharing Agreement or similar Contract, if such election, change, amendment, Contract, settlement, consent or other action would have the effect of materially increasing the present or future Tax liability or materially decreasing any present or future Tax asset of the Buyer Group or their Affiliates and Subsidiaries after the Closing;

(v) take any action, or knowingly fail to take any action, which action or failure to act prevents or impedes, or could reasonably be expected to prevent or impede the Intended Tax Treatment;

(vi) enter into, renew or amend in any material respect, any transaction or Contract with an Affiliate of any member of the Buyer Group (including, for the avoidance of doubt, (x) the Sponsors or anyone related by blood, marriage or adoption to any Sponsor and (y) any Person in which any Sponsor has a direct or indirect legal, contractual or beneficial ownership interest of 5% or greater), other than any Contracts for Indebtedness from the Sponsors or their Affiliates or any director or officer of any member of the Buyer Group on terms not materially different than those presented in the form promissory note set forth on Schedule 5.2(f) made in order to pay expenses or Taxes of any member of the Buyer Group incurred in the ordinary course of business prior to the Closing;

(vii) waive, release, compromise, settle or satisfy any pending or threatened material claim (which shall include, but not be limited to, any pending or threatened Proceeding) or compromise or settle any liability;

(viii) incur, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any Indebtedness, other than the incurrence of any Contracts for Indebtedness from the Sponsors or their Affiliates or any director or officer of any member of the Buyer Group on terms not materially different than those presented in the form promissory note set forth on Schedule 5.2(f) made in order to pay expenses or Taxes of any member of the Buyer Group incurred in the ordinary course of business prior to the Closing;

(ix) incur, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any material Liabilities, debts or obligations, other than such material Liabilities, debts or obligations as are expressly contemplated by this Agreement, other than any Contracts for Indebtedness from the Sponsors or their Affiliates or any director or officer of any member of the Buyer Group on terms not materially different than those presented in the form promissory note set forth on Schedule 5.2(f) made in order to pay expenses or Taxes of any member of the Buyer Group incurred in the ordinary course of business prior to the Closing; or

(x) (A) other than in connection with any Cash Equity from potential Equity Financing Sources or in connection with the consummation of the transactions contemplated by the Debt Commitment Letter or Fee Letter, offer, issue, deliver, grant or sell, or authorize or propose to offer, issue, deliver, grant or sell, any capital stock of, or other Equity Interests in, any member of the Buyer Group or any securities convertible into, or any rights, warrants or options to acquire, any such capital stock or Equity Interests or (B) amend, modify or waive any of the terms or rights set forth in, any Warrant or the Warrant Agreement, including any amendment, modification or reduction of the warrant price set forth therein.

(c) Reasonable Best Efforts. Subject to the terms and conditions set forth herein, and to applicable legal requirements, during the Pre-Closing Period, the Parties shall cooperate and use their respective reasonable best efforts to take, or cause to be taken, all appropriate action (including executing and delivering any documents, certificates, instruments and other papers that are necessary for the consummation of the transaction contemplated hereby), and do, or cause to be done, and assist and cooperate with the other Parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated hereby, including the satisfaction of the conditions set forth in Section 2.6; provided, that, nothing herein shall require (i) the Buyer Group to take any action to satisfy the conditions set forth in Section 2.6(b) except for Sections 2.6(b)(iv) and 2.6(b)(vi) or (ii) Seller or any Atlas Company to take any action to satisfy the conditions set forth in Section 2.6(c). Seller shall use commercially reasonable efforts, and the Buyer Parties shall cooperate in all reasonable respects with Seller, to solicit and obtain the consents of the Persons who are party to the Contracts listed in Schedule 3.2(b)(iii) prior to the Closing; provided, however, that no Party or any of their Affiliates shall be required to pay or commit to pay any amount to (or incur any obligation in favor of) any Person from whom any such consent may be required.

(d) Trust & Closing Funding. Subject to the satisfaction or waiver of the conditions set forth in Section 2.6 (other than those conditions that by their nature are to be satisfied at Closing, but subject to the satisfaction or waiver of those conditions) and provision of notice thereof to the Trustee (which notice Parent shall provide to the Trustee in accordance with the terms of the Trust Agreement), in accordance with, subject to and pursuant to the Trust Agreement and the Parent Governing Documents, at the Closing, the Buyer Group shall

(i) cause the documents, opinions and notices required to be delivered to the Trustee pursuant to the Trust Agreement to be so delivered

(ii) use its best efforts to cause the Trustee to pay as and when due all amounts payable to stockholders of Parent holding shares of the Class A Common Stock sold in Parent’s initial public offering who shall have validly elected to redeem their shares of Class A Common Stock pursuant to Parent’s amended and restated certificate of incorporation and use its best efforts to cause the Trustee to pay as and when due the Deferred Discount (as defined in the Trust Agreement) pursuant to the terms of the Trust Agreement; and

(iii) immediately after the actions in clause (ii) above, at the Closing, subject to this Agreement and the Trust Agreement, disburse all remaining amounts then available in the Trust Account and the proceeds of the Financing (together, the “Closing Available Cash”) for the following purposes and in the following order of priority (to the extent of such Closing Available Cash): (1) the repayment of the Indebtedness for Borrowed Money pursuant to Section 2.6(c)(vii)(K), (2) the payment of the Estimated Transaction Expenses pursuant to Section 2.6(c)(vii)(J), (3) the payment of any expenses described in clause (c) of the definition of Available Closing Date Equity to the extent actually due and payable in connection with the Closing (without duplication of the payment of the Deferred Discount pursuant to the foregoing clause (ii)), (4) the payment to Seller, as part of the Initial Purchase Price pursuant to Section 2.6(c)(vii)(B), until the Rolled Unit Value is equal to $197,000,000, (5) for up to, but not in excess of, $60,000,000 of Closing Available Cash, to reduce the amount of net proceeds to be received by the Buyer Group from Indebtedness for Borrowed Money from Debt Financing Sources, (6) for up to the subsequent $100,000,000 of Closing Available Cash or such lesser amount as is required to reduce the total amount of Indebtedness For Borrowed Money of the Buyer Group from all Debt Financing Sources to $270,000,000, (x) twenty percent (20%) for the payment to Seller, as part of the Initial Purchase Price pursuant to Section 2.6(c)(vii)(B), which shall reduce the Rolled Unit Value, and (y) eighty percent (80%) to the Debt Financing Sources to reduce the total amount of Indebtedness For Borrowed Money of the Buyer Group from all Debt Financing Sources to $270,000,000, (7) the payment to Seller, as part of the Initial Purchase Price pursuant to Section 2.6(c)(vii)(B), until the Rolled Unit Value is equal to $120,000,000, and (8) to either further reduce the total amount of Indebtedness For Borrowed Money of the Buyer Group from all Debt Financing Sources or for immediate use by Buyer, the Company or one of its Subsidiaries (and shall be deposited into one or more accounts of Parent, the Company or more of its Subsidiaries (as determined by Parent)), the balance of the Closing Available Cash, if any, after payment of the amounts required under the foregoing clauses (1) through (7).

(e) Listing. During the Pre-Closing Period, the Buyer Group shall use reasonable best efforts to ensure Parent remains listed as a public company on, and for shares of Class A Common Stock and Warrants to be listed on, the Nasdaq.

(f) LTIP. Prior to the Closing Date, Parent shall approve and, subject to the approval of Parent’s stockholders, adopt, a management incentive equity plan, the proposed form and terms of which shall be prepared and delivered by Parent to Seller and shall be mutually agreed (in good faith) by Parent and Seller prior to the Closing Date (the “LTIP”).

(g) Exclusivity.

(i) During the Pre-Closing Period, neither Seller nor any Atlas Company shall enter into negotiations or any agreement regarding the terms of any sale of all or substantially all, of the Equity Interests or assets of any Atlas Company (except for dispositions of inventory and assets in the Ordinary Course of Business), whether such transaction takes the form of a sale of Units, merger, reorganization, recapitalization, sale of assets or otherwise (“Alternative Acquisition”), with any Person other than the Buyer Group, their Affiliates and their representatives.

(ii) Promptly following the date hereof, Seller, and each Atlas Company shall, and shall direct its Affiliates and its and their respective directors, officers, managers, principals, partners, members, employees, agents, consultants, lenders, financing sources, advisors, accountants or other representatives, representatives to, cease and cause to be terminated all existing discussions or negotiations with any Person conducted heretofore with respect to any Alternative Acquisition, or any inquiry or proposal that may reasonably be expected to result in an Alternative Acquisition, request the return or destruction of all confidential information previously furnished with respect to an Alternative Acquisition (except to the extent required by Law or internal compliance policies or procedures or as otherwise permitted pursuant to the applicable Contract) and terminate all physical and Data Room access previously granted to any Person with respect to an Alternative Acquisition.

(iii) Seller shall notify Parent promptly (and in any event within five (5) days) after it obtains Knowledge of the receipt by the Company (or any of its directors, officers, managers, principals, partners, members, employees, agents, consultants, lenders, financing sources, advisors, accountants or other representatives) of any proposal for an Alternative Acquisition or any request that is received after the date of this Agreement from any Person for non-public information relating to the Atlas Companies or for access to the business, properties, assets, books or records of the Atlas Companies in each case, to the Knowledge or reasonable belief of the Company, related to an Alternative Acquisition or that is to be used in connection with an Alternative Acquisition or for the purposes of making a proposal for an Alternative Acquisition. In such notice, Seller shall identify the third party making any such proposal for an Alternative Acquisition or request. Seller shall notify Parent promptly (and in any event within five (5) days) of any material amendments or proposed amendments as to price and other material terms thereof. Furthermore, Seller shall promptly (and in any event within two (2) Business Day) after receipt or delivery thereof, provide Parent (or its outside counsel) with copies of all material transaction agreements accompanying such proposal for an Alternative Acquisition or request (including any written, or electronic material to the extent such material contains any financial terms, conditions or other material terms relating to any proposal for an Alternative Acquisition, including the financing thereof). Notwithstanding the foregoing, in the event that such proposal, notification or delivery is restricted or, upon the advice of outside counsel could reasonably be expected to result in a breach of any applicable confidentiality or similar obligation, Seller shall only be obligated to (a) provide such proposal, notice or delivery to the extent so doing could not, upon the advice of outside counsel, reasonably be expected to result in any breach or violation of such obligation of confidentiality or similar and (b) cooperate with Parent in good faith to provide those material terms of such proposal that it is able to provide without breaching such applicable confidentiality or similar obligation.

(iv) The Company and Seller acknowledge and agree that each is aware, and that the Company, Seller and each of their respective Affiliates and representatives is aware (or upon receipt of any material nonpublic information of Parent, will be advised), of the restrictions imposed by the United States federal securities Laws and other applicable foreign and domestic Laws on Persons possessing material nonpublic information about a public company. Seller hereby agrees, for itself and its Affiliates, that during the Pre-Closing Period, except in connection with or support of the transactions contemplated by this Agreement (including any communications with potential Equity Financing Sources or Debt Financing Sources) or at the request of any member of the Buyer Group or any of its Affiliates or its or their representatives, while any of them are in possession of such material nonpublic information, none of such Persons shall, directly or indirectly, acquire, offer or propose to acquire, agree to acquire, sell or transfer or offer or propose to sell or transfer any securities of Parent, communicate such information to any other Person or cause or encourage any Person to do any of the foregoing.

(h) Access to Information.

(i) During the Pre-Closing Period, upon reasonable prior notice, Seller shall, and shall cause the Atlas Companies to, afford the representatives of Parent reasonable access, during normal business hours, to the properties, books and records of the Atlas Companies and furnish to the representatives of Parent such additional financial and operating data and other information regarding the business of the Atlas Companies as Parent or its representatives may from time to time reasonably request for purposes of consummating the transactions and preparing to operate the business of the Atlas Companies following the Closing, in each case Parent agrees to pay the reasonable and documented out-of-pocket expenses associated with such access.

(ii) Notwithstanding anything in this Agreement to the contrary:

(A) in no event shall Seller, the Atlas Companies or their respective Affiliates be obligated to provide any (1) access or information in violation of any applicable Law or Contract, (2) information with respect to bids, the identity of any bidder, confidentiality or non-disclosure agreements, letters of intent, expressions of interest or other proposals received in connection with transactions comparable to those contemplated by this Agreement or otherwise involving the Equity Interests of Seller or the Company or any information or analysis relating to any such communications, (3) information the disclosure of which could reasonably be expected to jeopardize any applicable privilege (including the attorney-client privilege) available to any of Seller, the Atlas Companies or any of their respective Affiliates relating to such information, (4) information the disclosure of which would cause Seller, any Atlas Company or any of their respective Affiliates to breach a confidentiality obligation to which it is bound or (5) any Tax Return of Seller or its Affiliates; provided, that to the extent such access or information is denied pursuant to the foregoing clauses (1), (3) or (4), the Parties shall work together in good faith (at no cost to Seller or the Atlas Companies) to develop substitute arrangements that do not result in a violation of Law or Contract, the loss of an applicable privilege or breach of a confidentiality obligation, as applicable;

(B) the investigation contemplated by Section 6.1(h)(i) shall not unreasonably interfere with any of the businesses, personnel or operations of any of Seller, the Atlas Companies or any of their respective Affiliates;

(C) except as provided for in Section 2.4, the auditors and accountants of any of Parent, Seller, the Atlas Companies or any of their respective Affiliates shall not be obligated to make any work papers available to any Person except in accordance with such auditors’ and accountants’ normal disclosure procedures and then only after such Person has signed a customary agreement relating to such access to work papers in form and substance reasonably acceptable to such auditors or accountants;

(D) if so requested by Seller, Parent shall enter into a customary joint defense agreement or common interest agreement with Seller, the Atlas Companies or any of their respective Affiliates with respect to any information provided to Parent, or to which Parent gains access, pursuant to this Section 6.1(h) or otherwise; and

(E) during the Pre-Closing Period, in no event shall any member of the Buyer Group be entitled to conduct any invasive or intrusive air, surface or subsurface sampling or testing (commonly known as a Phase II investigation) at any of the Atlas Company properties without the prior written consent of Seller.

(i) Communications. Promptly following the date of this Agreement, Seller, the Company and Parent shall cooperate in good faith to develop and mutually agree upon a communication strategy and policy for the Buyer Group and their Affiliates and their respective representatives to communicate with the employees, customers and suppliers of the Atlas Companies during the Pre-Closing Period (the “Communication Policy”). Except with the express prior written authorization of Seller and the Company, during the Pre-Closing Period, all communications of Buyer Group and their Affiliates and their respective representatives with the employees, customers and suppliers of the Atlas Companies shall be consistent and in accordance with such Communication Policy. Notwithstanding the foregoing, if Seller, the Company and Parent are unable to mutually agree on a Communication Policy, Seller and the Company shall be entitled to determine the Communication Policy in their reasonable discretion.

(j) Notification of Certain Matters. During the Pre-Closing Period, each of Seller and the Company shall disclose to Parent in writing any development, fact or circumstance of which Seller or the Company has Knowledge, arising before or after the date hereof, that would cause or would reasonably be expected to result in the failure of the conditions set forth in Section 2.6(a) or Section 2.6(b) to be satisfied. From the date hereof until the Closing Date, Parent shall disclose to Seller and the Company in writing any development, fact or circumstance of which Buyer has Knowledge, whether arising before or after the date hereof, that would cause or would reasonably be expect to result in the failure of the conditions set forth in Section 2.6(a) or Section 2.6(c) to be satisfied.

Section 6.2 Antitrust Laws.

(a) Each of the Buyer Group and the Company will (i) cause the Notification and Report Forms required pursuant to the HSR Act with respect to the transactions contemplated hereby to be filed no later than ten (10) Business Days after the date of execution of this Agreement, (ii) request early termination of the waiting period relating to such HSR Act filings, (iii) supply as promptly as practicable any additional information and documentary material that may be requested by a Governmental Entity pursuant to the HSR Act and (iv) otherwise use its reasonable best efforts to cause the expiration or termination of the applicable waiting periods under the HSR Act with respect to the transactions contemplated hereby as soon as practicable. The Parties shall use reasonable best efforts to promptly obtain, and to cooperate with each other to promptly obtain, all authorizations, approvals, clearances, consents, actions or non-actions of any Governmental Entity in connection with the above filings, applications or notifications. Each Party shall promptly inform the other Parties of any material communication between itself (including its representatives) and any Governmental Entity regarding any of the transactions contemplated hereby. If a Party or any of its Affiliates receives any formal or informal request for supplemental information or documentary material from any Governmental Entity with respect to the transactions contemplated hereby, then the Party shall make, or cause to be made, as soon as reasonably practicable, a response in compliance with such request (subject to the terms hereof). Buyer Group and Company shall each pay 50% of all fees or other payments required by applicable Law to any Governmental Entity in order to obtain any such approvals, consents, or Orders.

(b) The Company and Parent shall keep each other apprised of the status of matters relating to the completion of the transactions contemplated by this Agreement and, to the extent permissible, promptly furnish the other with copies of notices or other communications between any Atlas Company or Parent (including their respective Affiliates and representatives), as the case may be, and any third party and/or Governmental Entity with respect to such transactions. The Company, on the one hand, and Buyer Group, on the other hand, shall give the other Party and its counsel a reasonable opportunity to review in advance, to the extent permissible, and consider in good faith the views and input of the other Party in connection with, any proposed material written communication to any Governmental Entity relating to the transactions contemplated by this Agreement. Each Party agrees not to participate in any substantive meeting, conference or discussion, either in person or by telephone, with any Governmental Entity in connection with the transactions contemplated by this Agreement unless it consults with the other Party in advance and, to the extent not prohibited by such Governmental Entity, gives the other Party the opportunity to attend and participate.

(c) Each of Buyer Group and Seller shall use reasonable best efforts to resolve objections, if any, as may be asserted by any Governmental Entity with respect to the transactions contemplated by this Agreement under the HSR Act, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and any other United States federal or state or foreign statutes, rules, regulations, Orders, decrees, administrative or judicial doctrines or other Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or constituting anticompetitive conduct (collectively, the “Antitrust Laws”). Subject to the other terms of this Section 6.2(c), each of Buyer Group and Seller shall use reasonable best efforts to take such action as may be required to cause the expiration of the notice periods under the HSR Act or other Antitrust Laws with respect to such transactions as promptly as possible after the execution of this Agreement. In connection with and without limiting the foregoing, but subject to the other terms and conditions of this Section 6.2(c), Buyer Group agrees to use their reasonable best efforts to take promptly any and all steps necessary to avoid or eliminate each and every impediment under any Antitrust Laws that may be asserted by any federal, state and local and non-United States antitrust or competition authority, so as to enable the Parties to close the transactions contemplated by this Agreement as expeditiously as possible (each, a “Remedial Action”); provided, however, that any Remedial Action may, at the discretion of Seller or Parent, be conditioned upon the consummation of the Closing.

(d) Buyer Group shall not, and shall cause their Affiliates not to, acquire or agree to acquire, by merging with or into or consolidating with, or by purchasing a portion of the assets of or equity in, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets or Equity Interests, if the entering into of a definitive agreement relating to, or the consummation of such acquisition, merger or consolidation would reasonably be expected to, (i) impose any material delay in the obtaining of, or materially increase the risk of not obtaining, any consents of any Governmental Entity necessary to consummate the transactions contemplated by this Agreement or the expiration or termination of any applicable waiting period; (ii) materially increase the risk of any Governmental Entity seeking or entering an Order prohibiting the consummation of the transactions contemplated by this Agreement; (iii) materially increase the risk of not being able to remove any such Order on appeal or otherwise; or (iv) materially delay or prevent the consummation of the transactions contemplated by this Agreement.

Section 6.3 R&W Insurance Policy.

(a) Parent has acquired a binding agreement (the “Binder Agreement”) to be issued at Closing of buyer-side representation and warranty insurance policies (collectively, the “R&W Insurance Policy”), attached as Exhibit L, naming Parent as the “named insured” and the Buyer Indemnified Parties (including, following the Closing, the Atlas Companies) as additional insureds. The R&W Insurance Policy shall contain (i) an applicable deductible or retention amount no greater than an amount equivalent to $4,627,500 (as of the Closing), (ii) policy coverage to include inaccuracies in and breaches of the representations and warranties of Seller and the Company, (iii) an aggregate limit of liability no less than $60,000,000, (iv) no entitlement to subrogation rights of recovery against Seller, except in the case of Fraud, and (v) such further terms as set forth in the Binder Agreement. Each Party shall use reasonable best efforts to satisfy the conditions set forth in the Binder Agreement to ensure that the R&W Insurance Policy is fully bound and in full force and effect at the Closing.

(b) In connection with the R&W Insurance Policy, the Buyer Group covenants and agrees not to, and to use reasonable best efforts to ensure that their Affiliates, officers, managers, members, directors, agents and representatives do not, take any action (or omit to take any action) the effect of which would, or would reasonably be expected to, void, impair or otherwise abrogate any of the coverages provided or made available pursuant to or under the R&W Insurance Policy. The cost of obtaining the R&W Insurance Policy, including all premiums and any related brokers fees, shall be paid by Parent at or prior to the Closing. From and after the Closing, Parent shall notify Seller in connection with any claim made by any Buyer Indemnified Party under the R&W Insurance Policy and to the extent requested in writing, Seller shall, and shall cause its Affiliates to use good faith efforts to reasonably cooperate with the Buyer Indemnified Parties in connection with any claim made by such Person under the R&W Insurance Policy. Parent shall pay all reasonable and documented out-of-pocked expenses of Seller or its Affiliates in connection with such cooperation.

Section 6.4 Survival Periods.

(a) None of the representations, warranties, covenants or agreements set forth in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall survive the Closing (and there shall be no Liability after the Closing in respect thereof), in each case, except for (i) those covenants and agreements contained herein that by their terms contemplate performance, in each case, in whole or in part after the Closing, and then only with respect to any breaches occurring after the Closing, and (ii) solely in the case of Fraud, the representations and warranties set forth in Article III and Article IV, in each case, which shall survive until their Applicable Limitation Dates.

(b) No Person shall be entitled to recover for any Loss pursuant to Section 6.5(a) or Section 6.5(b) unless written notice of a claim thereof is delivered to Seller (in the case of a claim for which indemnification is available pursuant to Section 6.5(a)) or any member of the Buyer Group (in the case of a claim for which indemnification is available pursuant to Section 6.5(b)), as the case may be, prior to the Applicable Limitation Date.

(c) For purposes of this Agreement, “Applicable Limitation Date” means (i) in respect of any breach or non-fulfillment of any covenant or agreement of the Company, Seller or any member of the Buyer Group, as applicable, that survives the Closing Date and which breach or non-fulfillment occurs after the Closing, the date of the expiration, by their terms, of the obligations of the applicable Party under such covenant or agreement, including when such covenant or agreement has been fully performed or (ii) in the case of Fraud, the applicable statute of limitations. Notwithstanding the foregoing, any covenant or agreement in respect of which indemnity may be sought under Section 6.5, and the indemnity with respect thereto, shall survive the time at which it would otherwise terminate pursuant to this Section 6.4 if notice of the breach or non-fulfillment thereof giving rise to such right or alleged right of indemnity shall have been given to the Party against whom such indemnity may be sought prior to such time.

Section 6.5 General Indemnification.

(a) Subject to Section 6.5(c) and Section 6.5(d) and the other limitations set forth herein, Seller shall indemnify the Buyer Indemnified Parties and save and hold each of them harmless from and against and pay on behalf of or reimburse such Buyer Indemnified Parties for any and all Losses which any such Buyer Indemnified Party may suffer as a result of, arising from or in connection with any breach or non-fulfillment of any covenant or agreement of Seller under this Agreement to the extent requiring performance after the Closing and the matters set forth in Schedule 1.1(a).

(b) Parent, Holdings and Buyer shall jointly and severally indemnify the Seller Indemnified Parties and save and hold each of them harmless from and against and pay on behalf of or reimburse such Seller Indemnified Parties for any Losses which any such Seller Indemnified Party may suffer as a result of, arising from or in connection with any breach or non-fulfillment of any covenant of any member of the Buyer Group or the Company under this Agreement requiring performance after the Closing.

(c) Seller shall not be liable to any Buyer Indemnified Party for any Loss pursuant to or arising under this Agreement to the extent that the aggregate amount of all Losses indemnified by Seller exceeds the net proceeds received by Seller hereunder.

(d) Notwithstanding anything to the contrary contained herein:

(i) Losses in respect of which a Buyer Indemnified Party would otherwise be entitled to indemnification shall be offset by any amounts or benefits received (whether in the form of cash, credit or some other beneficial arrangement) from any third party in respect of such Loss, including in respect of any insurance proceeds, including pursuant to the R&W Insurance Policy (net of any reasonable and documented out-of-pocket expenses incurred in obtaining such recovery, including any deductible under any insurance policy or the retention under the terms of the R&W Insurance Policy) (collectively, the “Third-Party Recovery Proceeds”); and

(ii) the Buyer Indemnified Parties shall be deemed not to have suffered any Loss arising from any Liability to the extent such Liability was explicitly included in the determination of Working Capital, Indebtedness or Transaction Expenses, as it is the intent of the Parties that the procedures set forth in Section 2.4 shall provide the sole and exclusive remedy for such claims.

(e) To the extent required by applicable Law, each Buyer Indemnified Party and each Seller Indemnified Party shall take reasonable best efforts to mitigate any Loss upon becoming aware of any event, state of facts, circumstances or developments which would reasonably be expected to, or does, give rise thereto. Notwithstanding anything in this Agreement to the contrary, with respect to any indemnification obligation of Seller, if coverage is available, the Buyer Group must first seek full recovery under the R&W Insurance Policy prior to seeking recovery from Seller.

(f) Any Person making a claim for indemnification under this Section 6.5 (an “Indemnitee”) shall notify the indemnifying party (an “Indemnitor”) of the claim in writing after receiving written notice of any Proceeding or other claim against it (if by a third party), describing the nature of the claim, the amount thereof (if known and quantifiable) and the basis thereof; provided, that the failure to so notify an Indemnitor shall not relieve an Indemnitor of its obligations hereunder, except to the extent that an Indemnitor is materially prejudiced thereby. The Parties shall cooperate in good faith to resolve any disputed claim for indemnification. Any Indemnitor shall be entitled to participate in the defense of such Proceeding or other claim giving rise to an Indemnitee’s claim for indemnification at such Indemnitor’s expense, and at its option (subject to the limitations set forth below) shall be entitled to assume the control of the defense thereof by providing notice to the Indemnitee within thirty (30) days of receipt of the notice described in the first sentence of this Section 6.5(f) and in connection therewith, by irrevocably acknowledging, admitting and agreeing to fully indemnify the Indemnitee for all Losses relating to such claim for indemnification, subject to the terms of this Section 6.5. If the Indemnitor assumes the defense of such claim for indemnification, it shall appoint counsel that is reasonably acceptable to the Indemnitee (which the Parties hereby agree that K&E is reasonably acceptable counsel to Parent and Winston & Strawn LLP is reasonably acceptable counsel to Seller) to be the lead counsel in connection with such defense; provided, that (i) the Indemnitee shall be entitled to participate in the defense of such claim and to employ counsel of its choice for such purpose if the fees and expenses of such separate counsel are borne entirely by the Indemnitee; (ii) Seller shall not be entitled to assume control of such defense if (A) the claim for indemnification relates to or arises in connection with any criminal Proceeding, (B) the claim primarily seeks an injunction or other equitable relief against a Buyer Indemnified Party, (C) presents, under applicable standards of professional conduct, a conflict on any significant issue between the Indemnitee and the Indemnitor, (D) involves any customer or supplier of the Indemnitee or any of their Affiliates and such claim could reasonably be expected to materially impair such Indemnitee’s or its Affiliate’s relationship with such customer or supplier, (E) in the circumstances in which Seller is the Indemnitor, has a reasonable likelihood of resulting in Losses that exceed the maximum amount of liability Seller would have under this Section 6.5; and (iii) if an Indemnitor shall control the defense of any such claim, such Indemnitor shall obtain the prior written consent of the Indemnitee (which shall not be unreasonably withheld, conditioned or delayed) before entering into any settlement of a claim; provided, however, subject to the limitations set forth in this Section 6.5, an Indemnitor may settle or consent to the entry of judgment in respect of such claim without the consent of the Indemnitee, if such settlement or judgment is for (x) money damages only, (y) includes a full and unconditional release of the Indemnitee from any further Liability in respect of such claim and (z) does not contain any admission of wrongdoing on the part of the Indemnitee. The Indemnitee may take any actions reasonably necessary to defend any third party claim prior to the time it receives notice from the Indemnitor that it will assume the defense of such claim. If the Indemnitor makes any payments on any claim pursuant to this Section 6.5, the Indemnitor shall be subrogated, to the extent of such payment, to all rights and remedies of the Indemnitee to any insurance benefits or other claims of the Indemnitee with respect to such claim, including any claims against third parties.

(g) For the avoidance of doubt, except in the case of Fraud, the Buyer Indemnified Parties’ sole and exclusive source of recovery for any Losses due to a breach or misrepresentation of any representations of Seller or the Company, in this Agreement or in any certificate or other agreement delivered by Seller or the Company pursuant to this Agreement shall be recovery from the insurance coverage provided by the R&W Insurance Policy, and in no event will any Buyer Indemnified Party make a claim for indemnification pursuant to this Agreement, including this Section 6.5, in respect of any Loss resulting from any breach or misrepresentation of any representation or warranty of Seller or the Company pursuant to this Agreement or any certificate delivered by Seller or the Company pursuant to this Agreement. Subject to the limitations set forth in this Section 6.5, to the extent Seller is liable to any Buyer Indemnified Party for any indemnifiable Loss pursuant to Section 6.5(a), then the Buyer Indemnified Parties shall be required to effect and discharge payment of such indemnifiable Loss within three (3) Business Days after the final, binding determination thereof, at the election of Seller in its sole discretion, Seller may either (i) surrender, for no additional consideration, a number of Seller Holdings Units and Rollover Class B Stock (subject to equitable adjustment for any split, dividend, distribution, combination, reclassification, reorganization, recapitalization or similar) equal to the quotient of (A) the amount of such Loss divided by (B) the Common Stock Price, or (ii) pay, or cause to be paid, by wire transfer of immediately available funds to the Buyer Indemnified Party, the amount of such indemnifiable Loss (after taking into account any recovery under the R&W Insurance Policy); provided, that Seller may elect to pay the amount of such indemnifiable Loss by means of more than one (without duplication) of the foregoing clauses (i) or (ii) and may change its election at any time prior to such payment or surrender.

(h) To the extent that any Third-Party Recovery Proceeds are recovered by a Buyer Indemnified Party after the related indemnification payment has been made by Seller pursuant to this Section 6.5 for the same Loss, in order to prevent any recovery of a Loss more than once in respect of the same Losses suffered, such Buyer Indemnified Party shall pay over to Seller, in cash, the amounts of such Third-Party Recovery Proceeds for which indemnification payments have previously been made by Seller, promptly after such Third-Party Recovery Proceeds are actually recovered, but not more than the amount of indemnification payment made by Seller pursuant to this Section 6.5. If permitted under the terms of the R&W Insurance Policy, in lieu of the foregoing, such Buyer Indemnified Party may subrogate or assign its rights to recover under the R&W Insurance Policy to Seller or its designee.

(i) Notwithstanding anything in this Agreement to the contrary, for the purposes of this Section 6.5, each representation and warranty in this Agreement and the Schedules shall be read without regard and without giving effect to the terms “material”, “in all material respects”, “Material Adverse Effects” or similar phrases or qualifiers contained in such representation or warranty (as if such words or phrases were deleted from such representation and warranty).

(j) The representations and warranties of Seller and the Company, and any Buyer Indemnified Party right to indemnification with respect thereto, shall not be affected or deemed waived by reason of any investigation made by or on behalf of any Buyer Indemnified Party or by reason of the fact that any Buyer Indemnified Party knew, or should have known, that any such representation and warranty was, or might be, inaccurate.

(k) Notwithstanding anything in this Agreement to the contrary, Seller hereby agrees that no Seller Indemnified Party will be entitled to seek indemnity, reimbursement or contribution from Parent, Holdings, Buyer or any Atlas Company or any of their respective officers or directors for any indemnity or other obligation for which Seller is liable to any Buyer Indemnified Party under this Agreement.

(l) Except in the case of Fraud, the sole and exclusive remedy for any and all claims against Seller arising under, out of, related to or in connection with this Agreement, shall be the remedies provided in Section 2.4, the rights of indemnification set forth in this Section 6.5 and, with respect to any covenant or agreement, specific performance or other equitable remedies, and no Person will have any other entitlement, remedy or recourse, whether in Contract, tort or otherwise against Seller (other than specific performance, injunction or other equitable relief pursuant to the terms of Section 8.10), it being agreed that all of such other remedies, entitlements and recourse are expressly waived and released by the Parties to the fullest extent permitted by law (including claims arising under Environmental Laws, including the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601, et seq., as amended). The provisions of this Section 6.5(l) and the limited remedies provided in Section 2.4 and Section 6.5 were specifically bargained for by the Parties and were taken into account by them in arriving at the Enterprise Value and the Rolled Unit Value and the terms and conditions of this Agreement. No Party shall be entitled to a rescission of this Agreement (or any related agreements) or any further indemnification rights or claims of any nature whatsoever, all of which are hereby expressly waived by the Parties to the fullest extent permitted under applicable Law.

(m) All indemnification payments under this Section 6.5 shall be deemed adjustments to the Final Purchase Price for all purposes, including for income Tax purposes, to the extent permitted by applicable Law.

Section 6.6 Certain Tax Matters.

(a) Seller shall prepare and file, or cause to be prepared and filed, at its sole cost and expense, all Tax Returns for each Atlas Company which are due on or prior to the Closing Date and all Pass-Through Tax Returns of any Atlas Company for any taxable period ending on or prior to the Closing Date (collectively, the “Seller Prepared Returns”), and shall pay any Taxes shown as due on any Seller Prepared Return to the applicable Taxing Authority. Seller shall cause each Seller Prepared Return to be prepared in a manner consistent with the Company’s past practice. Each Seller Prepared Return due after the Closing Date that needs to be filed by any Atlas Company shall be submitted to Parent for review and approval no later than thirty (30) days prior to the due date for filing such Tax Return (taking into account applicable extensions). Seller shall incorporate all reasonable comments received from Parent no later than ten (10) days prior to the due date for filing any such Tax Return (taking into account applicable extensions). Parent shall cause the Atlas Companies to file all such Seller Prepared Returns prepared by Seller and timely delivered to Parent in accordance with this Section 6.6(a). No Seller Prepared Return may be amended after the Closing without the prior written consent of Parent. Parent shall prepare and file, or cause to be prepared and filed, all Tax Returns of the Atlas Companies (other than Seller Prepared Returns) for any Straddle Period that are required to be filed after the Closing Date (the “Parent Prepared Returns”). Parent shall cause each Parent Prepared Return that is a Pass-Through Tax Return to be prepared applying the “interim closing method” under Section 706 of the Code (and any similar provision of state or local Law) and in a manner consistent with the Company’s past practice (provided that any Pass-Through Tax Return for the Atlas Partnership Entities shall include an election under Section 754 of the Code (or similar provision of any state, local or non-U.S. jurisdiction) for the year including the Closing Date) and deliver a copy of each such Tax Return to Seller for review and approval no later than thirty (30) days prior to the due date for filing such Tax Return (taking into account applicable extensions). Parent shall incorporate all reasonable comments received from Seller no later than ten (10) days prior to the due date for filing any such Tax Return (taking into account applicable extensions). Notwithstanding any other provision of this Section 6.6(a), Seller, at its sole cost and expense, shall be solely responsible for filing all of the Tax Returns required to be filed by Seller and paying all of the Taxes due and owing by Seller (including to the extent attributable to income of any Atlas Company that flows up to Seller).

(b) For purposes of determining whether the following Taxes are attributable to a Pre-Closing Tax Period:

(i) in the case of property Taxes and other similar Taxes imposed for a Straddle Period, the amounts that are allocable to the Pre-Closing Tax Period shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in such Straddle Period;

(ii) in the case of Taxes in the form of interest or penalties, all such Taxes shall be treated as attributable to a Pre-Closing Tax Period to the extent relating to a Tax for a Pre-Closing Tax Period whether such items are incurred, accrued, assessed or similarly charged on, before or after the Closing Date;

(iii) in the case of Taxes imposed on any Atlas Company (or any other Buyer Indemnified Party as a result of its direct or indirect ownership of an Atlas Company) as a result of income of any Flow-Thru Entity realized on or prior to the Closing Date (such income being computed assuming the Flow-Thru Entity had a year that ends on the Closing Date and closed its books), such Taxes shall be treated as Taxes of an Atlas Company for a Pre-Closing Tax Period;

(iv) in the case of Taxes imposed on any Atlas Company with respect to the payment of any Transaction Expenses, such Taxes shall be treated as Taxes of an Atlas Company for a Pre-Closing Tax Period; and

(v) in the case of all other Taxes for a Straddle Period (including Taxes based on or measured by income, receipts, payments, or payroll (to the extent not covered by (iv) above)), the amount allocable to the Pre-Closing Tax Period shall be determined based on an interim closing of the books as of the close of business on the Closing Date using a “closing of the books” methodology; provided, that for purposes of this clause (v), any item determined on an annual or periodic basis (including amortization and depreciation deductions and the effects of graduated rates) shall be allocated to the portion of the Straddle Period ending on the Closing Date based on the mechanics set forth in clause (i) for periodic Taxes.

(c) Parent shall notify Seller of receipt by any Atlas Company of a written notice of any pending or threatened Tax audit, assessment, litigation or other Proceeding if such audit, assessment, litigation or other Proceeding is with respect to Taxes with respect to any Pass-Through Tax Returns of any Atlas Company for any Pre-Closing Tax Period (“Tax Contest”). No failure or delay of Parent in the performance of the foregoing shall reduce or otherwise affect the obligations or liabilities of Seller pursuant to this Agreement except to the extent Seller is materially prejudiced thereby. Seller shall, at its own expense, control any Tax Contest relating to a Seller Prepared Return that is a Pass-Through Tax Return (a “Seller Tax Contest”), provided that (i) Seller shall keep Parent reasonably informed regarding the status of such Tax Contest; (ii) Seller shall control the Tax Contests diligently and in good faith; (iii) Parent shall have the right to participate in such Tax Contest; (iv) Seller shall not settle, resolve or abandon the Tax Contest (or any portion thereof) without the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed) and (v) Seller shall bear all costs and expenses of Seller and all reasonable out-of-pocket costs and expenses of the Atlas Companies in controlling such Tax Contest. Parent shall control any Tax Contests that are not Seller Tax Contests (“Parent Tax Contest”). Seller shall have the right to participate in any Parent Tax Contest. Parent shall not settle any Parent Tax Contest without the prior written consent of Seller (such consent not to be unreasonably withheld, conditioned or delayed). Notwithstanding anything in the Agreement to the contrary, in case of any conflict between this Section 6.6(c) and Section 6.5(f) with respect to any Tax Contest, this Section 6.6(c) shall govern with respect to such Tax Contest.

(d) Each Party shall cooperate (and cause its Affiliates to cooperate) fully, as and to the extent reasonably requested by each other Party, in connection with the preparation and filing of Tax Returns pursuant to Section 6.6(d) and any audit or other Proceeding with respect to Taxes or Tax Returns of any Atlas Company (whether or not a Tax Contest). Such cooperation shall include the provision of records and information which are reasonably relevant to any such audit or other Proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Following the Closing, Parent agrees to retain all books and records with respect to Tax matters pertinent to the Atlas Companies relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Seller, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any Taxing Authority. Each Party shall furnish the other Parties with copies of all relevant correspondence received from any Taxing Authority in connection with any Tax audit or information request with respect to any Taxes for which the other may have an indemnification obligation under this Agreement. Each Party shall (and shall cause its Affiliates to) provide certificates or forms, and timely execute any Tax Return, that are necessary or appropriate to establish an exemption for (or reduction in) any Transfer Tax. Seller shall (and shall cause its Affiliates to) provide any information reasonably requested, at Parent’s sole cost and expense, to allow Parent or any Atlas Company to comply with any information reporting or withholding requirements contained in the Code or other applicable Laws or to compute the amount of payroll or other employment Taxes due with respect to any payment made in connection with this Agreement.

(e) All transfer, documentary, sales, use, value added, goods and services, stamp, registration, notarial fees and other similar Taxes and fees (collectively, “Transfer Taxes”), shall be paid fifty percent (50%) by the Buyer Group, on the one hand, and fifty percent (50%) by Seller, on the other hand. Each Atlas Company will file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes, and, if required by applicable Law, Seller and Parent will, and will cause their respective Affiliates to, cooperate and join in the execution of any such Tax Returns and other documentation.

(f) The Parties agree, for U.S. federal income Tax purposes, unless otherwise required by a determination within the meaning of Section 1313 of the Code, (i) to treat the contribution of the Units to Buyer by Seller in exchange for Holdings Common Units, Class B Common Stock, and the Final Purchase Price pursuant to this Agreement as a transaction described in Section 721 of the Code, except to the extent Section 707 of the Code applies (including because any portion of the Final Purchase Price does not qualify as a reimbursement of preformation capital expenditures within the meaning of U.S. Treasury Regulations Section 1.707-4(d)) (such reimbursements, the “CapEx Reimbursement”) and (ii) that neither the Class B Common Stock nor the right to redeem or exchange Holdings Common Units contemplated by the operating agreement of Holdings shall be treated as having a fair market value greater than zero dollars ($0) (the “Intended Tax Treatment”). Within thirty (30) days after the determination of the Final Purchase Price pursuant to Section 2.4, (A) Parent will prepare, and deliver to Seller, an allocation statement allocating the Final Purchase Price and any other amounts treated as consideration for U.S. federal income Tax purposes (the “Aggregate Consideration”) among the assets of the Atlas Companies that are classified as entities that are disregarded as separate from Seller (prior to the Closing) or that are treated as partnerships for U.S. federal income Tax purposes, in each case, in accordance with Section 1060 of the Code (and any other applicable section of the Code), the Treasury Regulations thereunder (and any similar provision of state or local Law) and the methodologies set forth on Schedule 6.6(f) (the “Proposed Allocation”) and (B) Seller will prepare, and deliver to Parent, a schedule setting forth the portion of the Final Purchase Price that qualifies as a CapEx Reimbursement along with reasonably detailed supporting schedules (the “Proposed CapEx Schedule”). Within fifteen (15) days after the receipt of the Proposed CapEx Schedule and Proposed Allocation, the receiving Party will propose any changes or will indicate its concurrence therewith; provided that Parent may not propose any increase to the amount of CapEx Reimbursement proposed by Seller in the Proposed CapEx Schedule. If Parent and Seller do not agree with the Proposed CapEx Schedule or Proposed Allocation, then Parent and Seller shall attempt in good faith to reach agreement on the amount of the CapEx Reimbursement or the allocation of the Aggregate Consideration, as applicable, in a manner consistent with applicable income Tax Law. If Parent and Seller cannot reach agreement on the amount of the CapEx Reimbursement or such allocation within fifteen (15) days after Parent’s receipt of Seller’s proposed changes, then the Valuation Firm shall determine the allocation or the amount of CapEx Reimbursement, as applicable, under the procedures for resolving disputes as set forth in Section 2.4(b) (including the provisions thereof regarding fees and expenses); provided that the Valuation Firm may not determine that the amount of CapEx Reimbursement exceeds the amount proposed by Seller in the Proposed CapEx Schedule. The allocation of the Final Purchase Price among the assets of the Atlas Companies and the amount of the CapEx Reimbursement, as agreed to by Parent and Seller or as finally determined by the Valuation Firm, as the case may be, shall be binding on all Parties (the “Final Allocation” and the “Final CapEx Schedule”, respectively). Parent and Seller shall, and shall cause each applicable Affiliate to: (1) file all Tax Returns for income Taxes consistent with the Final CapEx Schedule, Final Allocation and Intended Tax Treatment; (2) promptly inform each other of any challenge by any Governmental Entity to the Final CapEx Schedule, Final Allocation or Intended Tax Treatment; and (3) consult with and keep one another informed with respect to the status of, and any discussion, proposal or submission with respect to, any challenge to the Final CapEx Schedule, Final Allocation or Intended Tax Treatment; provided, that, to the extent permitted by applicable Law, the Parties shall make appropriate adjustments to the Final Allocation and Final CapEx Schedule to reflect any adjustments to the Final Purchase Price as a result of any indemnification payments pursuant to Section 6.5.

(g) Subject to the final sentence of this Section 6.6(g), Seller will be entitled to any Tax refunds that are received by Parent or any Atlas Company, and any amounts credited against Tax to which Parent and any Atlas Company become entitled, in any Post-Closing Tax Period that relate to any Pre-Closing Tax Period (other than refunds of Transfer Taxes, which shall be allocated in the same manner as Transfer Taxes are allocated under Section 6.6(e)). Parent will pay, or cause to be paid, over to Seller any such refund or the amount of any such credit within ten (10) Business Days after receipt of such refund (or, if the refund is in the form of a credit against Taxes, ten (10) Business Days after filing the Tax Return claiming such credit), net of (i) any Taxes of any Atlas Company, Parent or any other Buyer Indemnified Party with respect to such payment; (ii) any Taxes any Atlas Company, Parent or any other Buyer Indemnified Party incurs with respect to the receipt of such refund and (iii) any reasonable out-of-pocket expenses that Parent, any Atlas Company or any of their Affiliates incur with respect to such refund. Parent will, and will cause each Atlas Company to, timely file a claim for a refund of any Taxes paid with respect to any Pre-Closing Tax Period if reasonably requested by Seller. Nothing in this Section 6.6(g) shall require that Parent or any Atlas Company make any payment with respect to any refund for a Tax (and such refunds shall be for the benefit of Parent and the Atlas Companies) that is with respect to (A) any refund of Tax that is the result of the carrying back of any Tax attribute or Tax credit incurred in a Post-Closing Tax Period; (B) any refund of Tax paid after the Closing Date to the extent Parent or the applicable Atlas Company has not been indemnified for such Taxes; (C) any refund for Tax that is reflected as a current asset (or offset to a current liability) on the Final Working Capital, as finally determined; or (D) any refund for Tax that gives rise to a payment obligation by any Atlas Company to any Person under applicable Law or pursuant to a provision of a contract or other agreement entered (or assumed) by any Atlas Company on or prior to the Closing Date.

Section 6.7 Press Release; SEC Filings.

(a) Any press or other public release or announcement concerning the transactions contemplated hereby shall not be issued without the consent of each of Parent and Seller, which consent shall not be unreasonably withheld, conditioned or delayed; provided, however, that each Party may make any such announcement which it in good faith believes is necessary or advisable in connection with any required Law and; provided, further, that each Party and its Affiliates may make non-public announcements regarding this Agreement and the transactions contemplated hereby to their and their Affiliates’ respective directors, officers, employees, direct and indirect limited partners and investors without the consent of Parent or Seller so long as such Persons are bound by obligations of confidentiality in respect of any such information disclosed to them.

(b) As promptly as practicable, Parent shall prepare and file a Current Report on Form 8-K pursuant to the Securities Exchange Act to report the execution of this Agreement (the “Signing Form 8-K”) and the Parties shall issue a mutually agreeable press release announcing the execution of this Agreement (the “Signing Press Release”). Parent shall provide the Company with a reasonable opportunity to review and comment on the Signing Form 8-K prior to its filing and shall consider such comments in good faith.

(c) As promptly as reasonably practicable after the date hereof but in any event following delivery of any information required to be delivered pursuant to this Agreement by the Atlas Companies, Parent and the Company shall prepare and Parent shall file with the SEC a preliminary Proxy Statement, which shall comply as to form, in all material respects, with, as applicable, the provisions of the Securities Exchange Act and the rules and regulations promulgated thereunder, for the purpose of soliciting proxies from Parent Stockholders to vote at the Parent Stockholder Meeting in favor of the Parent Stockholder Voting Matters. Parent shall file the definitive Proxy Statement with the SEC and cause the Proxy Statement to be mailed to its stockholders of record, as of the record date to be established by the Parent Board, within three (3) Business Days of (i) in the event the preliminary Proxy Statement is not reviewed by the SEC, the expiration of the waiting period in Rule 14a-6(a) under the Securities Exchange Act or (ii) in the event the preliminary Proxy Statement is reviewed by the SEC, receipt of oral or written notification of the completion of the review by the SEC.

(d) Prior to filing with the SEC, Parent will make available to Seller drafts of the Proxy Statement and any other documents to be filed with the SEC, both preliminary and final, and drafts of any amendment or supplement to the Proxy Statement or such other document and will provide Seller with a reasonable opportunity to comment on such drafts and shall consider such comments in good faith. Parent will advise Seller promptly after it receives notice thereof, of (i) the time when the Proxy Statement has been filed, (ii) in the event the preliminary Proxy Statement is not reviewed by the SEC, the expiration of the waiting period in Rule 14a-6(a) under the Securities Exchange Act, (iii) in the event the preliminary Proxy Statement is reviewed by the SEC, receipt of oral or written notification of the completion of the review by the SEC, (iv) the filing of any supplement or amendment to the Proxy Statement, (v) any request by the SEC for amendment of the Proxy Statement, (vi) any comments, written or oral, from the SEC relating to the Proxy Statement and responses thereto and (vii) requests by the SEC for additional information in connection with the Proxy Statement. Parent and Seller shall cooperate to promptly respond to any comments of the SEC on the Proxy Statement, and Parent shall use its reasonable best efforts to have the Proxy Statement cleared by the SEC under the Securities Exchange Act as soon after filing as practicable.

(e) If at any time prior to Parent Stockholders Meeting the Parties discover or become aware of any information that should be set forth in an amendment or supplement to the Proxy Statement so that the Proxy Statement would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, Parent shall promptly transmit to its stockholders an amendment or supplement to the Proxy Statement containing such information.

(f) The Parties acknowledge that a substantial portion of the Proxy Statement and certain other forms, reports and other filings required to be made by Parent under the Securities Exchange Act in connection with the transactions contemplated by this Agreement (collectively, “Additional Parent Filings”) shall include disclosure regarding the Company and its business and the Company’s management, operations and financial condition. Accordingly, Seller agrees to, and agrees to cause the Company to, as promptly as reasonably practicable, provide Parent with all information concerning Seller and the Company, its business, management, operations and financial condition, in each case, that is reasonably required to be included in the Proxy Statement, Additional Parent Filings or any other Parent SEC Filing. The Atlas Companies shall make, and shall cause their Affiliates, directors, officers, managers and employees to make available to Parent and its counsel in connection with the drafting of the Proxy Statement and Additional Parent Filings and responding in a timely manner to comments thereto from the SEC. If, at any time prior to the Closing, the Parties discover or become aware of any event, fact or circumstance relating to Seller, the Company or the business, or any of their respective Affiliates, directors, officers, managers or employees or their respective management, operations or financial condition, which should be set forth in an amendment or a supplement to the Proxy Statement so that such documents would not contain any untrue statement of a material fact or failure to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading, such Person shall promptly inform the other Parties, and the Parties shall cooperate reasonably in connection with preparing and disseminating any such required amendment or supplement. Parent shall make all necessary filings with respect to the transactions contemplated by this Agreement under the Securities Act, the Securities Exchange Act and applicable blue sky Laws and the rules and regulations thereunder. Parent, acting through the Parent Board, shall include in the Proxy Statement the recommendation of the Parent Board that the Parent Stockholders vote in favor of the adoption of this Agreement and the approval of the Parent Stockholder Voting Matters; provided, however, that the Parent Board may withdraw or modify such recommendation (a “Change in Recommendation”) if the Parent Board determines in good faith, after consultation with outside counsel and financial advisors, that failure to do so would be inconsistent with its fiduciary obligations under applicable Law; provided, however, that the Parent Board shall not be entitled to exercise its rights to make a Change in Recommendation pursuant to this Section 6.7(f) unless (i) such Change in Recommendation is based upon an Intervening Event and (ii) Parent has provided to the Company three (3) Business Days’ prior written notice advising the Company that the Parent Board intends to take such action and specifying the reasons therefor in reasonable detail. Parent agrees that, unless the Agreement is terminated in accordance with its terms, its obligation to establish a record date for, duly call, give notice of, convene and hold the special meeting for the purpose of voting on the Parent Stockholder Voting Matters shall not be affected by any Change in Recommendation, and Parent agrees to establish a record date for, duly call, give notice of, convene and hold the Parent Stockholder Meeting and submit for the approval of its stockholders the matters contemplated by the Proxy Statement, regardless of whether or not there shall be any Change in Recommendation.

(g) At least five (5) days prior to Closing, Parent shall begin preparing a draft Current Report on Form 8-K in connection with and announcing the Closing, together with, or incorporating by reference, such information that is or may be required to be disclosed with respect to the transactions contemplated by this Agreement pursuant to Form 8-K (the “Closing Form 8-K”). Parent shall provide the Company with a reasonable opportunity to review and comment on the Closing Form 8-K prior to its filing and shall consider such comments in good faith. Prior to the Closing, the Parties shall prepare a mutually agreeable press release announcing the consummation of the transactions contemplated by this Agreement (“Closing Press Release”). Concurrently with the Closing, Parent shall distribute the Closing Press Release, and within four (4) Business Days thereafter, file the Closing Form 8-K with the SEC.

(h) The Company shall provide to Parent as promptly as practicable after the date of this Agreement (i) unaudited consolidated financial statements of the Atlas Companies including consolidated balance sheets, statements of operations and comprehensive income (loss), statements of members’ capital and statements of cash flows as of and for the three (3) and six (6) month periods ended June 30, 2019 and June 30, 2018 together with all related notes and schedules thereto, prepared in accordance with GAAP applied on a consistent basis throughout the covered periods and Regulation S-X of the SEC and reviewed by the Atlas Companies’ independent auditor in accordance with Statement on Auditing Standards No. 100 issued by the American Institute of Certified Public Accountants, (ii) all other audited and unaudited financial statements of the Atlas Companies required under the applicable rules and regulations and guidance of the SEC to be included in the Proxy Statement and/or the Closing Form 8-K, (iii) all selected financial data of the Atlas Companies required by Item 301 of Regulation S-K, as necessary for inclusion in the Proxy Statement and Closing Form 8-K and (iv) management’s discussion and analysis of financial condition and results of operations prepared in accordance with Item 303 of Regulation S-K of the SEC (as if the Atlas Companies were subject thereto) with respect to the periods described in clause (i) and (ii) above, as necessary for inclusion in the Proxy Statement and Closing Form 8-K.

(i) The information supplied or to be supplied by Seller or any Atlas Company for inclusion in the Proxy Statement, the Additional Parent Filings, any other Parent SEC Filing, any document submitted to any other Governmental Entity or any announcement or public statement regarding the transactions contemplated by this Agreement (including the Signing Press Release and the Closing Press Release) shall not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading at (i) the time such information is filed, submitted or made publicly available, (ii) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the stockholders of Parent, (iii) the time of the Parent Stockholder Meeting or (z) the Closing (subject to the qualifications and limitations set forth in the materials provided by Seller or any Atlas Company or that are included in such filings and/or mailings).

Section 6.8 Expenses. Except as otherwise expressly provided in this Agreement, each Party shall be liable for and pay all of its own costs and expenses (including attorneys’, accountants’ and investment bankers’ fees and other out-of-pocket expenses) in connection with the negotiation and execution of this Agreement, the performance of such Party’s obligations hereunder and the consummation of the transactions contemplated hereby; provided, that, Parent shall pay and be fully responsible for all (a) fees, costs and expenses incurred in respect of the financing by Parent and its Affiliates of the transactions contemplated hereby and (b) fees, costs and expenses incurred in respect of the R&W Insurance Policy.

Section 6.9 Further Assurance. Each Party shall execute and deliver such further instruments of conveyance and transfer and take such additional action as reasonably requested by any other Party to effect, consummate, confirm or evidence the transactions contemplated hereby and carry out the purposes of this Agreement.

Section 6.10 Release.

(a) Subject to Section 6.10(d), effective upon the Closing, Seller, on behalf of itself, and its past, present, and future parents, Subsidiaries, Affiliates, divisions, related companies, successors, joint ventures and assigns hereby release and discharge each Atlas Company and each of their respective past, present, and future parents, Subsidiaries, Affiliates, divisions, related companies, joint ventures, and each of their respective past and present managers, directors, officers, agents, trustees, attorneys, employees, members/stockholders, representatives, benefit plan fiduciaries and administrators, assigns and successors from any and all obligations and liabilities to Seller as an equityholder (whether directly or indirectly) of any Atlas Company of any kind or nature whatsoever, as to facts, conditions, transactions, events or circumstances prior to the Closing, and Seller and its past, present, and future parents, Subsidiaries, Affiliates, divisions, related companies, successors, joint ventures and assigns shall not seek to recover any amounts in connection therewith from any Atlas Company; provided, that this Section 6.10 shall not affect the rights of Seller’s director and officers to the extent they are entitled to indemnification under the Governing Documents of any Atlas Company.

(b) Subject to Section 6.10(d), effective upon the Closing, each of the members of the Buyer Group and the Company, on behalf of itself, and its past, present, and future parents, Subsidiaries (including each Atlas Company), Affiliates, divisions, related companies, successors, joint ventures and assigns hereby release and discharge the managing member of the Seller and any past, present, and future Person who controls the managing member of Seller and any of such managing member’s or controlling Persons’ past and present managers, directors, officers, agents, trustees, attorneys, employees, members/stockholders, representatives, benefit plan fiduciaries and administrators, assigns, and successors from any and all obligations and liabilities of any kind or nature whatsoever, as to facts, conditions, transactions, events or circumstances prior to the Closing, and each member of the Buyer Group and the Atlas Companies and their past, present, and future parents, Subsidiaries, Affiliates, divisions, related companies, successors, joint ventures and assigns shall not seek to recover any amounts in connection therewith from Seller and any of its past, present, and future Affiliates and any of their respective past and present managers, directors, officers, agents, trustees, attorneys, employees, members/stockholders, representatives, benefit plan fiduciaries and administrators, assigns, and successors; provided, that this Section 6.10 shall not affect the rights of any of the Atlas Companies’ directors and officers to the extent they are entitled to indemnification under the Governing Documents of Seller or any of its Affiliates. Notwithstanding the foregoing, Parent and the Company are not releasing any Person from (i) any criminal actions and (ii) Fraud.

(c) Seller, each member of the Buyer Group and the Company specifically acknowledge that they are aware of the California Civil Code Section 1542, which provides:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.

Being aware of this section, Seller, each member of the Buyer Group and the Company hereby expressly waive and relinquish all rights and benefits which it may have under this section as well as any other statutes or common law principles of similar effect.

(d) Notwithstanding anything to the contrary in this Section 6.10, nothing in this Section 6.10 shall limit, modify, restrict, operate as a waiver with respect to or otherwise affect, any rights any party may have under this Agreement or any agreement entered into in connection herewith (including the Director Nomination Agreement, Sponsor Voting Agreement, Sponsor Lock-Up Agreement, Stockholder Support Agreement, Registration Rights Agreement or the A&R LLC Agreement).

Section 6.11 Directors and Officers.

(a) Parent acknowledges that (i) each Person that prior to the Closing served as a director, officer, manager, employee, agent, trustee or fiduciary of any Atlas Company or who, at the request of any Atlas Company, served as a director, officer, manager, member, employee, agent, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise (collectively, with such Person’s heirs, executors or administrators, the “Indemnified Persons”) is entitled to indemnification, expense reimbursement and exculpation to the extent provided in the Governing Documents in effect as of the date hereof (“D&O Provisions”), (ii) such D&O Provisions are rights of Contract and (iii) for a period of six (6) years following the Closing Date, no amendment or modification to any such D&O Provisions shall affect in any manner the Indemnified Persons’ rights, or any Atlas Company’s obligations, with respect to claims arising from facts or events that occurred on or before the Closing.

(b) Tail Policy.

(i) For a period of six (6) years from and through the Closing Date, the Buyer Group shall cause the Company to maintain in effect policies of directors’ and officers’ liability insurance covering those Persons who are currently covered by such policies of the Atlas Companies’ with respect to claims arising from facts or events that occurred on or before the Closing and with substantially the same coverage and amounts as, and contain terms and conditions no less advantageous than, in the aggregate, the coverage currently provided by such current policy; and

(ii) At or prior to the Closing Date, the Company shall purchase and maintain in effect for a period of six (6) years thereafter, “run-off” coverage as provided by any Atlas Company’s fiduciary and employee benefit policies, in each case, covering those Persons who are covered on the date hereof by such policies and with terms, conditions, retentions and limits of liability that are no less advantageous than the coverage provided under any Atlas Company’s existing policies (the policies contemplated by the foregoing clauses (i) and (ii), collectively, the “Tail Policy”). The cost of the Tail Policy shall be borne 50% by Seller and 50% by the Buyer Group. No claims made under or in respect of such Tail Policy shall be settled without the prior written consent of Seller.

Section 6.12 Access to Books and Records. From and after the Closing, Buyer Group and their Affiliates shall make or cause to be made available to Seller (at Seller’s sole expense) all books, records, Tax Returns and documents of any Atlas Company (and the assistance of employees responsible for such books, records and documents) during regular business hours as may be reasonably necessary for (a) investigating, settling, preparing for the defense or prosecution of, defending or prosecuting any Proceeding (other than an actual or potential Proceeding (i) brought or threatened to be brought by Seller or its Affiliates relating to or arising under this Agreement or (ii) brought or threatened to be brought by any member of the Buyer Group or their Affiliates against Seller of its Affiliate relating to or arising under this Agreement), (b) preparing reports to Governmental Entities or (c) such other purposes (that do not involve an actual or potential Proceeding brought by Seller or its Affiliates against Parent or by Parent or its Affiliates against Seller relating to or arising out of this Agreement) for which access to such documents is determined by such Seller to be reasonably necessary, preparing Tax Returns, pursuing Tax refunds or responding to or disputing any Tax audit. Parent shall (at its sole expense) cause each Atlas Company to maintain and preserve all such Tax Returns, books, records and other documents for the greater of (i) six (6) years after the Closing Date and (ii) any applicable statutory or regulatory retention period, as the same may be extended and, in each case, shall offer to transfer such records to Seller, at the end of any such period. Notwithstanding anything herein to the contrary, Parent shall not be required to provide any access or information to Seller, their Affiliates or any of their respective representatives which Parent reasonably believes it or, after the Closing, any Atlas Company are prohibited from providing to Seller, their Affiliates or their respective representatives by reason of applicable Law, which, for the avoidance of doubt, (A) constitutes or allows access to information protected by attorney-client privilege, or which Parent or any Atlas Company are required to keep confidential or (B) could prevent access by reason of a Contract with a third party or which would otherwise expose Parent, any of its Affiliates (including, after the Closing, any Atlas Company) to a material risk of Liability.

Section 6.13 Insurance. Buyer Group shall be solely responsible from and after the Closing for providing insurance to each Atlas Company and its business for events or occurrences occurring after the Closing. Buyer Group acknowledges that all insurance arrangements maintained by Seller and its Affiliates (other than the Atlas Companies) for the benefit of the Atlas Companies and their Affiliates, if any, will be terminated as of the Closing and no further business interruption, property or Liability shall be covered under any such insurance arrangements.

Section 6.14 Employee Matters. During the period beginning on the Closing Date and ending on December 31, 2019, Parent shall, or shall cause the Atlas Companies to, provide each employee of the Atlas Companies (“Continuing Employees”) with salary or wage rate and cash bonus opportunities (excluding equity compensation) that are substantially similar in the aggregate to the salary or wage rate and cash bonus opportunities (excluding equity compensation) in effect for such Continuing Employee immediately prior to the Closing Date and employee benefits that are at least substantially comparable in the aggregate to the benefits provided under the Company Employee Benefit Plans, any applicable collective bargaining agreement and any other benefit plans, programs or arrangements available to such Continuing Employee as of the Closing Date; provided, however, that for those Continuing Employees whose terms and conditions of employment are governed by a collective bargaining agreement, such employees’ terms and conditions of employment shall continue to be so governed. Notwithstanding the foregoing, subject to any applicable employment agreements, including those Contracts set forth on Schedule 6.14 and all obligations of the “Company” thereunder which the Buyer Group hereby expressly assumes, the Continuing Employees employment will continue on an at-will basis. Parent further agrees that, from and after the Closing Date, Parent shall, or shall cause the Atlas Companies to grant each Continuing Employee with credit for any and all service with the Atlas Companies (and any predecessor thereof) earned prior to the Closing Date (a) for eligibility and vesting purposes and (b) for purposes of vacation and paid time off accrual and severance benefit determinations under each benefit or compensation plan, program, agreement or arrangement that may be established or maintained by Parent, any Atlas Company or any of its or their Subsidiaries on or after the Closing Date (the “New Plans”). In addition, Parent hereby agrees that Parent shall, or shall cause the Atlas Companies to, (i) cause to be waived all pre-existing condition exclusion and actively-at-work requirements and similar limitations, eligibility waiting periods and evidence of insurability requirements under any New Plans to the extent waived or satisfied by a Continuing Employee under any Company Employee Benefit Plan as of the Closing Date and (ii) cause any deductible, co-insurance and out-of-pocket covered expenses paid on or before the Closing Date by any Continuing Employee (or covered dependent thereof) to be taken into account for purposes of satisfying applicable deductible, coinsurance and maximum out-of-pocket provisions after the Closing Date under any applicable New Plan in the year of initial participation. Nothing contained herein, express or implied, is intended to confer any rights (including any third-party beneficiary rights), remedies or claims upon any employee of any Atlas Company, any Continuing Employee or any other Person, other than the Parties to this Agreement, or shall constitute an amendment to or any other modification of any New Plan or Company Employee Benefit Plan. Parent agrees and acknowledges that all collective bargaining agreements in effect at any of the Atlas Companies as of the Closing Date will continue in effect after the Closing Date in accordance with their terms and with applicable Law. Notwithstanding anything to the contrary herein, Parent and the Atlas Companies shall be solely responsible for any obligations arising under Section 4980B of the Code with respect to all “M&A qualified beneficiaries” as defined in Treasury Regulation Section 54.4980B-9. Notwithstanding anything to the contrary contained herein, subject to any applicable employment agreements, it is understood and agreed that Parent retains the right to terminate any employee at any time for any reason.

Section 6.15 Investigation by Parent; No Other Representations; Non-Reliance of Parent. Parent has substantial familiarity with the businesses of the Atlas Companies and fully understand the risks inherent therewith. Furthermore, Parent (for itself and on behalf of the Buyer Indemnified Parties and its Affiliates, representatives and financing sources), has conducted an independent investigation, verification, review and analysis of the business, operations, assets, Liabilities, results of operations, financial condition, technology and prospects of the Atlas Companies and Parent, its Affiliates and their advisors and representatives have had access to the personnel, properties, premises and records of the Atlas Companies for such purpose. In entering into this Agreement and any other Contract or certificate executed and delivered pursuant to this Agreement, Parent has relied solely upon the aforementioned investigation, review and analysis and not on any factual representations or opinions of the Atlas Companies or Seller or any Atlas Company’s or Seller’s employees, directors, managers, officers, representatives or any other Person, and, except for the specific representations and warranties expressly made by Seller and the Company in Article III or Seller in Article IV (in each case, as modified by the Disclosure Schedules) and any other Contract or certificate executed and delivered pursuant to this Agreement, Parent (for itself and on behalf of the Buyer Indemnified Parties and its Affiliates, representatives and financing sources): (a) specifically acknowledges that none of the Atlas Companies, Seller or any other Person is making and has not made any representation or warranty, expressed or implied, at law or in equity, in respect of Seller, any Atlas Company or any Atlas Company’s businesses, assets, risks and other incidents of the Atlas Companies, Liabilities, operations, prospects or condition (financial or otherwise), including with respect to merchantability or fitness for any particular purpose of any assets and whether the Atlas Companies possess sufficient real property or personal property to operate their businesses, the nature or extent of any Liabilities, the prospects of the business, the effectiveness or the success of any operations, or the accuracy or completeness of any confidential information memoranda, documents, projections, material or other information (financial or otherwise) regarding the Atlas Companies furnished to Parent or its Affiliates or their advisors or representatives or made available to Parent, its Affiliates or their advisors or representatives in any data rooms, management presentations or in any other form in expectation of, or in connection with, the transactions contemplated hereby, and the Units are being transferred through the sale of the Units “as is, where is, with all faults”; (b) specifically disclaims that it is relying upon or has relied upon any such other representations or warranties that may have been made by any Person, and acknowledges that the Atlas Companies, Seller and their Affiliates hereby specifically disclaim any such other representation or warranty made by any Person; (c) specifically disclaims any obligation or duty by the Atlas Companies, Seller or any of their Affiliates or any other Person to make any disclosures of fact not required to be disclosed pursuant to the specific representations and warranties set forth in Article III and Article IV; (d) specifically acknowledges Parent is entering into this Agreement and acquiring the Units subject only to the specific representations and warranties set forth in Article III and Article IV as further limited by the specifically bargained for exclusive remedies as set forth in Section 6.5; and (e) specifically acknowledges that the sole purpose of the representations and warranties set forth in this Agreement is to allocate financial responsibility pursuant to (and subject to the limitations set forth in) Section 6.5 should the representations and warranties prove to have been inaccurate and result in provable Losses, and no other rights, remedies or causes of action (whether in law or in equity or whether in Contract or in tort) are permitted to any Person as a result of the misrepresentation or breach of any such representation and warranty. Without limiting the generality of the foregoing, (i) no Atlas Company nor Seller makes any representation or warranty regarding any third party beneficiary rights or other rights which Parent might claim under any studies, reports, tests or analyses prepared by any third parties for any Atlas Company or any of their Affiliates, even if the same were made available for review by Parent or its Affiliates or representatives; and (ii) none of the documents, information or other materials provided to Parent at any time or in any format by any Atlas Company, Seller or any of their Affiliates or representatives constitute legal advice, and Parent waives all rights to assert that it received any legal advice from any Atlas Company, Seller or any of their Affiliates, or any of their respective representatives or counsel, or that it had any sort of attorney-client relationship with any of such Persons.

Section 6.16 No Recourse. Notwithstanding anything that may be expressed or implied in this Agreement (except in the case of the immediately succeeding sentence) or any document, agreement, or instrument delivered contemporaneously herewith, and notwithstanding the fact that any Party may be a partnership or limited liability company, each Party hereto, by its acceptance of the benefits of this Agreement, covenants, agrees and acknowledges that no Persons other than the Parties shall have any obligation hereunder and that it has no rights of recovery hereunder against, and no recourse hereunder or under any documents, agreements, or instruments delivered contemporaneously herewith or in respect of any oral representations made or alleged to be made in connection herewith or therewith shall be had against, any former, current or future director, officer, agent, Affiliate, manager, assignee, incorporator, controlling Person, fiduciary, representative or employee of any Party (or any of their successors or permitted assignees), against any former, current, or future general or limited partner, manager, stockholder or member of any Party (or any of their successors or permitted assignees) or any Affiliate thereof or against any former, current or future director, officer, agent, employee, Affiliate, manager, assignee, incorporator, controlling Person, fiduciary, representative, general or limited partner, stockholder, manager or member of any of the foregoing, but in each case not including the Parties (each, but excluding for the avoidance of doubt, the Parties, a “Non-Party Affiliate”), whether by or through attempted piercing of the corporate veil, by or through a claim (whether in tort, Contract or otherwise) by or on behalf of such party against the Non-Party Affiliates, by the enforcement of any assessment or by any Proceeding, or by virtue of any statute, regulation or other applicable Law, or otherwise; it being expressly agreed and acknowledged that no personal Liability whatsoever shall attach to, be imposed on, or otherwise be incurred by any Non-Party Affiliate, as such, for any obligations of the applicable party under this Agreement or the transactions contemplated hereby, under any documents or instruments delivered contemporaneously herewith, in respect of any oral representations made or alleged to be made in connection herewith or therewith, or for any claim (whether in tort, Contract or otherwise) based on, in respect of, or by reason of, such obligations or their creation. Notwithstanding the forgoing, a Non-Party Affiliate may have obligations under any documents, agreements, or instruments delivered contemporaneously herewith or otherwise contemplated by this Agreement if such Non-Party Affiliate is party to such document, agreement or instrument. Except to the extent otherwise expressly set forth in, and subject in all cases to the terms and conditions of and limitations herein, this Agreement may only be enforced against, and any claim or cause of action of any kind based upon, arising out of, or related to this Agreement, or the negotiation, execution or performance of this Agreement, may only be brought against the entities that are expressly named as Parties hereto and then only with respect to the specific obligations set forth herein with respect to such Party. Each Non-Party Affiliate is expressly intended as a third-party beneficiary of this Section 6.16.

Section 6.17 Financing.

(a) During the Pre-Closing Period, Parent may execute Subscription Agreements with Equity Investors.

(b) Subject to the terms and conditions of this Agreement, during the Pre-Closing Period, Parent shall use, and shall cause its Affiliates to use, its reasonable best efforts to obtain the proceeds of the Financing on the terms and conditions described in the Commitment Letters, including using reasonable best efforts to (i) negotiate definitive agreements with respect to the Committed Financing (the “Definitive Debt Agreements”) consistent with the terms and conditions contained in the Debt Commitment Letter, (ii) satisfy (or, if deemed advisable by Parent, obtain the waiver of) on a timely basis all conditions in the Subscription Agreements, Debt Commitment Letter, Fee Letter and such Definitive Debt Agreements that are within its control (including payment of all fees and expenses) and comply with its obligations thereunder, (iii) maintain in effect the Subscription Agreements, Debt Commitment Letter and Fee Letter in accordance with their terms and (iv) diligently enforce all of its rights under the Subscription Agreements and Debt Commitment Letter (and any definitive agreements related thereto), provided, however, that Parent shall not be required to bring any enforcement action against any Equity Financing Sources or Debt Financing Source to enforce its rights under the applicable Financing. Parent shall not and shall cause its Affiliates not to take or refrain from taking, directly or indirectly, any action that could reasonably be expected to result in a default under or failure of any of the conditions contained in, or materially impair, delay or prevent consummation of the Financing contemplated by the Subscription Agreements and the Debt Commitment Letter or in any Definitive Debt Agreement related to the Committed Financing.

(c) Subject to the terms hereof, Parent shall use, and shall cause its Affiliates to use, reasonable best efforts to comply with its obligations, and enforce its rights, under the Commitment Letters. Parent shall give Seller prompt notice of any material breach by any party to the Commitment Letters of which Parent has become aware or any termination (or alleged or purported termination) of the Commitment Letters. Parent shall keep Seller informed on a reasonably current basis in reasonable detail of the status of its efforts to obtain the proceeds of the Financing and shall not permit any amendment or modification to, or any waiver of any material provision or remedy under, the Commitment Letters entered into at or prior to the date hereof if such amendment, modification, waiver or remedy (i) would materially delay the occurrence of the Closing, (ii) reduces the aggregate amount of the Financing, (iii) adds or imposes new conditions or amends the existing conditions to the drawdown of the Financing or (iv) is adverse to the interests of Seller, in each case, in any material respect. Notwithstanding the foregoing, failure to obtain the Cash Equity shall not relieve Parent of its obligation to consummate the transactions contemplated by this Agreement, whether or not the Cash Equity is available.

(d) In the event that any portion of the Committed Financing becomes unavailable on the terms and conditions (including any “flex provisions”) contemplated in the Debt Commitment Letter and the Fee Letter, regardless of the reason therefor, and such portion of the Committed Financing is required to fund the transactions contemplated by this Agreement on the Closing Date, Parent will (i) as promptly as practicable following the occurrence of such event, use its reasonable best efforts to obtain alternative financing (the “Alternative Financing”) (in an amount sufficient, when taken together with any then-available Financing pursuant to any then-existing Debt Commitment Letter, the then-existing Fee Letter and available cash of Parent, to consummate the transactions contemplated by this Agreement and to pay related fees and expenses earned, due and payable as of the Closing Date) on terms not less favorable in the aggregate to the Buyer Group than those contained in either the Debt Commitment Letter and the Fee Letter that the Alternative Financing would replace (taking into account any flex provisions) from the same or other sources and which do not include any incremental conditionality to the consummation of such Alternative Financing that are more onerous to Parent, Seller and the Atlas Companies (in each case, in the aggregate) than the conditions set forth in the Debt Commitment Letter (as applicable) in effect as of the date of this Agreement and (ii) immediately notify Seller of such unavailability and the reason therefor. Notwithstanding anything in this Agreement to the contrary, under no circumstances shall Parent or its Affiliates be obligated to provide Financing.

(e) For purposes of the foregoing Section 6.17(a) through Section 6.17(d), (i) the term “Debt Commitment Letter” shall be deemed to include any commitment letter (or similar agreement) with respect to any Alternative Financing (that is debt financing) arranged in compliance herewith (and any Debt Commitment Letter remaining in effect at the time in question), (ii) the term “Fee Letter” shall be deemed to include any fee letter (or similar agreement) and engagement letter (or similar agreement) with respect to any Alternative Financing arranged in compliance with this Section 6.17(e), (iii) the term “Debt Financing Sources” shall be deemed to include any Debt Financing Sources providing the Alternative Financing (that is debt financing) arranged in compliance herewith, (iv) the term “Subscription Agreement” shall be deemed to include any subscription agreement with respect to any Alternative Financing (that is equity financing) arranged in compliance herewith (and any Subscription Agreements remaining in effect at the time in question) and (v) the term “Equity Financing Sources” shall be deemed to include any Equity Financing Sources providing the Alternative Financing (the is equity financing) arranged in compliance herewith. Parent shall keep Seller reasonably informed on a reasonably current basis of the status of its efforts to consummate the Financing. Parent shall provide Seller with prompt written notice of any material breach, threatened material breach or material default by any party to any Subscription Agreement, the Debt Commitment Letter or the Definitive Debt Agreements of which Parent gains knowledge and the receipt of any written notice or other written communication from any Equity Financing Sources or Debt Financing Sources with respect to any material breach, threatened material breach or material default or, termination or repudiation by any party to any Subscription Agreement, Debt Commitment Letter or the Definitive Debt Agreements or any provision thereof.

(f) Notwithstanding anything to contrary contained in this Agreement, nothing contained in this Section 6.17 or elsewhere in this Agreement shall require, and in no event shall the “reasonable best efforts” of Parent be deemed to construe or require, any member of the Buyer Group to (i) bring any enforcement action against any Equity Financing Sources or Debt Financing Source to enforce its rights under the applicable Financing, (ii) seek or accept Financing on terms adverse to or less favorable than those set forth in the Subscription Agreements or Debt Commitment Letters, as applicable, (iii) pay any fees in excess of those contemplated by the Debt Commitment Letters (or any Fee Letter delivered in connection therewith) (whether to secure waiver of any conditions contained therein or otherwise) or (iv) agree to waive any term or condition of this Agreement or amend or waive any term of the Subscription Agreements or Debt Commitment Letter.

(g) Prior to the earlier of the Closing and the termination of this Agreement pursuant to Section 7.1, Seller and each Atlas Company agree, and shall cause the appropriate officers and employees thereof, to use reasonable best efforts to cooperate in connection with the arrangement of the Financing (including the satisfaction of the conditions precedent set forth therein) as may be reasonably requested by Parent, including by (i) participating in a reasonable number of meetings, presentations, due diligence sessions, drafting sessions and sessions with rating agencies at mutually agreeable times and locations and upon reasonable advance notice, (ii) assisting with the preparation of customary materials for actual and potential Equity Investors, rating agency presentations, offering documents, private placement memoranda, bank information memoranda, prospectuses and similar documents required in connection with the Financing (which shall not include pro forma financial information), (iii) executing and delivering any pledge and security documents, other definitive financing documents, or other certificates, or documents as may be reasonably requested by Parent or otherwise reasonably facilitating the pledging of collateral, provided, that, such documents will not take effect until the Closing, (iv) providing the Financial Statements and such other financial information regarding the Atlas Companies that is readily available or within the Atlas Companies’ possession and as is reasonably requested in connection with the Financing, (v) at each Atlas Company’s option, taking or appointing a representative of Parent to take all corporate actions, subject to the occurrence of the Closing, reasonably requested by Parent to permit the consummation of the Financing and, in the case of the Committed Financing, the direct borrowing or incurrence of all of the proceeds of the Committed Financing, by any Atlas Company immediately following the Closing, (vi) each Atlas Company executing and delivering reasonable and customary certificates (including, without limitation, a customary certificate of the Chief Financial Officer of each Atlas Company with respect to solvency matters), customary management representation letters and other customary documentation required by the Debt Financing Sources and the definitive documentation related to the Committed Financing, provided, that no such certificates, letters or other documentation shall be effective prior to the consummation of the Committed Financing on the Closing Date, (vii) furnishing the Buyer Group at least three (3) Business Days prior to the Closing Date (to the extent requested at least ten (10) Business Days prior to the Closing Date), with all documentation and other information required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the Patriot Act and (vii) otherwise reasonably cooperating in Parent’s efforts to obtain the Financing. Notwithstanding the foregoing, (A) such requested cooperation shall not unreasonably interfere with the ongoing operations of any Atlas Company, (B) no Atlas Company shall be required to pay any commitment or other similar fee or incur any other Liability or obligation in connection with the Financing prior to the Closing, (C) no Atlas Company nor any of their respective officers, directors, or employees shall be required to execute or enter into or perform any agreement with respect to the Financing that is not contingent upon the Closing or that would be effective prior to the Closing (other than any customary management representation and authorization letter in connection with marketing materials contemplated by the Financing) and (D) Persons who are on the board of directors or the board of managers (or similar governing body) of any Atlas Company prior to the Closing in their capacity as such shall not be required to pass resolutions or consents to approve or authorize the execution of the Financing. Nothing contained in this Section 6.17(g) or otherwise shall require any Atlas Company, prior to the Closing, to be an issuer or other obligor with respect to the Financing. Seller shall be given a reasonable opportunity to review and comment on any financing documents and any materials that are to be presented during any meetings conducted in connection with the Committed Financing, and Parent shall give due consideration to all reasonably comments provided thereto.

(h) None of Seller, the Atlas Companies, their Affiliates or any of their respective representatives shall be required to take any action that would subject such Person to actual or potential Liability, to bear any cost or expense or to pay any commitment or other similar fee or make any other payment or incur any other Liability or provide or agree to provide any indemnity in connection with the Financing or their performance of their respective obligations under this Section 6.17(h) or any information utilized in connection therewith. Parent shall indemnify and hold harmless Seller, the Atlas Companies, their Affiliates and their respective representatives from and against any and all Loss suffered or incurred by them in connection with the arrangement of the Financing and the performance of their respective obligations under this Section 6.17(h) and any information utilized in connection therewith, except in the case of Fraud or of gross negligence or willful misconduct committed by or on behalf of Seller, any Atlas Company or their respective Affiliates and representatives. Parent shall, promptly upon receipt of a reasonably detailed invoice from Seller or any Atlas Company, reimburse Seller or the Atlas Company and their Affiliates for all reasonable out-of-pocket costs and expenses incurred by Seller, any Atlas Company or their Affiliates (including those of its accountants, consultants, legal counsel, agents and other representatives) in connection with the cooperation required by this Section 6.17(h).

Section 6.18 Termination of Affiliate Obligations. On or before the Closing Date, except as set forth on Schedule 6.18 hereto, and except for this Agreement and any ancillary agreements contemplated herein and for liabilities relating to employment relationships and the payment of compensation and benefits in the Ordinary Course of Business, all liabilities and obligations of the Atlas Companies under any Contract or arrangement contemplated by Section 3.25 shall be terminated in full as of the completion of Closing without further liability to or obligations of the Atlas Companies.

Section 6.19 Confidentiality.

(a) From and after the Closing, except to the extent consented to by any member of the Buyer Group, Seller shall, and shall direct each of its Affiliates and each of its and their respective representatives, to hold in confidence and not use or disclose to any other Person, any Confidential Information. If Seller or any of its Affiliates or any of their respective representatives are requested or required by Law or by a self-regulatory authority or entity (including, in each case, by oral question or request for information or documents in any Proceeding, interrogatory, subpoena, civil investigative demand or similar process) to publicly disclose any Confidential Information, Seller or its Affiliates shall, to the extent permitted by applicable Law, promptly notify Parent in writing and may disclose, without Liability hereunder or breach of this Agreement, only that portion of such Confidential Information which, based on the advice of counsel, is legally required to be disclosed; provided, that Seller and its Affiliates, at the written request and expense of Parent, shall use commercially reasonable efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information. Notwithstanding the foregoing, Seller and its Affiliates and each of its and their respective representatives shall be permitted to (a) make non-public disclosures, communications or statements including Confidential Information (i) to any of Seller’s or its Affiliates’ Affiliates, directors, officers, partners, employees, agents, consultants, financing sources, investors (including direct and indirect limited partners or investors), vehicles, managed accounts, attorneys, accountants, financial advisors or other representatives or (ii) if compelled or requested to disclose the same as part of any legal, judicial or administrative process or Proceeding, by any regulatory authority or self-regulatory authority or by other requirements of Law, including as part of any regulatory audit or examination and (b) use or non-publicly disclose such information in connection with (i) its ownership of Equity Interests of the Buyer Group and the Atlas Companies and (ii) the governance of the Buyer Group and the Atlas Companies, including participation as a member or observer of any boards of directors, managers or similar. Notwithstanding anything to the contrary herein, for purposes of the confidentiality obligations of this Section 6.19(a), Seller’s Affiliates and its and their representatives shall not include the Atlas Companies, Buyer Group or any of their respective employees, consultants or contractors.

(b) Notwithstanding anything contained herein to the contrary, none of the provisions of this Section 6.19 shall in any way limit the activities of any Affiliate (including portfolio companies) of Seller or its Affiliates (or any investment funds, vehicles or companies managed by Seller or its Affiliates) who are not in receipt or otherwise provided any Confidential Information. For avoidance of doubt, no such Affiliate (including portfolio companies) shall be deemed to be “in receipt or otherwise provided any Confidential Information” solely as a result of a representative of Seller or its Affiliates (or any investment funds, vehicles or companies managed by Seller or its Affiliates) who is in possession of Confidential Information also being an officer, director or other agent of such portfolio company; provided, that such representative does not use the Confidential Information in violation of Section 6.19(a) or otherwise act at the specific instruction of any Person who received the Confidential Information if such Person is otherwise prohibited from such acts pursuant to Section 6.19(a) and such Confidential Information is used in making such instruction.

Section 6.20 Name Change. Seller shall use its reasonable best efforts to cease, and shall cause each of its Affiliates to use its reasonable best efforts to cease, using the “Atlas,” or “Atlas Technical Consultants,” names, marks and logos (or any derivative or similar name, marks and logos thereof) within ninety (90) days after the Closing, and in furtherance of the foregoing shall amend its Governing Documents with effect from and after the Closing Date in order to change its name to delete the words “Atlas”.

Section 6.21 280G. Prior to the Closing, the Company shall use commercially reasonable efforts to (i) seek to obtain a waiver from each Person who is a “disqualified individual” (as defined in Section 280G of the Code) of that portion of any payments or economic benefits received or payable to such Person that is reasonably expected to constitute “parachute payments” (as defined in Section 280G(b) of the Code) (the “Waived 280G Benefits”), and (ii) solicit the approval of its shareholders of any Waived 280G Benefits, in a manner that complies with Sections 280G(b)(5)(A)(ii) and 280G(b)(5)(B) of the Code and the Treasury Regulations thereunder. The Company shall forward to the Buyer Parties at least five (5) days prior to the submission to shareholders entitled to vote on such matters copies of all documents prepared by the Company in connection with this Section 6.21 for the Buyer Parties’ review. Prior to Closing, the Company shall deliver to the Buyer Parties evidence of the results of such vote. Such shareholder approval, if obtained, shall establish the disqualified individual’s right to receive or retain the Waived 280G Payments, such that if such shareholder approval is not obtained, no portion of the Waived 280G Payments shall be paid, payable, received or retained. Notwithstanding the foregoing, to the extent that any Contract, agreement, or plan is entered into by any member of the Buyer Group or any of their Affiliates and a disqualified individual in connection with the transactions contemplated by this Agreement before the Closing Date (the “Buyer Arrangements”), the Buyer Group shall provide a copy of such Contract, agreement or plan to the Company and the Seller at least fifteen (15) days before the Closing Date and shall cooperate with the Company in good faith in order to calculate or determine the value (for the purposes of Section 280G of the Code) of any payments or benefits granted or contemplated therein, which may be paid or granted in connection with the transactions contemplated by this Agreement that could constitute a “parachute payment” under Section 280G of the Code; provided, that, in any event, the Company’s failure to include the Buyer Arrangements in the stockholder voting materials described herein, for any reason, will not result in a breach of the covenants set forth in this Section 6.21.

Section 6.22 Post-Closing Reorganization. On the Closing Date, Holdings shall cause Buyer to merge with and into the Company, causing the separate existence of Buyer to cease and causing the Company to continue as the surviving entity in the Merger in accordance with the Delaware Limited Liability Company Act and as a wholly-owned direct Subsidiary of Holdings. Such merger shall have the effects set forth herein and in the applicable provisions of the Delaware Limited Liability Company Act. Without limiting the generality of the foregoing, and subject thereto, at the effective time of such merger, all of the property, rights, privileges, powers and franchises of the Company and Buyer shall vest in the Company, as the surviving entity, and all debts, liabilities and duties of the Company and Buyer shall become the debts, liabilities and duties of the Company, as the surviving entity.

Article VII
TERMINATION

Section 7.1 Termination. This Agreement may be terminated at any time prior to the Closing only as follows:

(a) by the mutual written consent of Seller and Parent;

(b) by either Seller or Parent by written notice to the other if any applicable Law is in effect making the consummation of the transactions contemplated hereby illegal or any final, non-appealable Order is in effect permanently preventing the consummation of the transactions contemplated hereby; provided, however, that the right to terminate this Agreement pursuant to this Section 7.1(b) shall not be available to any Party whose breach of any representation, warranty, covenant or agreement of this Agreement results in or causes such final, non-appealable Order or other action;

(c) by either Seller or Parent by written notice to the other if the consummation of the transactions contemplated hereby shall not have occurred on or before February 19, 2020 (the “Outside Date”); provided, that the right to terminate this Agreement under this Section 7.1(c) shall not be available to (i) any Party then in material breach of its representations, warranties, covenants or agreements under this Agreement or (ii) Parent, if Seller is entitled to terminate this Agreement pursuant to Section 7.1(f);

(d) by Seller, if Buyer Group breaches in any material respect any of its representations or warranties contained in this Agreement or breaches or fails to perform in any material respect any of its covenants contained in this Agreement, which breach or failure to perform (i) would render a condition precedent to Seller’s obligations to consummate the transactions contemplated hereby set forth in Section 2.6(a) or Section 2.6(c) not capable of being satisfied, and (ii) after the giving of written notice of such breach or failure to perform to Buyer Group by Seller, cannot be cured or has not been cured by the earlier of the Outside Date and ten (10) Business Days after the delivery of such notice; provided, however, that the right to terminate this Agreement under this Section 7.1(d) shall not be available to Seller if the Company or Seller is then in material breach of any representation, warranty, covenant or agreement contained in this Agreement;

(e) by Parent, if the Company or Seller breaches in any material respect any of its representations or warranties contained in this Agreement or the Company or Seller breaches or fails to perform in any material respect any of its covenants contained in this Agreement, which breach or failure to perform (i) would render a condition precedent to Parent’s obligations to consummate the transactions contemplated hereby set forth in Section 2.6(a) or Section 2.6(b) not capable of being satisfied, and (ii) after the giving of written notice of such breach or failure to perform to Seller by Parent, cannot be cured or has not been cured by the earlier of the Outside Date and ten (10) Business Days after the delivery of such notice; provided, however, that the right to terminate this Agreement under this Section 7.1(e) shall not be available to Parent if Parent is then in material breach of any representation, warranty, covenant or agreement contained in this Agreement; and

(f) by Seller, if (i) all of the conditions to Closing set forth in Section 2.6(a) and Section 2.6(b) were satisfied or waived as of the date the Closing should have been consummated pursuant to the terms of this Agreement (other than those conditions that by their terms are to be satisfied at the Closing and could have been satisfied or would have been waived assuming a Closing would occur), (ii) Seller has notified Parent that Seller and the Company are ready, willing and able to consummate the transactions contemplated by this Agreement, and (iii) Buyer Group fails to complete the Closing within two (2) Business Days after the delivery of such notification by Seller.

Section 7.2 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 7.1, this Agreement shall immediately become null and void, without any Liability on the part of any Party or any other Person, and all rights and obligations of each Party shall cease; provided, that (a) the Confidentiality Agreement and the agreements contained in Section 6.7(a), Section 6.8, this Section 7.2 and Article VIII of this Agreement survive any termination of this Agreement and remain in full force and effect and (b) no such termination shall (i) relieve any Party from any Liability arising out of or incurred as a result of its breach of the terms of this Agreement prior to such termination or (ii) impair the right of any Party hereto to compel specific performance by any other Party of such Party’s obligations under this Agreement.

Article VIII
MISCELLANEOUS

Section 8.1 Amendment and Waiver. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by Parent, Holdings, Buyer, the Company and Seller. No waiver of any provision or condition of this Agreement shall be valid unless the same shall be in writing and signed by the Party against which such waiver is to be enforced. No waiver by any Party of any default, breach of representation or warranty or breach of covenant hereunder, whether intentional or not, shall be deemed to extend to any other, prior or subsequent default or breach or affect in any way any rights arising by virtue of any other, prior or subsequent such occurrence. Notwithstanding the foregoing, the provisions of Section 8.3, Section 8.8, Section 8.10, Section 8.11, Section 8.14 and this Section 8.1 (and any definitions used therein) may not be amended, supplemented, modified, replaced or waived without the consent of any Debt Financing Source or Equity Financing Source directly and adversely affected by such amendment, supplement, modification, replacement or waiver.

Section 8.2 Notices. All notices, demands, requests, instructions, claims, consents, waivers and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given (a) when personally delivered (or, if delivery is refused, upon presentment), received by fax or email (with hard copy to follow) prior to 5:00 p.m. Central Time on a Business Day or delivery by reputable overnight express courier (charges prepaid) or (b) three (3) days following mailing by certified or registered mail, postage prepaid and return receipt requested. Unless another address is specified in writing, notices, demands and communications to the Company, Parent, Holdings, Buyer and Seller shall be sent to the addresses indicated below:

Notices to Seller, and prior to the Closing, the Company:

Atlas Technical Consultants Holdings LP

13215 Bee Cave Parkway

Bldg. A, Suite 260

Austin, Texas 78738

Attention: L. Joseph Boyer

Email: joe.boyer@atlastechnical.us

with copies to (which shall not constitute notice):

c/o Bernhard Capital Partners

400 Convention St., Suite 1010

Baton Rouge, Louisiana 70802

Attention: Mark Spender

Christopher Dillon

Lucie Kantrow

Fax: (225) 454-6957

Email: mark@bernhardcapital.com

chris@bernhardcapital.com

lucie@bernhardcapital.com

and

Kirkland & Ellis LLP

609 Main Street

Houston, Texas 77002

Attention: William J. Benitez, P.C.

Kyle M. Watson

Fax: (713) 836-3601

Email: william.benitez@kirkland.com

kyle.watson@kirkland.com

Notices to Parent, Holdings, Buyer, and following the Closing, the Company: Boxwood Merger Corp. 8801 Calera Drive Austin, Texas 78735 Attention: Steve Kadenacy Email: sk@boxwoodmc.com with a copy to (which shall not constitute notice):

Winston & Strawn

200 Park Avenue

New York, New York 10166-4193

Attention: Joel Rubinstein

Jason Osborn

Fax: (212) 294-5336

Email: jrubinstein@winston.com

josborn@winston.com

Section 8.3 Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties and their respective successors and assigns; provided, that neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned or delegated by any Party (including by operation of Law) without the prior written consent of the other Parties; provided further, that notwithstanding the foregoing, Parent may assign its rights under this Agreement to its lenders providing financing in connection with the transactions contemplated hereby (including the Debt Financing Sources) for collateral security purposes, it being understood that no such assignment shall relieve any member of the Buyer Group of any of its obligations hereunder. In the event the Company or any of its successors or assigns, (a) consolidates with or merges into any other Person or (b) transfers all or substantially all of its properties or assets to any Person, then, and in each case, the successors and assigns of the Company shall be deemed to have assumed the obligations set forth in Section 6.11.

Section 8.4 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement or the application of any such provision to any Person or circumstance shall be held to be prohibited by or invalid, illegal or unenforceable under applicable Law in any respect by a court of competent jurisdiction, such provision shall be ineffective only to the extent of such prohibition or invalidity, illegality or unenforceability, without invalidating the remainder of such provision or the remaining provisions of this Agreement. Furthermore, in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid, or unenforceable provision as may be possible.

Section 8.5 Interpretation. The headings and captions used in this Agreement and the table of contents to this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Any capitalized terms used in any Schedule or Exhibit attached hereto and not otherwise defined therein shall have the meanings set forth in this Agreement. The use of the word “including” herein shall mean “including without limitation.” The use of the word “Ordinary Course of Business” shall mean, with respect to any Person, any action taken by such Person in the ordinary course of business consistent with past practice. The words “hereof,” “herein,” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement. References herein to a specific Section, Subsection, Recital, Schedule or Exhibit shall refer, respectively, to Sections, Subsections, Recitals, Schedules or Exhibits of this Agreement. Terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa. References herein to any gender shall include each other gender. The word “or” shall not be exclusive unless the context clearly requires the selection of one (but not more than one) of a number of items. References to “written” or “in writing” include in electronic form. References herein to any Person shall include such Person’s heirs, executors, personal representatives, administrators, successors and assigns; provided, however, that nothing contained in this Section 8.5 is intended to authorize any assignment or transfer not otherwise permitted by this Agreement. References herein to a Person in a particular capacity or capacities shall exclude such Person in any other capacity. Any reference to “days” shall mean calendar days unless Business Days are expressly specified; provided, that if any action is required to be done or taken on a day that is not a Business Day, then such action shall be required to be done or taken not on such day but on the first succeeding Business Day thereafter. References herein to any Contract or agreement (including this Agreement) mean such Contract or agreement as amended, restated, supplemented or modified from time to time in accordance with the terms thereof; provided, that with respect to any Contract listed (or required to be listed) on the Disclosure Schedules, all amendments, modifications, supplements, extensions and renewals thereto (but excluding any purchase orders, work orders or statements of work) must also be listed on the appropriate schedule and disclosed. With respect to the determination of any period of time, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding.” References herein to any Law shall be deemed also to refer to all rules and regulations promulgated thereunder. If any party has breached any representation, warranty, covenant or agreement contained herein in any respect, the fact that there exists another representation, warranty, covenant or agreement relating to the same subject matter (regardless of the relative levels of specificity) which the party has not breached shall not detract from or mitigate the fact that the party is in breach of the first representation, warranty, covenant or agreement. The word “extent” in the phrase “to the extent” (or similar phrases) shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”. An accounting term not otherwise defined in this Agreement has the meaning assigned to it in accordance with GAAP. Except where otherwise expressly provided, all amounts in this Agreement are stated and shall be paid in United States currency. The Parties and their respective counsel have reviewed, negotiated and adopted this Agreement as the joint agreement and understanding of the Parties, and the language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Person. Any information or materials shall be deemed provided, made available or delivered to each member of the Buyer Group if such information or materials have been uploaded to the electronic data room maintained by Seller and its financial advisors on the SmartRoom online-platform provided by BMC Group for purposes of the transactions contemplated by this Agreement (the “Data Room”) or otherwise provided to any member of the Buyer Group’s representatives (including counsel) via electronic mail, in each case, prior to the date hereof. The content of the Data Room as at the relevant date set out in the preceding sentence has been stored on six identical encrypted USB devices prepared by Seller’s representatives, of which Seller and Parent each received three for evidentiary purposes on the date hereof.

Section 8.6 Entire Agreement. This Agreement and the agreements and documents referred to herein, including the Stockholder Support Agreement, contain the entire agreement and understanding between the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings, whether written or oral, relating to such subject matter in any way. The Parties have voluntarily agreed to define their rights, Liabilities and obligations with respect to the transactions contemplated hereby exclusively in Contract pursuant to the express terms and provisions of this Agreement, and the Parties expressly disclaim that they are owed any duties or are entitled to any remedies not expressly set forth in this Agreement. Furthermore, this Agreement embodies the justifiable expectations of sophisticated parties derived from arm’s-length negotiations and no Person has any special relationship with another Person that would justify any expectation beyond that of an ordinary buyer and an ordinary seller in an arm’s-length transaction.

Section 8.7 Counterparts; Electronic Delivery. This Agreement and agreements, certificates, instruments and documents entered into in connection herewith may be executed and delivered in one or more counterparts and by fax or email, each of which shall be deemed an original and all of which shall be considered one and the same agreement. No Party shall raise the use of a fax machine or email to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a fax machine or email as a defense to the formation or enforceability of a Contract and each Party forever waives any such defense.

Section 8.8 Governing Law; Waiver of Jury Trial; Jurisdiction. The Law of the State of Delaware shall govern (a) all claims or matters related to or arising from this Agreement (including any tort or non-contractual claims) and (b) any questions concerning the construction, interpretation, validity and enforceability of this Agreement, and the performance of the obligations imposed by this Agreement, in each case without giving effect to any choice-of-law or conflict-of-law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Law of any jurisdiction other than the State of Delaware. Notwithstanding anything to the contrary contained in the foregoing, all disputes against any Debt Financing Source under the Debt Commitment Letter related to this Agreement or the facts and circumstances leading to its execution, whether in contract, tort or otherwise (including any dispute arising out of or relating in any way to the Debt Commitment Letter), will be governed by, and construed in accordance with, the laws of the State of New York applicable to contracts executed in and to be performed entirely within such State, without regard to conflict of law principles that would result in the application of any law other than the law of the State of New York. Each party to this Agreement hereby IRREVOCABLY waives all rights to trial by jury in any action, suit or Proceeding brought to resolve any dispute between or among any of the parties (whether arising in contract, tort or otherwise) arising out of, connected with, related or incidental to this Agreement, the transactions contemplated hereby and/or the relationships established among the parties hereunder (INCLUDING, FOR THE AVOIDANCE OF DOUBT, WITH RESPECT TO THE COMMITTED FINANCING OR AGAINST ANY DEBT FINANCING SOURCE). THE PARTIES HERETO FURTHER WARRANT AND REPRESENT THAT EACH HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. Each of the Parties submits to the exclusive jurisdiction of first, the Chancery Court of the State of Delaware or if such court declines jurisdiction, then to the Federal District Court for the District of Delaware, in any action or Proceeding arising out of or relating to this Agreement, agrees that all claims in respect of the action or Proceeding shall be heard and determined in any such court and agrees not to bring any Proceeding arising out of or relating to this Agreement in any other courts. Nothing in this Section 8.8, however, shall affect the right of any Party to serve legal process in any other manner permitted by Law or at equity. Each Party agrees that a final judgment in any Proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by Law or at equity. Notwithstanding the foregoing, each of the Parties agrees that it will not bring or support any action against the Debt Financing Sources, including any dispute arising out of or relating in any way to any Debt Commitment Letter or the performance thereof, whether based on contract, tort or otherwise, in any forum other than exclusively in federal court sitting in the State of New York, Borough of Manhattan in the City of New York.

Section 8.9 Trust Account Waiver. Each of the Company and Seller acknowledges that Parent has established the Trust Account for the benefit of its public stockholders, which holds proceeds of its initial public offering. For and in consideration of Parent entering into this Agreement and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, each of the Company and Seller, for itself and the Affiliates it has the authority to bind, hereby agrees it does not now and shall not at any time hereafter have any right, title, interest or claim of any kind in or to any assets in the Trust Account (or distributions therefrom to Parent’s public stockholders), and hereby waives any claims it has or may have at any time against or with respect to the Trust Account (or distributions therefrom to Parent’s public stockholders) as a result of, or arising out of, any discussions, contracts or agreements (including this Agreement) among Parent, Seller and the Company or the Company’s shareholders and will not seek recourse against the Trust Account (or distributions therefrom to Parent’s public stockholders) for any reason whatsoever.

Section 8.10 Specific Performance. Each Party acknowledges that the rights of each Party to consummate the transactions contemplated hereby are unique and recognize and affirm that in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached, money damages would be inadequate (and therefore the non-breaching Party would have no adequate remedy at Law) and the non-breaching Party would be irreparably damaged. Accordingly, each Party agrees that each other Party shall be entitled to specific performance, an injunction or other equitable relief (without posting of bond or other security or needing to prove irreparable harm) to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any Proceeding, in addition to any other remedy to which such Person may be entitled.

Section 8.11 No Third-Party Beneficiaries. This Agreement is for the sole benefit of the Parties and their permitted assigns and nothing herein expressed or implied shall give or be construed to give any Person, other than the Parties and such permitted assigns, any legal or equitable rights hereunder (other than (a) in respect of the Buyer Indemnified Parties, the Seller Indemnified Parties, the Indemnified Persons and Non-Party Affiliates, each of whom is an express third-party beneficiary hereunder and entitled to enforce certain obligations hereunder and (b) in respect of the Debt Financing Sources, each of whom (i) is an express third-party beneficiary of Section 8.1, Section 8.3, Section 8.8, Section 8.14 and this Section 8.11 to the extent such sections affect the rights and obligations of the Debt Financing Sources and (ii) shall be entitled to enforce such provisions and rely thereon).

Section 8.12 Legal Representation. Seller, each member of the Buyer Group and the Company hereby agree, on their own behalf and on behalf of their current and future directors, managers, members, partners, officers, equityholders, employees and Affiliates and each of their successors and assigns (all such parties, the “Waiving Parties”), that Kirkland & Ellis LLP (“K&E”) (or any successor thereto) may represent Seller or any direct or indirect director, manager, member, partner, officer, employee, equityholder or Affiliate thereof, in connection with any dispute, litigation, claim, Proceeding or obligation arising out of or relating to this Agreement, any agreement entered into in connection herewith or the transactions contemplated hereby (any such representation, the “Post-Closing Representation”) notwithstanding its representation (or any continued representation) of the Company in connection with the transactions contemplated by this Agreement, and each member of the Buyer Group and the Company on behalf of itself and the Waiving Parties hereby consents thereto and irrevocably waives (and will not assert) any conflict of interest or any objection arising therefrom or relating thereto. Each member of the Buyer Group and the Company each acknowledge that the foregoing provision applies whether or not K&E provides legal services to the Company after the Closing Date. Each member of the Buyer Group and the Company, for itself and the Waiving Parties, hereby irrevocably acknowledges and agrees that all communications among K&E, the Company, Seller and/or any director, officer, manager, member, equityholder, employee or representative of any of the foregoing made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or Proceeding arising out of or relating to, this Agreement, any agreement entered into in connection herewith, the transactions contemplated hereby or any matter relating to any of the foregoing, are privileged communications and the attorney-client privilege and the expectation of client confidence belongs solely to Seller and may be exclusively controlled by Seller and shall not pass to or be claimed by a member of the Buyer Group or the Atlas Companies, and from and after the Closing none of any member of the Buyer Group, any Atlas Company or any Person purporting to act on behalf of or through any member of the Buyer Group, any Atlas Company or any of the Waiving Parties, will seek to obtain the same by any process. From and after the Closing, each member of the Buyer Group and the Company, on behalf of itself and the Waiving Parties, irrevocably waives and will not assert any attorney-client privilege with respect to any communication among K&E, any Atlas Company, Seller and/or any director, officer, manager, member, equityholder, employee or representative of any of the foregoing occurring prior to the Closing in connection with any Post-Closing Representation. Notwithstanding the foregoing, in the event that a dispute arises between any member of the Buyer Group or any Atlas Company, on the one hand, and a third party other than Seller, on the other hand, any member of the Buyer Group and any Atlas Company may assert the attorney-client privilege to prevent disclosure of confidential communications to such third party; provided, however, that neither any member of the Buyer Group nor any Atlas Company may waive such privilege without the prior written consent of Seller.

Section 8.13 Schedules. All Schedules and Exhibits attached hereto or referred to herein and the recitals to this Agreement are (a) each hereby incorporated in and made a part of this Agreement as if set forth in full herein and (b) qualified in their entirety by reference to specific provisions of this Agreement. Any fact or item disclosed in any Section of the Schedules shall be deemed disclosed in each other Section of the Schedule to which such fact or item may apply so long as (x) such other Section is referenced by applicable cross-reference or (y) it is reasonably apparent on the face of such disclosure that such disclosure is applicable to such other Section or Schedule. The headings contained in the Schedules are for convenience of reference only and shall not be deemed to modify or influence the interpretation of the information contained in these Schedules or the Agreement. The Schedules are not intended to constitute, and shall not be construed as, an admission or indication that any such fact or item is required to be disclosed. The Schedules shall not be deemed to expand in any way the scope or effect of any representations, warranties or covenants described in this Agreement. Any fact or item, including the specification of any dollar amount, disclosed in the Schedules shall not by reason only of such inclusion be deemed to be material, to establish any standard of materiality or to define further the meaning of such terms for purposes of the Agreement and matters reflected in the Schedules are not necessarily limited to matters required by the Agreement to be reflected herein and may be included solely for information purposes; and no Party shall use the fact of the setting of the amounts or the fact of the inclusion of any item in the Schedules in any dispute or controversy between the Parties as to whether any obligation, item or matter not described or included in the Schedules is or is not required to be disclosed (including whether the amount or items are required to be disclosed as material or threatened) or is within or outside of the Ordinary Course of Business. No disclosure in the Schedules relating to any possible breach or violation of any Contract, Law or Order shall be construed as an admission or indication that any such breach or violation exists or has actually occurred. The information contained in the Schedules shall be kept strictly confidential by the Parties and no third party may rely on any information disclosed or set forth therein. Moreover, in disclosing the information in the Schedules, Seller expressly does not waive any attorney-client privilege associated with such information or any protection afforded by the work-product doctrine with respect to any of the matters disclosed or discussed therein.

Section 8.14 No Recourse to Financing Sources. Notwithstanding any provision of this Agreement to the contrary, in no event shall Seller, the Atlas Companies or any of their respective Affiliates or representatives (a) seek to enforce this Agreement against, make any claims for breach of this Agreement against, or seek to recover monetary damages from, any Debt Financing Source or Equity Financing Source in connection with this Agreement or (b) seek to enforce the commitments against, make any claims for breach of any Commitment Letter against, or seek to recover monetary damages from, or otherwise sue, any Debt Financing Source or Equity Financing Source for the Financing in connection with (i) this Agreement or (ii) the obligations of the Debt Financing Sources or Equity Financing Sources for the Financing under the applicable Commitment Letter. Nothing in this Section 8.14 shall in any way limit or qualify the rights and obligations of (x) the Debt Financing Sources or Equity Financing Sources for the applicable Financing and the other parties to the Financing (or the definitive documents related to the Committed Financing) to each other thereunder or in connection therewith and (y) Seller against any member of the Buyer Group.

* * * * *

Each of the undersigned has caused this Unit Purchase Agreement to be duly executed as of the date first above written.

PARENT:

Boxwood Merger Corp.

By:	/s/ Stephen M. Kadenacy
Name:	Stephen M. Kadenacy
Title:	Chief Executive Officer and Chairman

HOLDINGS:

ATLAS TC HOLDINGS LLC

By:	/s/ Stephen M. Kadenacy
Name:	Stephen M. Kadenacy
Title:	President

BUYER:

ATLAS TC BUYER LLC

By:	/s/ Stephen M. Kadenacy
Name:	Stephen M. Kadenacy
Title:	President

Signature Page to Unit Purchase Agreement

THE COMPANY:

ATLAS INTERMEDIATE HOLDINGS LLC

By: Atlas Technical Consultants Holdings LP
Its: Sole Member

By: Atlas Technical Consultants Holdings GP LLC
Its: General Partner

By:	/s/ L. Joe Boyer
Name:	L. Joe Boyer
Title:	Chief Executive Officer

SELLER:

ATLAS TECHNICAL CONSULTANTS HOLDINGS LP

By: Atlas Technical Consultants Holdings GP LLC
Its: General Partner

By:	/s/ L. Joe Boyer
Name:	L. Joe Boyer
Title:	Chief Executive Officer

Signature Page to Unit Purchase Agreement

EXHIBIT A-1

SECOND A&R Certificate

(see attached)

Exhibit A-1 to Unit Purchase Agreement

Final Version

FORM OF SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
BOXWOOD MERGER CORP.

Boxwood Merger Corp., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies as follows:

1. The original certificate of incorporation of the Corporation, under the name “M Acquisition Company III Corporation,” was filed with the Secretary of State of the State of Delaware on June 28, 2017, and was amended pursuant to a certificate of amendment filed with the Secretary of State of the State of Delaware on August 20, 2018, and was further amended and restated pursuant to an Amended and Restated Certificate of Incorporation of the Corporation filed with the Secretary of State of the State of Delaware on November 21, 2018 (as so amended and restated, the “Prior Charter”).

2. This Second Amended and Restated Certificate of Incorporation (the “Second Amended and Restated Certificate”) was duly adopted by the Board of Directors of the Corporation and the stockholders of the Corporation in accordance with Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware.

3. This Second Amended and Restated Certificate of Incorporation shall become effective on the date of filing with the Secretary of State of the State of Delaware.

4. This Second Amended and Restated Certificate amends and restates the provisions of the Prior Charter in its entirety as follows:

Article I
NAME

The name of the corporation is [Atlas Technical Consultants], Inc. (the “Corporation”).

Article II
REGISTERED AGENT; OFFICES

Section 1. Registered Office. The address of the Corporation’s registered office in the State of Delaware is c/o Corporation Service Company, 251 Little Falls Drive, Wilmington, DE 19808, County of New Castle, and the name of the Corporation’s registered agent at such address is Corporation Service Company.

Article III
PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware, as amended (the “DGCL”).

Ex A-1-1

Article IV
CAPITALIZATION

Section 1. Authorized Capital Stock. The Corporation is authorized to issue two classes of capital stock, designated Common Stock and Preferred Stock. The total number of shares of capital stock that the Corporation is authorized to issue is [501,000,000] shares, consisting of two classes as follows: (i) [500,000,000] shares of common stock, par value $0.0001 per share (the “Common Stock”), including two series as follows: (A) [400,000,000] shares of Class A Common Stock and (B) [100,000,000] shares of Class B Common Stock (the “Class B Common Stock”), and (ii) 1,000,000 shares of preferred stock, par value $0.0001 per share (the “Preferred Stock”).

Section 2. Preferred Stock. The Preferred Stock may be issued in one or more series. The Board is hereby authorized to issue the shares of Preferred Stock in such series and to fix by resolutions or resolutions from time to time before issuance the number of shares to be included in any such series and the designation, powers, preferences and relative participating, optional or other rights, if any, and the qualifications, limitations or restrictions thereof. The authority of the Board with respect to each such series will include, without limiting the generality of the foregoing, the right to determine any or all of the following:

(a) the number of shares of any series and the designation to distinguish the shares of such series from the shares of all other series;

(b) the voting powers, if any, and whether such voting powers are full or limited in such series;

(c) the redemption provisions, if any, applicable to such series, including the redemption price or prices to be paid;

(d) whether dividends, if any, will be cumulative or noncumulative, the dividend rate of such series, and the dates and preferences of dividends on such series;

(e) the rights of such series upon the voluntary or involuntary dissolution of, or upon any distribution of the assets of, the Corporation;

(f) the provisions, if any, pursuant to which the shares of such series will be convertible into, or exchangeable for, shares of any other class or classes or of any other series of the same or any other class or classes of stock, or any other security, of the Corporation or any other corporation or other entity, and the rates or other determinants of conversion or exchange applicable thereto;

(g) the right, if any, to subscribe for or to purchase any securities of the Corporation or any other corporation or other entity;

(h) the provisions, if any, of a sinking fund applicable to such series; and

(i) any other relative, participating, optional, or other special powers, preferences or rights and qualifications, limitations, or restrictions thereof;

Ex A-1-2

all as may be determined from time to time by the Board and stated or expressed in the resolution or resolutions providing for the issuance of such Preferred Stock (collectively, a “Preferred Stock Designation”).

Section 3. Common Stock.

(a) Voting Generally.

(i) Except as otherwise required by law or this Second Amended and Restated Certificate (including any Preferred Stock Designation), the holders of the Common Stock shall exclusively possess all voting power with respect to the Corporation and the holders of the Preferred Stock, as such, shall not be entitled to vote.

(ii) Except as otherwise required by law or this Second Amended and Restated Certificate (including any Preferred Stock Designation), the holders of shares of Common Stock shall be entitled to one vote for each such share on each matter properly submitted to the stockholders on which the holders of the Common Stock are entitled to vote.

(iii) Except as otherwise required by law or this Second Amended and Restated Certificate (including any Preferred Stock Designation), at any annual or special meeting of the stockholders of the Corporation, holders of the Class A Common Stock and holders of the Class B Common Stock voting together as a single class (or, if any holders of Preferred Stock are entitled to vote together with the holders of Class A Common Stock and Class B Common Stock, the holders of Class A Common Stock and Class B Common Stock and the Preferred Stock shall vote together as a single class), shall have the exclusive right to vote for the election of directors and on all other matters properly submitted to a vote of the stockholders. Notwithstanding the foregoing, except as otherwise required by law or this Second Amended and Restated Certificate (including any Preferred Stock Designation), holders of shares of any series of Common Stock shall not be entitled to vote on any amendment to this Second Amended and Restated Certificate (including any amendment to any Preferred Stock Designation) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series of Preferred Stock, are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Second Amended and Restated Certificate (including any Preferred Stock Designation) or the DGCL.

Ex A-1-3

(b) Class A Common Stock.

(i) Dividends. Subject to applicable law and the rights, if any, of the holders of any outstanding series of the Preferred Stock, the holders of shares of Class A Common Stock shall be entitled to receive such dividends and other distributions (payable in cash, property or capital stock of the Corporation) when, as and if declared thereon by the Board from time to time out of any assets or funds of the Corporation legally available therefor and shall share equally on a per share basis in such dividends and distributions; provided that, in the event of any dividend or other distribution received by the Corporation from the Partnership in respect of the Units or other equity interests of the Partnership held by the Corporation, including upon any liquidation, dissolution or winding up of the Partnership (any such dividend or distribution, a “Partnership Distribution”), the Board shall to the extent the Corporation has lawful funds then available, declare and pay in connection with such Partnership Distribution a dividend or other distribution on the shares of Class A Common Stock in an amount equal to 100% of such Partnership Distribution, net of reserves for taxes payable by the Corporation as reasonably determined by the Board (a “Pass-Through Distribution”), and the holders of Class A Common Stock shall share equally on a per share basis in such Pass-Through Distribution. The Board shall fix the record date for any Pass-Through Distribution to be the same date as the record date for the corresponding Partnership Distribution fixed by the managing member of the Partnership or, if necessary to comply with applicable law, such later date that is as soon as practicable after the record date for the Partnership Distribution fixed by the managing member of the Partnership. To the extent that a Partnership Distribution is paid in a form other than cash, the Corporation shall sell a portion of such Partnership Distribution sufficient to reserve for taxes payable by the Corporation as reasonably determined by the Board, and the balance of such Partnership Distribution shall be a Pass-Through Distribution.

(ii) Liquidation, Dissolution or Winding Up of the Corporation. Subject to applicable law and the rights, if any, of the holders of any outstanding series of the Preferred Stock, in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation, the holders of shares of Class A Common Stock shall be entitled to receive all the remaining assets of the Corporation available for distribution to its stockholders, ratably in proportion to the number of shares of Class A Common Stock held by them. A dissolution, liquidation or winding-up of the Corporation, as such terms are used in this paragraph (ii), shall not be deemed to be occasioned by or to include any consolidation or merger of the Corporation with or into any other corporation or corporations or other entity or a sale, lease, exchange or conveyance of all or a part of the assets of the Corporation.

(c) Class B Common Stock.

(i) Dividends. Except as provided in subsection (f) below, holders of Class B Common Stock shall not be entitled to receive any dividends.

(ii) Liquidation, Dissolution or Winding Up of the Corporation. The holders of Class B Common Stock shall not be entitled to receive any assets of the Corporation in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation. A dissolution, liquidation or winding-up of the Corporation, as such terms are used in this paragraph (ii), shall not be deemed to be occasioned by or to include any consolidation or merger of the Corporation with or into any other corporation or corporations or other entity or a sale, lease, exchange or conveyance of all or a part of the assets of the Corporation.

(iii) Transfer of Class B Common Stock.

(1) A holder of Class B Common Stock may surrender shares of Class B Common Stock to the Corporation for no consideration at any time. Following the surrender of any shares of Class B Common Stock to the Corporation, the Corporation will take all actions necessary to retire such shares and such shares shall not be re-issued by the Corporation.

Ex A-1-4

(2) A holder of Class B Common Stock may transfer shares of Class B Common Stock to any transferee (other than the Corporation) only if, and only to the extent permitted by the LLC Agreement, such holder also simultaneously transfers an equal number of such holder’s Units to such transferee. Upon a transfer of Units in accordance with the LLC Agreement, an equal number of shares of Class B Common Stock held by the holder of such Units will automatically and simultaneously be transferred to the same transferee of such Units. The transfer restrictions described in this Section 3(c)(iv)(2) are referred to as the “Restrictions”.

(3) Any purported transfer of shares of Class B Common Stock in violation of the Restrictions shall be null and void. If, notwithstanding the Restrictions, a person shall, voluntarily or involuntarily, purportedly become or attempt to become, the purported owner (“Purported Owner”) of shares of Class B Common Stock in violation of the Restrictions, then the Purported Owner shall not obtain any rights in and to such shares of Class B Common Stock (the “Restricted Shares”), and the purported transfer of the Restricted Shares to the Purported Owner shall not be recognized by the Corporation’s transfer agent (the “Transfer Agent”).

(4) Upon a determination by the Board (including the vote of the majority of the disinterested directors serving on the Board at such time), or by a committee composed solely of disinterested directors, that a person has attempted or may attempt to transfer or to acquire Restricted Shares in violation of the Restrictions, the Corporation shall refuse to give effect to such transfer or acquisition on the books and records of the Corporation. In furtherance of the foregoing, the Corporation shall cause the Transfer Agent to refuse to record the Purported Owner’s transferor as the record owner of the Restricted Shares and shall institute proceedings to enjoin or rescind any such transfer or acquisition.

(5) The Board (including the vote of a majority of the disinterested directors serving on the Board at such time), or by a committee composed solely of disinterested directors may, to the extent permitted by law, from time to time establish, modify, amend or rescind, by bylaw or otherwise, regulations and procedures that are consistent with the provisions of this Section 3(c)(iv) for determining whether any transfer or acquisition of shares of Class B Common Stock would violate the Restrictions and for the orderly application, administration and implementation of the provisions of this Section 3(c). Any such procedures and regulations shall be kept on file with the Secretary of the Corporation and with the Transfer Agent and shall be made available for inspection by any prospective transferee and, upon written request, shall be mailed to holders of shares of Class B Common Stock.

Ex A-1-5

(6) The Board (including a majority of the disinterested directors serving on the Board at such time), or by a committee composed solely of disinterested directors, shall have, all powers necessary to implement the Restrictions, including without limitation, the power to prohibit the transfer of any shares of Class B Common Stock in violation thereof.

(iv) Issuance of Class A Common Stock Upon Redemption; Cancellation of Class B Common Stock.

(1) Shares of Class B Common Stock shall be redeemable for shares of Class A Common Stock on the terms and subject to the conditions set forth in the LLC Agreement. The Corporation will at all times reserve and keep available out of its authorized but unissued shares of Class A Common Stock, solely for the purpose of issuance upon redemption of the Class B Common Stock for Class A Common Stock pursuant to the LLC Agreement, such number of shares of Class A Common Stock that shall be issuable upon any such redemption pursuant to the LLC Agreement; provided that nothing contained herein shall be construed to preclude the Corporation from satisfying its obligations in respect of any such redemption of shares of Class B Common Stock pursuant to the LLC Agreement by delivering to the holder of such shares of Class B Common Stock upon such redemption, cash in lieu of shares of Class A Common Stock in the amount permitted by and provided in the LLC Agreement or shares of Class A Common Stock which are held in the treasury of the Corporation. All shares of Class A Common Stock that shall be issued upon any such redemption will, upon issuance in accordance with the LLC Agreement, be validly issued, fully paid and nonassessable. To the extent that any holder of Class B Common Stock exercises its right pursuant to the LLC Agreement to have some or all of such holder’s Units redeemed by the Partnership in accordance with the LLC Agreement, then simultaneous with the payment of the consideration due under the LLC Agreement to such holder of Class B Common Stock for such holders Units, the Corporation shall redeem for no consideration such number of shares of Class B Common Stock registered in the name of the redeeming or exchanging holder of Class B Common Stock equal to the number of Units held by such holder of Class B Common Stock that are redeemed or exchanged in such redemption or exchange transaction shall be automatically transferred to the Corporation, retired and canceled and shall not be reissued.

(2) Notwithstanding the Restrictions, (A) in the event that an outstanding share of Class B Common Stock shall cease to be held by a registered holder of Units, such share of Class B Common Stock shall automatically and without further action on the part of the Corporation or any holder of Class B Common Stock be transferred to the Corporation, retired and cancelled for no consideration, and shall not be re-issued by the Corporation and (B) in the event that one or more of the Units held by a registered holder of Class B Common Stock ceases to be held by such holder (other than as a result of a transfer of one or more Units together with an equal number of shares of Class B Common Stock as permitted by the LLC Agreement), a corresponding number of shares of Class B Common Stock registered in the name of such holder shall automatically and without further action on the part of the Corporation or such holder be transferred to the Corporation, retired and cancelled for no consideration, and such shares shall not be re-issued by the Corporation.

Ex A-1-6

(v) Restrictive Legend. All certificates or book entries representing shares of Class B Common Stock, as the case may be, shall bear a legend substantially in the following form (or in such other form as the Board may determine):

THE SECURITIES REPRESENTED BY THIS BOOK ENTRY HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE “ACT”).

THESE SECURITIES MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN EXEMPTION THEREFROM UNDER THE ACT.

THESE CERTIFICATES ARE SUBJECT TO THE RESTRICTIONS (INCLUDING RESTRICTIONS ON TRANSFER) SET FORTH IN THE SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION, AS THE SAME MAY BE AMENDED AND/OR RESTATED FROM TIME TO TIME, AND THE AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT OF ATLAS INTERMEDIATE HOLDINGS LLC, DATED AS OF [●], 2019, AMONG THE MEMBERS LISTED THEREIN, AS THE SAME MAY BE AMENDED AND/OR RESTATED FROM TIME TO TIME (COPIES OF WHICH ARE ON FILE WITH THE SECRETARY OF THE CORPORATION AND SHALL BE PROVIDED FREE OF CHARGE TO ANY STOCKHOLDER MAKING A REQUEST THEREFOR). AND NO TRANSFER OF THESE SECURITIES WILL BE VALID OR EFFECTIVE UNTIL SUCH CONDITIONS HAVE BEEN FULFILLED.

(d) Conversion Rights. Except as set forth in this Second Amended and Restated Certificate, the Common Stock shall not be convertible into, or exchangeable for, shares of any other class or classes or of any other series of the same class of the Corporation’s capital stock.

(e) Preemptive Rights. No stockholder shall, by reason of the holding of shares of any class or series of capital stock of the Corporation, have any preemptive or preferential right to acquire or subscribe for any shares or securities of any class or series, whether now or hereafter authorized, which may at any time be issued, sold or offered for sale by the Corporation, unless specifically provided for in a Preferred Stock Designation.

(f) Stock Split or Reverse Stock Split. In no event shall the shares of either Class A Common Stock or Class B Common Stock be split, subdivided, or combined (including by way of stock dividend) unless the outstanding shares of the other class shall be proportionately split, subdivided or combined.

Ex A-1-7

(g) Authorization and Issuance of Additional Shares; Repurchases or Redemptions.

(i) If at any time the Corporation issues a share of Class A Common Stock or any other Equity Security of the Corporation (other than Class B Common Stock), (1) the Corporation shall cause the Partnership to issue to the Corporation one Unit (if the Corporation issues a share of Class A Common Stock), or such other Equity Security of the Partnership (if the Corporation issues Equity Securities other than Class A Common Stock) corresponding to such Equity Securities issued by the Corporation, and with substantially the same rights to dividends and distributions (including distributions upon liquidation) and other economic rights as those of such Equity Securities of the Corporation and (2) the net proceeds received by the Corporation with respect to issuance of the corresponding share of Class A Common Stock or other Equity Security, if any, shall be concurrently contributed by the Corporation to the Partnership as a capital contribution. Notwithstanding the foregoing, this Section 3(h)(i) shall not apply to (x) the issuance and distribution to holders of shares of Class A Common Stock of rights to purchase Equity Securities of the Corporation under a “poison pill” or similar stockholders rights plan (and upon any redemption of Units for Class A Common Stock, such Class A Common Stock will be issued together with a corresponding right under such plan) or (y) the issuance under the Corporation’s employee benefits plans of any warrants, options, other rights to acquire Equity Securities of the Corporation or rights or property that may be converted into or settled in Equity Securities of the Corporation, but shall in each of the foregoing cases apply to the issuance of Equity Securities of the Corporation in connection with the exercise or settlement of such rights, warrants, options or other rights or property.

(ii) The Corporation shall not in any manner effect any subdivision (by stock split, stock dividend, reclassification, recapitalization or otherwise) or combination (by reverse stock split, reclassification, recapitalization or otherwise) of the outstanding Common Stock unless accompanied by an identical subdivision or combination, as applicable, of the outstanding Units, with corresponding changes made with respect to any other exchangeable or convertible securities. The Corporation shall not in any manner effect any subdivision (by stock split, stock dividend, reclassification, recapitalization or otherwise) or combination (by reverse stock split, reclassification, recapitalization or otherwise) of any outstanding Equity Securities of the Corporation (other than the Common Stock) unless accompanied by an identical subdivision or combination, as applicable, of the corresponding Equity Securities of the Partnership, with corresponding changes made with respect to any other exchangeable or convertible securities.

(iii) The Corporation may not redeem, repurchase or otherwise acquire (1) any shares of Class A Common Stock unless substantially simultaneously the Partnership redeems, repurchases or otherwise acquires from the Corporation an equal number of Units for the same form and amount of consideration per security or (2) any other Equity Securities of the Corporation (other than Class B Common Stock) unless substantially simultaneously the Partnership redeems, repurchases or otherwise acquires from the Corporation an equal number of Equity Securities of the Partnership of a corresponding class or series with substantially the same rights to dividends and distributions (including distributions upon liquidation) and other economic rights as those of such Equity Securities of the Corporation for the same form and amount of consideration per security. Notwithstanding the foregoing, to the extent that any consideration payable by the Corporation in connection with the redemption or repurchase of any shares of Class A Common Stock or other Equity Securities of the Corporation or any of its subsidiaries consists (in whole or in part) of shares of Class A Common Stock or such other Equity Securities (including in connection with the cashless exercise of an option or warrant), then the redemption or repurchase of the corresponding Units or other Equity Securities of the Partnership shall be effectuated in an equivalent manner.

Ex A-1-8

(h) Certain Terms. As used in this Second Amended and Restated Certificate, (i) “Partnership” shall mean Atlas TC Holdings LLC, a Delaware limited liability company, or any successor entity thereto, (ii) “LLC Agreement” shall mean the Limited Liability Company Agreement of the Partnership, dated as of [●], 2019, as such agreement may be further amended, restated, amended and restated, supplemented or otherwise modified from time to time in accordance with its terms, (iii) “Unit” shall mean a unit representing limited liability company interests in the Partnership authorized and issued under the LLC Agreement and constituting a “Unit” as defined in the LLC Agreement as in effect as of the effective time of this Second Amended and Restated Certificate, and (iv) “Equity Securities” shall mean (1) with respect to the Corporation, any and all shares, interests, participation or other equivalents (however designated) of capital stock, including all Common Stock and Preferred Stock, or warrants, options or other rights to acquire any of the foregoing, including any debt instrument convertible or exchangeable into any of the foregoing and (2) with respect to the Partnership or any of its subsidiaries, (A) Units or other equity interests in the Partnership or any subsidiary of the Partnership, (B) obligations, evidences of indebtedness or other securities or interests convertible or exchangeable into Units or other equity interests in the Partnership or any subsidiary of the Partnership, and (C) warrants, options or other rights to purchase or otherwise acquire Units or other equity interests in the Partnership or any subsidiary of the Partnership.

Section 4. Rights and Options. The Corporation has the authority to create and issue rights, warrants and options entitling the holders thereof to purchase shares of any class or series of the Corporation’s capital stock or other securities of the Corporation, and such rights, warrants and options shall be evidenced by instrument(s) approved by the Board. The Board is empowered to set the exercise price, duration, times for exercise and other terms and conditions of such rights, warrants or options; provided, however, that the consideration to be received for any shares of capital stock subject thereto may not be less than the par value thereof.

Ex A-1-9

Article V
BYLAWS

The Board may make, amend, and repeal the Amended and Restated Bylaws (the “Bylaws”) of the Corporation, provided, however, that so long as the Shareholders’ Agreement remains in effect, the Board shall not approve any amendment, alteration or repeal of any provision of the Bylaws, or the adoption of any new Bylaw, that would be contrary to or inconsistent with the terms of the Shareholders’ Agreement. Any Bylaw made by the Board under the powers conferred hereby may be amended or repealed by the Board (except as specified in any such Bylaw so made or amended) or by the stockholders in the manner provided in the Bylaws of the Corporation. In addition to any other vote required by law, the affirmative vote of the holders of at least 66 2⁄3% of the Voting Stock (as defined below), voting together as a single class, is required to amend or repeal, or to adopt any provision inconsistent with, this Article V; provided, however, that so long as the Shareholders’ Agreement, dated as of [●], 2019, by and among the Corporation, Boxwood Merger Sponsor LLC, [Bernhard Capital Partners Management LP] and other parties thereto (as it may be amended and/or restated, the “Shareholders’ Agreement”), remains in effect, the Board may not approve any amendment, alteration or repeal of any provision of the bylaws of the Corporation, or the adoption of any new bylaw of the Corporation, that would be contrary to or inconsistent with the terms of the Shareholders’ Agreement without the written consent of the Parties to the Shareholders’ Agreement. Notwithstanding the foregoing, nothing in the bylaws of the Corporation shall be deemed to limit the ability of the parties to the Shareholders’ Agreement to amend, alter or repeal any provision of the Shareholders’ Agreement pursuant to the terms thereof, provided that no amendment to the Shareholders’ Agreement (whether or not such amendment modifies any provision of the Shareholders’ Agreement to which the bylaws of the Corporation are subject) shall amend the bylaws of the Corporation. For the purposes of this Second Amended and Restated Certificate, “Voting Stock” means stock of the Corporation of any class or series entitled to vote generally in the election of directors. The Bylaws also may be adopted, amended, altered or repealed by the stockholders; provided, however, that in addition to any vote of the holders of any class or series of capital stock of the Corporation required by applicable law or this Second Amended and Restated Certificate (including any Preferred Stock Designation), the affirmative vote of the holders of at least a majority of the voting power of all outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class shall be required for the stockholders to adopt, amend, alter or repeal the Bylaws other than Article VIII of the Bylaws; provided further, that in addition to any vote of the holders of any class or series of capital stock of the Corporation required by applicable law or this Second Amended and Restated Certificate (including any Preferred Stock Designation), the affirmative vote of the holders of at least 66 2⁄3% of the voting power of all outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required for the stockholders to adopt, amend, alter or repeal Article VIII of the Bylaws.

Article VI
MEETINGS OF STOCKHOLDERS

Section 1. Annual Meetings. Except as otherwise expressly provided by law, the annual meeting of stockholders for the election of directors and for the transaction of such other business as may properly come before the meeting shall be held at such date, time and place, if any, as shall be determined exclusively by resolution of the Board in its sole and absolute discretion.

Section 2. Special Meetings. Subject to the rights, if any, of the holders of any outstanding series of the Preferred Stock, and to the requirements of applicable law, special meetings of stockholders of the Corporation may be called only by the Chairman of the Board, Chief Executive Officer, or the Board pursuant to a resolution adopted by a majority of the Board, and the ability of the stockholders to call a special meeting is hereby specifically denied. Except as provided in the foregoing sentence, special meetings of stockholders may not be called by another person or persons.

Ex A-1-10

Section 3. Advance Notice. Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws.

Section 4. No Action by Written Consent. Subject to the rights, if any, of the holders of any outstanding series of Preferred Stock, any action required or permitted to be taken by the stockholders of the Corporation must be effected by a duly called annual or special meeting of such stockholders and may not be effected by written consent of the stockholders of the Corporation.

Article VII
BOARD OF DIRECTORS

Section 1. Number, Election, and Terms of Directors. Subject to the rights, if any, of the holders of any series of Preferred Stock to elect additional directors under circumstances specified in any Preferred Stock Designation and to the terms of the Shareholders’ Agreement, the number of directors will be fixed from time to time in the manner provided in the Bylaws of the Corporation. Subject to Section 6 of this Article VII, the directors, other than those who may be elected by the holders of any series of Preferred Stock, will be classified with respect to the time for which they severally hold office into three classes, as nearly equal in number as possible, designated Class I, Class II, and Class III. At any meeting of stockholders at which directors are to be elected, the number of directors elected may not exceed the greatest number of directors then in office in any class of directors. The directors first appointed to Class I will hold office for a term expiring at the first annual meeting of stockholders following the consummation of the Initial Business Combination; the directors first appointed to Class II will hold office for a term expiring at the second annual meeting of stockholders following the consummation of the Initial Business Combination; and the directors first appointed to Class III will hold office for a term expiring at the third annual meeting of stockholders following the consummation of the Initial Business Combination, with the members of each class to hold office until their successors are elected and qualified. At each succeeding annual meeting of the stockholders of the Corporation, the successors to the class of directors whose term expires at that meeting will be elected by plurality vote of all votes cast at such meeting to hold office for a term expiring at the annual meeting of stockholders held in the third year following the year of their election and until their successors are elected and qualified. Subject to the rights, if any, of the holders of any series of Preferred Stock to elect additional directors under circumstances specified in any Preferred Stock Designation, directors may be elected by the stockholders only at an annual meeting of stockholders. Election of directors of the Corporation need not be by written ballot unless requested by the presiding officer or by the holders of a majority of the Voting Stock present in person or represented by proxy at a meeting of the stockholders at which directors are to be elected. If authorized by the Board, such requirement of a written ballot shall be satisfied by a ballot submitted by electronic transmission, provided that any such electronic transmission must either set forth or be submitted with information from which it can be determined that the electronic transmission was authorized by the stockholder or proxy holder.

Ex A-1-11

Section 2. Newly Created Directorships and Vacancies. Subject to the terms of the Shareholders’ Agreement, and the rights, if any, of the holders of any series of Preferred Stock to elect additional directors under circumstances specified in any Preferred Stock Designation and Section 6 of this Article VII, newly created directorships resulting from any increase in the number of directors and any vacancies on the Board resulting from death, resignation, disqualification, removal, or other cause will be filled solely by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the Board, or by a sole remaining director. Any director elected in accordance with the preceding sentence will hold office for the remainder of the full term of the class of directors in which the new directorship was created or the vacancy occurred and until such director’s successor has been elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal. If the number of directors is changed, any increase or decrease shall be apportioned by the Board among the classes so as to maintain the number of directors in each class as nearly equal as possible; provided, however, that no decrease in the number of directors constituting the Board may shorten the term of any incumbent director.

Section 3. Removal. Subject to the terms of the Shareholders’ Agreement, and to the rights, if any, of the holders of any series of Preferred Stock to elect additional directors under circumstances specified in any Preferred Stock Designation and Section 6 of this Article VII, any director may be removed from office by the stockholders only for cause and only in the manner provided in this Article VII, Section 4. At any annual meeting or special meeting of the stockholders, the notice of which states that the removal of a director or directors is among the purposes of the meeting and identifies the director or directors proposed to be removed, the affirmative vote of the holders of at least majority of the voting power of the outstanding Voting Stock, voting together as a single class, may remove such director or directors for cause. Notwithstanding the foregoing, in the event that a stockholder party to the Shareholders’ Agreement provides notice to the Corporation to remove a director designated by such stockholder pursuant to the terms of the Shareholders’ Agreement, whether such removal is with or without cause, the Corporation may take all necessary action to cause such removal, to the extent permitted by applicable law, and such director or director may be removed with or without cause.

Section 4. Preferred Stock – Directors. Notwithstanding any other provision of this Article VII, and except as otherwise required by law, whenever the holders of one or more series of the Preferred Stock shall have the right, voting separately by class or series, to elect one or more directors, the number of directors constituting the entire board shall automatically be increased by such specified number of directors and the term of office, the filling of vacancies, the removal from office and other features of such directorships shall be governed by the terms of such series of the Preferred Stock as set forth in this Second Amended and Restated Certificate, including any Preferred Stock Designation, and such directors shall not be included in any of the classes created pursuant to this Article VII unless expressly provided by such terms. Except as otherwise provided in a Preferred Stock Designation, whenever the holders of any series of Preferred Stock having such right to elect additional directors are divested of such right pursuant to the provisions of such stock, the terms of office of all such additional directors elected by the holders of such stock, or elected to fill any vacancies resulting from the death, resignation, disqualification or removal of such additional directors, shall forthwith terminate (in which case each such director thereupon shall cease to be qualified as, and shall cease to be, a director) and the total authorized number of directors of the Corporation shall automatically be reduced accordingly.

Ex A-1-12

Article VIII
LIMITED LIABILITY

To the full extent permitted by the DGCL and any other applicable law currently or hereafter in effect, no director of the Corporation will be personally liable to the Corporation or its stockholders for or with respect to any breach of fiduciary duty or other act or omission as a director of the Corporation, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as it now exists. In addition to the circumstances in which a director of the Corporation is not personally liable as set forth in the preceding sentence, a director of the Corporation shall not be liable to the fullest extent permitted by any amendment to the DGCL hereafter enacted that further limits the liability of a director. No repeal or modification of this Article VIII will adversely affect the protection of any director of the Corporation provided hereby in relation to any breach of fiduciary duty or other act or omission as a director of the Corporation occurring prior to the effectiveness of such repeal or modification.

Article IX
INDEMNIFICATION

Section 1. Right to Indemnification. Each person who was or is made a party or is threatened to be made a party to or is otherwise subject to or involved in any claim, demand, action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that he or she is or was a director or an officer of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another company or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (an “Indemnitee”), whether the basis of such Proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified by the Corporation to the fullest extent permitted or required by the DGCL and any other applicable law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such Indemnitee in connection therewith (“Indemnifiable Losses”); provided, however, that, except as provided in Section 4 of this Article IX with respect to Proceedings to enforce rights to indemnification, the Corporation shall indemnify any such Indemnitee pursuant to this Section 1 in connection with a Proceeding (or part thereof) initiated by such Indemnitee only if such Proceeding (or part thereof) was authorized by the Board.

Section 2. Right to Advancement of Expenses. The right to indemnification conferred in Section 1 of this Article IX shall include the right to advancement by the Corporation of any and all expenses (including, without limitation, attorneys’ fees and expenses) incurred in defending any such Proceeding in advance of its final disposition (an “Advancement of Expenses”); provided, however, that, if the DGCL so requires, an Advancement of Expenses incurred by an Indemnitee in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such Indemnitee, including without limitation service to an employee benefit plan) shall be made pursuant to this Section 2 only upon delivery to the Corporation of an undertaking (an “Undertaking”), by or on behalf of such Indemnitee, to repay, without interest, all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (a “Final Adjudication”) that such Indemnitee is not entitled to be indemnified for such expenses under this Section 2. An Indemnitee’s right to an Advancement of Expenses pursuant to this Section 2 is not subject to the satisfaction of any standard of conduct and is not conditioned upon any prior determination that Indemnitee is entitled to indemnification under Section 1 of this Article IX with respect to the related Proceeding or the absence of any prior determination to the contrary.

Ex A-1-13

Section 3. Contract Rights. The rights to indemnification and to the Advancement of Expenses conferred in Sections 1 and 2 of this Article IX shall be contract rights and such rights shall continue as to an Indemnitee who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the Indemnitee’s heirs, executors and administrators.

Section 4. Right of Indemnitee to Bring Suit. If a claim under Section 1 or 2 of this Article IX is not paid in full by the Corporation within 60 calendar days after a written claim has been received by the Corporation, except in the case of a claim for an Advancement of Expenses, in which case the applicable period shall be 20 calendar days, the Indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an Advancement of Expenses pursuant to the terms of an Undertaking, the Indemnitee shall be entitled to the fullest extent permitted or required by the DGCL, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader reimbursements of prosecution or defense expenses than such law permitted the Corporation to provide prior to such amendment), to be paid also the expense of prosecuting or defending such suit. In (i) any suit brought by the Indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the Indemnitee to enforce a right to an Advancement of Expenses) it shall be a defense that, and (ii) any suit brought by the Corporation to recover an Advancement of Expenses pursuant to the terms of an Undertaking, the Corporation shall be entitled to recover such expenses, without interest, upon a Final Adjudication that, the Indemnitee has not met any applicable standard for indemnification set forth in the DGCL. Neither the failure of the Corporation (including its Board of Directors or a committee thereof, its stockholders or independent legal counsel) to have made a determination prior to the commencement of such suit that indemnification of the Indemnitee is proper in the circumstances because the Indemnitee has met the applicable standard of conduct set forth in the DGCL, nor an actual determination by the Corporation (including its Board of Directors or a committee thereof, its stockholders or independent legal counsel) that the Indemnitee has not met such applicable standard of conduct, shall create a presumption that the Indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the Indemnitee, be a defense to such suit. In any suit brought by an Indemnitee to enforce a right to indemnification or to an Advancement of Expenses hereunder, or brought by the Corporation to recover an Advancement of Expenses hereunder pursuant to the terms of an Undertaking, the burden of proving that the Indemnitee is not entitled to be indemnified, or to such Advancement of Expenses, shall be on the Corporation.

Ex A-1-14

Section 5. Non-Exclusivity of Rights. The rights to indemnification and to the Advancement of Expenses conferred in this Article IX shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, this Second Amended and Restated Certificate, the Bylaws, any agreement, any vote of stockholders or disinterested directors or otherwise. Nothing contained in this Article IX shall limit or otherwise affect any such other right or the Corporation’s power to confer any such other right.

Section 6. Insurance. The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the DGCL.

Section 7. No Duplication of Payments. The Corporation shall not be liable under this Article IX to make any payment to an Indemnitee in respect of any Indemnifiable Losses to the extent that the Indemnitee has otherwise actually received payment (net of any expenses incurred in connection therewith and any repayment by the Indemnitee made with respect thereto) under any insurance policy or from any other source in respect of such Indemnifiable Losses.

Article X
CORPORATE OPPORTUNITIES

The Corporation renounces, to the fullest extent permitted by law, any interest or expectancy of the Corporation in, or in being offered an opportunity to participate in, any Excluded Opportunity pursuant to Section 122(17) of the DGCL.  An “Excluded Opportunity” is any matter, transaction or interest that is presented to, or acquired, created or developed by, or which otherwise comes into the possession of (i) any director of the Corporation who is not an employee of the Corporation or any of its subsidiaries, or (ii) any holder of Common Stock or Preferred Stock or any partner, member, director, stockholder, employee or agent of any such holder, other than someone who is an employee of the Corporation or any of its subsidiaries (collectively, “Covered Persons”), unless such matter, transaction or interest is presented to, or acquired, created or developed by, or otherwise comes into the possession of, a Covered Person expressly and solely in such Covered Person’s capacity as a director of the Corporation, such opportunity is one the Corporation is legally and contractually permitted to undertake and would otherwise be reasonable for the Corporation to pursue, and to the extent the director is permitted to refer that opportunity to the Corporation without violating any legal or contractual obligation. Any amendment, repeal or modification of the foregoing provisions of this Article X shall not adversely affect any right or protection of any director, officer or other agent of the Corporation existing at the time of such amendment, repeal or modification.

Ex A-1-15

Article XI
AMENDMENTS

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Second Amended and Restated Certificate (including any Preferred Stock Designation), in the manner now or hereafter prescribed by this Second Amended and Restated Certificate and the DGCL, all rights, preferences and privileges herein conferred upon stockholders, directors or any other persons by and pursuant to this Second Amended and Restated Certificate in its present form or as hereafter amended are granted subject to the right reserved in this Article XI. Notwithstanding anything to the contrary contained in this Second Amended and Restated Certificate or the Bylaws, and notwithstanding that a lesser percentage or vote may be permitted from time to time by applicable law, no provision of Article IV, Article VII, Article IX, Article X, and this Article XI (except by virtue of a filing of a Preferred Stock Designation, but subject to any vote required by law or by other provisions of this Second Amended and Restated Certificate with respect to such Preferred Stock Designation) may be altered, amended or repealed in any respect, nor may any provision of this Second Amended and Restated Certificate or of the Bylaws inconsistent therewith be adopted, unless in addition to any other vote required by this Second Amended and Restated Certificate or otherwise required by law, such alteration, amendment, repeal or adoption is approved at a meeting of the stockholders called for that purpose by the affirmative vote of the holders of at least 66 2⁄3% of the voting power of all outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class; provided, however, that, so long as the Shareholders’ Agreement remains in effect, no provision of this Second Amended and Restated Certificate may be amended, altered or repealed in any manner that would be contrary to or inconsistent with the terms of the Shareholders’ Agreement.

Article XII
EXCLUSIVE FORUM FOR CERTAIN LAWSUITS

Section 1. Forum. Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (the “Court of Chancery”) shall be the sole and exclusive forum for any stockholder to bring (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim against the Corporation, its directors, officers or employees arising pursuant to any provision of the DGCL or this Second Amended and Restated Certificate or the Bylaws or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware, or (iv) any action asserting a claim against the Corporation, its directors, officers or employees governed by the internal affairs doctrine, except for, as to each of (i) through (iv) above, any claim (A) as to which the Court of Chancery determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), (B) which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, (C) for which the Court of Chancery does not have subject matter jurisdiction, or (D) arising under the Securities Act of 1933, as amended, as to which the Court of Chancery and the federal district court for the District of Delaware shall have concurrent jurisdiction. Notwithstanding the foregoing, the provisions of this Section 1 will not apply to suits brought to enforce a duty or liability created by the Securities Exchange Act of 1934, as amended, or any other claim for which the federal courts have exclusive jurisdiction. Any person or entity purchasing or otherwise acquiring any interest in any security of the Corporation shall be deemed to have notice of any consented to the provisions of this Section 1.

Ex A-1-16

Article XIII
SEVERABILITY

If any provision or provisions (or any part thereof) of this Second Amended and Restated Certificate shall be held to be invalid, illegal or unenforceable as applied to any person, entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, (i) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Second Amended and Restated Certificate (including, without limitation, each portion of any paragraph of this Second Amended and Restated Certificate containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby, and (ii) the provisions of this Second Amended and Restated Certificate (including, without limitation, each portion of any paragraph of this Second Amended and Restated Certificate containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Corporation to protect its directors, officers, employees and agents from personal liability in respect of their good faith service or for the benefit of the Corporation to the fullest extent permitted by law.

Article XIV
SECTION 203 OF THE DGCL

The Corporation hereby expressly elects not to be governed by Section 203 of the DGCL as now in effect or hereafter amended, or any successor statute thereto, and the restrictions contained in Section 203 of the DGCL shall not apply to the Corporation.

Ex A-1-17

IN WITNESS WHEREOF, [Atlas Technical Consultants], Inc. has caused this Second Amended and Restated Certificate to be duly executed in its name and on its behalf by an authorized officer as of this [●]th day of [●], 2019.

[ATLAS TECHNICAL CONSULTANTS], INC.

By:
Name:
Title:

Ex A-1-18

EXHIBIT A-2

AMENDED & RESTATED BYLAWS

(see attached)

Exhibit A-2 to Unit Purchase Agreement

Final Version

AMENDED AND RESTATED BY LAWS
OF
[Atlas Technical Consultants] (f/K/A Boxwood merger corp.)
(THE “CORPORATION”)

Article I
OFFICES

Section 1.1 Registered Office. The registered office of the Corporation within the State of Delaware shall be located at the office of the Corporation’s registered agent as stated in the Corporation’s Amended & Restated Certificate of Incorporation, as the same may be amended or restated from time to time (the “Certificate of Incorporation”).

Section 1.2 Additional Offices. The Corporation may, in addition to its registered office in the State of Delaware, have such other offices and places of business, both within and outside the State of Delaware, as the Board of Directors of the Corporation (the “Board”) may from time to time determine or as the business and affairs of the Corporation may require.

Article II
STOCKHOLDERS MEETINGS

Section 2.1 Annual Meetings. The annual meeting of stockholders shall be held at such place, either within or without the State of Delaware, and time and on such date as shall be determined by the Board and stated in the notice of the meeting, provided that the Board may in its sole discretion determine that the meeting shall not be held at any place, but may instead be held solely by means of remote communication pursuant to Section 9.5(a). At each annual meeting, the stockholders shall elect those directors of the Corporation to fill any term of a directorship that expires on the date of such annual meeting and may transact any other business as may properly be brought before the meeting.

Section 2.2 Special Meetings. Subject to the rights, if any, of the holders of any outstanding series of the preferred stock of the Corporation (“Preferred Stock”), and to the requirements of applicable law, special meetings of stockholders of the Corporation may be called only by the Chairman of the Board, Chief Executive Officer, or the Board pursuant to a resolution adopted by a majority of the Board and the ability of the stockholders to call a special meeting is hereby specifically denied. Except as provided in the foregoing sentence, special meetings of the stockholders may not be called by another person or persons.

Section 2.3 Notices. Notice of each stockholders meeting stating the place, if any, date, and time of the meeting, and the means of remote communication, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, and the record date for determining the stockholders entitled to vote at the meeting, if such date is different from the record date for determining stockholders entitled to notice of the meeting, shall be given in the manner permitted by Section 9.3 to each stockholder entitled to vote thereat as of the record date for determining the stockholders entitled to notice of the meeting, by the Corporation not less than 10 nor more than 60 days before the date of the meeting unless otherwise required by the General Corporation Law of the State of Delaware (the “DGCL”). If said notice is for a stockholders meeting other than an annual meeting, it shall in addition state the purpose or purposes for which the meeting is called, and the business transacted at such meeting shall be limited to the matters so stated in the Corporation’s notice of meeting (or any supplement thereto). Any meeting of stockholders as to which notice has been given may be postponed, and any meeting of stockholders as to which notice has been given may be cancelled, by the Board upon public announcement (as defined in Section 2.7(c)) given before the date previously scheduled for such meeting.

Ex A-2-1

Section 2.4 Quorum. Except as otherwise provided by applicable law, the Certificate of Incorporation or these Bylaws, the presence, in person or by proxy, at a stockholders meeting of the holders of shares of outstanding capital stock of the Corporation representing a majority of the voting power of all outstanding shares of capital stock of the Corporation entitled to vote at such meeting shall constitute a quorum for the transaction of business at such meeting, except that when specified business is to be voted on by a class or series of stock voting as a class, the holders of shares representing a majority of the voting power of the outstanding shares of such class or series shall constitute a quorum of such class or series for the transaction of such business. If a quorum shall not be present or represented by proxy at any meeting of the stockholders of the Corporation, the chairman of the meeting may adjourn the meeting from time to time in the manner provided in Section 2.6 until a quorum shall attend. The stockholders present at a duly convened meeting may continue to transact business until adjournment, notwithstanding the withdrawal of enough stockholders to leave less than a quorum. Shares of its own stock belonging to the Corporation or to another corporation, if a majority of the voting power of the shares entitled to vote in the election of directors of such other corporation is held, directly or indirectly, by the Corporation, shall neither be entitled to vote nor be counted for quorum purposes; provided, however, that the foregoing shall not limit the right of the Corporation or any such other corporation to vote shares held by it in a fiduciary capacity.

Section 2.5 Voting of Shares.

(a) Voting Lists. The Corporation shall prepare, at least 10 days before every meeting of stockholders, a complete list of the stockholders of record entitled to vote at such meeting; provided, however, if the record date for determining the stockholders entitled to vote is less than 10 days before the meeting date, the list shall reflect the stockholders entitled to vote as of the tenth day before the meeting date, arranged in alphabetical order and showing the address and the number of shares registered in the name of each stockholder. Nothing contained in this Section 2.5(a) shall require the Corporation to include electronic mail addresses or other electronic contact information on such list. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, during ordinary business hours for a period of at least 10 days prior to the meeting: (i) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting, or (ii) during ordinary business hours, at the principal place of business of the Corporation. In the event that the Corporation determines to make the list available on an electronic network, the Corporation may take reasonable steps to ensure that such information is available only to stockholders of the Corporation. If the meeting is to be held at a place, then the list shall be produced and kept at the time and place of the meeting during the whole time thereof, and may be examined by any stockholder who is present. If a meeting of stockholders is to be held solely by means of remote communication as permitted by Section 9.5(a), the list shall be open to the examination of any stockholder during the whole time of the meeting on a reasonably accessible electronic network, and the information required to access such list shall be provided with the notice of meeting. The stock ledger shall be the only evidence as to who are the stockholders entitled to examine the list required by this Section 2.5(a) or to vote in person or by proxy at any meeting of stockholders.

(b) Manner of Voting. At any stockholders meeting, every stockholder entitled to vote may vote in person or by proxy. If authorized by the Board, the voting by stockholders or proxy holders at any meeting conducted by remote communication may be effected by a ballot submitted by electronic transmission (as defined in Section 9.3), provided that any such electronic transmission must either set forth or be submitted with information from which the Corporation can determine that the electronic transmission was authorized by the stockholder or proxy holder. The Board, in its discretion, or the chairman of the meeting of stockholders, in such person’s discretion, may require that any votes cast at such meeting shall be cast by written ballot.

(c) Proxies. Each stockholder entitled to vote at a meeting of stockholders or to express consent or dissent to corporate action in writing without a meeting may authorize another person or persons to act for such stockholder by proxy, but no such proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period. Without limiting the manner in which a stockholder may authorize another person or persons to act for such stockholder as proxy, either of the following shall constitute a valid means by which a stockholder may grant such authority.

(i) A stockholder may execute a document authorizing another person or persons to act for such stockholder as proxy. Execution may be accomplished by the stockholder or such stockholder’s authorized officer, director, employee or agent.

(ii) A stockholder may authorize another person or persons to act for such stockholder as proxy by transmitting or authorizing the transmission of an electronic transmission to the person who will be the holder of the proxy or to a proxy solicitation firm, proxy support service organization or like agent duly authorized by the person who will be the holder of the proxy to receive such transmission, provided that any such transmission must either set forth or be submitted with information from which it can be determined that the transmission was authorized by the stockholder.

Ex A-2-2

Any copy, facsimile telecommunication or other reliable reproduction of the document (including any electronic transmission) authorizing another person or persons to act as proxy for a stockholder may be substituted or used in lieu of the document for any and all purposes for which the original document could be used; provided that such copy, facsimile telecommunication or other reproduction shall be a complete reproduction of the entire document.

(d) Required Vote. Subject to the rights of the holders of one or more series of Preferred Stock, voting separately by class or series, to elect directors pursuant to the terms of one or more series of Preferred Stock, at all meetings of stockholders at which a quorum is present, the election of directors shall be determined by a plurality of the votes cast by the stockholders present in person or represented by proxy at the meeting and entitled to vote thereon. All other matters presented to the stockholders at a meeting at which a quorum is present shall be determined by the vote of a majority of the votes cast by the stockholders present in person or represented by proxy at the meeting, unless the matter is one upon which, by applicable law, the Certificate of Incorporation, these Bylaws or applicable stock exchange rules, a different or minimum vote is required, in which case the different or minimum vote shall be the required vote for such matter.

(e) Inspectors of Election. The Board may, and shall if required by law, in advance of any meeting of stockholders, appoint one or more persons as inspectors of election, who may be employees of the Corporation or otherwise serve the Corporation in other capacities, to act at such meeting of stockholders or any adjournment thereof and to make a written report thereof. The Board may designate one or more persons as alternate inspectors to replace any inspector who fails to act. If no inspectors of election or alternates are appointed by the Board, the chairman of the meeting shall appoint one or more inspectors to act at the meeting. Each inspector, before discharging his or her duties, shall take and sign an oath faithfully to execute the duties of inspector with strict impartiality and according to the best of his or her ability. The inspectors shall ascertain and report the number of outstanding shares and the voting power of each; determine the number of shares present in person or represented by proxy at the meeting and the validity of proxies and ballots; count all votes and ballots and report the results; determine and retain for a reasonable period a record of the disposition of any challenges made to any determination by the inspectors; and certify their determination of the number of shares represented at the meeting and their count of all votes and ballots. No person who is a candidate for an office at an election may serve as an inspector at such election. Each report of an inspector shall be in writing and signed by the inspector or by a majority of them if there is more than one inspector acting at such meeting. If there is more than one inspector, the report of a majority shall be the report of the inspectors.

Section 2.6 Adjournments. Any meeting of stockholders, annual or special, may be adjourned, from time to time, whether or not there is a quorum, to reconvene at the same or some other place. Notice need not be given of any such adjourned meeting if the date, time, and place, if any, thereof, and the means of remote communication, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such adjourned meeting are announced at the meeting at which the adjournment is taken. At the adjourned meeting the stockholders, or the holders of any class or series of stock entitled to vote separately as a class, as the case may be, may transact any business that might have been transacted at the original meeting. If the adjournment is for more than 30 days, notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting. If after the adjournment a new record date for stockholders entitled to vote is fixed for the adjourned meeting, the Board shall fix a new record date for notice of such adjourned meeting in accordance with Section 9.2, and shall give notice of the adjourned meeting to each stockholder of record entitled to vote at such adjourned meeting as of the record date fixed for notice of such adjourned meeting.

Section 2.7 Advance Notice for Business.

(a) Annual Meetings of Stockholders. No business may be transacted at an annual meeting of stockholders, other than business that is either (i) specified in the Corporation’s notice of meeting (or any supplement thereto), (ii) otherwise properly brought before the annual meeting by or at the direction of the Board or duly authorized committee thereof or (iii) otherwise properly brought before the annual meeting by any stockholder of the Corporation (x) who is a stockholder of record on the date of the giving of the notice provided for in this Section 2.7(a) and on the record date for the determination of stockholders entitled to vote at such annual meeting and (y) who complies with the notice procedures set forth in this Section 2.7(a). Notwithstanding anything in this Section 2.7(a) to the contrary, only persons nominated for election as a director pursuant to Section 3.2 will be considered for election at such meeting.

Ex A-2-3

(i) In addition to any other applicable requirements, for business (other than nominations) to be properly brought before an annual meeting by a stockholder, such stockholder must have given timely advance notice thereof in proper written form to the Secretary of the Corporation and such business must otherwise be a proper matter for stockholder action. Subject to Section 2.7(a)(iii), a stockholder’s notice to the Secretary with respect to such business, to be timely must be delivered to the Secretary or mailed and received at the principal executive offices of the Corporation not later than the close of business on the 90th day nor earlier than the close of business on the 120th day before the anniversary date of the immediately preceding annual meeting of stockholders; provided, however, that in the event that the annual meeting is more than 30 days before or more than 70 days after such anniversary date, notice by the stockholder to be timely must be so delivered not earlier than the close of business on the 120th day before the meeting and not later than the later of (x) the close of business on the 90th day before the meeting or (y) the close of business on the 10th day following the day on which public announcement of the date of the annual meeting is first made by the Corporation. The public announcement of an adjournment or postponement of an annual meeting shall not commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described in this Section 2.7(a).

(ii) To be in proper written form, a stockholder’s notice to the Secretary with respect to any business (other than nominations) must set forth as to each such matter such stockholder proposes to bring before the annual meeting (A) a brief description of the business desired to be brought before the annual meeting, the text of the proposal or business (including the text of any resolutions proposed for consideration and in the event such business includes a proposal to amend these Bylaws, the language of the proposed amendment) and the reasons for conducting such business at the annual meeting, (B) the name and record address of such stockholder and the name and address of the beneficial owner, if any, on whose behalf the proposal is made, (C) the class or series and number of shares of capital stock of the Corporation that are owned beneficially and of record by such stockholder and by the beneficial owner, if any, on whose behalf the proposal is made, (D) a description of all arrangements or understandings between such stockholder and the beneficial owner, if any, on whose behalf the proposal is made and any other person or persons (including their names) in connection with the proposal of such business by such stockholder, (E) any material interest of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made in such business and (F) a representation that such stockholder (or a qualified representative of such stockholder) intends to appear in person or by proxy at the annual meeting to bring such business before the meeting.

(iii) The foregoing notice requirements of this Section 2.7(a) shall be deemed satisfied by a stockholder as to any proposal (other than nominations) if the stockholder has notified the Corporation of such stockholder’s intention to present such proposal at an annual meeting in compliance with Rule 14a-8 (or any successor thereof) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and such stockholder has complied with the requirements of such Rule for inclusion of such proposal in a proxy statement prepared by the Corporation to solicit proxies for such annual meeting. No business shall be conducted at the annual meeting of stockholders except business brought before the annual meeting in accordance with the procedures set forth in this Section 2.7(a). If the Board or the chairman of the annual meeting determines that any stockholder proposal was not made in accordance with the provisions of this Section 2.7(a) or that the information provided in a stockholder’s notice does not satisfy the information requirements of this Section 2.7(a), such proposal shall not be presented for action at the annual meeting. Notwithstanding the foregoing provisions of this Section 2.7(a), if the stockholder (or a qualified representative of the stockholder) does not appear at the annual meeting of stockholders of the Corporation to present the proposed business, such proposed business shall not be transacted, notwithstanding that proxies in respect of such matter may have been received by the Corporation.

(iv) In addition to the provisions of this Section 2.7(a), a stockholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth herein. Nothing in this Section 2.7(a) shall be deemed to affect any rights of stockholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act.

Ex A-2-4

(b) Special Meetings of Stockholders. Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting pursuant to the Corporation’s notice of meeting. Nominations of persons for election to the Board may be made at a special meeting of stockholders at which directors are to be elected pursuant to the Corporation’s notice of meeting only pursuant to Section 3.2.

(c) Public Announcement. For purposes of these Bylaws, “public announcement” shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Sections 13, 14 or 15(d) of the Exchange Act (or any successor thereto).

Section 2.8 Conduct of Meetings. The chairman of each annual and special meeting of stockholders shall be the Chairman of the Board or, in the absence (or inability or refusal to act) of the Chairman of the Board, the Chief Executive Officer (if he or she shall be a director) or, in the absence (or inability or refusal to act) of the Chief Executive Officer or if the Chief Executive Officer is not a director, the President (if he or she shall be a director) or, in the absence (or inability or refusal to act) of the President or if the President is not a director, such other person as shall be appointed by the Board. The Board may adopt such rules and regulations for the conduct of the meeting of stockholders as it shall deem appropriate. Except to the extent inconsistent with these Bylaws or such rules and regulations as adopted by the Board, the chairman of any meeting of stockholders shall have the right and authority to convene and (for any or no reason) to recess and/or adjourn the meeting, to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such chairman, are appropriate for the proper conduct of the meeting. Such rules, regulations or procedures, whether adopted by the Board or prescribed by the chairman of the meeting, may include, without limitation, the following: (a) the establishment of an agenda or order of business for the meeting; (b) rules and procedures for maintaining order at the meeting and the safety of those present; (c) limitations on attendance at or participation in the meeting to stockholders of record of the Corporation, their duly authorized and constituted proxies or such other persons as the chairman of the meeting shall determine; (d) restrictions on entry to the meeting after the time fixed for the commencement thereof; and (e) limitations on the time allotted to questions or comments by participants. Unless and to the extent determined by the Board or the chairman of the meeting, meetings of stockholders shall not be required to be held in accordance with the rules of parliamentary procedure. The secretary of each annual and special meeting of stockholders shall be the Secretary or, in the absence (or inability or refusal to act) of the Secretary, an Assistant Secretary so appointed to act by the chairman of the meeting. In the absence (or inability or refusal to act) of the Secretary and all Assistant Secretaries, the chairman of the meeting may appoint any person to act as secretary of the meeting.

Section 2.9 Consents in Lieu of Meeting. Except as may be otherwise provided for or fixed pursuant to the Certificate of Incorporation relating to the rights of the holders of any outstanding series of Preferred Stock, any action required or permitted to be taken by the stockholders of the Corporation must be effected by a duly called annual or special meeting of such stockholders and may not be effected by written consent of the stockholders of the Corporation.

Article III
DIRECTORS

Section 3.1 Powers. The business and affairs of the Corporation shall be managed by or under the direction of the Board, which may exercise all such powers of the Corporation and do all such lawful acts and things as are not by statute or by the Certificate of Incorporation or by these Bylaws required to be exercised or done by the stockholders. Directors need not be stockholders or residents of the State of Delaware.

Section 3.2 Advance Notice for Nomination of Directors.

(a) Only persons who are nominated in accordance with the following procedures shall be eligible for election as directors of the Corporation, except as may be otherwise provided by the terms of one or more series of Preferred Stock with respect to the rights of holders of one or more series of Preferred Stock to elect directors or as contemplated by and pursuant to the terms of the Shareholders’ Agreement, dated as of [●], 2019, by and among the Corporation, Boxwood Merger Sponsor LLC, [Bernhard Capital Partners Management LP] and other parties thereto (as it may be amended and/or restated from time to time, the “Shareholders’ Agreement”). Nominations of persons for election to the Board at any annual meeting of stockholders, or at any special meeting of stockholders called for the purpose of electing directors as set forth in the Corporation’s notice of such special meeting, may be made (i) by or at the direction of the Board or a duly authorized committee thereof or (ii) by any stockholder of the Corporation (x) who is a stockholder of record on the date of the giving of the notice provided for in this Section 3.2 and on the record date for the determination of stockholders entitled to vote at such meeting and (y) who complies with the notice procedures set forth in this Section 3.2.

Ex A-2-5

(b) In addition to any other applicable requirements, for a nomination to be made by a stockholder, such stockholder must have given timely notice thereof in proper written form to the Secretary of the Corporation. To be timely, a stockholder’s notice to the Secretary must be delivered to the Secretary at the principal executive offices of the Corporation (i) in the case of an annual meeting, not later than the close of business on the 90th day nor earlier than the close of business on the 120th day before the anniversary date of the immediately preceding annual meeting of stockholders; provided, however, that in the event that the annual meeting is more than 30 days before or more than 70 days after such anniversary date, notice by the stockholder to be timely must be so delivered not earlier than the close of business on the 120th day before the meeting and not later than the later of (x) the close of business on the 90th day before the meeting or (y) the close of business on the 10th day following the day on which public announcement of the date of the annual meeting was first made by the Corporation; and (ii) in the case of a special meeting of stockholders called for the purpose of electing directors, not later than the close of business on the 10th day following the day on which public announcement of the date of the special meeting is first made by the Corporation. In no event shall the public announcement of an adjournment or postponement of an annual meeting or special meeting commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described in this Section 3.2.

(c) Notwithstanding anything in Section 3.2(b) to the contrary, in the event that the number of directors to be elected to the Board at an annual meeting is greater than the number of directors whose terms expire on the date of the annual meeting and there is no public announcement by the Corporation naming all of the nominees for the additional directors to be elected or specifying the size of the increased Board before the close of business on the 100th day prior to the anniversary date of the immediately preceding annual meeting of stockholders, a stockholder’s notice required by this Section 3.2 shall also be considered timely, but only with respect to nominees for the additional directorships created by such increase that are to be filled by election at such annual meeting, if it shall be delivered to the Secretary at the principal executive offices of the Corporation not later than the close of business on the 10th day following the date on which such public announcement was first made by the Corporation.

(d) To be in proper written form, a stockholder’s notice to the Secretary must set forth (i) as to each person whom the stockholder proposes to nominate for election as a director (A) the name, age, business address and residence address of the person, (B) the principal occupation or employment of the person, (C) the class or series and number of shares of capital stock of the Corporation, if any, that are owned beneficially or of record by the person, (D) a written questionnaire with respect to the background and qualification of such proposed nominee (which questionnaire shall be provided by the Secretary of the Corporation upon written request) and a written statement and agreement executed by each such nominee acknowledging, among other things, that such person consents to being named in the Corporation’s proxy statement as a nominee and to serving as a director if elected and intends to serve as a director for the full term for which such person is standing for election, and (E) any other information relating to the person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder, without regard to the application of the Exchange Act to either the nomination or the Corporation; and (ii) as to the stockholder giving the notice (A) the name and record address of such stockholder as they appear on the Corporation’s books and the name and address of the beneficial owner, if any, on whose behalf the nomination is made, (B) the class or series and number of shares of capital stock of the Corporation that are owned beneficially and of record by such stockholder and the beneficial owner, if any, on whose behalf the nomination is made, and a representation that the stockholder will notify the Corporation in writing of the class and number of such shares owned of record and beneficially as of the record date for the meeting within five business days after the record date for such meeting, (C) a description of all arrangements or understandings relating to the nomination to be made by such stockholder among such stockholder, the beneficial owner, if any, on whose behalf the nomination is made, each proposed nominee and any other person or persons (including their names), and any other person acting in concert with any of the foregoing, and a representation that the stockholder will notify the Corporation in writing of any such agreement, arrangement, or understanding in effect as of the record date for the meeting within five business days after the record date for such meeting, (D) a description of any agreement, arrangement, or understanding (including any derivative or short positions, profit interests, options, hedging transactions, and borrowed or loaned shares) that has been entered into as of the date of the stockholder’s notice by, or on behalf of, the stockholder or the beneficial owner, if any, on whose behalf the nomination is being made and any of their affiliates or associates, the effect or intent of which is to mitigate loss to, manage risk or benefit of share price changes for, or increase or decrease the voting power of such person or any of their affiliates or associates with respect to shares of stock of the Corporation, and a representation that the stockholder will notify the Corporation in writing of any such agreement, arrangement, or understanding in effect as of the record date for the meeting within five business days after the record date for such meeting, (E) a representation that such stockholder (or a qualified representative of such stockholder) intends to appear in person or by proxy at the meeting to nominate the persons named in its notice, (F) a representation whether the stockholder intends to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the Corporation’s outstanding capital stock required to approve the nomination and/or otherwise to solicit proxies from stockholders in support of the nomination, and (G) any other information relating to such stockholder and the beneficial owner, if any, on whose behalf the nomination is made that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder. The Corporation may require any proposed nominee to furnish such other information as it may reasonably require to determine the eligibility of such proposed nominee to serve as an independent director of the Corporation or that could be material to a reasonable stockholder’s understanding of the independent, or lack thereof, of such nominee.

Ex A-2-6

(e) If the Board or the chairman of the meeting of stockholders determines that any nomination was not made in accordance with the provisions of this Section 3.2 or that the information provided in a stockholder’s notice does not satisfy the information requirements of this Section 3.2, then such nomination shall not be considered at the meeting in question. Notwithstanding the foregoing provisions of this Section 3.2, if the stockholder does not provide the information required under this Section 3.2 to the Corporation, including the updated information required by Section 3.2(d)(ii)(B), Section 3.2(d)(ii)(C), and Section 3.2(d)(ii)(D) within five business days after the record date for such meeting, or if the stockholder (or a qualified representative of the stockholder) does not appear at the meeting of stockholders of the Corporation to present the nomination, such nomination shall be disregarded, notwithstanding that proxies in respect of such nomination may have been received by the Corporation.

(f) In addition to the provisions of this Section 3.2, a stockholder shall also comply with all of the applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth herein. Nothing in this Section 3.2 shall be deemed to affect any rights of the holders of Preferred Stock to elect directors pursuant to the Certificate of Incorporation.

Section 3.3 Compensation. Unless otherwise restricted by the Certificate of Incorporation or these Bylaws, the Board shall have the authority to fix the compensation of directors, including for service on a committee of the Board. The directors may be reimbursed their expenses, if any, of attendance at each meeting of the Board. No such payment shall preclude any director from serving the Corporation in any other capacity and receiving compensation therefor. Members of committees of the Board may be allowed like reimbursement of expenses for service on the committee.

Article IV
BOARD MEETINGS

Section 4.1 Annual Meetings. The Board shall meet as soon as practicable after the adjournment of each annual stockholders meeting at the place of the annual stockholders meeting unless the Board shall fix another time and place and give notice thereof in the manner required herein for special meetings of the Board. No notice to the directors shall be necessary to legally convene this meeting, except as provided in this Section 4.1.

Ex A-2-7

Section 4.2 Regular Meetings. Regularly scheduled, periodic meetings of the Board may be held without notice at such times, dates and places (within or without the State of Delaware) as shall from time to time be determined by the Board.

Section 4.3 Special Meetings. Special meetings of the Board (a) may be called by the Chairman of the Board or President and (b) shall be called by the Chairman of the Board, President or Secretary on the written request of at least a majority of directors then in office, or the sole director, as the case may be, and shall be held at such time, date and place (within or without the State of Delaware) as may be determined by the person calling the meeting or, if called upon the request of directors or the sole director, as specified in such written request. Notice of each special meeting of the Board shall be given, as provided in Section 9.3, to each director (i) at least 24 hours before the meeting if such notice is oral notice given personally or by telephone or written notice given by hand delivery or by means of a form of electronic transmission and delivery; (ii) at least two days before the meeting if such notice is sent by a nationally recognized overnight delivery service; and (iii) at least five days before the meeting if such notice is sent through the United States mail. If the Secretary shall fail or refuse to give such notice, then the notice may be given by the officer who called the meeting or the directors who requested the meeting. Any and all business that may be transacted at a regular meeting of the Board may be transacted at a special meeting. Except as may be otherwise expressly provided by applicable law, the Certificate of Incorporation, or these Bylaws, neither the business to be transacted at, nor the purpose of, any special meeting need be specified in the notice or waiver of notice of such meeting.

Section 4.4 Quorum; Required Vote. A majority of the Board shall constitute a quorum for the transaction of business at any meeting of the Board, and the act of a majority of the directors present at any meeting at which there is a quorum shall be the act of the Board, except as may be otherwise specifically provided by applicable law, the Certificate of Incorporation or these Bylaws. If a quorum shall not be present at any meeting, a majority of the directors present may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum is present.

Section 4.5 Consent In Lieu of Meeting. Unless otherwise restricted by the Certificate of Incorporation or these Bylaws, any action required or permitted to be taken at any meeting of the Board or any committee thereof may be taken without a meeting if all members of the Board or committee, as the case may be, consent thereto in writing or by electronic transmission. After an action is taken, the consent or consents relating thereto shall be filed with the minutes of proceedings of the Board or committee. Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.

Section 4.6 Organization. The chairman of each meeting of the Board shall be the Chairman of the Board or, in the absence (or inability or refusal to act) of the Chairman of the Board, the Chief Executive Officer (if he or she shall be a director) or, in the absence (or inability or refusal to act) of the Chief Executive Officer or if the Chief Executive Officer is not a director, the President (if he or she shall be a director) or in the absence (or inability or refusal to act) of the President or if the President is not a director, a chairman elected from the directors present. The Secretary shall act as secretary of all meetings of the Board. In the absence (or inability or refusal to act) of the Secretary, an Assistant Secretary shall perform the duties of the Secretary at such meeting. In the absence (or inability or refusal to act) of the Secretary and all Assistant Secretaries, the chairman of the meeting may appoint any person to act as secretary of the meeting.

Article V
COMMITTEES OF DIRECTORS

Section 5.1 Establishment. Subject to the terms of the Shareholders’ Agreement, the Board may by resolution of the Board designate one or more committees, each committee to consist of one or more of the directors of the Corporation. Each committee shall keep regular minutes of its meetings and report the same to the Board when required by the resolution designating such committee. Subject to the terms of the Shareholders’ Agreement, the Board shall have the power at any time to fill vacancies in, to change the membership of, or to dissolve any such committee.

Ex A-2-8

Section 5.2 Available Powers. Any committee established pursuant to Section 5.1 hereof, to the extent permitted by applicable law and by resolution of the Board, shall have and may exercise all of the powers and authority of the Board in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers that may require it.

Section 5.3 Alternate Members. The Board may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of such committee. In the absence or disqualification of a member of the committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not he, she or they constitute a quorum, may unanimously appoint another member of the Board to act at the meeting in place of any such absent or disqualified member.

Section 5.4 Procedures. Unless the Board otherwise provides, the time, date, place, if any, and notice of meetings of a committee shall be determined by such committee. At meetings of a committee, a majority of the number of members of the committee (but not including any alternate member, unless such alternate member has replaced any absent or disqualified member at the time of, or in connection with, such meeting) shall constitute a quorum for the transaction of business. The act of a majority of the members present at any meeting at which a quorum is present shall be the act of the committee, except as otherwise specifically provided by applicable law, the Certificate of Incorporation, these Bylaws or the Board. If a quorum is not present at a meeting of a committee, the members present may adjourn the meeting from time to time, without notice other than an announcement at the meeting, until a quorum is present. Unless the Board otherwise provides and except as provided in these Bylaws, each committee designated by the Board may make, alter, amend and repeal rules for the conduct of its business. In the absence of such rules each committee shall conduct its business in the same manner as the Board is authorized to conduct its business pursuant to Article IV of these Bylaws.

Article VI
OFFICERS

Section 6.1 Officers. The officers of the Corporation elected by the Board shall be a Chairman of the Board, a Chief Executive Officer, a President, a Chief Financial Officer, a Treasurer, a Secretary and such other officers (including without limitation, Vice Presidents and Assistant Secretaries) as the Board from time to time may determine. Officers elected by the Board shall each have such powers and duties as generally pertain to their respective offices, subject to the specific provisions of this Article VI. Such officers shall also have such powers and duties as from time to time may be conferred by the Board. The Chief Executive Officer or President may also appoint such other officers (including without limitation one or more Vice Presidents and Controllers) as may be necessary or desirable for the conduct of the business of the Corporation. Such other officers shall have such powers and duties and shall hold their offices for such terms as may be provided in these Bylaws or as may be prescribed by the Board or, if such officer has been appointed by the Chief Executive Officer or President, as may be prescribed by the appointing officer.

(a) Chairman of the Board. The Chairman of the Board shall preside when present at all meetings of the stockholders and the Board. The Chairman of the Board shall have general supervision and control of the acquisition activities of the Corporation subject to the ultimate authority of the Board, and shall be responsible for the execution of the policies of the Board with respect to such matters. In the absence (or inability or refusal to act) of the Chairman of the Board, the Chief Executive Officer (if he or she shall be a director) shall preside when present at all meetings of the stockholders and the Board. The powers and duties of the Chairman of the Board shall not include supervision or control of the preparation of the financial statements of the Corporation (other than through participation as a member of the Board). The position of Chairman of the Board and Chief Executive Officer may be held by the same person.

(b) Chief Executive Officer. The Chief Executive Officer shall be the chief executive officer of the Corporation, shall have general supervision of the affairs of the Corporation and general control of all of its business subject to the ultimate authority of the Board, and shall be responsible for the execution of the policies of the Board with respect to such matters, except to the extent any such powers and duties have been prescribed to the Chairman of the Board pursuant to Section 6.1(a) above. In the absence (or inability or refusal to act) of the Chairman of the Board, the Chief Executive Officer (if he or she shall be a director) shall preside when present at all meetings of the stockholders and the Board. The position of Chief Executive Officer and President may be held by the same person.

Ex A-2-9

(c) President. The President shall make recommendations to the Chief Executive Officer on all operational matters that would normally be reserved for the final executive responsibility of the Chief Executive Officer. In the absence (or inability or refusal to act) of the Chairman of the Board and Chief Executive Officer, the President (if he or she shall be a director) shall preside when present at all meetings of the stockholders and the Board. The President shall also perform such duties and have such powers as shall be designated by the Board. The position of President and Chief Executive Officer may be held by the same person.

(d) Vice Presidents. In the absence (or inability or refusal to act) of the President, the Vice President (or in the event there be more than one Vice President, the Vice Presidents in the order designated by the Board) shall perform the duties and have the powers of the President. Any one or more of the Vice Presidents may be given an additional designation of rank or function.

(e) Chief Financial Officer. The Chief Financial Officer shall perform all duties commonly incident to that office (including, without limitation, the care and custody of the funds and securities of the Corporation, which from time to time may come into the Chief Financial Officer’s hands and the deposit of the funds of the Corporation in such banks or trust companies as the Board, the Chief Executive Officer or the President may authorize).

(f) Treasurer. The Treasurer shall have the custody of the corporate funds and securities, except as otherwise provided by the Board, and shall keep full and accurate accounts of receipts and disbursements in books belonging to the Corporation and shall deposit all moneys and other valuable effects in the name and to the credit of the Corporation in such depositories as may be designated by the Board. The Treasurer shall disburse the funds of the Corporation as may be ordered by the Board, taking proper vouchers for such disbursements, and shall render to the president and the directors, at the regular meetings of the Board, or whenever they may require it, an account of all his or her transactions as Treasurer and of the financial condition of the Corporation.

(g) Secretary.

(i) The Secretary shall attend all meetings of the stockholders, the Board and (as required) committees of the Board and shall record the proceedings of such meetings in books to be kept for that purpose. The Secretary shall give, or cause to be given, notice of all meetings of the stockholders and special meetings of the Board and shall perform such other duties as may be prescribed by the Board, the Chairman of the Board, Chief Executive Officer or President. The Secretary shall have custody of the corporate seal of the Corporation and the Secretary, or any Assistant Secretary, shall have authority to affix the same to any instrument requiring it, and when so affixed, it may be attested by his or her signature or by the signature of such Assistant Secretary. The Board may give general authority to any other officer to affix the seal of the Corporation and to attest the affixing thereof by his or her signature.

(ii) The Secretary shall keep, or cause to be kept, at the principal executive office of the Corporation or at the office of the Corporation’s transfer agent or registrar, if one has been appointed, a stock ledger, or duplicate stock ledger, showing the names of the stockholders and their addresses, the number and classes of shares held by each and, with respect to certificated shares, the number and date of certificates issued for the same and the number and date of certificates cancelled.

(h) Assistant Secretaries. The Assistant Secretary or, if there be more than one, the Assistant Secretaries in the order determined by the Board shall, in the absence (or inability or refusal to act) of the Secretary, perform the duties and have the powers of the Secretary.

Section 6.2 Term of Office; Removal; Vacancies. The elected officers of the Corporation shall hold office until their successors are duly elected and qualified or until their earlier death, resignation, retirement, disqualification, or removal from office. Any officer may be removed, with or without cause, at any time by the Board. Any officer appointed by the Chief Executive Officer or President may also be removed, with or without cause, by the Chief Executive Officer or President, as the case may be, unless the Board otherwise provides. Any vacancy occurring in any elected office of the Corporation may be filled by the Board. Any vacancy occurring in any office appointed by the Chief Executive Officer or President may be filled by the Chief Executive Officer, or President, as the case may be, unless the Board then determines that such office shall thereupon be elected by the Board, in which case the Board shall elect such officer.

Ex A-2-10

Section 6.3 Multiple Officeholders; Stockholder and Director Officers. Any number of offices may be held by the same person unless the Certificate of Incorporation or these Bylaws otherwise provide. Officers need not be stockholders or residents of the State of Delaware.

Article VII
SHARES

Section 7.1 Certificated and Uncertificated Shares. The shares of the Corporation may be certificated or uncertificated, subject to the sole discretion of the Board and the requirements of the DGCL.

Section 7.2 Multiple Classes of Stock. If the Corporation shall be authorized to issue more than one class of stock or more than one series of any class, the Corporation shall (a) cause the powers, designations, preferences and relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights to be set forth in full or summarized on the face or back of any certificate that the Corporation issues to represent shares of such class or series of stock or (b) in the case of uncertificated shares, within a reasonable time after the issuance or transfer of such shares, send to the registered owner thereof a written notice containing the information required to be set forth on certificates as specified in clause (a) above; provided, however, that, except as otherwise provided by applicable law, in lieu of the foregoing requirements, there may be set forth on the face or back of such certificate or, in the case of uncertificated shares, on such written notice a statement that the Corporation will furnish without charge to each stockholder who so requests the powers, designations, preferences and relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences or rights.

Section 7.3 Signatures. Each certificate representing capital stock of the Corporation shall be signed by or in the name of the Corporation by any two authorized officer of the Corporation, which authorized officers shall include, without limitation, (a) the Chairman of the Board, the Chief Executive Officer, the President, any or a Vice President, and (b) the Chief Financial Officer, the Treasurer, any Assistant Treasurer, the Secretary and any or an Assistant Secretary of the Corporation. Any or all the signatures on the certificate may be a facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, such certificate may be issued by the Corporation with the same effect as if such person were such officer, transfer agent or registrar on the date of issue.

Section 7.4 Consideration and Payment for Shares.

(a) Subject to applicable law and the Certificate of Incorporation, shares of stock may be issued for such consideration, having in the case of shares with par value a value not less than the par value thereof, and to such persons, as determined from time to time by the Board. The consideration may consist of cash, tangible or intangible property or any benefit to the Corporation or any combination thereof.

(b) Subject to applicable law and the Certificate of Incorporation, shares may not be issued until the full amount of the consideration has been paid, unless upon the face or back of each certificate issued to represent any partly paid shares of capital stock or upon the books and records of the Corporation in the case of partly paid uncertificated shares, there shall have been set forth the total amount of the consideration to be paid therefor and the amount paid thereon up to and including the time said certificate representing certificated shares or said uncertificated shares are issued.

Ex A-2-11

Section 7.5 Lost, Destroyed or Wrongfully Taken Certificates.

(a) If an owner of a certificate representing shares claims that such certificate has been lost, destroyed or wrongfully taken, the Corporation shall issue a new certificate representing such shares or such shares in uncertificated form if the owner: (i) requests such a new certificate before the Corporation has notice that the certificate representing such shares has been acquired by a protected purchaser; (ii) if requested by the Corporation, delivers to the Corporation a bond sufficient to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, wrongful taking or destruction of such certificate or the issuance of such new certificate or uncertificated shares; and (iii) satisfies other reasonable requirements imposed by the Corporation.

(b) If a certificate representing shares has been lost, apparently destroyed or wrongfully taken, and the owner fails to notify the Corporation of that fact within a reasonable time after the owner has notice of such loss, apparent destruction or wrongful taking and the Corporation registers a transfer of such shares before receiving notification, the owner shall, to the fullest extent permitted by law, be precluded from asserting against the Corporation any claim for registering such transfer or a claim to a new certificate representing such shares or such shares in uncertificated form.

Section 7.6 Transfer of Stock.

(a) If a certificate representing shares of the Corporation is presented to the Corporation with an endorsement requesting the registration of transfer of such shares or an instruction is presented to the Corporation requesting the registration of transfer of uncertificated shares, the Corporation shall register the transfer as requested if:

(i) In the case of certificated shares, the certificate representing such shares has been surrendered;

(ii) (A) with respect to certificated shares, the endorsement is made by the person specified by the certificate as entitled to such shares; (B) with respect to uncertificated shares, an instruction is made by the registered owner of such uncertificated shares; or (C) with respect to certificated shares or uncertificated shares, the endorsement or instruction is made by any other appropriate person or by an agent who has actual authority to act on behalf of the appropriate person;

(iii) the Corporation has received a guarantee of signature of the person signing such endorsement or instruction or such other reasonable assurance that the endorsement or instruction is genuine and authorized as the Corporation may request;

(iv) the transfer does not violate any restriction on transfer imposed by the Corporation that is enforceable in accordance with Section 7.8(a); and

(v) such other conditions for such transfer as shall be provided for under applicable law have been satisfied.

(b) Whenever any transfer of shares shall be made for collateral security and not absolutely, the Corporation shall so record such fact in the entry of transfer if, when the certificate for such shares is presented to the Corporation for transfer or, if such shares are uncertificated, when the instruction for registration of transfer thereof is presented to the Corporation, both the transferor and transferee request the Corporation to do so.

Ex A-2-12

Section 7.7 Registered Stockholders. Before due presentment for registration of transfer of a certificate representing shares of the Corporation or of an instruction requesting registration of transfer of uncertificated shares, the Corporation may treat the registered owner as the person exclusively entitled to inspect for any proper purpose the stock ledger and the other books and records of the Corporation, vote such shares, receive dividends or notifications with respect to such shares and otherwise exercise all the rights and powers of the owner of such shares, except that a person who is the beneficial owner of such shares (if held in a voting trust or by a nominee on behalf of such person) may, upon providing documentary evidence of beneficial ownership of such shares and satisfying such other conditions as are provided under applicable law, may also so inspect the books and records of the Corporation.

Section 7.8 Effect of the Corporation’s Restriction on Transfer.

(a) A written restriction on the transfer or registration of transfer of shares of the Corporation or on the amount of shares of the Corporation that may be owned by any person or group of persons, if permitted by the DGCL and noted conspicuously on the certificate representing such shares or, in the case of uncertificated shares, contained in a notice sent pursuant to Section 7.2, may be enforced against the holder of such shares or any successor or transferee of the holder including an executor, administrator, trustee, guardian or other fiduciary entrusted with like responsibility for the person or estate of the holder.

(b) A restriction imposed by the Corporation on the transfer or the registration of shares of the Corporation or on the amount of shares of the Corporation that may be owned by any person or group of persons, even if otherwise lawful, is ineffective against a person without actual knowledge of such restriction unless: (i) the shares are certificated and such restriction is noted conspicuously on the certificate; or (ii) the shares are uncertificated and such restriction was contained in a notice sent pursuant to Section 7.2.

Section 7.9 Regulations. The Board shall have power and authority to make such additional rules and regulations, subject to any applicable requirement of law, as the Board may deem necessary and appropriate with respect to the issue, transfer or registration of transfer of shares of stock or certificates representing shares. The Board may appoint one or more transfer agents or registrars and may require for the validity thereof that certificates representing shares bear the signature of any transfer agent or registrar so appointed.

Article VIII
INDEMNIFICATION

Section 8.1 Right to Indemnification. Each person who was or is made a party or is threatened to be made a party to or is otherwise subject to or involved in any claim, demand, action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that he or she is or was a director or an officer of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another company or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (an “Indemnitee”), whether the basis of such Proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified by the Corporation to the fullest extent permitted or required by the DGCL and any other applicable law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such Indemnitee in connection therewith (“Indemnifiable Losses”); provided, however, that, except as provided in Section 8.4 of this Article VIII with respect to Proceedings to enforce rights to indemnification, the Corporation shall indemnify any such Indemnitee pursuant to this Section 8.1 in connection with a Proceeding (or part thereof) initiated by such Indemnitee only if such Proceeding (or part thereof) was authorized by the Board.

Section 8.2 Right to Advancement of Expenses. The right to indemnification conferred in Section 8.1 of this Article VIII shall include the right to advancement by the Corporation of any and all expenses (including, without limitation, attorneys’ fees and expenses) incurred in defending any such Proceeding in advance of its final disposition (an “Advancement of Expenses”); provided, however, that, if the DGCL so requires, an Advancement of Expenses incurred by an Indemnitee in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such Indemnitee, including without limitation service to an employee benefit plan) shall be made pursuant to this Section 8.2 only upon delivery to the Corporation of an undertaking (an “Undertaking”), by or on behalf of such Indemnitee, to repay, without interest, all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (a “Final Adjudication”) that such Indemnitee is not entitled to be indemnified for such expenses under this Section 8.2. An Indemnitee’s right to an Advancement of Expenses pursuant to this Section 8.2 is not subject to the satisfaction of any standard of conduct and is not conditioned upon any prior determination that Indemnitee is entitled to indemnification under Section 8.1 of this Article VIII with respect to the related Proceeding or the absence of any prior determination to the contrary.

Ex A-2-13

Section 8.3 Contract Rights. The rights to indemnification and to the Advancement of Expenses conferred in Sections 8.1 and 8.2 of this Article VIII shall be contract rights and such rights shall continue as to an Indemnitee who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the Indemnitee’s heirs, executors and administrators

Section 8.4 Right of Indemnitee to Bring Suit. If a claim under Section 8.1 or 8.2 of this Article VIII is not paid in full by the Corporation within 60 calendar days after a written claim has been received by the Corporation, except in the case of a claim for an Advancement of Expenses, in which case the applicable period shall be 20 calendar days, the Indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an Advancement of Expenses pursuant to the terms of an Undertaking, the Indemnitee shall be entitled to the fullest extent permitted or required by the DGCL, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader reimbursements of prosecution or defense expenses than such law permitted the Corporation to provide prior to such amendment), to be paid also the expense of prosecuting or defending such suit. In (i) any suit brought by the Indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the Indemnitee to enforce a right to an Advancement of Expenses) it shall be a defense that, and (ii) any suit brought by the Corporation to recover an Advancement of Expenses pursuant to the terms of an Undertaking, the Corporation shall be entitled to recover such expenses, without interest, upon a Final Adjudication that, the Indemnitee has not met any applicable standard for indemnification set forth in the DGCL. Neither the failure of the Corporation (including its Board of Directors or a committee thereof, its stockholders or independent legal counsel) to have made a determination prior to the commencement of such suit that indemnification of the Indemnitee is proper in the circumstances because the Indemnitee has met the applicable standard of conduct set forth in the DGCL, nor an actual determination by the Corporation (including its Board or a committee thereof, its stockholders or independent legal counsel) that the Indemnitee has not met such applicable standard of conduct, shall create a presumption that the Indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the Indemnitee, be a defense to such suit. In any suit brought by an Indemnitee to enforce a right to indemnification or to an Advancement of Expenses hereunder, or brought by the Corporation to recover an Advancement of Expenses hereunder pursuant to the terms of an Undertaking, the burden of proving that the Indemnitee is not entitled to be indemnified, or to such Advancement of Expenses, shall be on the Corporation.

Section 8.5 Non-Exclusivity of Rights. The rights to indemnification and to the Advancement of Expenses conferred in this Article VIII shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, the Certificate of Incorporation, these Bylaws, any agreement, any vote of stockholders or disinterested directors or otherwise. Nothing contained in this Article VIII shall limit or otherwise affect any such other right or the Corporation’s power to confer any such other right

Section 8.6 Insurance. The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the DGCL.

Section 8.7 No Duplication of Payments. The Corporation shall not be liable under this Article VIII to make any payment to an Indemnitee in respect of any Indemnifiable Losses to the extent that the Indemnitee has otherwise actually received payment (net of any expenses incurred in connection therewith and any repayment by the Indemnitee made with respect thereto) under any insurance policy or from any other source in respect of such Indemnifiable Losses.

Ex A-2-14

Section 8.8 Amendments. Any repeal or amendment of this Article VIII by the Board or the stockholders of the Corporation or by changes in applicable law, or the adoption of any other provision of these Bylaws inconsistent with this Article VIII, will, to the extent permitted by applicable law, be prospective only (except to the extent such amendment or change in applicable law permits the Corporation to provide broader indemnification rights to Indemnitees on a retroactive basis than permitted prior thereto), and will not in any way diminish or adversely affect any right or protection existing hereunder in respect of any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision; provided however, that amendments or repeals of this Article VIII by the stockholders shall require the affirmative vote of the stockholders holding at least 66 2⁄3%  of the voting power of all outstanding shares of capital stock of the Corporation.

Section 8.9 Severability. If any provision or provisions of this Article VIII shall be held to be invalid, illegal or unenforceable for any reason whatsoever: (a) the validity, legality and enforceability of the remaining provisions of this Article VIII shall not in any way be affected or impaired thereby; and (b) to the fullest extent possible, the provisions of this Article VIII (including, without limitation, each such portion of this Article VIII containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable.

Article IX
MISCELLANEOUS

Section 9.1 Place of Meetings. If the place of any meeting of stockholders, the Board or committee of the Board for which notice is required under these Bylaws is not designated in the notice of such meeting, such meeting shall be held at the principal business office of the Corporation; provided, however, if the Board has, in its sole discretion, determined that a meeting shall not be held at any place, but instead shall be held by means of remote communication pursuant to Section 9.5 hereof, then such meeting shall not be held at any place.

Section 9.2 Fixing Record Dates.

(a) In order that the Corporation may determine the stockholders entitled to notice of any meeting of stockholders or any adjournment thereof, the Board may fix a record date, which shall not precede the date upon which the resolution fixing the record date is adopted by the Board, and which record date shall not be more than 60 nor less than 10 days before the date of such meeting. If the Board so fixes a date, such date shall also be the record date for determining the stockholders entitled to vote at such meeting unless the Board determines, at the time it fixes such record date, that a later date on or before the date of the meeting shall be the date for making such determination. If no record date is fixed by the Board, the record date for determining stockholders entitled to notice of and to vote at a meeting of stockholders shall be at the close of business on the business day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the business day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board may fix a new record date for the adjourned meeting, and in such case shall also fix as the record date for stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote in accordance with the foregoing provisions of this Section 9.2(a) at the adjourned meeting.

(b) In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights or the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of stock, or for the purpose of any other lawful action, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than 60 days prior to such action. If no record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board adopts the resolution relating thereto.

Ex A-2-15

(c) Unless otherwise restricted by the Certificate of Incorporation, in order that the Corporation may determine the stockholders entitled to express consent to corporate action in writing without a meeting, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board, and which record date shall not be more than ten (10) days after the date upon which the resolution fixing the record date is adopted by the Board. If no record date for determining stockholders entitled to express consent to corporate action in writing without a meeting is fixed by the Board, (i) when no prior action of the Board is required by law, the record date for such purpose shall be the first date on which a signed written consent setting forth the action taken or proposed to be taken is delivered to the Corporation in accordance with applicable law, and (ii) if prior action by the Board is required by law, the record date for such purpose shall be at the close of business on the day on which the Board adopts the resolution taking such prior action.

Section 9.3 Means of Giving Notice.

(a) Notice to Directors. Whenever under applicable law, the Certificate of Incorporation or these Bylaws notice is required to be given to any director, such notice shall be given either (i) in writing and sent by mail, or by a nationally recognized delivery service, (ii) by means of facsimile telecommunication or other form of electronic transmission, or (iii) by oral notice given personally or by telephone. A notice to a director will be deemed given as follows: (i) if given by hand delivery, orally, or by telephone, when actually received by the director, (ii) if sent through the United States mail, when deposited in the United States mail, with postage and fees thereon prepaid, addressed to the director at the director’s address appearing on the records of the Corporation, (iii) if sent for next day delivery by a nationally recognized overnight delivery service, when deposited with such service, with fees thereon prepaid, addressed to the director at the director’s address appearing on the records of the Corporation, (iv) if sent by facsimile telecommunication, when sent to the facsimile transmission number for such director appearing on the records of the Corporation, (v) if sent by electronic mail, when sent to the electronic mail address for such director appearing on the records of the Corporation, or (vi) if sent by any other form of electronic transmission, when sent to the address, location or number (as applicable) for such director appearing on the records of the Corporation.

(b) Electronic Transmission. “Electronic transmission” means any form of communication, not directly involving the physical transmission of paper, that creates a record that may be retained, retrieved and reviewed by a recipient thereof, and that may be directly reproduced in paper form by such a recipient through an automated process.

(c) Notice to Stockholders Sharing Same Address. Without limiting the manner by which notice otherwise may be given effectively by the Corporation to stockholders, any notice to stockholders given by the Corporation under any provision of the DGCL, the Certificate of Incorporation or these Bylaws shall be effective if given by a single written notice to stockholders who share an address if consented to by the stockholders at that address to whom such notice is given. A stockholder may revoke such stockholder’s consent by delivering written notice of such revocation to the Corporation. Any stockholder who fails to object in writing to the Corporation within 60 days of having been given written notice by the Corporation of its intention to send such a single written notice shall be deemed to have consented to receiving such single written notice.

(d) Exceptions to Notice Requirements. Whenever notice is required to be given, under the DGCL, the Certificate of Incorporation or these Bylaws, to any person with whom communication is unlawful, the giving of such notice to such person shall not be required and there shall be no duty to apply to any governmental authority or agency for a license or permit to give such notice to such person. Any action or meeting that shall be taken or held without notice to any such person with whom communication is unlawful shall have the same force and effect as if such notice had been duly given. In the event that the action taken by the Corporation is such as to require the filing of a certificate with the Secretary of State of Delaware, the certificate shall state, if such is the fact and if notice is required, that notice was given to all persons entitled to receive notice except such persons with whom communication is unlawful.

Ex A-2-16

Whenever notice is required to be given by the Corporation, under any provision of the DGCL, the Certificate of Incorporation or these Bylaws, to any stockholder to whom (1) notice of two consecutive annual meetings of stockholders and all notices of stockholder meetings or of the taking of action by written consent of stockholders without a meeting to such stockholder during the period between such two consecutive annual meetings, or (2) all, and at least two payments (if sent by first-class mail) of dividends or interest on securities during a 12-month period, have been mailed addressed to such stockholder at such stockholder’s address as shown on the records of the Corporation and have been returned undeliverable, the giving of such notice to such stockholder shall not be required. Any action or meeting that shall be taken or held without notice to such stockholder shall have the same force and effect as if such notice had been duly given. If any such stockholder shall deliver to the Corporation a written notice setting forth such stockholder’s then current address, the requirement that notice be given to such stockholder shall be reinstated. In the event that the action taken by the Corporation is such as to require the filing of a certificate with the Secretary of State of Delaware, the certificate need not state that notice was not given to persons to whom notice was not required to be given pursuant to Section 230 (b) of the DGCL. The exception in subsection (1) of the first sentence of this paragraph to the requirement that notice be given shall not be applicable to any notice returned as undeliverable if the notice was given by electronic transmission.

Section 9.4 Waiver of Notice. Whenever any notice is required to be given under applicable law, the Certificate of Incorporation, or these Bylaws, a written waiver of such notice, signed by the person or persons entitled to said notice, or a waiver by electronic transmission by the person entitled to said notice, whether before or after the time stated therein, shall be deemed equivalent to such required notice. Attendance at a meeting shall constitute a waiver of notice of such meeting, except where a person attends for the express purpose of objecting at the beginning of the meeting to the transaction of any business on the ground that the meeting was not lawfully called or convened.

Section 9.5 Meeting Attendance via Remote Communication Equipment.

(a) Stockholder Meetings. If authorized by the Board in its sole discretion, and subject to such guidelines and procedures as the Board may adopt, stockholders and proxy holders not physically present at a meeting of stockholders may, by means of remote communication:

(i) participate in a meeting of stockholders; and

(ii) be deemed present in person and vote at a meeting of stockholders, whether such meeting is to be held at a designated place or solely by means of remote communication, provided that (A) the Corporation shall implement reasonable measures to verify that each person deemed present and permitted to vote at the meeting by means of remote communication is a stockholder or proxy holder, (B) the Corporation shall implement reasonable measures to provide such stockholders and proxy holders a reasonable opportunity to participate in the meeting and to vote on matters submitted to the stockholders, including an opportunity to read or hear the proceedings of the meeting substantially concurrently with such proceedings, and (C) if any stockholder or proxy holder votes or takes other action at the meeting by means of remote communication, a record of such votes or other action shall be maintained by the Corporation.

(b) Board Meetings. Unless otherwise restricted by applicable law, the Certificate of Incorporation or these Bylaws, members of the Board or any committee thereof may participate in a meeting of the Board or any committee thereof by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other. Such participation in a meeting shall constitute presence in person at the meeting.

Section 9.6 Dividends. The Board may from time to time declare, and the Corporation may pay, dividends (payable in cash, property or shares of the Corporation’s capital stock) on the Corporation’s outstanding shares of capital stock, subject to applicable law and the Certificate of Incorporation.

Section 9.7 Reserves. The Board may set apart out of the funds of the Corporation available for dividends a reserve or reserves for any proper purpose and may abolish any such reserve.

Section 9.8 Contracts and Negotiable Instruments. Except as otherwise provided by applicable law, the Certificate of Incorporation or these Bylaws, any contract, bond, deed, lease, mortgage or other instrument may be executed and delivered in the name and on behalf of the Corporation by such officer or officers or other employee or employees of the Corporation as the Board may from time to time authorize. Such authority may be general or confined to specific instances as the Board may determine. The Chairman of the Board, the Chief Executive Officer, the President, the Chief Financial Officer, the Treasurer or any Vice President may execute and deliver any contract, bond, deed, lease, mortgage or other instrument in the name and on behalf of the Corporation. Subject to any restrictions imposed by the Board, the Chairman of the Board Chief Executive Officer, President, the Chief Financial Officer, the Treasurer or any Vice President may delegate powers to execute and deliver any contract, bond, deed, lease, mortgage or other instrument in the name and on behalf of the Corporation to other officers or employees of the Corporation under such person’s supervision and authority, it being understood, however, that any such delegation of power shall not relieve such officer of responsibility with respect to the exercise of such delegated power.

Ex A-2-17

Section 9.9 Fiscal Year. The fiscal year of the Corporation shall be fixed by the Board.

Section 9.10 Seal. The Board may adopt a corporate seal, which shall be in such form as the Board determines. The seal may be used by causing it or a facsimile thereof to be impressed, affixed or otherwise reproduced.

Section 9.11 Books and Records. The books and records of the Corporation may be kept within or outside the State of Delaware at such place or places as may from time to time be designated by the Board.

Section 9.12 Resignation. Any director, committee member or officer may resign by giving notice thereof in writing or by electronic transmission to the Chairman of the Board, the Chief Executive Officer, the President or the Secretary. The resignation shall take effect at the time it is delivered unless the resignation specifies a later effective date or an effective date determined upon the happening of an event or events. Unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.

Section 9.13 Surety Bonds. Such officers, employees and agents of the Corporation (if any) as the Chairman of the Board, Chief Executive Officer, President or the Board may direct, from time to time, shall be bonded for the faithful performance of their duties and for the restoration to the Corporation, in case of their death, resignation, retirement, disqualification or removal from office, of all books, papers, vouchers, money and other property of whatever kind in their possession or under their control belonging to the Corporation, in such amounts and by such surety companies as the Chairman of the Board, Chief Executive Officer, President or the Board may determine. The premiums on such bonds shall be paid by the Corporation and the bonds so furnished shall be in the custody of the Secretary.

Section 9.14 Securities of Other Corporations. Powers of attorney, proxies, waivers of notice of meeting, consents in writing and other instruments relating to securities owned by the Corporation may be executed in the name of and on behalf of the Corporation by the Chairman of the Board, Chief Executive Officer, President, or any officers authorized by the Board. Any such officer, may, in the name of and on behalf of the Corporation, take all such action as any such officer may deem advisable to vote in person or by proxy at any meeting of security holders of any corporation in which the Corporation may own securities, or to consent in writing, in the name of the Corporation as such holder, to any action by such corporation, and at any such meeting or with respect to any such consent shall possess and may exercise any and all rights and power incident to the ownership of such securities and which, as the owner thereof, the Corporation might have exercised and possessed. The Board may from time to time confer like powers upon any other person or persons.

Section 9.15 Conflicts. So long as the Shareholders’ Agreement is in effect, it is intended that these Bylaws be interpreted in a manner consistent with the applicable provisions of the Shareholder’s Agreement, and that such provisions of the Shareholder’s Agreement be incorporated into these Bylaws and be a part hereof. In the event of any conflict between the terms of these Bylaws and those contained in the Shareholders’ Agreement, the terms and provisions of the Shareholders’ Agreement shall govern and control and these Bylaws shall be construed so as to give effect to such provisions.

Section 9.16 Amendments. Subject to the Certificate of Incorporation, the affirmative vote of a majority of the Board shall be required to adopt, amend, alter or repeal the Bylaws. The Bylaws also may be adopted, amended, altered or repealed by the stockholders; provided, however, that in addition to any vote of the holders of any class or series of capital stock of the Corporation required by applicable law or the Certificate of Incorporation, the affirmative vote of the holders of at least a majority of the voting (except as otherwise provided in Section 8.7) power of all outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required for the stockholders to adopt, amend, alter or repeal the Bylaws.

Ex A-2-18

EXHIBIT B

Company Bring Down Certificate

(see attached)

Exhibit B to Unit Purchase Agreement

Atlas Intermediate Holdings LLC

CLOSING Certificate

[●], 2019

This certificate is being delivered to Buyer pursuant to Section 2.6(b)(v)(A) of that certain Unit Purchase Agreement (the “Purchase Agreement”), dated as of [●], 2019, by and among (i) Boxwood Merger Corp., a Delaware corporation, (ii) Atlas TC Holdings LLC, a Delaware limited liability company, (iii) Atlas TC Buyer LLC, a Delaware limited liability company, (iv) Atlas Intermediate Holdings LLC, a Delaware limited liability company (the “Company”), and (v) Atlas Technical Consultants Holdings LP, a Delaware limited partnership (“Seller”). Capitalized terms used herein but not otherwise defined shall have the meanings ascribed to such terms in the Purchase Agreement.

The undersigned, being authorized to sign on behalf of the Company, hereby certifies, on behalf of the Company and not in his individual capacity, (1) that the conditions set forth in Section 2.6(b)(i) and Section 2.6(b)(ii) of the Purchase Agreement have been satisfied, (2) that the Governing Documents of the Company attached hereto as Exhibit A are in full force and effect, and (3) that the resolutions of the managing member of the Company and the general partner of Seller approving the Purchase Agreement and the other transactions contemplated thereby have been duly adopted.

* * * * *

Ex B-1

The undersigned has caused this Closing Certificate to be duly executed as of the date first above written.

THE COMPANY:

ATLAS INTERMEDIATE HOLDINGS LLC

By: Atlas Technical Consultants Holdings LP
Its: Sole Member

By: Atlas Technical Consultants Holdings GP LLC
Its: General Partner

By:
Name:
Title:

Signature Page to Company Bring Down Certificate

Ex B-2

EXHIBIT A

Governing documents

(see attached)

Exhibit A to Company Closing Certificate

Ex B-3

EXHIBIT C

ASSIGNMENT

For value received, Atlas Technical Consultants Holdings LP, a Delaware limited partnership (“Seller”) hereby sells, assigns and transfers unto Atlas TC Buyer LLC, a Delaware limited liability company, [●] Units of Atlas Intermediate Holdings LLC, a Delaware limited liability company (the “Company”), standing in Seller’s name on the books of the Company, and hereby irrevocably constitutes and appoints any officer of the Company as attorney to transfer such Units on the books of the Company with full power of substitution in the premises.

Dated:	[__________], 2019
Atlas Technical Consultants Holdings LP By: Atlas Technical Consultants Holdings GP LLC Its: General Partner

By:___________________________________________
Name: Title:

Exhibit C to Unit Purchase Agreement

Ex C-1

EXHIBIT D

A&R LLC AGREEMENT

(see attached)

Exhibit D to Unit Purchase Agreement

Final Version

FORM OF AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

ATLAS TC HOLDINGS LLC

DATED AS OF [●], 2019

THE LIMITED LIABILITY COMPANY INTERESTS IN ATLAS TC HOLDINGS LLC HAVE NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED, THE SECURITIES LAWS OF ANY STATE, OR ANY OTHER APPLICABLE SECURITIES LAWS, AND HAVE BEEN OR ARE BEING ISSUED IN RELIANCE UPON EXEMPTIONS FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND SUCH LAWS. SUCH INTERESTS MUST BE ACQUIRED FOR INVESTMENT ONLY AND MAY NOT BE OFFERED FOR SALE, PLEDGED, HYPOTHECATED, SOLD, ASSIGNED OR TRANSFERRED AT ANY TIME EXCEPT IN COMPLIANCE WITH (I) THE SECURITIES ACT, ANY APPLICABLE SECURITIES LAWS OF ANY STATE AND ANY OTHER APPLICABLE SECURITIES LAWS; (II) THE TERMS AND CONDITIONS OF THIS AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT; AND (III) ANY OTHER TERMS AND CONDITIONS AGREED TO IN WRITING BETWEEN THE MANAGING MEMBER AND THE APPLICABLE MEMBER. THE LIMITED LIABILITY COMPANY INTERESTS MAY NOT BE TRANSFERRED OF RECORD EXCEPT IN COMPLIANCE WITH SUCH LAWS, THIS AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT, AND ANY OTHER TERMS AND CONDITIONS AGREED TO IN WRITING BY THE MANAGING MEMBER AND THE APPLICABLE MEMBER. THEREFORE, PURCHASERS AND OTHER TRANSFEREES OF SUCH LIMITED LIABILITY COMPANY INTERESTS WILL BE REQUIRED TO BEAR THE RISK OF THEIR INVESTMENT OR ACQUISITION FOR AN INDEFINITE PERIOD OF TIME.

i

Table of Contents (cont’d)

ii

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

ATLAS TC HOLDINGS LLC

This AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT (as amended, supplemented or restated from time to time, this “Agreement”) of Atlas TC Holdings LLC, a Delaware limited liability company (the “Company”), is entered into as of [●], 2019, by and among [Boxwood Merger Corp.], a Delaware corporation (“PubCo”), and each other Person who is or at any time becomes a Member (each, a “Party” and collectively, the “Parties”) in accordance with the terms of this Agreement and the Act. Capitalized terms used herein and not otherwise defined have the respective meanings set forth in Section 1.1.

RECITALS

WHEREAS, the Company was formed pursuant to a Certificate of Formation filed in the office of the Secretary of State of the State of Delaware on July 30, 2019, and was originally governed by the Limited Liability Company Agreement of the Company, dated as of July 30, 2019, 2019 (the “Existing LLC Agreement”);

WHEREAS, prior to giving effect to the transactions contemplated by the Purchase Agreement (as defined below), the Company was wholly owned by Pubco;

WHEREAS, on [●], 2019, the Company, PubCo and Atlas Technical Consultants Holdings LP, a Delaware limited partnership (“Atlas”) entered into that certain Unit Purchase Agreement (as amended, modified or supplemented from time to time, the “Purchase Agreement”), pursuant to which, among other things, Atlas transferred 100% of the Interests in Atlas Intermediate Holdings LLC to Atlas TC Buyer LLC, a wholly owned subsidiary of the Company (“Buyer”), in exchange for $[●], [●] shares of Class B Common Stock and [●] Common Units;

WHEREAS, as of the Effective Time, Atlas and PubCo are the sole Members of the Company;

WHEREAS, the Members desire to amend and restate the Existing LLC Agreement as of the Effective Date to reflect (a) the consummation of the transactions contemplated by the Purchase Agreement, (b) PubCo’s designation as the sole managing Member of the Company (in its capacity as managing Member as applicable, the “Managing Member”), and (c) the rights and obligations of the Members that are enumerated and agreed upon in the terms of this Agreement effective as of the Effective Time;

WHEREAS, each Common Unit (other than any Common Unit held by PubCo and its wholly owned Subsidiaries) may be redeemed, at the election of the holder of such Common Unit (together with the surrender and delivery by such holder of one share of Class B Common Stock), for one share of Class A Common Stock in accordance with the terms and conditions of this Agreement; and

Ex D-1

WHEREAS, this Agreement shall supersede the Existing LLC Agreement in its entirety as of the date hereof.

NOW THEREFORE, in consideration of the mutual covenants and agreements contained herein, and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the parties hereby agree as follows:

Article I
DEFINITIONS

Section 1.1 Definitions. As used in this Agreement and the Schedules and Exhibits attached to this Agreement, the following definitions shall apply:

“Act” means the Delaware Limited Liability Company Act, 6 Del. C. § 18-101, et seq., as amended from time to time (or any corresponding provisions of succeeding law).

“Action” means any claim, action, suit, arbitration, inquiry, proceeding or investigation by or before any Governmental Entity.

“Adjusted Basis” has the meaning given such term in Section 1011 of the Code.

“Adjusted Capital Account Deficit” means the deficit balance, if any, in such Member’s Capital Account at the end of any Fiscal Year or other taxable period, with the following adjustments:

(a) credit to such Capital Account any amount that such Member is obligated to restore under Treasury Regulations Section 1.704-1(b)(2)(ii)(c), as well as any addition thereto pursuant to the next to last sentences of Treasury Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5) after taking into account thereunder any changes during such year in Company Minimum Gain and Member Minimum Gain; and

(b) debit to such Capital Account the items described in Treasury Regulations Sections 1.704-1(b)(2)(ii)(d)(4), (5) and (6).

This definition of Adjusted Capital Account Deficit is intended to comply with the provisions of Treasury Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

“Affiliate” means, when used with respect to any Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person in question. For purposes of this Agreement, (i) no Member shall be deemed to be an Affiliate of any other Member and (ii) no Member shall be deemed to be an Affiliate of the Company.

“Agreement” is defined in the preamble to this Agreement.

Ex D-2

“Atlas” is defined in the recitals to this Agreement.

“beneficially own” and “beneficial owner” shall be as defined in Rule 13d-3 of the rules promulgated under the Exchange Act.

“Bipartisan Budget Act” means Title XI of the Bipartisan Budget Act of 2015, as may be amended from time to time (or any corresponding provisions of succeeding law), and any related provisions of law, including court decisions, regulations and administrative guidance.

“Board” means the board of directors of PubCo.

“Business Day” means each day of the week except Saturdays, Sundays and days on which banking institutions are authorized by law to close in New York, New York or Houston, Texas.

“Business Opportunities Exempt Party” is defined in Section 8.4.

“Call Election Notice” is defined in Section 4.6(f).

“Call Right” has the meaning set forth in Section 4.6(f).

“Capital Account” means, with respect to any Member, the capital account maintained for such Member in accordance with Section 4.4.

“Capital Contribution” means, with respect to any Member, the amount of cash and the initial Gross Asset Value of any property (other than cash) contributed to the Company by such Member. Any reference to the Capital Contribution of a Member will include any Capital Contributions made by a predecessor holder of such Member’s Units to the extent that such Capital Contribution was made in respect of Units Transferred to such Member.

“Cash Election” is defined in Section 4.6(a)(iv) and shall also include PubCo’s election to purchase Common Units for cash pursuant to an exercise of its Call Right set forth in Section 4.6(f).

“Cash Election Notice” is defined in Section 4.6(a)(iv).

“Cash Election Amount” means with respect to a particular Redemption for which a Cash Election has been made, (i) if the Class A Common Stock trades on a National Securities Exchange or automated or electronic quotation system, an amount of cash equal to the product of (A) the number of shares of Class A Common Stock that would have been received in such Redemption if a Cash Election had not been made and (B) the average of the volume-weighted closing price for a share of Class A Common Stock on the principal U.S. securities exchange or automated or electronic quotation system, as applicable, on which the Class A Common Stock trades, as reported by Bloomberg, L.P. or its successor, for each of the ten consecutive full Trading Days ending on and including the last full Trading Day immediately prior to the Redemption Notice Date, subject to appropriate and equitable adjustment for any stock splits, reverse splits, stock dividends or similar events affecting the Class A Common Stock; and (ii) if the Class A Common Stock is not then traded on a U.S. securities exchange or automated or electronic quotation system, as applicable, an amount of cash equal to the product of (A) the number of shares of Class A Common Stock that would have been received in such Redemption if a Cash Election had not been made and (B) the Fair Market Value of one share of Class A Common Stock that would be obtained in an arms-length transaction between an informed and willing buyer and an informed and willing seller, neither of whom is under any compulsion to buy or sell, respectively, and without regard to the particular circumstances of the buyer or seller.

Ex D-3

“Class A Common Stock” means, as applicable, (a) the Class A Common Stock, par value $0.0001 per share, of PubCo or (b) following any consolidation, merger, reclassification or other similar event involving PubCo, any shares or other securities of PubCo or any other Person or cash or other property that become payable in consideration for the Class A Common Stock or into which the Class A Common Stock is exchanged or converted as a result of such consolidation, merger, reclassification or other similar event.

“Class B Common Stock” means, as applicable, (a) the Class B Common Stock, par value $0.0001 per share, of PubCo or (b) following any consolidation, merger, reclassification or other similar event involving PubCo, any shares or other securities of PubCo or any other Person or cash or other property that become payable in consideration for the Class B Common Stock or into which the Class B Common Stock is exchanged or converted as a result of such consolidation, merger, reclassification or other similar event.

“Closing Date Capital Account Balance” means, with respect to any Member, the positive Capital Account balance of such Member as of the date hereof after giving effect to the transactions contemplated by the Purchase Agreement, the amount or deemed value of which is set forth on Exhibit A.

“Code” means the United States Internal Revenue Code of 1986, as amended from time to time (or any corresponding provisions of succeeding law).

“Commission” means the U.S. Securities and Exchange Commission, including any governmental body or agency succeeding to the functions thereof.

“Common Units” means the common units of limited liability company interests issued hereunder and shall also include any Equity Security of the Company issued in respect of or in exchange for Common Units, whether by way of dividend or other distribution, split, recapitalization, merger, rollup transaction, consolidation, conversion or reorganization.

“Company” is defined in the preamble to this Agreement.

“Company Minimum Gain” has the meaning of “partnership minimum gain” set forth in Treasury Regulations Sections 1.704-2(b)(2) and 1.704-2(d). It is further understood that Company Minimum Gain shall be determined in a manner consistent with the rules of Treasury Regulations Section 1.704-2(b)(2), including the requirement that if the adjusted Gross Asset Value of property subject to one or more Nonrecourse Liabilities differs from its adjusted tax basis, Company Minimum Gain shall be determined with reference to such Gross Asset Value.

“Company Representative” has the meaning assigned to the term “partnership representative” in Section 6223 of the Code and any Treasury Regulations or other administrative or judicial pronouncements promulgated thereunder.

Ex D-4

“Contract” means any written agreement, contract, lease, sublease, license, sublicense, obligation, promise or undertaking.

“control” means the possession, directly or indirectly, through one or more intermediaries, of the following: (a) in the case of a corporation, more than 50% of the outstanding voting securities thereof, (b) in the case of a limited liability company, partnership, limited partnership or joint venture, the right to more than 50% of the distributions therefrom (including liquidating distributions), (c) in the case of a trust or estate, more than 50% of the beneficial interest therein, (d) in the case of any other entity, more than 50% of the economic or beneficial interest therein or (e) in the case of any entity, the power or authority, through ownership of voting securities, by contract or otherwise, to direct the management, activities or policies of the entity.

“Covered Person” is defined in Section 7.4.

“Debt Securities” means, with respect to PubCo, any and all debt instruments or debt securities that are not convertible or exchangeable into Equity Securities of PubCo.

“Depreciation” means, for each Fiscal Year or other taxable period, an amount equal to the depreciation, amortization, or other cost recovery deduction allowable with respect to an asset for such Fiscal Year or other taxable period, except that (a) with respect to any such property the Gross Asset Value of which differs from its Adjusted Basis for U.S. federal income tax purposes and which difference is being eliminated by use of the “remedial method” pursuant to Treasury Regulations Section 1.704-3(d), Depreciation for such Fiscal Year or other taxable period shall be the amount of book basis recovered for such Fiscal Year or other taxable period under the rules prescribed by Treasury Regulations Section 1.704-3(d)(2), and (b) with respect to any other such property the Gross Asset Value of which differs from its Adjusted Basis for U.S. federal income tax purposes at the beginning of such Fiscal Year or other taxable period. Depreciation shall be an amount which bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization, or other cost recovery deduction for such Fiscal Year or other taxable period bears to such beginning Adjusted Basis; provided, however, that if the Adjusted Basis for U.S. federal income tax purposes of an asset at the beginning of such Fiscal Year or other taxable period is zero, Depreciation with respect to such asset shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the Managing Member.

“DGCL” means the General Corporation Law of the State of Delaware, as amended from time to time (or any corresponding provisions of succeeding law).

“Discount” has the meaning set forth in Section 4.6(b)(ii).

“Effective Time” means 12:01 a.m. Central Standard Time on the date hereof.

“Equity Securities” means (a) with respect to a partnership, limited liability company or similar Person, any and all units, interests, rights to purchase, warrants, options or other equivalents of, or other ownership interests in, any such Person as well as debt or equity instruments convertible, exchangeable or exercisable into any such units, interests, rights or other ownership interests and (b) with respect to a corporation, any and all shares, interests, participation or other equivalents (however designated) of corporate stock, including all common stock and preferred stock, or warrants, options or other rights to acquire any of the foregoing, including any debt instrument convertible or exchangeable into any of the foregoing.

Ex D-5

“ERISA” means the Employee Retirement Security Act of 1974, as amended.

“Exchange Act” means the Securities Exchange Act of 1934, and the rules and regulations promulgated thereunder, as the same may be amended from time to time (or any corresponding provisions of succeeding law).

“Existing LLC Agreement” is defined in the recitals to this Agreement.

“Fair Market Value” means the fair market value of any property as determined in Good Faith by the Managing Member after taking into account such factors as the Managing Member shall deem appropriate.

“Federal Bankruptcy Code” means Title 11 of the United States Code, as amended from time to time, and all rules and regulations promulgated thereunder.

“Fiscal Year” means the fiscal year of the Company, which shall end on December 31 of each calendar year unless, for U.S. federal income tax purposes, another fiscal year is required. The Company shall have the same fiscal year for U.S. federal income tax purposes and for accounting purposes.

“GAAP” means U.S. generally accepted accounting principles at the time.

“Good Faith” means a Person having acted in good faith and in a manner such Person reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to a criminal proceeding, having had no reasonable cause to believe such Person’s conduct was unlawful.

“Governmental Entity” means any federal, national, supranational, state, provincial, local, foreign or other government, governmental, stock exchange, regulatory or administrative authority, agency or commission or any court, tribunal, or judicial or arbitral body.

“Gross Asset Value” means, with respect to any asset, the asset’s Adjusted Basis for U.S. federal income tax purposes, except as follows:

(a) the initial Gross Asset Value of any asset contributed by a Member to the Company shall be the gross Fair Market Value of such asset as of the date of such contribution;

Ex D-6

(b) the Gross Asset Values of all Company assets shall be adjusted to equal their respective gross Fair Market Values as of the following times: (i) the acquisition of an Interest (or additional Interest) in the Company by any new or existing Member in exchange for more than a de minimis Capital Contribution to the Company; (ii) the grant of an Interest (other than a de minimis Interest) as consideration for the provision of services to or for the benefit of the Company by an existing Member acting in a member capacity, or by a new Member acting in a member capacity or in anticipation of becoming a Member of the Company; (iii) the distribution by the Company to a Member of more than a de minimis amount of Company assets as consideration for an Interest in the Company; (iv) the liquidation of the Company within the meaning of Treasury Regulations Section 1.704-1(b)(2)(ii)(g)(1)); (v) the acquisition of an Interest in the Company by any new or existing Member upon the exercise of a noncompensatory option in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv)(s); or (vi) any other event to the extent determined by the Managing Member to be permitted and necessary or appropriate to properly reflect Gross Asset Values in accordance with the standards set forth in Treasury Regulations Section 1.704-1(b)(2)(iv)(g); provided, however, that adjustments pursuant to clauses (i), (ii), (iii) and (v) above shall be made only if the Managing Member reasonably determines that such adjustments are necessary or appropriate to reflect the relative economic interests of the Members in the Company. If any noncompensatory options are outstanding upon the occurrence of an event described in this paragraph (b)(i) through (b)(vi), the Company shall adjust the Gross Asset Values of its properties in accordance with Treasury Regulations Sections 1.704-1(b)(2)(iv)(f)(1) and 1.704-1(b)(2)(iv)(h)(2);

(c) the Gross Asset Value of any Company asset distributed to any Member shall be adjusted to equal the gross Fair Market Value of such asset on the date of such distribution;

(d) the Gross Asset Values of Company assets shall be increased (or decreased) to reflect any adjustments to the Adjusted Basis of such assets pursuant to Code Section 734(b) or Code Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m) and subsection (f) in the definition of “Profits” or “Losses” below or Section 5.2(h); provided, however, that the Gross Asset Value of a Company asset shall not be adjusted pursuant to this subsection to the extent the Managing Member determines that an adjustment pursuant to subsection (b) of this definition is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this subsection (d); and

(e) if the Gross Asset Value of a Company asset has been determined or adjusted pursuant to subsections (a), (b) or (d) of this definition of Gross Asset Value, such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset for purposes of computing Profits, Losses and other items allocated pursuant to Article V.

“Indebtedness” means (a) all indebtedness for borrowed money (including capitalized lease obligations, sale-leaseback transactions or other similar transactions, however evidenced), (b) any other indebtedness that is evidenced by a note, bond, debenture, draft or similar instrument, (c) notes payable and (d) lines of credit and any other agreements relating to the borrowing of money or extension of credit.

“Interest” means the entire interest of a Member in the Company, including the Units and all of such Member’s rights, powers and privileges under this Agreement and the Act.

“Law” means any federal, national, supranational, state, provincial, local or similar statute, law, ordinance, regulation, rule, code, order, requirement or rule of law (including common law).

Ex D-7

“Liability” means any liability or obligation, whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated and whether due or to become due, regardless of when asserted.

“Liquidating Event” is defined in Section 11.1.

“Managing Member” is defined in the recitals to this Agreement.

“Member” means any Person that executes this Agreement as a Member, and any other Person admitted to the Company as an additional or substituted Member, that has not made a disposition of such Person’s entire Interest.

“Member Minimum Gain” has the meaning ascribed to “partner nonrecourse debt minimum gain” set forth in Treasury Regulations Section 1.704-2(i). It is further understood that the determination of Member Minimum Gain and the net increase or decrease in Member Minimum Gain shall be made in the same manner as required for such determination of Company Minimum Gain under Treasury Regulations Sections 1.704-2(d) and 1.704-2(g)(3).

“Member Nonrecourse Debt” has the meaning of “partner nonrecourse debt” set forth in Treasury Regulations Section 1.704-2(b)(4).

“Member Nonrecourse Deductions” has the meaning of “partner nonrecourse deductions” set forth in Treasury Regulations Sections 1.704-2(i)(1) and 1.704-2(i)(2).

“National Securities Exchange” means an exchange registered with the Commission under the Exchange Act.

“Nonrecourse Deductions” has the meaning assigned that term in Treasury Regulations Section 1.704-2(b).

“Nonrecourse Liability” is defined in Treasury Regulations Section 1.704-2(b)(3).

“Officer” means each Person appointed as an officer of the Company pursuant to and in accordance with the provisions of Section 7.2 and listed on Exhibit B attached hereto.

“Person” means any individual, partnership, firm, corporation, limited liability company, association, trust, unincorporated organization or other entity, as well as any syndicate or group that would be deemed to be a person under Section 13(d)(3) of the Exchange Act.

“Plan Asset Regulations” means the regulations issued by the U.S. Department of Labor at Section 2510.3-101 of Part 2510 of Chapter XXV, Title 29 of the Code of Federal Regulations, or any successor regulations as the same may be amended from time to time.

“Prime Rate” means, on any date of determination, a rate per annum equal to the rate of interest most recently published by The Wall Street Journal as the “prime rate” at large U.S. money center banks.

“Proceeding” is defined in Section 7.4.

Ex D-8

“Profits” or “Losses” means, for each Fiscal Year or other taxable period, an amount equal to the Company’s taxable income or loss for such year or period, determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments (without duplication):

(f) any income or gain of the Company that is exempt from U.S. federal income tax and not otherwise taken into account in computing Profits or Losses shall be added to such taxable income or loss;

(g) any expenditures of the Company described in Code Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Profits or Losses, shall be subtracted from such taxable income or loss;

(h) in the event the Gross Asset Value of any Company asset is adjusted pursuant to subsection (b) or (c) of the definition of Gross Asset Value above, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the Gross Asset Value of the Company asset) or an item of loss (if the adjustment decreases the Gross Asset Value of the Company asset) from the disposition of such asset and shall, except to the extent allocated pursuant to Section 5.2, be taken into account for purposes of computing Profits or Losses;

(i) gain or loss resulting from any disposition of Company assets with respect to which gain or loss is recognized for U.S. federal income tax purposes shall be computed with reference to the Gross Asset Value of the asset disposed of notwithstanding that the adjusted tax basis of such asset differs from its Gross Asset Value;

(j) in lieu of the depreciation, amortization and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation;

(k) to the extent an adjustment to the adjusted tax basis of any asset pursuant to Code Section 734(b) is required, pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(4), to be taken into account in determining Capital Account balances as a result of a distribution other than in liquidation of a Member’s interest in the Company, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or an item of loss (if the adjustment decreases such basis) from the disposition of such asset and shall be taken into account for purposes of computing Profits or Losses; and

(l) any items of income, gain, loss or deduction which are specifically allocated pursuant to the provisions of Section 5.2 shall not be taken into account in computing Profits or Losses for any taxable year, but such items available to be specially allocated pursuant to Section 5.2 will be determined by applying rules analogous to those set forth in subparagraphs (a) through (f) above.

“Property” means all real and personal property owned by the Company from time to time, including both tangible and intangible property.

Ex D-9

“PubCo” is defined in the preamble to this Agreement.

“PubCo Common Stock” means all classes and series of common stock of PubCo, including the Class A Common Stock and the Class B Common Stock.

“Purchase Agreement” is defined in the recitals to this Agreement.

“Reclassification Event” means any of the following: (a) any reclassification or recapitalization of PubCo Common Stock (other than a change in par value, or from par value to no par value, or from no par value to par value, or as a result of a subdivision or combination or any transaction subject to Section 4.1(g)), (b) any merger, consolidation or other combination involving PubCo or (c) any sale, conveyance, lease, or other disposal of all or substantially all the properties and assets of PubCo to any other Person, in each of clauses (a), (b) or (c), as a result of which holders of PubCo Common Stock shall be entitled to receive cash, securities or other property for their shares of PubCo Common Stock.

“Redeeming Member” is defined in Section 4.6(a)(i).

“Redemption” has the meaning set forth in Section 4.6(a)(i).

“Redemption Date” means (a) the later of (i) the date that is five Business Days after the Redemption Notice Date and (ii) if the Company or PubCo has made a valid Cash Election with respect to the relevant Redemption, the first Business Day on which the Company or PubCo has available funds to pay the Cash Election Amount, which in no event shall be more than ten Business Days after the Redemption Notice Date, or (b) such later date (i) specified in the Redemption Notice or (ii) on which a contingency described in Section 4.6(a)(ii)(C) that is specified in the Redemption Notice is satisfied.

“Redemption Notice” is defined in Section 4.6(a)(ii).

“Redemption Notice Date” is defined in Section 4.6(a)(ii).

“Registration Rights Agreement” means the Registration Rights Agreement, dated as of the date hereof, by and among PubCo and the other parties thereto (together with any other parties that become a party thereto from time to time upon execution of a joinder in accordance with the terms thereof by any successor or assign to any party to such Agreement).

“Registration Statement” means any registration statement that PubCo is required to file pursuant to the Registration Rights Agreement.

“Regulatory Allocations” is defined in Section 5.2(i).

“Retraction Notice” is defined in Section 4.6(b)(i).

“Securities Act” means the Securities Act of 1933, and the rules and regulations promulgated thereunder, as the same may be amended from time to time (or any corresponding provisions of succeeding law).

Ex D-10

“Subsidiary” means, with respect to any specified Person, any other Person with respect to which such specified Person (a) has, directly or indirectly, the power, through the ownership of securities or otherwise, to elect a majority of directors or similar managing body or (b) beneficially owns, directly or indirectly, a majority of such Person’s Equity Securities.

“Tax Distribution Date” means any date that is two Business Days prior to (a) the date on which estimated federal income tax payments are required to be made by calendar year corporate taxpayers and (b) the due date for federal income tax returns of corporate calendar year taxpayers (without regard to extensions).

“Tax Distributions” means distributions required to be made pursuant to Section 6.2.

“Trading Day” means a day on which the Nasdaq Capital Market or such other principal United States securities exchange on which the Class A Common Stock is listed or admitted to trading and is open for the transaction of business (unless such trading shall have been suspended for the entire day).

“Transfer” means, when used as a noun, any voluntary or involuntary, direct or indirect (whether through a change of control of the Transferor or any Person that controls the Transferor, the issuance or transfer of Equity Securities of the Transferor, by operation of law or otherwise), transfer, sale, pledge or hypothecation or other disposition and, when used as a verb, voluntarily or involuntarily, directly or indirectly (whether through a change of control of the Transferor or any Person that controls the Transferor, the issuance or transfer of Equity Securities of the Transferor or any Person that controls the Transferor, by operation of law or otherwise), to transfer, sell, pledge or hypothecate or otherwise dispose of. The terms “Transferee,” “Transferor,” “Transferred,” and other forms of the word “Transfer” shall have the correlative meanings.

“Transfer Agent” is defined in Section 4.6(a)(iii).

“Treasury Regulations” means pronouncements, as amended from time to time, or their successor pronouncements, which clarify, interpret and apply the provisions of the Code, and which are designated as “Treasury Regulations” by the United States Department of the Treasury.

“Uniform Commercial Code” means the Uniform Commercial Code or any successor provision thereof as the same may from time to time be in effect in the State of Delaware.

“Units” means the Common Units and any other Equity Security of the Company.

Section 1.2 Interpretive Provisions. For all purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

(a) the terms defined in Section 1.1 are applicable to the singular as well as the plural forms of such terms;

(b) all accounting terms not otherwise defined herein have the meanings assigned under GAAP;

Ex D-11

(c) all references to currency, monetary values and dollars set forth herein shall mean United States (U.S.) dollars and all payments hereunder shall be made in United States dollars;

(d) when a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference is to an Article or Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated;

(e) whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”;

(f) “or” is not exclusive;

(g) pronouns of either gender or neuter shall include, as appropriate, the other pronoun forms; and

(h) the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement.

Article II
ORGANIZATION OF THE LIMITED LIABILITY COMPANY

Section 2.1 Formation. The Company has been formed as a limited liability company subject to the provisions of the Act upon the terms, provisions and conditions set forth in this Agreement.

Section 2.2 Filing. The Company’s Certificate of Formation has been filed with the Secretary of State of the State of Delaware in accordance with the Act. The Members shall execute such further documents (including amendments to such Certificate of Formation) and take such further action as is appropriate to comply with the requirements of Law for the operation of a limited liability company in all states and counties where the Company may conduct its business.

Section 2.3 Name. The name of the Company is Atlas TC Holdings LLC” and all business of the Company shall be conducted in such name or, in the discretion of the Managing Member, under any other name.

Section 2.4 Registered Office: Registered Agent. The location of the registered office of the Company in the State of Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801, or at such other place as the Managing Member from time to time may select. The name and address for service of process on the Company in the State of Delaware is The Corporation Trust Company, 1209 Orange Street, New Castle County, Wilmington, Delaware 19801, or such other qualified Person as the Managing Member may designate from time to time and its business address.

Section 2.5 Principal Place of Business. The principal place of business of the Company shall be located in such place as is determined by the Managing Member from time to time.

Ex D-12

Section 2.6 Purpose: Powers. The nature of the business or purposes to be conducted or promoted by the Company is to engage in any lawful act or activity for which limited liability companies may be formed under the Act. The Company shall have the power and authority to take any and all actions and engage in any and all activities necessary, appropriate, desirable, advisable, ancillary or incidental to the accomplishment of the foregoing purpose.

Section 2.7 Term. The term of the Company commenced on the date of filing of the Certificate of Formation of the Company with the office of the Secretary of State of the State of Delaware in accordance with the Act and shall continue indefinitely. The Company may be dissolved and its affairs wound up only in accordance with Article XI.

Section 2.8 Intent. It is the intent of the Members that the Company be operated in a manner consistent with its treatment as a “partnership” for U.S. federal and applicable state and local income tax purposes. Neither the Company nor any Member shall take any action inconsistent with the express intent of the parties hereto as set forth in this Section 2.8.

Article III
CLOSING TRANSACTIONS

Section 3.1 Purchase Agreement Transactions.

(a) Pursuant to the terms of the Purchase Agreement, at the Effective Time, Atlas transferred 100% of the Interests of the Company to Buyer in exchange for $[●], [●] shares of Class B Common Stock and [●] Common Units. The total number of Common Units and shares of Class B Common Stock held by Atlas and PubCo immediately following the consummation of the transactions contemplated by this Section 3.1 is set forth on Exhibit A hereto.

(b) PubCo shall take all actions necessary to cause the stock records of the Class B Common Stock to be held on the books and records of the Transfer Agent.

Article IV
OWNERSHIP AND CAPITAL CONTRIBUTIONS; CAPITAL ACCOUNTS

Section 4.1 Authorized Units; General Provisions with Respect to Units.

(a) Subject to the provisions of this Agreement, the Company shall be authorized to issue from time to time such number of Common Units and such other Equity Securities as the Managing Member shall determine in accordance with Section 4.3. Each authorized Unit may be issued pursuant to such agreements as the Managing Member shall approve, including pursuant to options and warrants. The Company may reissue any Units that have been repurchased or acquired by the Company; provided, that any such issuance, and the admission of any Person as a Member in connection therewith, is otherwise made in accordance with the provisions of this Agreement.

(b) Each outstanding Common Unit shall be identical (except as provided in Section 4.3).

Ex D-13

(c) Initially, the Units will be uncertificated. If the Managing Member determines that it is in the interest of the Company to issue certificates representing the Units, certificates will be issued and the Units will be represented by those certificates, and this Agreement shall be amended as the Managing Member shall determine necessary or desirable to reflect the issuance of certificated Units for purposes of the Uniform Commercial Code. Nothing contained in this Section 4.1(c) shall be deemed to authorize or permit any Member to Transfer its Units except as otherwise permitted under this Agreement.

(d) The total number and type of Units issued and outstanding and held by the Members is set forth on Exhibit A (as amended from time to time in accordance with the terms of this Agreement) as of the date set forth therein.

(e) If, at any time after the Effective Time, PubCo issues a share of its Class A Common Stock or any other Equity Security of PubCo (other than shares of Class B Common Stock), (i) the Company shall concurrently issue to PubCo one Common Unit (if PubCo issues a share of Class A Common Stock), or such other Equity Security of the Company (if PubCo issues Equity Securities other than Class A Common Stock) corresponding to the Equity Securities issued by PubCo, and with substantially the same rights to dividends and distributions (including distributions upon liquidation) and other economic rights as those of such Equity Securities of PubCo to be issued and (ii) PubCo shall concurrently contribute to the Company the net proceeds or other property received by PubCo, if any, for such share of Class A Common Stock or other Equity Security; provided, however, that if PubCo issues any shares of Class A Common Stock in order to acquire or fund the acquisition from a Member (other than PubCo) of a number of Common Units (and shares of Class B Common Stock) equal to the number of shares of Class A Common Stock so issued, then the Company shall not issue any new Common Units in connection therewith and, where such shares of Class A Common Stock have been issued for cash to fund an acquisition, PubCo shall not be required to transfer such net proceeds to the Company, and such net proceeds shall instead be transferred to such Member as consideration for such acquisition. Notwithstanding the foregoing, this Section 4.1(e) shall not apply to the issuance and distribution to holders of shares of PubCo Common Stock of rights to purchase Equity Securities of PubCo under a “poison pill” or similar shareholders rights plan (and upon any redemption of Common Units for Class A Common Stock, such Class A Common Stock will be issued together with a corresponding right under such plan), or to the issuance under PubCo’s employee benefit plans of any warrants, options, stock appreciation right, restricted stock, restricted stock units, performance based award or other rights to acquire Equity Securities of PubCo or rights or property that may be converted into or settled in Equity Securities of PubCo, but shall in each of the foregoing cases apply to the issuance of Equity Securities of PubCo in connection with the exercise or settlement of such rights, warrants, options, stock appreciation right, restricted stock, restricted stock units, performance based award or other rights or property. Except pursuant to Section 4.6, (x) the Company may not issue any additional Units to PubCo or any of its Subsidiaries unless substantially simultaneously therewith PubCo or such Subsidiary issues or sells an equal number of newly-issued shares of Class A Common Stock to another Person and contributes the net proceeds therefrom to the Company, and (y) the Company may not issue any other Equity Securities of the Company to PubCo or any of its Subsidiaries unless substantially simultaneously PubCo or such Subsidiary issues or sells, to another Person, an equal number of newly-issued shares of a new class or series of Equity Securities of PubCo or such Subsidiary with substantially the same rights to dividends and distributions (including distributions upon liquidation) and other economic rights as those of such Equity Securities of the Company and contributes the net proceeds therefrom to the Company. If at any time PubCo or any of its Subsidiaries (other than the Company and its Subsidiaries) issues Debt Securities, PubCo or such Subsidiary shall transfer to the Company (in a manner to be determined by the Managing Member in its reasonable discretion) the proceeds received by PubCo or such Subsidiary, as applicable, in exchange for such Debt Securities in a manner that directly or indirectly burdens the Company with the repayment of the Debt Securities. In the event any Equity Security outstanding at PubCo is exercised or otherwise converted and, as a result, any shares of Class A Common Stock or other Equity Securities of PubCo are issued, (i) the corresponding Equity Security outstanding at the Company shall be similarly exercised or otherwise converted, as applicable, and an equivalent number of Units or other Equity Securities of the Company shall be issued to PubCo as contemplated by the first sentence of this Section 4.1(e), and (ii) PubCo shall concurrently contribute to the Company the net proceeds received by PubCo from any such exercise.

Ex D-14

(f) PubCo or any of its Subsidiaries may not redeem, repurchase or otherwise acquire (i) any shares of Class A Common Stock (including upon forfeiture of any unvested shares of Class A Common Stock) unless substantially simultaneously the Company redeems, repurchases or otherwise acquires from PubCo or such Subsidiary an equal number of Common Units for the same price per security or (ii) any other Equity Securities of PubCo, unless substantially simultaneously the Company redeems, repurchases or otherwise acquires from PubCo or such Subsidiary an equal number of Equity Securities of the Company of a corresponding class or series with substantially the same rights to dividends and distributions (including distributions upon liquidation) and other economic rights as those of such Equity Securities of PubCo for the same price per security. The Company may not redeem, repurchase or otherwise acquire (x) except pursuant to Section 4.6, any Common Units from PubCo or any of its Subsidiaries unless substantially simultaneously PubCo or such Subsidiary redeems, repurchases or otherwise acquires an equal number of shares of Class A Common Stock for the same price per security from holders thereof, or (y) any other Equity Securities of the Company from PubCo or any of its Subsidiaries unless substantially simultaneously PubCo or such Subsidiary redeems, repurchases or otherwise acquires for the same price per security an equal number of Equity Securities of PubCo of a corresponding class or series with substantially the same rights to dividends and distributions (including distribution upon liquidation) and other economic rights as those of such Equity Securities of PubCo. Notwithstanding the foregoing, to the extent that any consideration payable by PubCo in connection with the redemption or repurchase of any shares of Class A Common Stock or other Equity Securities of PubCo or any of its Subsidiaries consists (in whole or in part) of shares of Class A Common Stock or such other Equity Securities (including, for the avoidance of doubt, in connection with the cashless exercise of an option or warrant other than those issued under PubCo’s employee benefit plans), then the redemption or repurchase of the corresponding Units or other Equity Securities of the Company shall be effectuated in an equivalent manner.

(g) The Company shall not in any manner effect any subdivision (by any equity split, equity distribution, reclassification, recapitalization or otherwise) or combination (by reverse equity split, reclassification, recapitalization or otherwise) of the outstanding Common Units unless accompanied by an identical subdivision or combination, as applicable, of the outstanding PubCo Common Stock, with corresponding changes made with respect to any other exchangeable or convertible securities. PubCo shall not in any manner effect any subdivision (by any equity split, equity distribution, reclassification, recapitalization or otherwise) or combination (by reverse equity split, reclassification, recapitalization or otherwise) of the outstanding PubCo Common Stock unless accompanied by an identical subdivision or combination, as applicable, of the outstanding Common Units, with corresponding changes made with respect to any other exchangeable or convertible securities.

Ex D-15

Section 4.2 Voting Rights. No Member has any voting right except with respect to those matters specifically reserved for a Member vote under the Act and for matters expressly requiring the approval of Members under this Agreement. Except as otherwise required by the Act, each Unit will entitle the holder thereof to one vote on all matters to be voted on by the Members. Except as otherwise expressly provided in this Agreement, the holders of Units having voting rights will vote together as a single class on all matters to be approved by the Members.

Section 4.3 Capital Contributions: Unit Ownership.

(a) Capital Contributions. Except as otherwise set forth in Section 4.1(e), no Member shall be required to make additional Capital Contributions.

(b) Issuance of Additional Units or Interests. Except as otherwise expressly provided in this Agreement, the Managing Member shall have the right, in its sole discretion, to authorize and cause the Company to issue on such terms (including price) as may be determined by the Managing Member (i) subject to the limitations of Section 4.1, additional Units or other Equity Securities in the Company (including creating preferred interests or other classes or series of interests having such rights, preferences and privileges as determined by the Managing Member in its sole discretion, which rights, preferences and privileges may be senior to the Common Units) and (ii) obligations, evidences of Indebtedness or other securities or interests convertible or exchangeable for Common Units or other Equity Securities in the Company; provided, that, at any time following the date hereof, in each case the Company shall not issue Equity Securities in the Company to any Person unless such Person shall have executed a counterpart to this Agreement and all other documents, agreements or instruments deemed necessary or desirable in the discretion of the Managing Member. Upon such issuance and execution, such Person shall be admitted as a Member of the Company. In that event, the Managing Member shall amend Exhibit A to reflect such additional issuances. Subject to Section 12.1, the Managing Member is hereby authorized to amend this Agreement to set forth the designations, preferences, rights, powers and duties of such additional Units or other Equity Securities in the Company, or such other amendments that the Managing Member determines to be otherwise necessary or appropriate in connection with the creation, authorization or issuance of, any class or series of Units or other Equity Securities in the Company pursuant to this Section 4.3(b); provided, that notwithstanding the foregoing, the Managing Member shall have the right to amend this Agreement as set forth in this sentence without the approval of any other Person (including any Member) and notwithstanding any other provision of this Agreement (including Section 12.1) if such amendment is necessary, and then only to the extent necessary, in order to consummate any offering of shares of PubCo Common Stock or other Equity Securities of PubCo; provided, that the designations, preferences, rights, powers and duties of any such additional Units or other Equity Securities of the Company as set forth in such amendment are substantially similar to those applicable to such shares of PubCo Common Stock or other Equity Securities of PubCo.

Ex D-16

Section 4.4 Capital Accounts. A Capital Account shall be maintained for each Member in accordance with the provisions of Treasury Regulations Section 1.704-1(b)(2)(iv) and, to the extent consistent with such regulations, the other provisions of this Agreement. Each Member’s Capital Account balance as of the date hereof shall be equal to the amount of its respective Closing Date Capital Account Balance set forth opposite such Member’s name on Exhibit A. Thereafter, each Member’s Capital Account shall be (a) increased by (i) allocations to such Member of Profits pursuant to Section 5.1 and any other items of income or gain allocated to such Member pursuant to Section 5.2, (ii) the amount of cash or the initial Gross Asset Value of any asset (net of any Liabilities assumed by the Company and any Liabilities to which the asset is subject) contributed to the Company by such Member, and (iii) any other increases allowed or required by Treasury Regulations Section 1.704-1(b)(2)(iv), and (b) decreased by (i) allocations to such Member of Losses pursuant to Section 5.1 and any other items of deduction or loss allocated to such Member pursuant to the provisions of Section 5.2, (ii) the amount of any cash or the Gross Asset Value of any asset (net of any Liabilities assumed by the Member and any Liabilities to which the asset is subject) distributed to such Member, and (iii) any other decreases allowed or required by Treasury Regulations Section 1.704-1(b)(2)(iv). In the event of a Transfer of Common Units made in accordance with this Agreement (including a deemed Transfer for U.S. federal income tax purposes as described in Section 4.6(a)(v)), the Capital Account of the Transferor that is attributable to the Transferred Units shall carry over to the Transferee Member in accordance with the provisions of Treasury Regulations Section 1.704-1(b)(2)(iv)(l).

Section 4.5 Other Matters.

(a) No Member shall demand or receive a return on or of its Capital Contributions or withdraw from the Company without the consent of the Managing Member. Under circumstances requiring a return of any Capital Contributions, no Member has the right to receive property other than cash.

(b) No Member shall receive any interest, salary, compensation, draw or reimbursement with respect to its Capital Contributions or its Capital Account, or for services rendered or expenses incurred on behalf of the Company or otherwise in its capacity as a Member, except as otherwise provided in Section 7.9 or as otherwise contemplated by this Agreement.

(c) The Liability of each Member shall be limited as set forth in the Act and other applicable Law and, except as expressly set forth in this Agreement or required by Law, no Member (or any of its Affiliates) shall be personally liable, whether to the Company, any of the other Members, the creditors of the Company, or any other third party, for any debt or Liability of the Company, whether arising in contract, tort or otherwise, solely by reason of being a Member of the Company.

(d) Except as otherwise required by the Act, a Member shall not be required to restore a deficit balance in such Member’s Capital Account, to lend any funds to the Company or, except as otherwise set forth herein, to make any additional contributions or payments to the Company.

(e) The Company shall not be obligated to repay any Capital Contributions of any Member.

Ex D-17

Section 4.6 Redemption of Common Units.

(a) Redemption.

(i) Upon the terms and subject to the conditions set forth in this Section 4.6, after [ __ ], 20201 each of the Members (other than PubCo and its wholly-owned Subsidiaries) (each, a “Redeeming Member”) shall be entitled to cause the Company to redeem all or a portion of such Member’s Common Units (together with the surrender and delivery of the same number of shares of Class B Common Stock) for either (x) the delivery by the Company of a number of shares of Class A Common Stock equal to the number of Common Units surrendered (a “Redemption”) or (y) at the Company’s election made in accordance with Section 4.6(a)(iv), the delivery by the Company of cash equal to the Cash Election Amount calculated with respect to such Redemption. Absent the prior written consent of the Managing Member, with respect to each Redemption, a Redeeming Member shall be:

(A)	required to redeem at least a number of Common Units equal to the lesser of (x) 1,000 Common Units and (y) all of the Common Units then held by such Redeeming Member; provided, that a Redeeming Member shall be permitted to effect a Redemption of Common Units at least as frequently as once per calendar quarter; and

(B)	Upon the Redemption of all of a Member’s Common Units, such Member shall, for the avoidance of doubt, cease to be a Member of the Company.

(ii) In order to exercise the Redemption right under Section 4.6(a)(i), the Redeeming Member shall provide written notice (the “Redemption Notice”) to the Company, with a copy to PubCo (the date of delivery of such Redemption Notice, the “Redemption Notice Date”), stating:

(A)	the number of Common Units (together with the surrender and delivery of an equal number of shares of Class B Common Stock) the Redeeming Member elects to have the Company redeem;

(B)	if the shares of Class A Common Stock to be received are to be issued other than in the name of the Redeeming Member, the name(s) of the Person(s) in whose name or on whose order the shares of Class A Common Stock are to be issued;

[1]	Note to Draft: To be 6 months following Closing

Ex D-18

(C)	whether the exercise of the Redemption right is to be contingent (including as to timing) upon (i) the closing of an underwritten offering of the shares of Class A Common Stock for which the Common Units will be redeemed, (ii) the closing of an announced merger, consolidation or (iii) other transaction or event to which PubCo is a party in which the shares of Class A Common Stock would be exchanged or converted or become exchangeable for or convertible into cash or other securities or property; and

(D)	if the Redeeming Member requires the Redemption to take place on a specific Business Day, such Business Day; provided, that, any such specified Business Day shall not be earlier than the date that would otherwise apply pursuant to clause (a) of the definition of Redemption Date.

(iii) If the Common Units to be redeemed (or the shares of Class B Common Stock to be transferred and surrendered) by the Redeeming Member are represented by a certificate or certificates, prior to the Redemption Date, the Redeeming Member shall also present and surrender such certificate or certificates representing such Common Units (or shares of Class B Common Stock) during normal business hours at the principal executive offices of the Company, or if any agent for the registration or transfer of Class A Common Stock is then duly appointed and acting (the “Transfer Agent”), at the office of the Transfer Agent. If required by the Managing Member or the Transfer Agent, the Redeeming Member shall also deliver, prior to the Redemption Date, instruments of transfer, in forms reasonably satisfactory to the Managing Member and the Transfer Agent, duly executed by the Redeeming Member or the Redeeming Member’s duly authorized representative.

(iv) Upon receipt of a Redemption Notice, the Company shall be entitled to elect (a “Cash Election”) to settle the Redemption by delivering to the Redeeming Member, in lieu of the applicable number of shares of Class A Common Stock that would be received in such Redemption, an amount of cash equal to the Cash Election Amount for such Redemption. In order to make a Cash Election with respect to a Redemption, the Company must provide written notice of such election (a “Cash Election Notice”) to the Redeeming Member (with a copy to PubCo) prior to 5:00 p.m., Texas time, on the third Business Day after the Redemption Notice Date. If the Company fails to provide such written notice prior to such time, it shall not be entitled to make a Cash Election with respect to such Redemption.

(v) For U.S. federal and applicable state and local income tax purposes, each of the Redeeming Member, the Company and PubCo, as the case may be, agree to treat each Redemption and, in the event PubCo exercises its Call Right, each transaction between the Redeeming Member and PubCo as a result of such exercise of its Call Right, as a sale of the Redeeming Member’s Common Units (together with the same number of shares of Class B Common Stock) to PubCo in exchange for shares of Class A Common Stock or cash, as applicable.

Ex D-19

(b) Redemption Procedures.

(i) Subject to the satisfaction of any contingency described in Section 4.6(a)(ii)(C) or (D) that is specified in the relevant Redemption Notice, the Redemption shall be completed on the Redemption Date; provided, that if a valid Cash Election has not been made, the Redeeming Member may, at any time prior to the Redemption Date, revoke its Redemption Notice by giving written notice (the “Retraction Notice”) to the Company (with a copy to PubCo); provided, however, that in no event may the Redeeming Member deliver a Retraction Notice later than two Business Days prior to the applicable Redemption Date. The timely delivery of a Retraction Notice shall terminate all of the Redeeming Member’s, the Company’s and PubCo’s rights and obligations arising from the retracted Redemption Notice.

(ii) Unless the Redeeming Member has timely delivered a Retraction Notice as provided in Section 4.6(b)(i) or PubCo has elected its Call Right pursuant to Section 4.6(f), on the Redemption Date (to be effective immediately prior to the close of business on the Redemption Date) (A) the Redeeming Member shall transfer and surrender the Common Units to be redeemed (and a corresponding number of shares of Class B Common Stock) to the Company, in each case free and clear of all liens and encumbrances, (B) PubCo shall contribute to the Company the consideration the Redeeming Member is entitled to receive under Section 4.6(a)(i) or Section 4.6(a)(iv), as applicable, and as described in Section 4.1(e), the Company shall issue to PubCo a number of Common Units or other Equity Securities of the Company as consideration for such contribution, (C) the Company shall (x) cancel the redeemed Common Units, (y) transfer to the Redeeming Member the consideration the Redeeming Member is entitled to receive under Section 4.6(a)(i) or Section 4.6(a)(iv), as applicable, and (z) if the Common Units are certificated, issue to the Redeeming Member a certificate for a number of Common Units equal to the difference (if any) between the number of Common Units evidenced by the certificate surrendered by the Redeeming Member pursuant to Section 4.6(b)(ii)(A) and the number of redeemed Common Units and (D) PubCo shall cancel the surrendered shares of Class B Common Stock. Notwithstanding any other provisions of this Agreement to the contrary, in the event that the Company makes a valid Cash Election, PubCo shall only be obligated to contribute to the Company an amount in cash equal to the net proceeds (after deduction of any underwriters’ discounts or commissions and brokers’ fees or commissions (including, for the avoidance of doubt, any deferred discounts or commissions and brokers’ fees or commissions payable in connection with or as a result of such public offering) (such difference, the “Discount”)) from the sale by PubCo of a number of shares of Class A Common Stock equal to the number of Common Units and Class B Common Stock to be redeemed with such cash or from the sale of other PubCo Equity Securities used to fund the Cash Election Amount; provided, that PubCo’s Capital Account shall be increased by an amount equal to any such Discounts relating to such sale of shares of Class A Common Stock or other PubCo Equity Securities in accordance with Section 7.9; provided, further, that the contribution of such net proceeds shall in no event affect the Redeeming Member’s right to receive the Cash Election Amount.

Ex D-20

(c) Splits, Distributions and Reclassifications. If (i) there is any reclassification, reorganization, recapitalization or other similar transaction pursuant to which the shares of Class A Common Stock are converted or changed into another security, securities or other property (other than as a result of a subdivision or combination or any transaction subject to Section 4.1(g)), or (ii) PubCo, by dividend or otherwise, distributes to all holders of the shares of Class A Common Stock evidences of its Indebtedness or assets, including securities (including shares of Class A Common Stock and any rights, options or warrants to all holders of the shares of Class A Common Stock to subscribe for, to purchase or to otherwise acquire shares of Class A Common Stock, or other securities or rights convertible into, or exchangeable or exercisable for, shares of Class A Common Stock) but excluding any cash dividend or distribution as well as any such distribution of Indebtedness or assets received by PubCo from the Company in respect of the Common Units, then upon any subsequent Redemption, in addition to the shares of Class A Common Stock or the Cash Election Amount, as applicable, each Member shall be entitled to receive the amount of such security, securities or other property that such Member would have received if such Redemption had occurred immediately prior to the effective date of such reclassification, reorganization, recapitalization, other similar transaction, dividend or other distribution, taking into account any adjustment as a result of any subdivision (by any split, distribution or dividend, reclassification, reorganization, recapitalization or otherwise) or combination (by reverse split, reclassification, recapitalization or otherwise) of such security, securities or other property that occurs after the effective time of such reclassification, reorganization, recapitalization or other similar transaction. For the avoidance of doubt, if there is any reclassification, reorganization, recapitalization or other similar transaction in which the shares of Class A Common Stock are converted or changed into another security, securities or other property, or any dividend or distribution (other than an excluded dividend or distribution, as described above), this Section 4.6 shall continue to be applicable, mutatis mutandis, with respect to such security or other property. This Agreement shall apply to the Common Units held by the Members and their Transferees as of the date hereof, as well as any Common Units hereafter acquired by a Member and his or her or its Transferees.

(d) PubCo Covenants. PubCo shall at all times keep available, solely for the purpose of issuance upon a Redemption, out of its authorized but unissued shares of Class A Common Stock, such number of shares of Class A Common Stock that shall be issuable upon the Redemption of all outstanding Common Units (other than those Common Units held by PubCo or any Subsidiary of PubCo); provided, that nothing contained herein shall be construed to preclude PubCo from satisfying its obligations with respect to a Redemption by delivery of cash pursuant to a Cash Election or shares of Class A Common Stock that are held in the treasury of PubCo. PubCo covenants that all shares of Class A Common Stock that shall be issued upon a Redemption shall, upon issuance thereof, be validly issued, fully paid and non-assessable. In addition, for so long as the shares of Class A Common Stock are listed on a National Securities Exchange, PubCo shall use its reasonable best efforts to cause all shares of Class A Common Stock issued upon a Redemption to be listed on such National Securities Exchange at the time of such issuance. For purposes of this Section 4.6(d), references to the “Class A Common Stock” shall be deemed to include any Equity Securities issued or issuable as a result of any reclassification, combination, subdivision or similar of the Class A Common Stock.

(e) Redemption Taxes. The issuance of shares of Class A Common Stock upon a Redemption shall be made without charge to the Redeeming Member for any stamp or other similar tax in respect of such issuance; provided, however, that if any such shares of Class A Common Stock are to be issued in a name other than that of the Redeeming Member, then the Person or Persons in whose name the shares are to be issued shall pay to PubCo the amount of any tax that may be payable in respect of any Transfer involved in such issuance or shall establish to the satisfaction of PubCo that such tax has been paid or is not payable.

Ex D-21

(f) PubCo Call Rights.

(i) Notwithstanding anything to the contrary in this Section 4.6, a Redeeming Member shall be deemed to have offered to sell its Common Units as described in the Redemption Notice to PubCo, and PubCo may, in its sole discretion, by delivery of a notice in accordance with, and subject to the terms of, this Section 4.6(f) (a “Call Election Notice”), elect to purchase directly and acquire such Common Units (together with the surrender and delivery of the same number of shares of Class B Common Stock) on the Redemption Date by paying to the Redeeming Member (or, on the Redeeming Member’s written order and Section 4.6(e), its designee) that number of shares of Class A Common Stock the Redeeming Member (or its designee) would otherwise receive pursuant to Section 4.6(a)(i) or, at PubCo’s election, an amount of cash equal to the Cash Election Amount of such shares of Class A Common Stock (the “Call Right”), whereupon PubCo shall acquire the Common Units offered for redemption by the Redeeming Member (together with the surrender and delivery of the same number of shares of Class B Common Stock to PubCo for cancellation). PubCo shall be treated for all purposes of this Agreement as the owner of such Common Units; provided, that if PubCo funds the Cash Election Amount other than through the issuance of shares of Class A Common Stock, such Common Units will be reclassified into another Equity Security of the Company if the Managing Member determines such reclassification is necessary.

(ii) PubCo may, at any time prior to the Redemption Date, in its sole discretion deliver a Call Election Notice to the Company and the Redeeming Member setting forth its election to exercise its Call Right. A Call Election Notice may be revoked by PubCo at any time; provided, that any such revocation does not prejudice the ability of the parties to consummate a Redemption on the Redemption Date. Except as otherwise provided by this Section 4.6(f), an exercise of the Call Right shall be consummated pursuant to the same timeframe and in the same manner as the relevant Redemption would have been consummated if PubCo had not delivered a Call Election Notice.

(g) Distribution Rights. No Redemption shall impair the right of the Redeeming Member to receive any distributions payable on the Common Units redeemed pursuant to such Redemption in respect of a record date that occurs prior to the Redemption Date for such Redemption. For the avoidance of doubt, no Redeeming Member, or a Person designated by a Redeeming Member to receive shares of Class A Common Stock, shall be entitled to receive, with respect to such record date, distributions or dividends both on Common Units redeemed by the Company from such Redeeming Member and on shares of Class A Common Stock received by such Redeeming Member, or other Person so designated, if applicable, in such Redemption.

(h) PubCo Membership. Any Common Units acquired by the Company under this Section 4.6 and Transferred by the Company to PubCo shall remain outstanding and shall not be cancelled as a result of their acquisition by the Company. Notwithstanding any other provision of this Agreement, PubCo shall continue as a Member of the Company with respect to any Common Units or other Equity Securities in the Company it receives under this Agreement (including under this Section 4.6 in connection with any Redemption).

Ex D-22

(i) Redemption Restrictions. The Managing Member may impose additional limitations and restrictions on Redemptions (including limiting Redemptions or creating priority procedures for Redemptions), to the extent it determines, in Good Faith, such limitations and restrictions to be necessary or appropriate to avoid undue risk that the Company may be classified as a “publicly traded partnership” within the meaning of Section 7704 of the Code.

(j) Tax Certificates. In connection with any Redemption, the Redeeming Member shall deliver to PubCo or the Company, as applicable, a certificate, dated as of the date of the Redemption and sworn under penalties of perjury, in a form reasonably acceptable to PubCo or the Company, as applicable, certifying as to such Redeeming Member’s taxpayer identification number and that such Redeeming Member is a not a foreign person for purposes of Section 1445 and Section 1446(f) of the Code.

(k) Representations and Warranties. In connection with any Redemption or exercise of a Call Right, upon the acceptance of the Class A Common Stock or an amount of cash equal to the Cash Election Amount, the Redeeming Member shall represent and warrant that the Redeeming Member is the owner of the number of Common Units the Redeeming Member is electing to have the Company redeem and that such Common Units are not subject to any liens or restrictions to transfer the shares (other than restrictions imposed by this Agreement and Pubco’s Second Amended and Restated Certificate of Incorporation).

Section 4.7 Representations and Warranties of the Members. Unless otherwise set forth in an agreement between the Company and a Member, each Member severally (and not jointly) represents and warrants to the Company and each other Member as of the date of such Member’s admittance to the Company that (i) to the extent it is not a natural person, it is duly formed, validly existing and in good standing under the Laws of the jurisdiction of its formation, and if required by Law is duly qualified to conduct business and is in good standing in the jurisdiction of its principal place of business (if not formed in such jurisdiction); (ii) to the extent it is not a natural person, it has full corporate, limited liability company, partnership, trust or other applicable power and authority to execute and deliver this Agreement and to perform its obligations hereunder and all necessary actions by the board of directors, shareholders, managers, members, partners, trustees, beneficiaries or other Persons necessary for the due authorization, execution, delivery and performance of this Agreement by that Member have been duly taken; (iii) it has duly executed and delivered this Agreement, and this Agreement is enforceable against such Member in accordance with its terms, subject to bankruptcy, moratorium, insolvency and other Laws generally affecting creditors’ rights and general principles of equity (whether applied in a proceeding in a court of law or equity); (iv) its authorization, execution, delivery, and performance of this Agreement does not breach or conflict with or constitute a default under (A) such Member’s charter or other governing documents to the extent it is not a natural person or (B) any material obligation under any other material agreement or arrangement to which that Member is a party or by which it is bound; and (v) it: (A) has been furnished with such information about the Company and the Interest as that Member has requested, (B) has made its own independent inquiry and investigation into, and based thereon has formed an independent judgment concerning, the Company and such Member’s Interest herein, (C) has adequate means of providing for its current needs and possible contingencies, is able to bear the economic risks of this investment and has a sufficient net worth to sustain a loss of its entire investment in the Company in the event such loss should occur, (D) has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Company, (E) is, or is controlled by, an “accredited investor,” as that term is defined in Rule 501(a) of Regulation D, promulgated under the Securities Act, and (F) understands and agrees that its Interest shall not be sold, pledged, hypothecated or otherwise Transferred except in accordance with the terms of this Agreement and pursuant to an effective registration statement under the Securities Act or an applicable exemption from registration and/or qualification under the Securities Act and applicable state securities Laws.

Ex D-23

Article V
ALLOCATIONS OF PROFITS AND LOSSES

Section 5.1 Profits and Losses. After giving effect to the allocations under Section 5.2 and subject to Section 5.4, Profits and Losses (and, to the extent determined by the Managing Member to be necessary and appropriate to achieve the resulting Capital Account balances described below, any allocable items of income, gain, loss, deduction or credit includable in the computation of Profits and Losses) for each Fiscal Year or other taxable period shall be allocated among the Members during such Fiscal Year or other taxable period in a manner such that, after giving effect to all distributions through the end of such Fiscal Year or other taxable period, the Capital Account balance of each Member, immediately after making such allocation, is, as nearly as possible, equal to (i) the amount such Member would receive pursuant to Section 11.3(b) if all assets of the Company on hand at the end of such Fiscal Year or other taxable period were sold for cash equal to their Gross Asset Values, all liabilities of the Company were satisfied in cash in accordance with their terms (limited with respect to each nonrecourse liability to the Gross Asset Value of the assets securing such liability), and all remaining or resulting cash was distributed, in accordance with Section 11.3(b), to the Members immediately after making such allocation, minus (ii) such Member’s share of Company Minimum Gain and Member Minimum Gain, computed immediately prior to the hypothetical sale of assets, and the amount any such Member is treated as obligated to contribute to the Company, computed immediately after the hypothetical sale of assets.

Section 5.2 Special Allocations.

(a) Nonrecourse Deductions for any Fiscal Year or other taxable period shall be specially allocated to the Members on a pro rata basis in accordance with the number of Units owned by each Member. The amount of Nonrecourse Deductions for a Fiscal Year or other taxable period shall equal the excess, if any, of the net increase, if any, in the amount of Company Minimum Gain during that Fiscal Year or other taxable period over the aggregate amount of any distributions during that Fiscal Year or other taxable period of proceeds of a Nonrecourse Liability that are allocable to an increase in Company Minimum Gain, determined in accordance with the provisions of Treasury Regulations Section 1.704-2(d).

(b) Any Member Nonrecourse Deductions for any Fiscal Year or other taxable period shall be specially allocated to the Member who bears economic risk of loss with respect to the Member Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable in accordance with Treasury Regulations Section 1.704-2(i). If more than one Member bears the economic risk of loss for such Member Nonrecourse Debt, the Member Nonrecourse Deductions attributable to such Member Nonrecourse Debt shall be allocated among the Members according to the ratio in which they bear the economic risk of loss. This Section 5.2(b) is intended to comply with the provisions of Treasury Regulations Section 1.704-2(i) and shall be interpreted consistently therewith.

Ex D-24

(c) Notwithstanding any other provision of this Agreement to the contrary, if there is a net decrease in Company Minimum Gain during any Fiscal Year or other taxable period (or if there was a net decrease in Company Minimum Gain for a prior Fiscal Year or other taxable period and the Company did not have sufficient amounts of income and gain during prior periods to allocate among the Members under this Section 5.2(c)), each Member shall be specially allocated items of Company income and gain for such Fiscal Year or other taxable period in an amount equal to such Member’s share of the net decrease in Company Minimum Gain during such year (as determined pursuant to Treasury Regulations Section 1.704-2(g)(2)). This section is intended to constitute a minimum gain chargeback under Treasury Regulations Section 1.704-2(f) and shall be interpreted consistently therewith.

(d) Notwithstanding any other provision of this Agreement except Section 5.2(c), if there is a net decrease in Member Minimum Gain during any Fiscal Year or other taxable period (or if there was a net decrease in Member Minimum Gain for a prior Fiscal Year or other taxable period and the Company did not have sufficient amounts of income and gain during prior periods to allocate among the Members under this Section 5.2(d)), each Member shall be specially allocated items of Company income and gain for such year in an amount equal to such Member’s share of the net decrease in Member Minimum Gain (as determined pursuant to Treasury Regulations Section 1.704-2(i)(4)). This section is intended to constitute a partner nonrecourse debt minimum gain chargeback under Treasury Regulations Section 1.704-2(i)(4) and shall be interpreted consistently therewith.

(e) Notwithstanding any provision hereof to the contrary except Section 5.2(a) and Section 5.2(b), no Losses or other items of loss or expense shall be allocated to any Member to the extent that such allocation would cause such Member to have an Adjusted Capital Account Deficit (or increase any existing Adjusted Capital Account Deficit) at the end of such Fiscal Year or other taxable period. All Losses and other items of loss and expense in excess of the limitation set forth in this Section 5.2(e) shall be allocated to the Members who do not have an Adjusted Capital Account Deficit in proportion to their relative positive Capital Accounts but only to the extent that such Losses and other items of loss and expense do not cause any such Member to have an Adjusted Capital Account Deficit.

(f) Notwithstanding any provision hereof to the contrary except Section 5.2(c) and Section 5.2(d), in the event any Member unexpectedly receives any adjustment, allocation or distribution described in paragraph (4), (5) or (6) of Treasury Regulations Section 1.704-1(b)(2)(ii)(d), items of income and gain (consisting of a pro rata portion of each item of income, including gross income, and gain for the Fiscal Year or other taxable period) shall be specially allocated to such Member in an amount and manner sufficient to eliminate any Adjusted Capital Account Deficit of that Member as quickly as possible; provided, that an allocation pursuant to this Section 5.2(f) shall be made only if and to the extent that such Member would have an Adjusted Capital Account Deficit after all other allocations provided for in Section 5.1 and Section 5.2 have been tentatively made as if this Section 5.2(f) were not in this Agreement. This Section 5.2(f) is intended to constitute a qualified income offset under Treasury Regulations Section 1.704-1(b)(2)(ii) and shall be interpreted consistently therewith.

Ex D-25

(g) If any Member has a deficit balance in its Capital Account at the end of any Fiscal Year or other taxable period that is in excess of the sum of (i) the amount that such Member is obligated to restore and (ii) the amount that the Member is deemed to be obligated to restore pursuant to the penultimate sentence of Treasury Regulations Sections 1.704-2(g)(1) and (i)(5), that Member shall be specially allocated items of Company income and gain in the amount of such excess as quickly as possible; provided, that an allocation pursuant to this Section 5.2(g) shall be made only if and to the extent that such Member would have a deficit balance in its Capital Account in excess of such sum after all other allocations provided for in Section 5.1 and Section 5.2 have been made as if Section 5.2(f) and this Section 5.2(g) were not in this Agreement.

(h) To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Code Sections 734(b) or 743(b) is required, pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(2) or 1.704-1(b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts as a result of a distribution to any Member in complete liquidation of such Member’s Interest in the Company, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) and such item of gain or loss shall be allocated to the Members in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(2) if such section applies or to the Member to whom such distribution was made if Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(4) applies.

(i) The allocations set forth in Sections 5.2(a) through 5.2(h) (the “Regulatory Allocations”) are intended to comply with certain requirements of Treasury Regulations Sections 1.704-1(b) and 1.704-2. Notwithstanding any other provision of this Article V (other than the Regulatory Allocations), the Regulatory Allocations (and anticipated future Regulatory Allocations) shall be taken into account in allocating other items of income, gain, loss and deduction among the Members so that, to the extent possible, the net amount of such allocation of other items and the Regulatory Allocations to each Member should be equal to the net amount that would have been allocated to each such Member if the Regulatory Allocations had not occurred. This Section 5.2(i) is intended to minimize to the extent possible and to the extent necessary any economic distortions which may result from application of the Regulatory Allocations and shall be interpreted in a manner consistent therewith.

Section 5.3 Allocations for Tax Purposes in General.

(a) Except as otherwise provided in this Section 5.3, each item of income, gain, loss and deduction of the Company for U.S. federal income tax purposes shall be allocated among the Members in the same manner as such item is allocated under Sections 5.1 and 5.2.

(b) In accordance with Code Section 704(c) and the Treasury Regulations thereunder (including the Treasury Regulations applying the principles of Code Section 704(c) to changes in Gross Asset Values), items of income, gain, loss and deduction with respect to any Company property having a Gross Asset Value that differs from such property’s adjusted U.S. federal income tax basis shall, solely for U.S. federal income tax purposes, be allocated among the Members to account for any such difference using (i) the “traditional method,” under Treasury Regulations Section 1.704-3(b) with respect to any property deemed to be contributed by Atlas to the Company and (ii) any method or methods determined by the Managing Member to be appropriate and in accordance with the applicable Treasury Regulations with respect to any other Company property.

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(c) Any (i) recapture of depreciation or any other item of deduction shall be allocated, in accordance with Treasury Regulations Sections 1.1245-1(e) and 1.1254-5, to the Members who received the benefit of such deductions and (ii) recapture of credits shall be allocated to the Members in accordance with applicable Law.

(d) Allocations pursuant to this Section 5.3 are solely for purposes of U.S. federal, state and local income taxes and shall not affect or in any way be taken into account in computing any Member’s Capital Account or share of Profits, Losses, other items or distributions pursuant to any provision of this Agreement.

(e) If, as a result of an exercise of a noncompensatory option to acquire an interest in the Company, a Capital Account reallocation is required under Treasury Regulations Section 1.704-1(b)(2)(iv)(s)(3), the Company shall make corrective allocations pursuant to Treasury Regulations Section 1.704-1(b)(4)(x).

(f) Any adjustment to the adjusted tax basis of Company property pursuant to Code Section 743(b) resulting from a transfer of a Company Interest shall be handled in accordance with Treasury Regulations section 1.743-1(j).

Section 5.4 Other Allocation Rules.

(a) The Members are aware of the income tax consequences of the allocations made by this Article V and the economic impact of the allocations on the amounts receivable by them under this Agreement. The Members hereby agree to be bound by the provisions of this Article V in reporting their share of Company income and loss for U.S. federal and applicable state and local income tax purposes.

(b) The provisions regarding the establishment and maintenance for each Member of a Capital Account as provided by Section 4.4 and the allocations set forth in Sections 5.1, 5.2 and 5.3 are intended to comply with the Treasury Regulations and to reflect the intended economic entitlement of the Members. If the Managing Member determines that the application of the provisions in Sections 4.4, 5.1, 5.2 or 5.3 would result in non-compliance with the Treasury Regulations or would be inconsistent with the intended economic entitlement of the Members, the Managing Member is authorized to make any appropriate adjustments to such provisions to the extent permitted by applicable Law.

(c) All items of income, gain, loss, deduction and credit allocable to an interest in the Company that may have been Transferred shall be allocated between the Transferor and the Transferee based on the portion of the Fiscal Year or other taxable period during which each was recognized as the owner of such interest, without regard to the results of Company operations during any particular portion of that year and without regard to whether cash distributions were made to the Transferor or the Transferee during that year; provided, however, that this allocation must be made in accordance with a method determined by the Managing Member and permissible under Code Section 706 and the Treasury Regulations thereunder.

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(d) The Members’ proportionate shares of the “excess nonrecourse liabilities” of the Company, within the meaning of Treasury Regulations Section 1.752-3(a)(3), shall be allocated to the Members on a pro rata basis in accordance with the number of Units owned by each Member.

Article VI
DISTRIBUTIONS

Section 6.1 Distributions.

(a) Distributions. To the extent permitted by applicable Law and hereunder, and except as otherwise provided in Section 11.3, distributions to Members may be declared by the Managing Member out of funds legally available therefor in such amounts and on such terms (including the payment dates of such distributions) as the Managing Member shall determine (in its sole discretion in accordance with the fiduciary duties set forth in Section 7.1(b)) using such record date as the Managing Member may designate. Any such distribution shall be made to the Members as of the close of business on such record date on a pro rata basis (except that, for the avoidance of doubt, repurchases or redemptions made in accordance with Section 4.1(f) or payments made in accordance with Sections 7.4 or 7.9 need not be on a pro rata basis), in accordance with the number of Units owned by each Member as of the close of business on such record date; provided, however, that the Managing Member shall have the obligation to make distributions as set forth in Sections 6.2 and 11.3(b)(iii); and provided, further, that, notwithstanding any other provision herein to the contrary, no distributions shall be made to any Member to the extent such distribution would render the Company insolvent or violate the Act. For purposes of the foregoing sentence, insolvency means the inability of the Company to meet its payment obligations when due. Promptly following the designation of a record date and the declaration of a distribution pursuant to this Section 6.1, the Managing Member shall give notice to each Member of the record date, the amount and the terms of the distribution and the payment date thereof.

(b) Successors. For purposes of determining the amount of distributions, each Member shall be treated as having made the Capital Contributions and as having received the distributions made to or received by its predecessors in respect of any of such Member’s Units.

(c) Distributions In-Kind. Except as otherwise provided in this Agreement, any distributions may be made in cash or in kind, or partly in cash and partly in kind, as determined by the Managing Member. In the event of any distribution of (i) property in kind or (ii) both cash and property in kind, each Member shall be distributed its proportionate share of any such cash so distributed and its proportionate share of any such property so distributed in kind (based on the Fair Market Value of such property). To the extent that the Company distributes property in-kind to the Members, the Company shall be treated as making a distribution equal to the Fair Market Value of such property for purposes of Section 6.1(a) and such property shall be treated as if it were sold for an amount equal to its Fair Market Value. Any resulting gain or loss shall be allocated to the Member’s Capital Accounts in accordance with Section 5.1 and Section 5.2.

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Section 6.2 Tax-Related Distributions. On each Tax Distribution Date, the Company will, subject to the availability of funds and any restrictions contained in any agreement to which the Company is bound, make distributions to the Members pro rata in proportion to their respective number of Units in an amount sufficient to cause PubCo to receive a distribution equal to the sum of all of PubCo’s federal, state, local and non-U.S. tax liabilities during the Fiscal Year or other taxable period to which the tax-related distribution under this Section 6.2 relates.

Section 6.3 Distribution Upon Withdrawal. No withdrawing Member shall be entitled to receive any distribution or the value of such Member’s Interest in the Company as a result of withdrawal from the Company prior to the liquidation of the Company, except as specifically provided in this Agreement.

Article VII
MANAGEMENT

Section 7.1 Managing Member Rights; Fiduciary Duties.

(a) PubCo shall be the sole Managing Member of the Company. Except as otherwise required by Law or expressly provided for in this Agreement, (i) the Managing Member shall have full and complete charge of all affairs of the Company, (ii) the management and control of the Company’s business activities and operations shall rest exclusively with the Managing Member, and the Managing Member shall make all decisions regarding the business, activities and operations of the Company (including the incurrence of costs and expenses) in its sole discretion without the consent of any other Member and (iii) the Members, other than the Managing Member (in their capacity as such), shall not participate in the control, management, direction or operation of the activities or affairs of the Company and shall have no power to act for or bind the Company.

(b) In connection with the performance of its duties as the Managing Member of the Company, except as otherwise set forth herein, the Managing Member acknowledges that it will owe to the Members the same fiduciary duties as it would owe to the stockholders of a Delaware corporation if it were a member of the board of directors of such a corporation and the Members were stockholders of such corporation. The Members acknowledge that the Managing Member will take action through the Board, and that the members of the Board will owe comparable fiduciary duties to the stockholders of the Managing Member.

Section 7.2 Officers.

(a) The Managing Member may appoint, employ or otherwise contract with any Person for the transaction of the business of the Company or the performance of services for or on behalf of the Company, and the Managing Member may delegate to any such Persons such authority to act on behalf of the Company as the Managing Member may from time to time deem appropriate.

(b) The Officers of the Company as of the date hereof are set forth on Exhibit B attached hereto.

(c) Except as otherwise set forth herein, the Chief Executive Officer will be responsible for the general and active management of the business of the Company and its Subsidiaries and will see that all orders of the Managing Member are carried into effect. The Chief Executive Officer will report to the Managing Member and have the general powers and duties of management usually vested in the office of chief executive officer of a corporation organized under the DGCL, subject to the terms of this Agreement, and will have such other powers and duties as may be prescribed by the Managing Member or this Agreement. The Chief Executive Officer will have the power to execute bonds, mortgages and other contracts requiring a seal, under the seal of the Company, except where required or permitted by Law to be otherwise signed and executed, and except where the signing and execution thereof will be expressly delegated by the Managing Member to some other Officer or agent of the Company.

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(d) Except as set forth herein, the Managing Member may appoint Officers at any time, and the Officers may include one or more vice presidents, a secretary, one or more assistant secretaries, a chief financial officer, a general counsel, a treasurer, one or more assistant treasurers, a chief operating officer, an executive chairman, and any other officers that the Managing Member deems appropriate. Except as set forth herein, the Officers will serve at the pleasure of the Managing Member, subject to all rights, if any, of such Officer under any contract of employment. Any individual may hold any number of offices, and an Officer may, but need not, be a Member of the Company. The Officers will exercise such powers and perform such duties as specified in this Agreement or as determined from time to time by the Managing Member.

(e) Subject to this Agreement and to the rights, if any, of an Officer under a contract of employment, any Officer may be removed, either with or without cause, by the Managing Member. Any Officer may resign at any time by giving written notice to the Managing Member. Any resignation will take effect at the date of the receipt of that notice or at any later time specified in that notice and, unless otherwise specified in that notice, the acceptance of the resignation will not be necessary to make it effective. Any resignation is without prejudice to the rights, if any, of the Company under any contract to which the Officer is a party. A vacancy in any office because of death, resignation, removal, disqualification or any other cause will be filled in the manner prescribed in this Agreement for regular appointments to that office.

(f) The Officers, in the performance of their duties as such, shall owe to the Company and the Members duties of loyalty and due care of the type owed by the officers of a corporation to such corporation and its shareholders under the DGCL.

Section 7.3 Warranted Reliance by Officers on Others. In exercising their authority and performing their duties under this Agreement, the Officers shall be entitled to rely on information, opinions, reports, or statements of the following Persons or groups unless they have actual knowledge concerning the matter in question that would cause such reliance to be unwarranted:

(a) one or more employees or other agents of the Company or subordinates whom the Officer reasonably believes to be reliable and competent in the matters presented; and

(b) any attorney, public accountant, or other Person as to matters which the Officer reasonably believes to be within such Person’s professional or expert competence.

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Section 7.4 Indemnification.

(a) Right to Indemnification. Each person who was or is made a party or is threatened to be made a party to or is otherwise subject to or involved in any claim, demand, action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that he or she is or was a director or an officer of the Company or is or was serving at the request of the Company as a director, officer, employee or agent of another company or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (an “Indemnitee”), whether the basis of such Proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified by the Company to the fullest extent permitted or required by the Act and any other applicable law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Company to provide broader indemnification rights than such law permitted the Company to provide prior to such amendment), against all expense, Liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such Indemnitee in connection therewith (“Indemnifiable Losses”); provided, however, that, except as provided in Section 7.4(d) with respect to Proceedings to enforce rights to indemnification, the Company shall indemnify any such Indemnitee pursuant to this Section 7.4 in connection with a Proceeding (or part thereof) initiated by such Indemnitee only if such Proceeding (or part thereof) was authorized by the Board.

(b) Right to Advancement of Expenses. The right to indemnification conferred in Section 7.4(a) shall include the right to advancement by the Company of any and all expenses (including, without limitation, attorneys’ fees and expenses) incurred in defending any such Proceeding in advance of its final disposition (an “Advancement of Expenses”); provided, however, that, if the Act so requires, an Advancement of Expenses incurred by an Indemnitee in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such Indemnitee, including without limitation service to an employee benefit plan) shall be made pursuant to this Section 7.4(b) only upon delivery to the Company of an undertaking (an “Undertaking”), by or on behalf of such Indemnitee, to repay, without interest, all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (a “Final Adjudication”) that such Indemnitee is not entitled to be indemnified for such expenses under this Section 7.4(b). An Indemnitee’s right to an Advancement of Expenses pursuant to this Section 7.4(b) is not subject to the satisfaction of any standard of conduct and is not conditioned upon any prior determination that Indemnitee is entitled to indemnification under Section 7.4(a) with respect to the related Proceeding or the absence of any prior determination to the contrary.

(c) Contract Rights. The rights to indemnification and to the Advancement of Expenses conferred in Sections 7.4(a) and (b) shall be contract rights and such rights shall continue as to an Indemnitee who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the Indemnitee’s heirs, executors and administrators.

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(d) Right of Indemnitee to Bring Suit. If a claim under Sections 7.4(a) or (b) is not paid in full by the Company within 60 calendar days after a written claim has been received by the Company, except in the case of a claim for an Advancement of Expenses, in which case the applicable period shall be 20 calendar days, the Indemnitee may at any time thereafter bring suit against the Company to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Company to recover an Advancement of Expenses pursuant to the terms of an Undertaking, the Indemnitee shall be entitled to the fullest extent permitted or required by the Act, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Company to provide broader reimbursements of prosecution or defense expenses than such law permitted the Company to provide prior to such amendment), to be paid also the expense of prosecuting or defending such suit. In (i) any suit brought by the Indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the Indemnitee to enforce a right to an Advancement of Expenses) it shall be a defense that, and (ii) any suit brought by the Company to recover an Advancement of Expenses pursuant to the terms of an Undertaking, the Company shall be entitled to recover such expenses, without interest, upon a Final Adjudication that, the Indemnitee has not met any applicable standard for indemnification set forth in the Act. Neither the failure of the Company (including its Managing Member or independent legal counsel) to have made a determination prior to the commencement of such suit that indemnification of the Indemnitee is proper in the circumstances because the Indemnitee has met the applicable standard of conduct set forth in the Act, nor an actual determination by the Company (including the Managing Member or independent legal counsel) that the Indemnitee has not met such applicable standard of conduct, shall create a presumption that the Indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the Indemnitee, be a defense to such suit. In any suit brought by an Indemnitee to enforce a right to indemnification or to an Advancement of Expenses hereunder, or brought by the Company to recover an Advancement of Expenses hereunder pursuant to the terms of an Undertaking, the burden of proving that the Indemnitee is not entitled to be indemnified, or to such Advancement of Expenses, shall be on the Company.

(e) Appearance as a Witness. Notwithstanding any other provision of this Section 7.4, the Company shall pay or reimburse expenses incurred by any Person entitled to be indemnified pursuant to this Section 7.4 in connection with such Person’s appearance as a witness or other participation in a Proceeding at a time when he is not a named defendant or respondent in the Proceeding.

(f) Nonexclusivity of Rights. The rights to indemnification and the Advancement of Expenses conferred in this Section 7.4 shall not be exclusive of any other right which a Person may have or hereafter acquire under any statute, this Agreement, any agreement, any vote of stockholders or disinterested directors or otherwise. Nothing contained in this Section 7.4 shall limit or otherwise affect any such other right or the Company’s power to confer any such other right.

(g) No Duplication of Payments. The Company shall not be liable under this Section 7.4 to make any payment to an Indemnitee in respect of any Indemnifiable Losses to the extent that the Indemnitee has otherwise actually received payment (net of any expenses incurred in connection therewith and any repayment by the Indemnitee made with respect thereto) under any insurance policy or from any other source in respect of such Indemnifiable Losses.

(h) Maintenance of Insurance or Other Financial Arrangements. In compliance with applicable Law, the Company (with the approval of the Managing Member) may purchase and maintain insurance or make other financial arrangements on behalf of any Person who is or was a Member, employee or agent of the Company, or at the request of the Company, is or was serving as a manager, director, officer, employee or agent of another limited liability company, corporation, partnership, joint venture, trust or other enterprise, for any Liability asserted against such Person and Liability and expenses incurred by such Person in such Person’s capacity as such, or arising out of such Person’s status as such, whether or not the Company has the authority to indemnify such Person against such expense, Liability or loss under the Act.

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Section 7.5 Resignation or Termination of Managing Member. PubCo shall not, by any means, resign as, cease to be or be replaced as Managing Member except in compliance with this Section 7.8. No termination or replacement of PubCo as Managing Member shall be effective unless proper provision is made, in compliance with this Agreement, so that the obligations of PubCo, its successor (if applicable) and any new Managing Member and the rights of all Members under this Agreement and applicable Law remain in full force and effect. No appointment of a Person other than PubCo (or its successor, as applicable) as Managing Member shall be effective unless PubCo (or its successor, as applicable) and the new Managing Member (as applicable) provide all other Members with contractual rights, directly enforceable by such other Members against PubCo (or its successor, as applicable) and the new Managing Member (as applicable), to cause (a) PubCo to comply with all PubCo’s obligations under this Agreement (including its obligations under Section 4.6) other than those that must necessarily be taken in its capacity as Managing Member and (b) the new Managing Member to comply with all the Managing Member’s obligations under this Agreement.

Section 7.6 No Inconsistent Obligations. The Managing Member represents that it does not have any contracts, other agreements, duties or obligations that are inconsistent with its duties and obligations (whether or not in its capacity as Managing Member) under this Agreement and covenants that, except as permitted by Section 7.1, it will not enter into any contracts or other agreements or undertake or acquire any other duties or obligations that are inconsistent with such duties and obligations.

Section 7.7 Reclassification Events of PubCo. If a Reclassification Event occurs, the Managing Member or its successor, as the case may be, shall, as and to the extent necessary, amend this Agreement in compliance with Section 12.1, and enter into any necessary supplementary or additional agreements, to ensure that, following the effective date of the Reclassification Event: (i) the redemption rights of holders of Units set forth in Section 4.6 provide that each Unit (together with the surrender and delivery of one share of Class B Common Stock) is redeemable for the same amount and same type of property, securities or cash (or combination thereof) that one share of Class A Common Stock becomes exchangeable for or converted into as a result of the Reclassification Event and (ii) PubCo or the successor to PubCo, as applicable, is obligated to deliver such property, securities or cash upon such redemption. PubCo shall not consummate or agree to consummate any Reclassification Event unless the successor Person, if any, becomes obligated to comply with the obligations of PubCo (in whatever capacity) under this Agreement.

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Section 7.8 Certain Costs and Expenses. The Company shall (i) pay, or cause to be paid, all costs, fees, operating expenses and other expenses of the Company (including the costs, fees and expenses of attorneys, accountants or other professionals and the compensation of all personnel providing services to the Company) incurred in pursuing and conducting, or otherwise related to, the activities of the Company and (ii) upon the determination of the Managing Member (acting in its sole discretion in accordance with the fiduciary duties set forth in Section 7.1(b)), reimburse the Managing Member for any costs, fees or expenses incurred by it in connection with serving as the Managing Member. To the extent that the Managing Member determines in its sole discretion that such expenses are related to the business and affairs of the Managing Member that are conducted through the Company and/or its Subsidiaries (including expenses that relate to the business and affairs of the Company and/or its Subsidiaries and that also relate to other activities of the Managing Member), the Managing Member may cause the Company to pay or bear all expenses of the Managing Member, including, without limitation, costs of securities offerings not borne directly by Members, board of directors compensation and meeting costs, costs of periodic reports to its stockholders, litigation costs and damages arising from litigation, accounting and legal costs; provided, that the Company shall not pay or bear any income tax obligations of the Managing Member. In the event that (i) shares of Class A Common Stock or other Equity Securities of PubCo were sold to underwriters in any public offering after the Effective Time, in each case, at a price per share that is lower than the price per share for which such shares of Class A Common Stock or other Equity Securities of PubCo are sold to the public in such public offering after taking into account any Discount and (ii) the proceeds from such public offering are used to fund the Cash Election Amount for any redeemed Units or otherwise contributed to the Company, the Company shall reimburse the Managing Member for such Discount by treating such Discount as an additional Capital Contribution made by the Managing Member to the Company, issuing Units in respect of such deemed Capital Contribution in accordance with Section 4.6(b)(ii), and increasing the Managing Member’s Capital Account by the amount of such Discount. For the avoidance of doubt, any payments made to or on behalf of the Managing Member pursuant to this Section 7.11 shall not be treated as a distribution pursuant to Section 6.1(a) but shall instead be treated as a cost or an expense of the Company.

Article VIII
ROLE OF MEMBERS

Section 8.1 Rights or Powers. Other than the Managing Member, the Members, acting in their capacity as Members, shall not have any right or power to take part in the management or control of the Company or its business and affairs, or to act for or bind the Company in any way. Notwithstanding the foregoing, the Members have all the rights and powers specifically set forth in this Agreement and, to the extent not inconsistent with this Agreement, in the Act. Any Member, its Affiliates and its and their employees, stockholders, agents, directors or officers may also be an employee or be retained as an agent of the Company. Except as specifically provided herein, a Member (other than the Managing Member) shall not, in its capacity as a Member, take part in the operation, management or control of the Company’s business, transact any business in the Company’s name or have the power to sign documents for or otherwise bind the Company.

Section 8.2 Voting.

(a) Meetings of the Members may be called by the Managing Member. Such request shall state the location of the meeting and the nature of the business to be transacted at the meeting. Written notice of any such meeting shall be given to all Members not less than two (2) Business Days and not more than 30 days prior to the date of such meeting. Members may vote in person, by proxy or by telephone at any meeting of the Members and may waive advance notice of such meeting. Whenever the vote or consent of Members is permitted or required under this Agreement, such vote or consent may be given at a meeting of the Members or may be given in accordance with the procedure prescribed in this Section 8.2. Except as otherwise expressly provided in this Agreement, the affirmative vote of the Members holding a majority of the outstanding Units shall constitute the act of the Members; provided, that no shares of Class B Common Stock may be Transferred unless a corresponding number of Units are Transferred therewith in accordance with this Agreement.

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(b) Each Member may authorize any Person or Persons to act for it by proxy on all matters in which such Member is entitled to participate, including waiving notice of any meeting, or voting or participating at a meeting. Every proxy must be signed by such Member or its attorney-in-fact. No proxy shall be valid after the expiration of 11 months from the date thereof unless otherwise provided in the proxy. Every proxy shall be revocable at the pleasure of the Member executing it.

(c) Each meeting of Members shall be conducted by an Officer designated by the Managing Member or such other individual Person as the Managing Member deems appropriate.

(d) Any action required or permitted to be taken by the Members may be taken without a meeting if the requisite Members whose approval is necessary consent thereto in writing.

Section 8.3 Various Capacities. The Members acknowledge and agree that the Members or their Affiliates will from time to time act in various capacities, including as a Member or Company Representative.

Section 8.4 Investment Opportunities. To the fullest extent permitted by applicable law, the doctrine of corporate opportunity, or any analogous doctrine, shall not apply to any Member (other than Members who are directors, officers, employees or other services providers of the Company, PubCo or any of their respective subsidiaries), any of their respective affiliates (other than the Company, the Managing Member or any of their respective subsidiaries), or any of their respective officers, directors, agents, shareholders, members, and partners (each, a “Business Opportunities Exempt Party”). The Company renounces any interest or expectancy of the Company in, or in being offered an opportunity to participate in, business opportunities that are from time to time presented to any Business Opportunities Exempt Party. No Business Opportunities Exempt Party who acquires knowledge of a potential transaction, agreement, arrangement or other matter that may be an opportunity for the Company or any of its subsidiaries shall have any duty to communicate or offer such opportunity to the Company. No amendment or repeal of this Section 8.4 shall apply to or have any effect on the liability or alleged liability of any Business Opportunities Exempt Party for or with respect to any opportunities of which any such Business Opportunities Exempt Party becomes aware prior to such amendment or repeal. Any Person purchasing or otherwise acquiring any interest in any Units shall be deemed to have notice of and consented to the provisions of this Section 8.4. Neither the alteration, amendment or repeal of this Section 8.4, nor the adoption of any provision of this Agreement inconsistent with this Section 8.4, shall eliminate or reduce the effect of this Section 8.4 in respect of any business opportunity first identified or any other matter occurring, or any cause of action, suit or claim that, but for this Section 8.4, would accrue or arise, prior to such alteration, amendment, repeal or adoption. Notwithstanding anything to the contrary set forth in this Agreement, except as otherwise required by law, neither [●] nor any of its Affiliates (including one or more associated investment funds or portfolio companies) nor any of their respective directors, officers, managers, members, equityholders or employees (each, an “Excluded Person”) shall have any duty (contractual or otherwise) to communicate or present any corporate opportunities (“Excluded Opportunities”) to the Company, PubCo or any of their respective subsidiaries, Affiliates or equityholders, and the Company and each of the Members, on its own behalf and on behalf of their respective Affiliates and equityholders, hereby irrevocably waive any right to require any Excluded Person to act in a manner inconsistent with the provisions of this Section 8.4. Furthermore, none of the Company or its subsidiaries or any Member will acquire or be entitled to any interest or participation in any Excluded Opportunities as a result of the participation therein by an Excluded Person.

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Article IX
TRANSFERS OF INTERESTS

Section 9.1 Restrictions on Transfer.

(a) Except as provided in Section 4.6, no Member shall Transfer all or any portion of its Interest without the Managing Member’s prior written consent, which consent shall be granted or withheld in the Managing Member’s sole discretion. If, notwithstanding the provisions of this Section 9.1(a), all or any portion of a Member’s Interests are Transferred in violation of this Section 9.1(a), involuntarily, by operation of law or otherwise, then without limiting any other rights and remedies available to the other parties under this Agreement or otherwise, the Transferee of such Interest (or portion thereof) shall not be admitted to the Company as a Member nor be entitled to any rights as a Member hereunder, and the Transferor will continue to be bound by all obligations hereunder, unless and until the Managing Member consents in writing to such admission, which consent shall be granted or withheld in the Managing Member’s sole discretion. Any attempted or purported Transfer of all or a portion of a Member’s Interests in violation of this Section 9.1(a) shall, to the fullest extent permitted by law, be null and void and of no force or effect whatsoever. For the avoidance of doubt, the restrictions on Transfer contained in this Article IX shall not apply to the Transfer of any capital stock of the Managing Member; provided, that no shares of Class B Common Stock may be Transferred unless a corresponding number of Units are Transferred therewith in accordance with this Agreement. Notwithstanding the foregoing, but subject to any other restrictions on Transfers set forth in this Agreement, (i) Atlas may distribute a number of Common Units (and corresponding shares of Class B Common Stock) to its limited partners (including Atlas Technical Consultants Management LLC) in accordance with the provisions of Seller’s limited partnership agreement and Atlas Technical Consultants Management LLC may distribute the Common Units (and corresponding shares of Class B Common Stock) it receives in such distribution to its members; provided, that (A) such limited partners are not Affiliates of [Bernhard Capital Partners Management LP], which for the avoidance of doubt shall not include Atlas Technical Consultants Management LLC nor its members, (B) such distributions are made solely in connection with the distribution of cash proceeds received in connection with the consummation of the transactions contemplated by the Purchase Agreement, and (C) such distributions shall not exceed [ ___ ]2 Common Units (and corresponding shares of Class B Common Stock), and (ii) after [ __ ], 20203, (A) any Member that is an entity may elect to make an in-kind distribution of all or any portion of its Interests to its members, partners or stockholders, as applicable, in each case in accordance with the terms of its operating agreement, and (B) [Bernhard Capital Partners Management LP] and its Affiliates shall be permitted to Transfer all or any portion of their respective Interests to any Person so long as such Transfer would not cause the Company to be treated as a “publicly traded partnership” within the meaning of Section 7704 of the Code or a successor provision.

[2]	Note to Draft: To be mutually determined prior to Closing, but in any event shall be the minimum number of Units to be issued to managers based on the “fair market value” of such units and the cash received from the Transaction and distributed to BCP following the Closing in order to ensure compliance with Atlas’ waterfall.

[3]	Note to Draft: To be 6 months following the Closing.

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(b) In addition to any other restrictions on Transfer contained herein, including the provisions of this Article IX, in no event may any Transfer or assignment of Interests by any Member be made (i) to any Person who lacks the legal right, power or capacity to own Interests; (ii) if such Transfer would (A) be considered to be effected on or through an “established securities market” or a “secondary market or the substantial equivalent thereof’ as such terms are used in Treasury Regulations Section 1.7704-1, (B) result in the Company having more than 100 partners, within the meaning of Treasury Regulations Section 1.7704-1(h)(1) (determined taking into account the rules of Treasury Regulations Section 1.7704-1(h)(3)), or (C) cause the Company to be treated as a “publicly traded partnership” within the meaning of Section 7704 of the Code or a successor provision or to be taxed as a corporation pursuant to the Code or successor of the Code; (iii) if such Transfer would cause the Company to become, with respect to any employee benefit plan subject to Title I of ERISA, a “party-in-interest” (as defined in Section 3 (14) of ERISA) or a “disqualified person” (as defined in Section 4975(e)(2) of the Code); (iv) if such Transfer would, in the opinion of counsel to the Company, cause any portion of the assets of the Company to constitute assets of any employee benefit plan pursuant to the Plan Asset Regulations or otherwise cause the Company to be subject to regulation under ERISA; (v) if such Transfer requires the registration of such Interests or any Equity Securities issued upon any exchange of such Interests, pursuant to any applicable U.S. federal or state securities Laws; or (vi) if such Transfer subjects the Company to regulation under the Investment Company Act or the Investment Advisors Act of 1940, each as amended (or any succeeding law). Any attempted or purported Transfer of all or a portion of a Member’s Interests in violation of this Section 9.1(b) shall be null and void and of no force or effect whatsoever.

Section 9.2 Notice of Transfer. Other than in connection with Transfers made pursuant to Section 4.6, each Member shall, after complying with the provisions of this Agreement, but in any event no later than three Business Days following any Transfer of Interests, give written notice to the Company of such Transfer. Each such notice shall describe the manner and circumstances of the Transfer.

Section 9.3 Transferee Members. A Transferee of Interests pursuant to this Article IX shall have the right to become a Member only if (i) the requirements of this Article IX are met, (ii) such Transferee executes an instrument reasonably satisfactory to the Managing Member agreeing to be bound by the terms and provisions of this Agreement and assuming all of the Transferor’s then existing and future Liabilities arising under or relating to this Agreement, (iii) such Transferee represents that the Transfer was made in accordance with all applicable securities Laws, (iv) the Transferor or Transferee shall have reimbursed the Company for all reasonable expenses (including attorneys’ fees and expenses) of any Transfer or proposed Transfer of a Member’s Interest, whether or not consummated and (v) if such Transferee or his or her spouse is a resident of a community property jurisdiction, then such Transferee’s spouse shall also execute an instrument reasonably satisfactory to the Managing Member agreeing to be bound by the terms and provisions of this Agreement to the extent of his or her community property or quasi-community property interest, if any, in such Member’s Interest. Unless agreed to in writing by the Managing Member, the admission of a Member shall not result in the release of the Transferor from any Liability that the Transferor may have to each remaining Member or to the Company under this Agreement or any other Contract between the Managing Member, the Company or any of its Subsidiaries, on the one hand, and such Transferor or any of its Affiliates, on the other hand. Written notice of the admission of a Member shall be sent promptly by the Company to each remaining Member. Notwithstanding anything to the contrary in this Section 9.3, and except as otherwise provided in this Agreement, following a Transfer by one or more Members (or a transferee of the type described in this sentence) to a Transferee of all or substantially all of their Interests, such transferee shall succeed to all of the rights of such Member(s) under this Agreement.

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Section 9.4 Legend. Each certificate representing a Unit, if any, will be stamped or otherwise imprinted with a legend in substantially the following form:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933.

THESE SECURITIES MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN EXEMPTION THEREFROM UNDER SUCH ACT.

THE TRANSFER AND VOTING OF THESE SECURITIES IS SUBJECT TO THE CONDITIONS SPECIFIED IN THE AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT OF ATLAS TC HOLDINGS LLC, DATED AS OF [●], 2019, AMONG THE MEMBERS LISTED THEREIN, AS IT MAY BE AMENDED, SUPPLEMENTED AND/OR RESTATED FROM TIME TO TIME, (COPIES OF WHICH ARE ON FILE WITH THE SECRETARY OF THE COMPANY AND SHALL BE PROVIDED FREE OF CHARGE TO ANY MEMBER MAKING A REQUEST THEREFOR) AND NO TRANSFER OF THESE SECURITIES WILL BE VALID OR EFFECTIVE UNTIL SUCH CONDITIONS HAVE BEEN FULFILLED.

Article X
ACCOUNTING

Section 10.1 Books of Account. The Company shall, and shall cause each Subsidiary to, maintain true books and records of account in which full and correct entries shall be made of all its business transactions pursuant to a system of accounting established and administered in accordance with GAAP, and shall set aside on its books all such proper accruals and reserves as shall be required under GAAP.

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Section 10.2 Tax Elections.

(a) The Company and any eligible Subsidiary shall make an election (or continue a previously made election) pursuant to Section 754 of the Code for the taxable year of the Company that includes the date hereof, shall not thereafter revoke such election and shall make a new election pursuant to Section 754 of the Code to the extent necessary following any “termination” of the Company or the Subsidiary, as applicable, under Section 708 of the Code. In addition, the Company shall make the following elections on the appropriate forms or tax returns:

(i) to adopt the calendar year as the Company’s Fiscal Year, if permitted under the Code;

(ii) to adopt the accrual method of accounting for U.S. federal income tax purposes;

(iii) to elect to amortize the organizational expenses of the Company as permitted by Section 709(b) of the Code; and

(iv) except as otherwise provided in this Agreement, any other election the Managing Member may deem appropriate and in the best interests of the Company.

Section 10.3 Tax Returns; Information. The Company Representative shall arrange for the preparation and timely filing of all income and other tax and informational returns of the Company. The Company Representative shall furnish to each Member a copy of each approved return and statement, together with any schedules or other information which each Member may require in connection with such Member’s own tax affairs as soon as practicable (but in no event more than [ninety]4 days after the end of each Fiscal Year). The Members agree to take all actions reasonably requested by the Company or the Company Representative to comply with the Bipartisan Budget Act, including where applicable, filing amended returns as provided in Sections 6225 or 6226 of the Code and providing confirmation thereof to the Company Representative, or to otherwise allow the Company or Company Representative to avoid or reduce any. To the fullest extent allowable by law, and except with respect to the information described in the first sentence of this Section 10.3, each Member (other than the Managing Member) hereby waives all rights to any information that it may otherwise obtain pursuant to Section 18-505 of the Act.

Section 10.4 Company Representative. The Managing Member is specially authorized and appointed to act as the Company Representative. The Company Representative may retain, at the Company’s expense, such outside counsel, accountants and other professional consultants as it may reasonably deem necessary in the course of fulfilling its obligations as Company Representative.

Section 10.5 Withholding Tax Payments and Obligations.

(a) Upon providing reasonable advance written notice of its intention to withhold and giving a Member a reasonable opportunity to demonstrate that withholding may not be required or, alternatively, that withholding at a lesser tax rate may be permissible, the Company and its Subsidiaries may withhold from distributions, allocations or portions thereof if it is required to do so by any applicable rule, regulation or law, and each Member hereby authorizes the Company and its Subsidiaries to withhold or pay on behalf of or with respect to such Member any amount of taxes that the Managing Member determines, in Good Faith, that the Company or any of its Subsidiaries is required to withhold or pay with respect to any amount distributable or allocable to such Member pursuant to this Agreement.

[4]	Note to Draft: Subject to confirmation by Buyer.

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(b) To the extent that any tax is paid by (or withheld from amounts payable to) the Company or any of its Subsidiaries and the Managing Member determines, in Good Faith, that such tax relates to one or more specific Members (including any tax payable by the Company or any of its Subsidiaries pursuant to Section 6225 of the Code with respect to items of income, gain, loss deduction or credit allocable or attributable to such Member), such tax shall be treated as an amount of taxes withheld or paid with respect to such Member pursuant to this Section 10.5.

(c) For all purposes under this Agreement, any amounts withheld or paid with respect to a Member pursuant to this Section 10.5 shall be treated as if distributed to such Member at the time such withholding or payment is made. Further, to the extent that the cumulative amount of such withholding or payment for any period exceeds the distributions to which such Member is entitled for such period, the amount of such excess shall be considered a loan from the Company to such Member, with interest accruing at the Prime Rate in effect from time to time, compounded annually. The Managing Member may, in its discretion, either demand payment of the principal and accrued interest on such demand loan at any time (which payment shall not be deemed a Capital Contribution for purposes of this Agreement), and enforce payment thereof by legal process, or may withhold from one or more distributions to a Member amounts sufficient to satisfy such Member’s obligations under any such demand loan.

(d) Neither the Company nor the Managing Member shall be liable for any excess taxes withheld in respect of any Member, and, in the event of over withholding, a Member’s sole recourse shall be to apply for a refund from the appropriate Governmental Entity.

(e) Notwithstanding any other provision of this Agreement, (i) any Person who ceases to be a Member shall be treated as a Member for purposes of this Section 10.5 and (ii) the obligations of a Member pursuant to this Section 10.5 shall survive indefinitely with respect to any taxes withheld or paid by the Company that relate to the period during which such Person was actually a Member, regardless of whether such taxes are assessed, withheld or otherwise paid during such period.

Article XI
DISSOLUTION

Section 11.1 Liquidating Events. The Company shall dissolve and commence winding up and liquidating upon the first to occur of the following (each, a “Liquidating Event”):

(a) the sale of all or substantially all of the assets of the Company;

(b) the determination of the Managing Member to dissolve the Company;

(c) the termination of the legal existence of the last remaining member of the Company or the occurrence of any other event which terminates the continued membership of the last remaining member of the Company in the Company unless the Company is continued without dissolution in a manner permitted by this Agreement or the Act; and

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(d) the entry of a decree of judicial dissolution under Section 18‒802 of the Act.

The Members hereby agree that the Company shall not dissolve prior to the occurrence of a Liquidating Event and that no Member shall seek a dissolution of the Company, under Section 18-802 of the Act or otherwise, other than based on the matters set forth in subsections (a) and (b) above. In the event of a dissolution pursuant to Section 11.1(b), the relative economic rights of each class of Units immediately prior to such dissolution shall be preserved to the greatest extent practicable with respect to distributions made to Members pursuant to Section 11.3 in connection with such dissolution, taking into consideration tax and other legal constraints that may adversely affect one or more parties to such dissolution and subject to compliance with applicable laws and regulations, unless, with respect to any class of Units, holders of a majority of the Units of such class consent in writing to a treatment other than as described above.

Section 11.2 Bankruptcy. For purposes of this Agreement, the “bankruptcy” of a Member shall mean the occurrence of any of the following: (a) (i) any Governmental Entity shall take possession of any substantial part of the property of that Member or shall assume control over the affairs or operations thereof (ii) or a receiver or trustee shall be appointed, or a writ, order, attachment or garnishment shall be issued with respect to any substantial part thereof, and such possession, assumption of control, appointment, writ or order shall continue for a period of 90 consecutive days, (b) a Member shall (i) admit in writing of its inability to pay its debts when due, or make an assignment for the benefit of creditors, (ii) apply for or consent to the appointment of any receiver, trustee or similar officer or for all or any substantial part of its property or (iii) institute (by petition, application, answer, consent or otherwise) any bankruptcy, insolvency, reorganization, arrangement, readjustment of debts, dissolution, liquidation, or similar proceeding under the Laws of any jurisdiction or (c) a receiver, trustee or similar officer shall be appointed for such Member or with respect to all or any substantial part of its property without the application or consent of that Member, and such appointment shall continue undischarged or unstayed for a period of 90 consecutive days or any bankruptcy, insolvency, reorganization, arrangements, readjustment of debt, dissolution, liquidation or similar proceedings shall be instituted (by petition, application or otherwise) against that Member and shall remain undismissed for a period of 90 consecutive days.

Section 11.3 Procedure.

(a) In the event of the dissolution of the Company for any reason, the Members shall commence to wind up the affairs of the Company and to liquidate the Company’s investments; provided, that if a Member is in bankruptcy or dissolved, the Managing Member shall commence to wind up the affairs of the Company and, subject to Section 11.4(a), the Managing Member shall have full right and unlimited discretion to determine in Good Faith the time, manner and terms of any sale or sales of the Property or other assets pursuant to such liquidation, having due regard to the activity and condition of the relevant market and general financial and economic conditions. The Members shall continue to share profits and losses during the period of liquidation in the same manner and proportion as though the Company had not dissolved. The Company shall engage in no further business except as may be necessary, in the reasonable discretion of the Managing Member, to preserve the value of the Company’s assets during the period of dissolution and liquidation.

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(b) Following the allocation of all Profits and Losses as provided in Article V, the proceeds of the liquidation and any other funds of the Company shall be distributed in the following order of priority:

(i) First, to set up such cash reserves which the Managing Member reasonably deems necessary for contingent, conditional or unmatured Liabilities or future payments described in Section 11.3(b) (which reserves when they become unnecessary shall be distributed in accordance with the provisions of subsection (iii), below);

(ii) Second, to the payment of all expenses of liquidation and discharge of all of the Company’s debts and Liabilities to creditors (whether third parties or, to the fullest extent permitted by law, Members), in the order of priority as provided by Law, except any obligations to the Members in respect of their Capital Accounts or liabilities under 18-601 or 18-604 of the Act; and

(iii) Third, the balance to the Members, pro rata in proportion to their respective ownership of Units.

(c) Except as provided in Section 11.4(a), no Member shall have any right to demand or receive property other than cash upon dissolution and termination of the Company.

(d) Upon the completion of the liquidation of the Company and the distribution of all Company funds, the Company shall terminate and the Managing Member shall have the authority to execute and record a certificate of cancellation of the Company, as well as any and all other documents required to effectuate the dissolution and termination of the Company.

Section 11.4 Rights of Members.

(a) Each Member irrevocably waives any right that it may have to maintain an action for partition with respect to the property of the Company.

(b) Except as otherwise provided in this Agreement, (i) each Member shall look solely to the assets of the Company for the return of its Capital Contributions, and (ii) no Member shall have priority over any other Member as to the return of its Capital Contributions, distributions or allocations.

Section 11.5 Notices of Dissolution. In the event a Liquidating Event occurs or an event occurs that would, but for the provisions of Section 11.1, result in a dissolution of the Company, the Company shall, within 30 days thereafter, (a) provide written notice thereof to each of the Members and to all other parties with whom the Company regularly conducts business (as determined in the discretion of the Managing Member), and (b) comply, in a timely manner, with all filing and notice requirements under the Act or any other applicable Law.

Section 11.6 Reasonable Time for Winding Up. A reasonable time shall be allowed for the orderly winding up of the business and affairs of the Company and the liquidation of its assets in order to minimize any losses that might otherwise result from such winding up.

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Section 11.7 No Deficit Restoration. No Member shall be personally liable for a deficit Capital Account balance of that Member, it being expressly understood that the distribution of liquidation proceeds shall be made solely from existing Company assets.

Article XII
GENERAL

Section 12.1 Amendments; Waivers.

(a) The terms and provisions of this Agreement may be waived, modified or amended (including by means of merger, consolidation or other business combination to which the Company is a party) only with both (y) the approval of the Managing Member and (z) except for any amendment pursuant to Section 7.8, if, at such time, Atlas beneficially owns any Units, the approval of BCP; provided, that no waiver, modification or amendment shall be effective until after written notice is provided to the Members that the requisite consent has been obtained for such waiver, modification or amendment, and, for the avoidance of doubt, any Member, including any Member not providing written consent, shall have the right to file a Redemption Notice prior to the effectiveness of such waiver, modification or amendment; provided, further, that no amendment to this Agreement may:

(i) modify the limited liability of any Member, or increase the liabilities or obligations of any Member, in each case, without the prior written consent of each such affected Member; or

(ii) except as provided in the provisos in the last sentence of Section 4.3, alter or change any rights, preferences or privileges of any Interests in a manner that is different or prejudicial relative to any other Interests, without the prior written approval of a majority in interest of the Members holding the Interests affected in such a different or prejudicial manner.

(b) Notwithstanding the foregoing subsection (a), the Managing Member, acting alone, may amend this Agreement, including Exhibit A, (i) to reflect the admission of new Members, Transfers of Interests, the issuance of additional Units or Equity Securities, as provided by the terms of this Agreement, and, subject to Section 12.1(a), subdivisions or combinations of Units made in compliance with Section 4.1(g) and (ii) as necessary, and solely to the extent necessary, in the reasonable advice of legal counsel or a qualified tax advisor (including any nationally recognized accounting firm) to the Company, to avoid the Company being classified as a “publicly traded partnership” within the meaning of Section 7704(b) of the Code.

(c) No waiver of any provision or default under, nor consent to any exception to, the terms of this Agreement or any agreement contemplated hereby shall be effective unless in writing and signed by the Party to be bound and then only to the specific purpose, extent and instance so provided.

Section 12.2 Further Assurances. Each Party agrees that it will from time to time, upon the reasonable request of another Party, execute such documents and instruments and take such further action as may be required to accomplish the purposes of this Agreement.

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Section 12.3 Successors and Assigns. All of the terms and provisions of this Agreement shall be binding upon the parties and their respective successors and assigns, but shall inure to the benefit of and be enforceable by the successors and assigns of any Member only to the extent that they are permitted successors and assigns pursuant to the terms hereof. No party may assign its rights hereunder except as herein expressly permitted.

Section 12.4 Entire Agreement. This Agreement, together with all Exhibits and Schedules hereto and all other agreements referenced therein and herein, constitute the entire agreement between the parties hereto pertaining to the subject matter hereof and supersede all prior and contemporaneous agreements, understandings, negotiations and discussions, whether oral or written, of the parties and there are no warranties, representations or other agreements between the parties in connection with the subject matter hereof except as specifically set forth herein and therein.

Section 12.5 Rights of Members Independent. The rights available to the Members under this Agreement and at Law shall be deemed to be several and not dependent on each other and each such right accordingly shall be construed as complete in itself and not by reference to any other such right. Any one or more and/or any combination of such rights may be exercised by a Member and/or the Company from time to time and no such exercise shall exhaust the rights or preclude another Member from exercising any one or more of such rights or combination thereof from time to time thereafter or simultaneously.

Section 12.6 Governing Law. This Agreement, the legal relations between the parties and any Action, whether contractual or non-contractual, instituted by any Party with respect to matters arising under or growing out of or in connection with or in respect of this Agreement, shall be governed by and construed in accordance with the Laws of the State of Delaware applicable to contracts made and performed in such State and without regard to conflicts of law doctrines, except to the extent that certain matters are preempted by federal Law.

Section 12.7 Jurisdiction and Venue. The parties hereto hereby agree and consent to be subject to the jurisdiction of any federal court of the District of Delaware or the Delaware Court of Chancery over any Action arising out of or in connection with this Agreement. The parties hereto irrevocably waive the defense of an inconvenient forum to the maintenance of any such Action. Each of the parties hereto further irrevocably consents, to the fullest extent permitted by law, to the service of process out of any of the aforementioned courts in any such Action by the mailing of copies thereof by registered mail, postage prepaid, to such Party at its address set forth in this Agreement, such service of process to be effective upon acknowledgment of receipt of such registered mail. Nothing in this Section 12.7 shall affect the right of any Party hereto to serve legal process in any other manner permitted by law.

Section 12.8 Headings. The descriptive headings of the Articles, Sections and subsections of this Agreement are for convenience only and do not constitute a part of this Agreement.

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Section 12.9 Counterparts. This Agreement and any amendment hereto or any other agreement (or document) delivered pursuant hereto may be executed in one or more counterparts and by different parties in separate counterparts. All of such counterparts shall constitute one and the same agreement (or other document) and shall become effective (unless otherwise provided therein) when one or more counterparts have been signed by each Party and delivered to the other Party. Any signature hereto delivered by a Party by facsimile or other means of electronic transmission shall be deemed an original signature hereto.

Section 12.10 Notices. Any notice, request, demand or other communication hereunder must be given in writing and (a) delivered in person, (b) transmitted by facsimile, by telecommunications mechanism or electronically or (c) mailed by certified or registered mail, postage prepaid, receipt requested as follows:

If to the Company or the Managing Member, addressed to it at:

[●]

13215 Bee Cave Parkway

Bldg. A, Suite 260

Austin, Texas 78738

Attention: L. Joseph Boyer

Email: joe.boyer@atlastechnical.us

and

[●]

8801 Calera Drive

Austin, Texas 78735
Attention: Steve Kadenacy
Email: sk@boxwoodmc.com

With copies (which shall not constitute notice) to:

Kirkland & Ellis, LLP
609 Main Street, Suite 4700
Houston, TX 77002

Fax:	(713) 836-3601
Email:	wbenitez@kirkland.com
julian.seiguer@kirkland.com
Attention:	William J. Benitez, P.C.
Julian J. Seiguer, P.C.

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and

Winston & Strawn

200 Park Avenue

New York, New York 10166-4193

Fax:	(212) 294-5336
Email:	jrubinstein@winston.com
josborn@winston.com
Attention:	Joel Rubinstein
Jason Osborn

or to such other address or to such other Person as either Party shall have last designated by such notice to the other parties. Each such notice or other communication shall be effective (i) if given by telecommunication or electronically, when transmitted to the applicable number or electronic mail address so specified in (or pursuant to) this Section 12.10 and an appropriate answerback is received or, if transmitted after 5:00 p.m. Texas time on a Business Day in the jurisdiction to which such notice is sent or at any time on a day that is not a Business Day in the jurisdiction to which such notice is sent, then on the immediately following Business Day, (ii) if given by mail, on the first Business Day in the jurisdiction to which such notice is sent following the date three days after such communication is deposited in the mails with first class postage prepaid, addressed as aforesaid or (iii) if given by any other means, on the Business Day when actually received at such address or, if not received on a Business Day, on the Business Day immediately following such actual receipt.

Section 12.11 Representation by Counsel; Interpretation. The Parties acknowledge that each Party to this Agreement has been represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of Law, or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the party that drafted it has no application and is expressly waived.

Section 12.12 Severability. If any provision of this Agreement is determined to be invalid, illegal or unenforceable by any Governmental Entity, the remaining provisions of this Agreement, to the extent permitted by Law shall remain in full force and effect; provided, that the essential terms and conditions of this Agreement for all parties remain valid, binding and enforceable.

Section 12.13 Expenses. Except as otherwise provided in this Agreement, each Party shall bear its own expenses in connection with the transactions contemplated by this Agreement.

Section 12.14 Waiver of Jury Trial. EACH OF THE COMPANY, THE MEMBERS, THE MANAGING MEMBER AND ANY INDEMNITEES SEEKING REMEDIES HEREUNDER, HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY LAW ANY RIGHT IT MAY HAVE TO TRIAL BY JURY IN RESPECT OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION BASED ON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, VERBAL OR WRITTEN STATEMENT OR ACTION OF ANY MEMBER OR INDEMNITEE, IN EACH CASE, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY OR OTHERWISE.

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Section 12.15 No Third Party Beneficiaries. Except as expressly provided in Sections 7.4 and 10.2, nothing in this Agreement, express or implied, is intended to confer upon any Party, other than the parties hereto and their respective successors and permitted assigns, any rights or remedies under this Agreement or otherwise create any third party beneficiary hereto.

Section 12.16 No Recourse. Notwithstanding anything that may be expressed or implied in this Agreement (except in the case of the immediately succeeding sentence) or any document, agreement, or instrument delivered contemporaneously herewith, and notwithstanding the fact that any Party may be a partnership or limited liability company, each Party hereto, by its acceptance of the benefits of this Agreement, covenants, agrees and acknowledges that no Persons other than the Parties shall have any obligation hereunder and that it has no rights of recovery hereunder against, and no recourse hereunder or under any documents, agreements, or instruments delivered contemporaneously herewith or in respect of any oral representations made or alleged to be made in connection herewith or therewith shall be had against, any former, current or future director, officer, agent, Affiliate, manager, assignee, incorporator, controlling Person, fiduciary, representative or employee of any Party (or any of their successor or permitted assignees), against any former, current, or future general or limited partner, manager, stockholder or member of any Party (or any of their successors or permitted assignees) or any Affiliate thereof or against any former, current or future director, officer, agent, employee, Affiliate, manager, assignee, incorporator, controlling Person, fiduciary, representative, general or limited partner, stockholder, manager or member of any of the foregoing, but in each case not including the Parties (each, but excluding for the avoidance of doubt, the Parties, a “Party Affiliate”), whether by or through attempted piercing of the corporate veil, by or through a claim (whether in tort, contract or otherwise) by or on behalf of such party against the Party Affiliates, by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable Law, or otherwise; it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on, or otherwise be incurred by any Party Affiliate, as such, for any obligations of the applicable party under this Agreement or the transactions contemplated hereby, under any documents or instruments delivered contemporaneously herewith, in respect of any oral representations made or alleged to be made in connection herewith or therewith, or for any claim (whether in tort, contract or otherwise) based on, in respect of, or by reason of, such obligations or their creation. Notwithstanding the foregoing, a Party Affiliate may have obligations under any documents, agreements or instruments delivered contemporaneously herewith or otherwise contemplated by this Agreement if such Party Affiliate is a party to such document, agreement, agreement or instrument. Except to the extent otherwise expressly set forth in, and subject in all cases to the terms and conditions of and limitations herein, this Agreement may only be enforced against, and any claim or cause of action of any kind based upon, arising out of, or related to this Agreement, or the negotiation, execution or performance of this Agreement, may only be brought against the Persons that are expressly named as parties hereto and then only with respect to the specific obligations set forth herein with respect to such Party. Each Party Affiliate is expressly intended as a third party beneficiary of this Section 12.16.

[Signatures on Next Page]

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IN WITNESS WHEREOF, each of the Parties hereto has caused this Amended and Restated Limited Liability Company Agreement to be executed as of the day and year first above written.

COMPANY:

ATLAS TC HOLDINGS LLC

By:
Name:
Title:

MANAGING MEMBER:

BOXWOOD MERGER CORP.

By:
Name:
Title:

MEMBERS:

ATLAS TECHNICAL CONSULTANTS HOLDINGS LP

By: Atlas Technical Consultants Holdings GP LLC
Its: General Partner

By:
Name:
Title:

Signature Page to Amended and Restated Limited Liability Company Agreement of Atlas TC Holdings LLC

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EXHIBIT A

Members	Number of Shares of Class B Common Stock Owned	Number of Units Owned	Closing Date Capital Account Balance
Boxwood Merger Corp.	[●]	[●]	[●]
Atlas Technical Consultants Holdings LP	[●]	[●]	[●]

Exhibit A to the Amended and Restated Limited Liability Company Agreement of Atlas TC Holdings LLC

Ex D-49

EXHIBIT B

Officer Listing

Exhibit B to the Amended and Restated Limited Liability Company Agreement of Atlas Intermediate Holdings LLC

Ex D-50

EXHIBIT E

FIRPTA CERTIFICATES

(see attached)

Exhibit E to Unit Purchase Agreement

Certificate of Non-foreign Status

[●], 2019

Section 1445 of the Internal Revenue Code of 1986, as amended (the “Code”) provides that a transferee of a U.S. real property interest must withhold tax if the transferor is a foreign person. For U.S. tax purposes (including Section 1445 of the Code), the owner of a disregarded entity (which has legal title to a U.S. real property interest under local law) will be the transferor of the property and not the disregarded entity. To inform Boxwood Merger Corp., a Delaware corporation (“Transferee”), that withholding of tax is not required upon disposition of a U.S. real property interest by Atlas Technical Consultants Holdings LP, a Delaware limited partnership (“Transferor”), the undersigned hereby certifies the following on behalf of Transferor:

(i)	Transferor is not a foreign corporation, foreign partnership, foreign trust or foreign estate (as those terms are defined in the Code and Treasury Regulations);

(ii)	Transferor’s U.S. employer identification number is 82-2810333;

(iii)	Transferor’s principal office address is 400 Convention Street, Suite 1010, Baton Rouge, Louisiana 70802; and

(iv)	Transferor is not a disregarded entity as defined in Treasury Regulations § 1.1445-2(b)(2)(iii).

Transferor understands that this certification may be disclosed to the Internal Revenue Service by Transferee and that any false statement contained herein could be punishable by fine, imprisonment or both.

Under penalties of perjury I declare that I have examined this certification and to the best of my knowledge and belief it is true, correct and complete, and I further declare that I have authority to sign this document on behalf of the undersigned Transferor.

[Remainder of page intentionally left blank]

Ex E-1

Executed as of the date first written above.

TRANSFEROR:

ATLAS TECHNICAL CONSULTANTS HOLDINGS LP

By:	Atlas Technical Consultants Holdings GP LLC
Its:	General Partner

By:
Name:
Title:

Signature Page to FIRPTA Certificate

Ex E-2

EXHIBIT F

BCP RESTRICTIVE COVENANT AGREEMENT

(see attached)

Exhibit F to Unit Purchase Agreement

RESTRICTIVE COVENANT AGREEMENT

THIS RESTRICTIVE COVENANT AGREEMENT (this “Agreement”) is made as of [__], 2019,1 by and between Atlas TC Holdings LLC, a Delaware limited liability company (“Holdings”), Atlas Technical Consultants SPV, LLC, a Delaware limited liability company (“ATC SPV”) and Arrow Environmental SPV, LLC, a Delaware limited liability company (together with ATC SPV, “BCP”).

RECITALS:

A.  Reference herein is made to that certain Unit Purchase Agreement, dated as of August [●], 2019 (as amended, restated or otherwise modified from time to time, the “Purchase Agreement”), by and among Boxwood Merger Corp., a Delaware corporation (“Parent”), Holdings, Atlas TC Buyer LLC, a Delaware limited liability company (“Buyer”), Atlas Intermediate Holdings LLC, a Delaware limited liability company (“Atlas”, and together with its Subsidiaries, the “Company”), and Atlas Technical Consultants Holdings LP, a Delaware limited partnership and subsidiary of BCP (“Seller”), pursuant to which Buyer is purchasing certain issued and outstanding equity interests of Atlas from Seller (the “Transaction”). Capitalized terms not expressly defined in this Agreement shall have the meanings ascribed to them in the Purchase Agreement.

B.  BCP acknowledges and agrees that (i) this Agreement is being entered into as part of the consummation of the Purchase Agreement and the Transaction, (ii) the covenants and agreements set forth in this Agreement are a material inducement to, and a condition precedent of, the Buyer Group consummating the Transaction, (iii) BCP shall receive substantial benefits by the consummation of the Transaction (including specifically its portion of the proceeds received by Seller in connection with the Transaction) and (iv) the Buyer Group and their Affiliates would not obtain the benefit of the bargain set forth in the Purchase Agreement as specifically negotiated by the parties thereto (including specifically the full benefit of the acquisition of the Purchased Units of Atlas by Buyer) if BCP breached the provisions of this Agreement.

C.  BCP further acknowledges and agrees that, as of the date of the Transaction, it directly or indirectly owns an equity interest in Seller and, pursuant to the Transaction, Seller is selling the Purchased Units to Buyer. BCP acknowledges and understands that the following covenants and obligations placed upon it are necessary and appropriate to protect the value of the goodwill, confidential and proprietary information and trade secrets being acquired by Buyer.

D.  BCP also acknowledges that prior to the Transaction, BCP may have been provided access to the Company’s Proprietary Information. Therefore, BCP agrees that it is fair and reasonable for the Company to enter into this Agreement with BCP to protect itself from the risk of misappropriation of Proprietary Information. For purposes of this Agreement, the term “Proprietary Information” means information of the Company acquired by BCP or its Affiliates (other than the Company) prior to the Closing Date (i) that is designated as “confidential” by the Company, or (ii) that the Company expressly indicates, prior to the Closing, through its policies, procedures, or other instructions should not be disclosed to anyone outside each such organization. Notwithstanding anything to the contrary contained in this Agreement, Proprietary Information shall not include information that (a) is or, other than as a result of BCP’s disclosure in breach of this Agreement, later becomes generally available to the public, (b) to the knowledge of BCP, is properly obtained by BCP or its Affiliates from an independent source under no obligation of confidentiality with respect to such information owed to Buyer or the Company, (c) is information already in BCP’s possession that is not solely related or otherwise unique to the Company or (d) is information developed by, or on behalf of, BCP or its Affiliates, without reference to or the use of Proprietary Information. Proprietary Information may be provided in any form, including electronic, oral, visual, or written form, whether or not it is marked as being confidential. Proprietary Information need not be a trade secret or know-how to be protected under this Agreement. By way of illustration, but not limitation, Proprietary Information may include any confidential information of the Company as of the Closing about the business, methods, business plans, operations, products, processes, and services of the Company or any Customer thereof. Proprietary Information may also include, without limitation, confidentially held information of the Company as of the Closing pertaining to: (i) the identities of the Company’s actual Customers, as well as the names, addresses, phone numbers and e-mail addresses of contact persons and/or decision-makers employed by Customers; (ii) the volume of business and the nature of the business relationship between Buyer or the Company and their Customers; (iii) the pricing of the Company’s products, services and technology, including any deviations from its standard pricing for particular Customers, as well as the financing methods employed by and arrangements with existing or prospective Customers; (iv) information regarding the Company’s employees, including their identities, skills, talents, knowledge, experience, compensation, and preferences; (v) business plans and strategies, marketing and sales plans and strategies, revenue, expense and profit projections, industry analyses, and any proposed or actual implemented technology changes; (vi) information about financial results and business condition; (vii) computer programs, software, source code, and program designs developed by or for the Company and/or tailored to their needs by their employees, independent contractors, consultants or vendors; and (viii) all technology developed, enhanced, produced, employed, and/or distributed by the Company. Proprietary Information includes trade secrets and know-how.

1 Note to Draft: To be executed as of the Closing Date.

Ex F-1

E.  BCP also agrees that the Company has developed, over a period of time, and will continue to develop, goodwill between itself and its Customers. BCP further acknowledges that this goodwill is a valuable asset belonging solely to the Company, and the Company’s successors and/or assigns. For purposes of this Agreement, the term "Customer" means any individual, proprietorship, partnership, corporation, association, or other entity that has purchased or acquired products or services from, the Company during the 12 month period prior to the Closing.

F.  BCP agrees that, as part of its or its Affiliates ownership of the Company, BCP is familiar with the compensation and benefits, capabilities, experiences and skills of a number of the Company’s employees. All such information may constitute Proprietary Information.

AGREEMENT:

NOW THEREFORE, in consideration of the foregoing premises and for other good and valuable consideration, including the Proprietary Information that BCP acquired as a result of BCP’s position with, and ownership interest in, the Company, the receipt and sufficiency of which are hereby acknowledged, it is agreed:

1.	Restrictive Covenants.

As an inducement for Parent, Holdings and Buyer to enter into the Purchase Agreement, for the protection of the goodwill of the Company, and as additional consideration for the consideration to be paid under the Purchase Agreement, the parties hereto agree as follows:

(a)	Ancillary to the enforceable promises set forth herein, BCP agrees that for a period of two years from and after the Closing Date, BCP shall not, and shall cause its Affiliates not to, directly or indirectly:

(i)	induce or attempt to induce any of the persons set forth on Schedule 1 hereto (each, an “Executive” and, collectively, the “Executives”) or other executive officer of the Company (as of the Closing) to leave the employ of the Company; provided, however, that notwithstanding the promises and covenants within this Section 1(a)(i), BCP shall not be precluded from (A) engaging in general solicitations or advertising for personnel, including advertisements and searches conducted by a headhunter agency, provided that such solicitation, advertising or searches are not specifically directed at any such employees of the Company; and (B) subject to Section 1(a)(ii), hiring any such person who contacts BCP or its Affiliates in response to solicitations or advertising under the foregoing clause (A);

Ex F-2

(ii)	hire any Executive who was employed by the Company at any time during the 12 month period prior to the Closing; or

(iii)	induce or attempt to induce any Person that is, to BCP’s knowledge, a Customer, supplier or material business relation of the Company (including any Person that, to BCP’s knowledge, was a Customer, supplier or other material business relation of the Company at any time during the 12 month period immediately prior to the Closing) to cease doing business with the Company.

(b)	From and after the date hereof, each party hereto agrees that it will not, and will direct its Affiliates not to, knowingly make, publish or communicate to any Person any oral or written statement that disparages or places the other party hereto in respect thereof in a false light, except in connection with a legal proceeding, legal process or if such party is otherwise required by Law to cooperate with, or is responding to a request from, a Governmental Entity or self-regulatory authority; provided, however, that nothing in this Section 1(b) shall prohibit any of the parties hereto or their Affiliates or any parties to the Purchase Agreement or any of the agreements entered into in connection therewith from defending against claims, or enforcing their rights, under this Agreement, the Purchase Agreement or any of the other agreements entered in connection therewith.

(c)	From and after the date hereof, except to the extent consented to by Parent, Holdings, Buyer or the Company, BCP shall keep confidential (except as may be disclosed to its Affiliates, directors, officers, partners, employees, agents, consultants, financing sources, investors (including direct and indirect limited partners or investors), vehicles, managed accounts, attorneys, accountants, financial advisors or other representatives (collectively, “Representatives”)) and not use or disclose, and shall direct its Representatives to keep confidential and to not use or disclose, any and all Proprietary Information relating directly to the Company that remains in BCP’s possession after the Closing. The foregoing will not preclude BCP and its Representatives from (i) disclosing such Proprietary Information without liability hereunder if compelled or requested to disclose the same by legal, judicial or administrative process or by other requirements of Law (including, without limitation, by oral questions, interrogatories, requests for information or documents in legal, administrative, arbitration or other formal proceedings, subpoena, civil investigative demand or other similar process, including but not limited to an audit or examination by a regulator, bank examiner or self-regulatory organization) (subject to the following sentence), (ii) discussing or using such Proprietary Information if the same hereafter is publically available (other than as a result of a breach of this Section 1(c)); (iii) discussing or using such Proprietary Information to the extent such information is acquired or made available to BCP or its Representatives by a Person that is not, to BCP’s reasonable belief, subject to an obligation of confidentiality to the Company or any Person (other than BCP and its Representatives) with respect to such information; or (iv) using such Proprietary Information in connection with its ownership of Equity Interests of the Buyer Group. If BCP or its Affiliates or their Representatives is requested or required (by oral questions, interrogatories, requests for information or documents in legal, administrative, arbitration or other formal proceedings, subpoena, civil investigative demand or other similar process, including but not limited to an audit or examination by a regulator, bank examiner or self-regulatory organization) to disclose any such Proprietary Information, BCP shall, to the extent legally permissible, promptly notify Buyer Group of any such request or requirement so that Buyer Group may seek a protective order or other appropriate remedy (in each case, at Buyer Group’s sole expense) and/or waive compliance with the provisions of this Section 1(c). If based on the advice of counsel and in the absence of a protective order or other remedy, BCP is required to disclose such information, BCP, without any liability hereunder, may disclose that portion of such information that it believes in good faith it is legally required to disclose. Notwithstanding anything to the contrary contained herein, BCP shall not be required to give any notice and shall have no liability hereunder to the extent BCP or its Representatives is requested or required to disclose Proprietary Information to the applicable regulatory or self-regulatory authorities having supervisory jurisdiction over BCP or its Representatives, as applicable, during the course of any regulatory audit or examination. BCP shall be liable to the Company for the breach of this Section 1(c) by any of its Representatives.

Ex F-3

(d)	Notwithstanding anything herein to the contrary, nothing in this Section 1 shall in any way limit the activities of any Affiliate (including portfolio companies) of BCP or its Affiliates (or any investment funds, vehicles or companies managed by Seller or its Affiliates) who are not in receipt of or otherwise provided any Proprietary Information; provided, however, that the foregoing shall not apply to the extent any Affiliate (including portfolio companies) of BCP or its Affiliates is acting at the specific instruction of a Person in possession of Proprietary Information who is using such Proprietary Information in making such instruction. For avoidance of doubt, no such Affiliate shall be deemed to be “in receipt or otherwise provided any Proprietary Information” solely as a result of a Representative of BCP or its Affiliates (or any investment funds, vehicles or companies managed by BCP or its Affiliates) who is in possession of Proprietary Information also being an officer, director or other agent of such portfolio company.

2.	Remedies.

In the event of a breach of any covenant set forth in Section 1 of this Agreement, the non-breaching party may be entitled to have the following rights and remedies, each of which rights and remedies shall be independent of the others and severally enforceable, and each of which is in addition to, and not in lieu of, any other rights and remedies available to the non-breaching party at law or in equity:

(a)	the right and remedy to have the provisions of Section 1 specifically enforced by any court of competent jurisdiction, it being agreed that any breach or threatened breach of such provisions may cause irreparable injury to the non-breaching party and that money damages may not provide an adequate remedy to the non-breaching party; and

(b)	the right to seek damages resulting from a breach of the provisions of Section 1; and

Ex F-4

(c)	the right to immediate injunctive relief, either by temporary or permanent injunction to prevent such a breach.

3.	Tolling of Restriction.

If BCP is found to have violated any of the provisions of Section 1, BCP agrees that the restrictive period of each covenant so violated shall be extended by a period of time equal to the period of such violation by BCP. It is the intent of this paragraph that the running of the restrictive period of any covenant shall be tolled during any period of violation of such covenants so that the Company may obtain the full and reasonable protection for which it contracted and so that BCP may not profit by any breach of such covenants.

4.	Successors and Assigns; Third Party Beneficiaries.

This Agreement will be binding upon the parties hereto and will inure to the benefit of the parties hereto and their successors and permitted assigns. The parties hereto expressly agree that Buyer is an intended third party beneficiary of this Agreement.

5.	Governing Law; Jurisdiction; Venue.

The Laws of the State of Delaware shall govern (a) all claims or matters related to or arising from this Agreement and (b) any questions concerning the construction, interpretation, validity and enforceability of this Agreement, and the performance of the obligations imposed by this Agreement, in each case without giving effect to any choice-of-law or conflict-of-law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Law of any jurisdiction other than the State of Delaware. Each party to this Agreement hereby IRREVOCABLY waives all rights to trial by jury in any action, suit or Proceeding brought to resolve any dispute between or among any of the parties (whether arising in contract, tort or otherwise) arising out of, connected with, related or incidental to this Agreement, the transactions contemplated hereby and/or the relationships established among the parties hereunder. THE PARTIES HERETO FURTHER WARRANT AND REPRESENT THAT EACH HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. Each of the Parties submits to the exclusive jurisdiction of a state or federal court sitting in the State of Delaware, County of New Castle. Nothing in this Section 4, however, shall affect the right of any party to serve legal process in any other manner permitted by Law or at equity. Each party hereto agrees that a final judgment in any Proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by Law or at equity.

6.	Remedies.

In the event that BCP actually violates any of the provisions set forth herein, BCP acknowledges that Buyer will suffer immediate and irreparable harm which cannot be accurately calculated in monetary damages. Consequently, BCP acknowledges and agrees that in the event BCP actually violates any of the provisions set forth herein, in addition to any other remedy to which Buyer may be entitled, Buyer shall be entitled to immediate injunctive relief, either by temporary or permanent injunction, solely to the extent necessary to prevent such a violation and may seek any other legal or equitable relief to which it may be entitled. The parties hereto agree that the bond to be posted if any injunction is sought in connection with this Agreement shall not exceed $1,000.00. The pursuit of one remedy at any time will not be deemed an election of remedies or waiver of the right to pursue any other remedy.

Ex F-5

7.	Severability.

Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement or the application of any such provision to any Person or circumstance shall be held to be prohibited by or invalid, illegal or unenforceable under applicable Law in any respect by a court of competent jurisdiction, such provision shall be ineffective only to the extent of such prohibition or invalidity, illegality or unenforceability, without invalidating the remainder of such provision or the remaining provisions of this Agreement. Furthermore, in lieu of such illegal, invalid or unenforceable provision, such court of competent jurisdiction shall add as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid, or unenforceable provision as may be possible.

8.	Counterparts; Electronic Delivery.

This Agreement may be executed and delivered in one or more counterparts and by fax or email, each of which shall be deemed an original and all of which shall be considered one and the same agreement. Neither party shall raise the use of a fax machine or email to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a fax machine or email as a defense to the formation or enforceability of this Agreement and each party forever waives any such defense.

9.	Section Headings; Construction.

The headings of sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to “Section” or “Sections” refer to the corresponding Section or Sections of this Agreement unless otherwise specified. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word “including” does not limit the preceding words or terms.

10.	Assignment.

Neither this Agreement nor any right, remedy, obligation or liability arising hereunder or by reason hereof may be assigned by any party without the prior written consent of the other party hereto.

11.	Amendment and Waiver.

No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by Atlas and BCP. No waiver of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the party against which such waiver is to be enforced. No waiver by any party hereto of any default, breach of representation or warranty or breach of covenant hereunder, whether intentional or not, shall be deemed to extend to any other, prior or subsequent default or breach or affect in any way any rights arising by virtue of any other, prior or subsequent such occurrence.

Ex F-6

12.	Notices.

All notices, demands, requests, instructions, claims, consents, waivers and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given (a) when personally delivered (or, if delivery is refused, upon presentment), received by fax or email (with hard copy to follow) prior to 5:00 p.m. Central Time on a Business Day or delivery by reputable overnight express courier (charges prepaid) or (b) three (3) days following mailing by certified or registered mail, postage prepaid and return receipt requested. Unless another address is specified in writing, notices, demands and communications to the Company shall be sent to the addresses indicated below:

If to the Company:

Atlas Intermediate Holdings LLC

c/o Boxwood Merger Corp.

8801 Calera Drive

Austin, TX 78735

Attention: Steve Kadenacy

Email:	sk@boxwoodmc.com

with a copy to:

Winston & Strawn LLP

200 Park Avenue

New York, NY 10166-4193

Attn:	Joel Rubinstein

Jason D. Osborn

Fax:	(212) 294-5336
Email:	jrubinstein@winston.com

josborn@winston.com

If to BCP:

Bernhard Capital Partners

400 Convention St., Suite 1010

Baton Rouge, Louisiana 70802

Attn:	Mark Spender

Christopher Dillon

Lucie Kantrow

Fax:	(225) 454-6957
Email:	mark@bernhardcapital.com

chris@bernhardcapital.com

lucie@bernhardcapital.com

and

Kirkland & Ellis LLP

609 Main Street

Houston, Texas 77002

Attn:	William J. Benitez, P.C.

Kyle M. Watson

Fax:	(713) 836-3601
Email:	william.benitez@kirkland.com

kyle.watson@kirkland.com

Ex F-7

13.	Attorneys’ Fees; Costs.

Each party hereto will be responsible for its own expenses, fees and costs in connection with this Agreement or the enforcement of the terms hereto, including any attorneys’ fees incurred in enforcing or commencing to enforce the provisions of this Agreement.

14.	Entire Agreement.

This Agreement and the agreements and documents referred to herein contain the entire agreement and understanding between the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, whether written or oral, relating to such subject matter in any way. The parties have voluntarily agreed to define their rights, liabilities and obligations with respect to the transactions contemplated hereby exclusively in the express terms and provisions of this Agreement, and the parties expressly disclaim that they are owed any duties or are entitled to any remedies not expressly set forth in this Agreement. Furthermore, this Agreement embodies the justifiable expectations of sophisticated parties derived from arm’s-length negotiations neither party has any special relationship with another Person that would justify any expectation beyond that of an ordinary arm’s-length transaction.

[Remainder of this page is intentionally blank. Signature page follows.]

Ex F-8

IN WITNESS WHEREOF, the undersigned parties have executed and delivered this Agreement as of the date first written above.

HOLDINGS

ATLAS TC HOLDINGS LLC

By:
Name:
Title:

BCP

ATLAS TECHNICAL CONSULTANTS SPV, LLC

By:
Name:
Title:

ARROW ENVIRONMENTAL SPV, LLC

By:
Name:
Title:

Signature Page to Restrictive Covenant Agreement

Ex F-9

Schedule 1

Executives

1.	L. Joe Boyer
2.	Walter Powell
3.	Bobby Toups
4.	Magshoud Tahmoressi
5.	Gary Cappa
6.	Buddy Gratton
7.	Paul Grillo
8.	Rob Comey
9.	David Miller
10.	Eric Steinmann
11.	Jim Backman
12.	Charlie Brice
13.	David Cram
14.	Brad Tanberg
15.	Daniel King
16.	Jeremy Presley
17.	Jay Dorst
18.	Jim Powers
19.	Mike Ballard
20.	John Kirshbaum
21.	Bill Ulmer

Schedule 1 to Restrictive Covenant Agreement

Ex F-10

EXHIBIT G

REGISTRATION RIGHTS AGREEMENT

(see attached)

Exhibit G to Unit Purchase Agreement

REGISTRATION RIGHTS AGREEMENT

This Registration Rights Agreement (this “Agreement”) is made as of [●], 2019 by and among [Boxwood Merger Corp.], a Delaware corporation (the “Company”), [Atlas Technical Consultants Holdings LP, a Delaware limited partnership] (“Atlas Holdings”), and any person or entity who hereafter becomes a party to this Agreement pursuant to Section 5.2 of this Agreement (together with Atlas Holdings, each a “Holder” and, collectively, the “Holders”).

RECITALS

WHEREAS, this Agreement is made and entered into in connection with the closing of the transactions (the “Transactions”) contemplated by that certain Unit Purchase Agreement, dated as of [●], 2019 (the “Purchase Agreement”), by and among the Company, Atlas Intermediate Holdings LLC, a Delaware limited liability company (“Atlas Operating”), and Atlas Holdings;

WHEREAS, prior to the closing of the Transactions, Atlas Holdings owned beneficially and of record all of the issued and outstanding limited liability company interests of Atlas Operating (the “Common Units”);

WHEREAS, pursuant to the Purchase Agreement, the Company purchased from Atlas Holdings the Purchased Units (as defined below), [in exchange for cash and the issuance by the Company to Atlas Holdings of shares of the Company’s Class B Common Stock (as defined below)];

WHEREAS, in connection with the closing of the Transactions, the Company, Atlas Operating and Atlas Holdings entered into that certain amended and restated limited liability company agreement of Atlas Operating (such agreement, as it may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “LLC Agreement”);

WHEREAS, in connection with the closing of the Transactions, Atlas Operating has provided the holders of Class B Common Stock with a redemption right pursuant to which such holders may redeem their Class B Common Stock along with a proportionate number of Common Units for shares of Class A Common Stock (as defined below) on the terms set forth in the LLC Agreement; and

WHEREAS, pursuant to the Purchase Agreement, the Company agreed to register for resale under the Securities Act the shares of Class A Common Stock that may be issued to the Holders and their permitted transferees pursuant to the LLC Agreement;

WHEREAS, the Company and the Holders desire to enter into this Agreement, pursuant to which the Company shall grant the Holders certain registration rights with respect to certain securities of the Company, as set forth in this Agreement.

Ex G-1

AGREEMENT

NOW, THEREFORE, in consideration of the representations, covenants and agreements contained herein, and certain other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

Article I.
DEFINITIONS

Section 1.1 Definitions. The terms defined in this Article I shall, for all purposes of this Agreement, have the respective meanings set forth below:

“Adverse Disclosure” shall mean any public disclosure of material non-public information, which disclosure, in the good faith judgment of the Chief Executive Officer or principal financial officer of the Company, after consultation with counsel to the Company, (a) would be required to be made in any Registration Statement or Prospectus in order for the applicable Registration Statement or Prospectus not to contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein (in the case of any prospectus and any preliminary prospectus, in the light of the circumstances under which they were made) not misleading, (b) would not be required to be made at such time if the Registration Statement were not being filed, and (c) the Company has a bona fide business purpose for not making such information public.

“Agreement” shall have the meaning given in the Preamble.

“Blackout Period” shall have the meaning given in Section 3.4(b).

“Business Day” shall mean any day of the year on which national banking institutions in New York are open to the public for conducting business and are not required or authorized to close.

“Class A Common Stock” shall mean the Class A common stock, par value $0.0001 per share, of the Company.

“Class B Common Stock” shall mean the Class B common stock, par value $0.0001 per share, of the Company.

“Closing Date” shall have the meaning given in the Purchase Agreement.

“Commission” shall mean the Securities and Exchange Commission.

“Common Units” shall have the meaning given in the Preamble.

“Company” shall have the meaning given in the Preamble.

“Demanding Holder” shall have the meaning given in Section 2.2(a).

“Effectiveness Deadline” shall have the meaning given in Section 2.1.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as it may be amended from time to time.

Ex G-2

“Form S-3” shall have the meaning given in Section 2.4.

“Founder Holders” shall mean “Holders” as defined in the Founder Registration Rights Agreement.

“Founder Registrable Securities” shall mean “Registrable Securities” as defined in the Founder Registration Rights Agreement

“Founder Registration Rights Agreement” shall mean that certain Registration Rights Agreement, dated as of November 15, 2018, by and between the Company, Boxwood Merger Sponsor LLC, a Delaware limited liability company, and the other parties thereto.

“Holders” shall have the meaning given in the Preamble.

“Initial Shelf” shall have the meaning given in Section 2.1.

“LLC Agreement” shall have the meaning given in the Recitals.

“Maximum Number of Securities” shall have the meaning given in Section 2.2(b).

“Misstatement” shall mean an untrue statement of a material fact or an omission to state a material fact required to be stated in a Registration Statement or Prospectus, or necessary to make the statements in a Registration Statement or Prospectus in the light of the circumstances under which they were made not misleading.

“Piggyback Registration” shall have the meaning given in Section 2.3.

“Prospectus” shall mean the prospectus included in any Registration Statement, as supplemented by any and all prospectus supplements and as amended by any and all post-effective amendments and including all material incorporated by reference in such prospectus.

“Purchase Agreement” shall have the meaning given in the Recitals.

“Purchased Units” shall have the meaning given in the Purchase Agreement.

“Registrable Security” shall mean (a) any shares of Class A Common Stock issued or issuable by the Company in connection with the redemption by Atlas Operating of Common Units owned by any Holder in accordance with the terms of the LLC Agreement, and (b) any other equity security of the Company issued or issuable to any Holder with respect to any such share of Class A Common Stock or Class B Common Stock by way of a stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or reorganization; provided, however, that, as to any particular Registrable Security, such securities shall cease to be Registrable Securities when: (i) a Registration Statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been sold, transferred, disposed of or exchanged in accordance with such Registration Statement; (ii) such securities shall have been otherwise transferred, new certificates for such securities not bearing a legend restricting further transfer shall have been delivered by the Company and subsequent public distribution of such securities shall not require registration under the Securities Act; (iii) such securities shall have ceased to be outstanding; or (iv) such securities have been sold to, or through, a broker, dealer or underwriter in a public distribution or other public securities transaction.

Ex G-3

“Registration” shall mean a registration effected by preparing and filing a registration statement or similar document in compliance with the requirements of the Securities Act, and the applicable rules and regulations promulgated thereunder, and such registration statement becoming effective.

“Registration Expenses” shall mean the out-of-pocket expenses of a Registration, including, without limitation, the following:

a)	all registration and filing fees (including fees with respect to filings required to be made with the Financial Industry Regulatory Authority, Inc.) and any securities exchange on which the Class A Common Stock is then listed;

b)	fees and expenses of compliance with securities or blue sky laws (including reasonable fees and disbursements of counsel for the Underwriters in connection with blue sky qualifications of Registrable Securities);

c)	printing, messenger, telephone and delivery expenses;

d)	reasonable fees and disbursements of counsel for the Company;

e)	reasonable fees and disbursements of all independent registered public accountants of the Company incurred specifically in connection with such Registration (including the expenses of any special audit and “comfort letters” required by or incident to such performance); and

f)	reasonable fees and expenses of one legal counsel selected by the Demanding Holders in connection with an Underwritten Offering.

“Registration Statement” shall mean any registration statement that covers the Registrable Securities pursuant to the provisions of this Agreement, including the Prospectus included in such registration statement, amendments (including post-effective amendments) and supplements to such registration statement, and all exhibits to and all material incorporated by reference in such registration statement.

“Replacement S-3 Shelf” shall have the meaning given in Section 2.1.

“Securities Act” shall mean the Securities Act of 1933, as amended from time to time.

“Suspension Period” shall have the meaning given in Section 3.4(a).

“Transactions” shall have the meaning given in the Recitals.

“Underwriter” shall mean a securities dealer who purchases any Registrable Securities as principal in an Underwritten Offering and not as part of such dealer’s market-making activities.

“Underwritten Offering” shall mean an offering in which securities of the Company are sold to an Underwriter in a firm commitment underwriting for distribution to the public.

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Article II.
REGISTRATIONS

Section 2.1 Registration Statement. The Company shall, as soon as practicable after the Closing Date, but in any event within 30 days after the Closing Date, file a Registration Statement under the Securities Act to permit the public resale of all the Registrable Securities held by the Holders from time to time as permitted by Rule 415 under the Securities Act (or any successor or similar provision adopted by the Commission then in effect) on the terms and conditions specified in this Section 2.1 and shall use its reasonable best efforts to cause such Registration Statement to be declared effective as soon as practicable after the filing thereof, but in any event no later than the earlier of (a) 60 days (or 90 days if the Commission notifies the Company that it will “review” the Registration Statement) after the Closing Date and (b) the tenth Business Day after the date the Company is notified (orally or in writing, whichever is earlier) by the Commission that such Registration Statement will not be “reviewed” or will not be subject to further review (such earlier date, the “Effectiveness Deadline”). The Registration Statement filed with the Commission pursuant to this Section 2.1 shall be on Form S-1 or such other form of registration statement as is then available to effect a registration for resale of such Registrable Securities, covering such Registrable Securities, and shall contain a Prospectus in such form as to permit any Holder to sell such Registrable Securities pursuant to Rule 415 under the Securities Act (or any successor or similar provision adopted by the Commission then in effect) at any time beginning on the effective date for such Registration Statement. If the initial Registration Statement (the “Initial Shelf”) filed by the Company pursuant to this Section 2.1 is on Form S-1, upon the Company becoming eligible to register the Registrable Securities for resale by the Holders on Form S-3, the Company shall use its reasonable best efforts to amend the Initial Shelf to a Registration Statement on Form S-3 or file a Registration Statement on Form S-3 in substitution of the Initial Shelf (the “Replacement S-3 Shelf”) and cause the Replacement S-3 Shelf to be declared effective as soon as practicable thereafter. A Registration Statement filed pursuant to this Section 2.1 shall provide for the resale pursuant to any method or combination of methods legally available to, and requested by, the Holders. The Company shall use its reasonable best efforts to cause a Registration Statement filed pursuant to this Section 2.1 to remain effective, and to be supplemented and amended to the extent necessary to ensure that such Registration Statement is available or, if not available, that another registration statement is available, for the resale of all the Registrable Securities held by the Holders until all such Registrable Securities have ceased to be Registrable Securities. If at any time a Registration Statement filed pursuant to this Section 2.1 is not effective or is not otherwise available for the resale of all the Registrable Securities held by the Holders, the majority of the Holders or [BCP] may demand registration under the Securities Act of all or part of their Registrable Securities at any time and from time to time, and the Company shall use its reasonable best efforts to file with the Commission following receipt of any such demand one or more Registration Statements with respect to all such Registrable Securities and to cause such Registration Statement to be declared effective by the Commission as soon as practicable after the filing thereof. As soon as practicable following the effective date of a Registration Statement filed pursuant to this Section 2.1, but in any event within three Business Days of such date, the Company shall notify the Holders of the effectiveness of such Registration Statement. When effective, a Registration Statement filed pursuant to this Section 2.1 (including any documents incorporated therein by reference) will comply as to form in all material respects with all applicable requirements of the Securities Act and the Exchange Act and will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading (in the case of any Prospectus contained in such Registration Statement, in the light of the circumstances under which such statement is made).

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Section 2.2 Underwritten Offering.

(a) In the event that any Holder elects to dispose of Registrable Securities under a Registration Statement pursuant to an Underwritten Offering of all or part of such Registrable Securities that are registered by such Registration Statement, then the Company shall, upon the written demand of [BCP] or its designee (any such Holder, a “Demanding Holder”), enter into an underwriting agreement in a form as is customary in Underwritten Offerings of equity securities with the managing Underwriter or Underwriters selected by the Demanding Holder in consultation with the Company, and shall take all such other reasonable actions as are requested by the managing Underwriter or Underwriters in order to expedite or facilitate the disposition of such Registrable Securities. In addition, the Company shall give prompt written notice to each other Holder regarding such proposed Underwritten Offering, and such notice shall offer such Holders the opportunity to include in the Underwritten Offering such number of Registrable Securities as each such Holder may request. Each such Holder shall make such request in writing to the Company within five Business Days after the receipt of any such notice from the Company, which request shall specify the number of Registrable Securities intended to be disposed of by such Holder. Each Holder proposing to distribute its Registrable Securities through an Underwritten Offering pursuant to this Section 2.2 shall enter into an underwriting agreement with the underwriters, which underwriting agreement shall contain such representations, covenants, indemnities (subject to Article IV) and other rights and obligations as are customary in underwritten offerings of equity securities; provided, however, that no such Holder shall be required to make any representations or warranties to or agreements with the Company or the Underwriters other than representations, warranties or agreements regarding such Holder’s authority to enter into such underwriting agreement and to sell, and its ownership of, the securities being registered on its behalf, its intended method of distribution and any other representation required by law.

(b) If the managing Underwriter or Underwriters in an Underwritten Offering, in good faith, advises the Company and the Demanding Holder that the dollar amount or number of Registrable Securities that the Demanding Holder desires to sell, taken together with all other shares of Class A Common Stock or other equity securities that the Company or any other Holder desires to sell and the shares of Class A Common Stock, if any, as to which a Registration has been requested pursuant to separate written contractual piggy-back registration rights held by any other stockholders who desire to sell, exceeds the maximum dollar amount or maximum number of equity securities that can be sold in the Underwritten Offering without adversely affecting the proposed offering price, the timing, the distribution method, or the probability of success of such offering (such maximum dollar amount or maximum number of such securities, as applicable, the “Maximum Number of Securities”), then the Company shall include in such Underwritten Offering, as follows:

(i) first, the Registrable Securities of the Demanding Holders pro rata based on the respective number of Registrable Securities that each Demanding Holder has requested be included in such Underwritten Offering and the aggregate number of Registrable Securities that the Demanding Holders have requested be included in such Underwritten Offering that can be sold without exceeding the Maximum Number of Securities;

Ex G-6

(ii) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (i), pro rata to (A) Registrable Securities of other Holders who have elected to participate in the Underwritten Offering pursuant to Section 2.2(a) and (B) Founder Registrable Securities of Founder Holders exercising their rights to register their Founder Registrable Securities pursuant to the Founder Registration Rights Agreement, which can be sold without exceeding the Maximum Number of Securities;

(iii) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (i) or clause (ii), to shares of Class A Common Stock held by persons or entities that the Company is obligated to register in a Registration pursuant to separate written contractual arrangements with such persons, which collectively can be sold without exceeding the Maximum Number of Securities; and

(iv) fourth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (i) , clause (ii), or clause (iii), shares of Class A Common Stock or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities.

(c) A Demanding Holder shall have the right to withdraw all or any portion of its Registrable Securities included in an Underwritten Offering pursuant to this Section 2.2 for any or no reason whatsoever upon written notification to the Company and the Underwriter or Underwriters of its intention to withdraw from such Underwritten Offering prior to the pricing of such Underwritten Offering and such withdrawn amount shall no longer be considered an Underwritten Offering. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with an Underwritten Offering prior to its withdrawal under this Section 2.2(c).

Ex G-7

Section 2.3 Piggyback Registration.

(a) If at any time the Company proposes to file a Registration Statement under the Securities Act with respect to an Underwritten Offering of equity securities, or securities or other obligations exercisable or exchangeable for, or convertible into equity securities, for its own account or for the account of stockholders of the Company (or by the Company and by the stockholders of the Company including, without limitation, pursuant to Section 2.2 hereof) on a form that would permit registration of Registrable Securities, other than a Registration Statement (i) filed in connection with any employee stock option or other benefit plan, (ii) for an exchange offer or offering of securities solely to the Company’s existing stockholders, (iii) for an offering of debt that is convertible into equity securities of the Company, (iv) for a dividend reinvestment plan or (v) on Form S-4, then the Company shall give written notice of such proposed filing to all of the Holders of Registrable Securities as soon as practicable but not less than ten days before the anticipated filing date of such Registration Statement, which notice shall (A) describe the amount and type of securities to be included in such offering, the intended method(s) of distribution, and the name of the proposed managing Underwriter or Underwriters, if any, in such offering, and (B) offer to all of the Holders of Registrable Securities the opportunity to register the sale of such number of Registrable Securities as such Holders may request in writing within five days after receipt of such written notice (in the case of an “overnight” or “bought” offering, such requests must be made by the Holders within three Business Days after the delivery of any such notice by the Company) (such Registration a “Piggyback Registration”); provided, however, that if the Company has been advised in writing by the managing Underwriter(s) that the inclusion of Registrable Securities for sale for the benefit of the Holders will have an adverse effect on the price, timing or distribution of the Class A Common Stock in the Underwritten Offering, then (1) if no Registrable Securities can be included in the Underwritten Offering in the opinion of the managing Underwriter(s), the Company shall not be required to offer such opportunity to the Holders or (2) if any Registrable Securities can be included in the Underwritten Offering in the opinion of the managing Underwriter(s), then the amount of Registrable Securities to be offered for the accounts of Holders shall be determined based on the provisions of Section 2.3(b). Subject to Section 2.3(b), the Company shall, in good faith, cause such Registrable Securities to be included in such Piggyback Registration and shall use its reasonable best efforts to cause the managing Underwriter or Underwriters of a proposed Underwritten Offering to permit the Registrable Securities requested by the Holders pursuant to this Section 2.3 to be included in a Piggyback Registration on the same terms and conditions as any similar securities of the Company included in such Registration and to permit the sale or other disposition of such Registrable Securities in accordance with the intended method(s) of distribution thereof. If no written request for inclusion from a Holder is received within the specified time, each such Holder shall have no further right to participate in such Underwritten Offering. All such Holders proposing to distribute their Registrable Securities through an Underwritten Offering under this Section 2.3 shall enter into an underwriting agreement in customary form with the Underwriter(s) selected for such Underwritten Offering by the Company.

Ex G-8

(b) If the managing Underwriter or Underwriters in an Underwritten Offering that is to be a Piggyback Registration, in good faith, advises the Company and the Holders of Registrable Securities participating in the Piggyback Registration in writing that the dollar amount or number of shares of Class A Common Stock that the Company desires to sell, taken together with (i) the shares of Class A Common Stock, if any, as to which Registration has been demanded pursuant to separate written contractual arrangements with persons or entities other than the Holders of Registrable Securities hereunder, (ii) the Registrable Securities as to which registration has been requested pursuant to Sections 2.2 and 2.3, and (iii) the shares of Class A Common Stock, if any, as to which Registration has been requested pursuant to separate written contractual piggy-back registration rights of other stockholders of the Company, exceeds the Maximum Number of Securities, then:

(i) If the Registration is undertaken for the Company’s account, the Company shall include in any such Registration (A) first, shares of Class A Common Stock or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), pro rata to (1) the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to Sections 2.2 and 2.3 hereof; and (2) the Founder Registrable Securities of Founder Holders exercising their rights to register their Founder Registrable Securities pursuant to the Founder Registration Rights Agreement, which can be sold without exceeding the Maximum Number of Securities, and (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), shares of Class A Common Stock, if any, as to which Registration has been requested pursuant to written contractual piggy-back registration rights of other stockholders of the Company, which can be sold without exceeding the Maximum Number of Securities;

(ii) If the Registration is pursuant to a request by persons or entities other than the Holders of Registrable Securities, then the Company shall include in any such Registration (A) first, shares of Class A Common Stock or other equity securities, if any, of such requesting persons or entities, other than the Holders of Registrable Securities, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), pro rata to (1) the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to Sections 2.2 and 2.3 hereof; and (2) the Founder Registrable Securities of Founder Holders exercising their rights to register their Founder Registrable Securities pursuant to the Founder Registration Rights Agreement, which can be sold without exceeding the Maximum Number of Securities; (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), shares of Class A Common Stock or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; and (D) fourth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A), (B) and (C), shares of Class A Common Stock or other equity securities for the account of other persons or entities that the Company is obligated to register pursuant to separate written contractual arrangements with such persons or entities, which can be sold without exceeding the Maximum Number of Securities.

(c) Any Holder of Registrable Securities shall have the right to withdraw from a Piggyback Registration for any or no reason whatsoever upon written notification to the Company and the Underwriter or Underwriters (if any) of its intention to withdraw from such Piggyback Registration prior to the pricing of such Underwritten Offering. The Company (whether on its own good faith determination or as the result of a request for withdrawal by persons pursuant to separate written contractual obligations) may withdraw a Registration Statement filed with the Commission in connection with a Piggyback Registration at any time prior to the effectiveness of such Registration Statement. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with the Piggyback Registration prior to its withdrawal under this Section 2.3.

Ex G-9

(d) For purposes of clarity, any Registration effected pursuant to Section 2.3 hereof shall not be counted as a Registration effected under Section 2.2 hereof.

Section 2.4 Registrations on Form S-3. The Holders of Registrable Securities may at any time, and from time to time, request in writing that the Company, pursuant to Rule 415 under the Securities Act (or any successor rule promulgated thereafter by the Commission), register the resale of any or all of their Registrable Securities on Form S-3 or similar short form registration statement that may be available at such time (“Form S-3”); provided, however, that the Company shall not be obligated to effect such request through an Underwritten Offering. Within five days of the Company’s receipt of a written request from a Holder or Holders of Registrable Securities for a Registration on Form S-3, the Company shall promptly give written notice of the proposed Registration on Form S-3 to all other Holders of Registrable Securities, and each Holder of Registrable Securities who thereafter wishes to include all or a portion of such Holder’s Registrable Securities in such Registration on Form S-3 shall so notify the Company, in writing, within ten days after the receipt by the Holder of the notice from the Company. As soon as practicable thereafter, but not more than 12 days after the Company’s initial receipt of such written request for a Registration on Form S-3, the Company shall register all or such portion of such Holder’s Registrable Securities as are specified in such written request, together with all or such portion of Registrable Securities of any other Holder or Holders joining in such request as are specified in the written notification given by such Holder or Holders; provided, however, that the Company shall not be obligated to effect any such Registration pursuant to Section 2.3 hereof if a Form S-3 is not available for such offering.

Article III.
COMPANY PROCEDURES

Section 3.1 General Procedures. The Company shall use its reasonable best efforts to effect the Registration of Registrable Securities in accordance with the intended plan of distribution thereof, and pursuant thereto the Company shall, as expeditiously as practicable:

(a) subject to Section 2.1, prepare and file with the Commission a Registration Statement with respect to such Registrable Securities and use its reasonable best efforts to cause such Registration Statement to become effective and remain effective pursuant to the terms of this Agreement until all of such Registrable Securities have been disposed of (if earlier);

(b) prepare and file with the Commission such amendments and post-effective amendments to the Registration Statement, and such supplements to the Prospectus, as may be required by the rules, regulations or instructions applicable to the registration form used by the Company or by the Securities Act or rules and regulations thereunder to keep the Registration Statement effective until all of such Registrable Securities have been disposed of (if earlier) in accordance with the intended plan of distribution set forth in such Registration Statement or supplement to the Prospectus;

(c) prior to filing a Registration Statement or Prospectus, or any amendment or supplement thereto, furnish without charge to the Underwriters, if any, and the Holders of Registrable Securities included in such Registration, and to one legal counsel selected by the Holders, copies of such Registration Statement as proposed to be filed, each amendment and supplement to such Registration Statement (in each case including all exhibits thereto and documents incorporated by reference therein), the Prospectus included in such Registration Statement (including each preliminary Prospectus), and such other documents as the Underwriters and the Holders of Registrable Securities included in such Registration or the legal counsel selected by such Holders may request in order to facilitate the disposition of the Registrable Securities owned by such Holders;

Ex G-10

(d) prior to any public offering of Registrable Securities, use its reasonable best efforts to (i) register or qualify the Registrable Securities covered by the Registration Statement under such securities or “blue sky” laws of such jurisdictions in the United States as the Holders of Registrable Securities included in such Registration Statement (in light of their intended plan of distribution) may request and (ii) take such action necessary to cause such Registrable Securities covered by the Registration Statement to be registered with or approved by such other governmental authorities as may be necessary by virtue of the business and operations of the Company and do any and all other acts and things that may be necessary or advisable to enable the Holders of Registrable Securities included in such Registration Statement to consummate the disposition of such Registrable Securities in such jurisdictions; provided, however, that the Company shall not be required to qualify generally to do business or as a dealer in securities in any jurisdiction where it would not otherwise be required to qualify or take any action to which it would be subject to general service of process or taxation in any such jurisdiction where it is not then otherwise so subject;

(e) use its commercially reasonable efforts to cause all such Registrable Securities to be listed on each securities exchange or automated quotation system on which similar securities issued by the Company are then listed;

(f) provide a transfer agent and registrar for all such Registrable Securities no later than the effective date of such Registration Statement;

(g) advise each seller of such Registrable Securities, promptly after it shall receive notice or obtain knowledge thereof, of the issuance of any stop order by the Commission suspending the effectiveness of such Registration Statement or the initiation or threatening of any proceeding for such purpose and promptly use its reasonable best efforts to prevent the issuance of any stop order or to obtain its withdrawal if such stop order should be issued;

(h) at least five days prior to the filing of any Registration Statement or Prospectus or any amendment or supplement to such Registration Statement or Prospectus or any document that is to be incorporated by reference into such Registration Statement or Prospectus, furnish a copy thereof to each seller of such Registrable Securities or its counsel;

(i) notify the Holders at any time when a Prospectus relating to such Registration Statement is required to be delivered under the Securities Act, of the happening of any event as a result of which the Prospectus included in such Registration Statement, as then in effect, includes a Misstatement, and then to correct such Misstatement as set forth in Section 3.4 hereof;

Ex G-11

(j) permit a representative of the Holders, the Underwriters, if any, and any attorney or accountant retained by such Holders or Underwriter to participate, at each such person’s own expense, in the preparation of the Registration Statement, and cause the Company’s officers, directors and employees to supply all information reasonably requested by any such representative, Underwriter, attorney or accountant in connection with the Registration; provided, however, that such representatives or Underwriters enter into a confidentiality agreement, in form and substance reasonably satisfactory to the Company, prior to the release or disclosure of any such information;

(k) obtain a “cold comfort” letter from the Company’s independent registered public accountants in the event of an Underwritten Offering, in customary form and covering such matters of the type customarily covered by “cold comfort” letters as the managing Underwriter may reasonably request;

(l) on the date the Registrable Securities are delivered for sale pursuant to such Registration, obtain an opinion, dated as of such date, of counsel representing the Company for the purposes of such Registration, addressed to the placement agent or sales agent, if any, and the Underwriters, if any, covering such legal matters with respect to the Registration in respect of which such opinion is being given as are customarily included in such opinions and negative assurance letters;

(m) in the event of any Underwritten Offering, enter into and perform its obligations under an underwriting agreement, on terms agreed to by the Company with the managing Underwriter of such offering;

(n) make available to its security holders, as soon as reasonably practicable, an earnings statement (which need not be audited) covering the period of at least twelve (12) months beginning with the first day of the Company’s first full calendar quarter after the effective date of the Registration Statement which satisfies the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder (or any successor rule promulgated thereafter by the Commission);

(o) if the Registration involves the Registration of Registrable Securities involving gross proceeds in excess of $25,000,000, use its reasonable efforts to make available senior executives of the Company to participate in customary “road show” presentations that may be reasonably requested by the Underwriter in such Underwritten Offering; and

(p) otherwise, in good faith, take such customary actions necessary to effect the registration of such Registrable Securities contemplated hereby.

Section 3.2 Registration Expenses. The Registration Expenses of all Registrations shall be borne by the Company. It is acknowledged by the Holders and the Company that the Holders shall bear all incremental selling expenses relating to the sale of Registrable Securities, such as Underwriters’ commissions and discounts, brokerage fees and, other than as set forth in the definition of “Registration Expenses,” all reasonable fees and expenses of any legal counsel representing the Holders.

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Section 3.3 Requirements for Participation in Underwritten Offerings. No person may participate in any Underwritten Offering for equity securities of the Company hereunder unless such person (a) agrees to sell such person’s securities on the basis provided in the underwriting agreement for such Underwritten Offering and (b) completes and executes all customary questionnaires, powers of attorney, indemnities, lock-up agreements, underwriting agreements and other customary documents as may be reasonably required under the terms of such underwriting agreement.

Section 3.4 Suspension of Sales; Adverse Disclosure.

(a) Upon receipt of written notice from the Company that a Registration Statement or Prospectus contains a Misstatement, each of the Holders shall forthwith discontinue disposition of Registrable Securities until it has received copies of a supplemented or amended Prospectus correcting the Misstatement (it being understood that the Company hereby covenants to prepare and file such supplement or amendment as soon as practicable after the time of such notice), or until it is advised in writing by the Company that the use of the Prospectus may be resumed (any such period, a “Suspension Period”).

(b) If the filing, initial effectiveness or continued use of a Registration Statement in respect of any Registration (including in connection with an Underwritten Offering) at any time would require the Company to make an Adverse Disclosure or would require the inclusion in such Registration Statement of financial statements that are unavailable to the Company for reasons beyond the Company’s control, then the Company may, upon giving prompt written notice to the Holders, delay the filing or initial effectiveness of, or suspend use of, such Registration Statement (including in connection with an Underwritten Offering) for the shortest period of time, but in no event more than 30 days, determined in good faith by the Company to be necessary for such purpose (any such period, a “Blackout Period”). In the event the Company exercises its rights under the preceding sentence, the Holders agree to suspend, immediately upon their receipt of the notice referred to above, their use of the Prospectus relating to any Registration in connection with any sale or offer to sell Registrable Securities.

(c) The Company shall immediately notify the Holders of the expiration of any period during which it exercised its rights under this Section 3.4. Notwithstanding anything to the contrary in this Section 3.4, in no event shall any Suspension Period or any Blackout Period continue for more than 90 days in the aggregate during any 365-day period.

Section 3.5 Reporting Obligations. As long as any Holder shall own Registrable Securities, the Company, at all times while it shall be a reporting company under the Exchange Act, covenants to:

(a)  make and keep public information regarding the Company available, as those terms are understood and defined in Rule 144, at all times from and after the Closing Date until there are no Registrable Securities outstanding;

(b) file timely (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company after the date hereof pursuant to Sections 13(a) or 15(d) of the Exchange Act and to promptly furnish the Holders with true and complete copies of all such filings (the delivery of which will be satisfied by the Company’s filing of such reports on the Commission’s EDGAR system); and

Ex G-13

(c)  The Company further covenants that it shall take such further action as any Holder may reasonably request, all to the extent required from time to time to enable such Holder to sell shares of Class A Common Stock held by such Holder without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 promulgated under the Securities Act (or any successor rule promulgated thereafter by the Commission), including providing any legal opinions. Upon the request of any Holder, the Company shall deliver to such Holder a written certification of a duly authorized officer as to whether it has complied with such requirements.

Section 3.6 Removal of Legend. In connection with a sale of Registrable Securities by a Holder in reliance on Rule 144, the Holder or its broker shall deliver to the transfer agent and the Company a broker representation letter providing to the transfer agent and the Company any information the Company deems necessary to determine that the sale of the Registrable Securities is made in compliance with Rule 144. Upon receipt of such representation letter, the Company shall promptly direct its transfer agent to remove the notation of a restrictive legend in the Holder’s certificate or the book entry account maintained by the transfer agent, and the Company shall bear all costs associated therewith. At such time as the Registrable Securities have been sold pursuant to an effective registration statement under the Securities Act, if the book entry account or certificate for such Registrable Securities still bears any notation of restrictive legend, the Company agrees, upon request of the Holder or permitted assignee, to take all steps necessary to promptly effect the removal of any restrictive legend from the Registrable Securities, and the Company shall bear all costs associated therewith, regardless of whether the request is made in connection with a sale or otherwise, so long as the Holder or its permitted assigns provide to the Company any information the Company deems reasonably necessary to determine that the legend is no longer required under the Securities Act or applicable state laws.

Article IV.
INDEMNIFICATION AND CONTRIBUTION

Section 4.1 Indemnification.

(a) The Company agrees to indemnify, to the extent permitted by law, each Holder of Registrable Securities, its officers and directors and each person who controls such Holder (within the meaning of the Securities Act) against all losses, claims, damages, liabilities and expenses (including attorneys’ fees) caused by any untrue or alleged untrue statement of material fact contained in any Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as the same are caused by or contained in any information furnished in writing to the Company by such Holder expressly for use therein. The Company shall indemnify the Underwriters, their officers and directors and each person who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to the indemnification of the Holder.

Ex G-14

(b) In connection with any Registration Statement in which a Holder of Registrable Securities is participating, such Holder shall furnish to the Company in writing such information and affidavits as the Company reasonably requests for use in connection with any such Registration Statement or Prospectus and, to the extent permitted by law, shall indemnify the Company, its directors and officers and agents and each person who controls the Company (within the meaning of the Securities Act) against any losses, claims, damages, liabilities and expenses (including without limitation reasonable attorneys’ fees) resulting from any untrue statement of material fact contained in the Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue statement or omission is contained in any information or affidavit so furnished in writing by such Holder expressly for use therein; provided, however, that the obligation to indemnify shall be several, not joint and several, among such Holders of Registrable Securities, and the liability of each such Holder of Registrable Securities shall be in proportion to and limited to the net proceeds received by such Holder from the sale of Registrable Securities pursuant to such Registration Statement. The Holders of Registrable Securities shall indemnify the Underwriters, their officers, directors and each person who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to indemnification of the Company.

(c) Any person entitled to indemnification herein shall (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any person’s right to indemnification hereunder to the extent such failure has not materially prejudiced the indemnifying party) and (ii) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent shall not be unreasonably withheld). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim. No indemnifying party shall, without the consent of the indemnified party, consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement) or which settlement does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

(d) The indemnification provided for under this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling person of such indemnified party and shall survive the transfer of securities. The Company and each Holder of Registrable Securities participating in an offering also agrees to make such provisions as are reasonably requested by any indemnified party for contribution to such party in the event the Company’s or such Holder’s indemnification is unavailable for any reason.

Ex G-15

(e) If the indemnification provided under this Section 4.1 from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities and expenses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities and expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by, or relates to information supplied by, such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action; provided, however, that the liability of any Holder under this Section 4.1(e) shall be limited to the amount of the net proceeds received by such Holder in such offering giving rise to such liability. The amount paid or payable by a party as a result of the losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth in Section 4.1(a), Section 4.1(b) and Section 4.1(c) above, any legal or other fees, charges or expenses reasonably incurred by such party in connection with any investigation or proceeding. The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 4.1(e) were determined by pro rata allocation or by any other method of allocation, which does not take account of the equitable considerations referred to in this Section 4.1(e). No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this Section 4.1(e) from any person who was not guilty of such fraudulent misrepresentation.

Article V.
MISCELLANEOUS

Section 5.1 Notices. All notices, demands, requests, instructions, claims, consents, waivers and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given (a) when personally delivered (or, if delivery is refused, upon presentment), received by fax or email (with hard copy to follow) prior to 5:00 p.m. Central Time on a Business Day or delivery by reputable overnight express courier (charges prepaid) or (b) three days following mailing by certified or registered mail, postage prepaid and return receipt requested. Unless another address is specified in writing, notices, demands and communications to Atlas Holdings, a Holder or the Company shall be sent to the addresses indicated below:

Notices to Atlas Holdings or a Holder:

Atlas Technical Consultants Holdings LP

13215 Bee Cave Parkway

Bldg. A, Suite 260

Austin, Texas 78738

Attention: L. Joseph Boyer

Email: joe.boyer@atlastechnical.us

with copies to (which shall not constitute notice):

c/o Bernhard Capital Partners

400 Convention St., Suite 1010

Baton Rouge, Louisiana 70802

Attention: Mark Spender

                   Christopher Dillon

                   Lucie Kantrow

Fax: (225) 454-6957

Email: mark@bernhardcapital.com

           chris@bernhardcapital.com

           lucie@bernhardcapital.com

Ex G-16

and

Kirkland & Ellis LLP

609 Main Street

Houston, Texas 77002

Attention: William J. Benitez, P.C.

                    Julian J. Seiguer, P.C.

Fax: (713) 836-3601

Email: william.benitez@kirkland.com

           julian.seiguer@kirkland.com

Notices to the Company Boxwood Merger Corp. 1112 Montana Avenue, Suite 901 Santa Monica, California 90403 Attention: [_______] Fax: [_______] Email: [_______]

with a copy to (which shall not constitute notice):

Winston & Strawn

200 Park Avenue

New York, New York 10166-4193

Attention: Joel Rubinstein

                   Jason Osborn

Fax: (212) 294-5336

Email: jrubinstein@winston.com
          josborn@winston.com

Section 5.2 Assignment; No Third Party Beneficiaries.

(a) This Agreement and the rights, duties and obligations of the Company hereunder may not be assigned or delegated by the Company in whole or in part.

(b) This Agreement and the rights, duties and obligations of the Holders of Registrable Securities hereunder may be freely assigned or delegated by such Holder of Registrable Securities in conjunction with and to the extent of any transfer of Registrable Securities by any such Holder.

(c) This Agreement and the provisions hereof shall be binding upon and shall inure to the benefit of each of the parties and its successors and the permitted assigns of the Holders.

(d) This Agreement shall not confer any rights or benefits on any persons that are not parties hereto, other than as expressly set forth in this Agreement and this Section 5.2, except that the Founder Holders, severally and not jointly, shall be express third party beneficiaries of Section 2.2(b)(ii) and Section 2.3(b).

Ex G-17

(e) No assignment by any party hereto of such party’s rights, duties and obligations hereunder shall be binding upon or obligate the Company unless and until the Company shall have received (i) written notice of such assignment as provided in Section 5.1 and (ii) the written agreement of the assignee, in the form attached hereto as Exhibit A, to be bound by the terms and provisions of this Agreement. Any transfer or assignment made other than as provided in this Section 5.2 shall be null and void.

Section 5.3 Counterparts. This Agreement and agreements, certificates, instruments and documents entered into in connection herewith may be executed and delivered in one or more counterparts and by fax or email, each of which shall be deemed an original and all of which shall be considered one and the same agreement. No party hereto shall raise the use of a fax machine or email to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a fax machine or email as a defense to the formation or enforceability of a contract and each party hereto forever waives any such defense.

Section 5.4 Governing Law. The law of the State of Delaware shall govern (a) all claims or matters related to or arising from this Agreement (including any tort or non-contractual claims) and (b) any questions concerning the construction, interpretation, validity and enforceability of this Agreement, and the performance of the obligations imposed by this Agreement, in each case without giving effect to any choice-of-law or conflict-of-law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the law of any jurisdiction other than the State of Delaware. Each party to this Agreement hereby IRREVOCABLY waives all rights to trial by jury in any action, suit or Proceeding brought to resolve any dispute between or among any of the parties (whether arising in contract, tort or otherwise) arising out of, connected with, related or incidental to this Agreement, the transactions contemplated hereby and/or the relationships established among the parties hereunder. THE PARTIES HERETO FURTHER WARRANT AND REPRESENT THAT EACH HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. Each of the parties hereto submits to the exclusive jurisdiction of first, the Chancery Court of the State of Delaware or if such court declines jurisdiction, then to the Federal District Court for the District of Delaware, in any action or proceeding arising out of or relating to this Agreement, agrees that all claims in respect of the action or proceeding shall be heard and determined in any such court and agrees not to bring any proceeding arising out of or relating to this Agreement in any other courts. Nothing in this Section 5.4, however, shall affect the right of any party hereunder to serve legal process in any other manner permitted by law or at equity. Each party hereto agrees that a final judgment in any proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by law or at equity.

Ex G-18

Section 5.5 Specific Performance. Each party hereto recognizes and affirms that in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached, money damages would be inadequate (and therefore the non-breaching party would have no adequate remedy at law) and the non-breaching party would be irreparably damaged. Accordingly, each party hereto agrees that each other party hereof shall be entitled to specific performance, an injunction or other equitable relief (without posting of bond or other security or needing to prove irreparable harm) to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any proceeding, in addition to any other remedy to which such person may be entitled.

Section 5.6 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement or the application of any such provision to any person or circumstance shall be held to be prohibited by or invalid, illegal or unenforceable under applicable law in any respect by a court of competent jurisdiction, such provision shall be ineffective only to the extent of such prohibition or invalidity, illegality or unenforceability, without invalidating the remainder of such provision or the remaining provisions of this Agreement. Furthermore, in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid, or unenforceable provision as may be possible.

Section 5.7 Interpretation. The headings and captions used in this Agreement have been inserted for convenience of reference only and do not modify, define or limit any of the terms or provisions hereof.

Section 5.8 Entire Agreement. This Agreement contains the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, whether written or oral, relating to such subject matter in any way.

Section 5.9 Amendments and Modifications. Upon the written consent of the Company and the Holders of at least a majority in interest of the Registrable Securities at the time in question, compliance with any of the provisions, covenants and conditions set forth in this Agreement may be waived, or any of such provisions, covenants or conditions may be amended or modified; provided, however, that notwithstanding the foregoing, any amendment hereto or waiver hereof that adversely affects one Holder, solely in its capacity as a holder of the shares of capital stock of the Company, in a manner that is materially different from the other Holders (in such capacity) shall require the consent of the Holder so affected. No course of dealing between any Holder or the Company and any other party hereto or any failure or delay on the part of a Holder or the Company in exercising any rights or remedies under this Agreement shall operate as a waiver of any rights or remedies of any Holder or the Company. No single or partial exercise of any rights or remedies under this Agreement by a party shall operate as a waiver or preclude the exercise of any other rights or remedies hereunder or thereunder by such party.

Section 5.10 Other Registration Rights. The Company represents and warrants that no person, other than (a) a Holder of Registrable Securities and (b) the Founder Holders, has any right to require the Company to register any securities of the Company for sale or to include such securities of the Company in any Registration filed by the Company for the sale of securities for its own account or for the account of any other person. Further, the Company represents and warrants that this Agreement supersedes any other registration rights agreement or agreement with similar terms and conditions among the parties and in the event of a conflict between any such agreement or agreements and this Agreement, the terms of this Agreement shall prevail.

Ex G-19

Section 5.11 Term. This Agreement shall terminate upon the date as of which no Holders (or permitted assignees under Section 5.2) hold any Registrable Securities. The provisions of Section 3.5 and Article IV shall survive any termination.

Section 5.12 Limitation on Subsequent Registration Rights. From and after the date of this Agreement, the Company shall not, without the prior written consent of [BCP], enter into any agreement with any holder or prospective holder of any securities of the Company giving such holder or prospective holder any registration rights the terms of which (a) are equivalent to or more favorable than the registration rights granted to the Holders hereunder, or (b) would reduce the amount of Registrable Securities the holders can include in any registration filed pursuant to Section 2.1, Section 2.2, Section 2.3 or Section 2.4 hereof, unless such rights are subordinate to those of the Holders.

Section 5.13 In-Kind Distributions. If any Holder seeks to effectuate an in-kind distribution of all or part of its Registrable Securities to its direct or indirect equityholders, the Company will, subject to applicable lockups, work with such Holders and the Company’s transfer agent to facilitate such in-kind distribution in the manner reasonably requested by such Holder.

Section 5.14 No Recourse. Notwithstanding any provision of this Agreement to the contrary, in no event shall any party hereto or any of its respective affiliates or its or their representatives (a) seek to enforce this Agreement or any documents or instruments delivered in connection with this Agreement against, make any claims for breach of this Agreement against, or seek to recover monetary damages from, any current or future director, officer, employee, general or limited partner, member or equityholder of Atlas Holdings, the Company and each Holder and, in each case, any of their respective affiliates or representatives in connection with this Agreement and (b) have any recourse under this Agreement or any documents or instruments delivered in connection with this Agreement against, any current or future director, officer, employee, general or limited partner, member or equityholder of Atlas Holdings, the Company and each Holder and, in each case, any of their respective affiliates or representatives in connection with this Agreement, whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable law. It is expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any current or future officer, agent or employee of Atlas Holdings, the Company or any Holder or any current or future member of or any current or future director, officer, employee, partner, member or equityholder of Atlas Holdings, the Company or any Holder or, in each case, of any affiliate or assignee thereof, as such for any obligation of any party hereto under this Agreement or any documents or instruments delivered in connection with this Agreement for any claim based on, in respect of or by reason of such obligations or their creation.

Section 5.15 Further Assurances. In connection with this Agreement and the transactions contemplated hereby, upon the written request by the Company, each Holder shall execute and deliver any additional documents and instruments and perform any additional acts that may be reasonably necessary to effectuate and perform the provisions of this Agreement and the transactions contemplated hereby.

*     *     *     *     *

Ex G-20

IN WITNESS WHEREOF, each of the undersigned has caused this Agreement to be executed as of the date first written above.

COMPANY:

[BOXWOOD MERGER CORP.]

By:
Name:
Title:

HOLDERS:

ATLAS TECHNICAL CONSULTANTS HOLDINGS LP

By:	Atlas Technical Consultants Holdings GP LLC
Its:	General Partner

By:
Name:
Title:

Signature Page to Registration Rights Agreement

Ex G-21

EXHIBIT A

JOINDER

Joinder

The undersigned is executing and delivering this Joinder pursuant to the Registration Rights Agreement, dated as of __________________ (as the same may hereafter be amended, the “Registration Rights Agreement”), among [Boxwood Merger Corp.], a Delaware corporation (the “Company”), and the other person named as parties therein.

By executing and delivering this Joinder to the Company, the undersigned hereby agrees to become a party to, to be bound by, and to comply with the provisions of the Registration Rights Agreement as a Holder in the same manner as if the undersigned were an original signatory to the Registration Rights Agreement, and the undersigned’s ________________ number of shares of _____________________ shall be included as Registrable Securities under the Registration Rights Agreement.

Accordingly, the undersigned has executed and delivered this Joinder as of the ___ day of ____________, ____.

Signature of Stockholder

Print Name of Stockholder

Address:

Agreed and Accepted as of:

.

[BOXWOOD MERGER CORP.]

By:
Its:

Exhibit A to Registration Rights Agreement

Ex G-22

EXHIBIT H

Director nomination Agreement

(see attached)

Exhibit H to Unit Purchase Agreement

Final Version

DIRECTOR NOMINATION AGREEMENT

This Director Nomination Agreement (this “Agreement”), dated as of August 12, 2019 (the “Effective Time”), is entered into by and among Atlas Technical Consultants, Inc., a Delaware corporation (the “Company”), [BCP funds] (“BCP”). Each of the Company and BCP may be referred to herein as a “Party” and collectively as the “Parties”. Except as otherwise indicated, capitalized terms used but not defined herein shall have the meanings set forth in Section 4 of this Agreement.1

RECITALS

WHEREAS, pursuant to that certain Unit Purchase Agreement, dated as of August 12, 2019 (the “Purchase Agreement”), by and among the Company, Atlas TC Holdings LLC, Atlas TC Buyer LLC, Atlas Technical Consultants Holdings LP, a Delaware limited partnership (“Atlas Seller”), and Atlas Intermediate Holdings LLC, a Delaware limited liability company (“Atlas Intermediate”), the Atlas Seller received shares of the Company’s Class B Common Stock; and

WHEREAS, in connection with the Purchase Agreement, the Parties wish to set forth their understandings with respect to certain director nomination rights of the Company following the Effective Time.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

Section 1. Board of Directors.

(a) Subject to the terms and conditions of this Agreement, from and after the Effective Time and until a Termination Event (as defined below) shall have occurred, BCP shall have the right to designate such number of persons to be appointed or nominated, as the case may be (including any successor, each, a “Nominee”), for election to the board of directors of the Company (the “Board”) as provided in Section 1(c) in connection with the annual or special meeting of stockholders of the Company, as the case may be, in which members of the Board are to be elected (each, a “Meeting”), by giving written notice to the Company not later than ten days after receiving notice of the date of such Meeting provided to BCP; provided, however, that the initial Nominees to be nominated for election to the Board by the Company’s stockholders in connection with the Meeting relating to those matters to be submitted to the Company’s stockholders for approval in connection with the consummation of the transactions contemplated by the Purchase Agreement (the “Business Combination Meeting”) shall be appointed as set forth in Section 1(b).

(b) The Company shall take all necessary actions within its control such that, as of the Effective Time: (i) the size of the Board shall be set at seven members; and (ii) the following persons, including the two BCP Directors, shall form the composition of the Board to be nominated for election by the Company’s stockholders at the Business Combination Meeting: (A) [●]2 and [●] shall be nominated as Class I Directors with terms ending at the Company’s 2020 Annual Meeting; (B) [BCP Director] and [●] shall be nominated as Class II Directors with terms ending at the Company’s 2021 Annual Meeting; and (C) [BCP Director], [●] and [●] shall be nominated as Class III Directors with terms ending at the Company’s 2022 Annual Meeting.

1 Note to Draft: Parties to this Agreement to be discussed.

2 Note to Draft: To be the sitting Chief Executive Officer of Atlas as of the Closing.

Ex H-1

(c) Subject to the terms and conditions of this Agreement, from and after the Effective Time and until a Termination Event shall have occurred, the Company shall, as promptly as practicable, take all necessary and desirable actions within its control (including, without limitation, calling special meetings of the Board and the stockholders and recommending, supporting and soliciting proxies), so that:

(i) for so long as BCP (together with its Affiliates) Beneficially Owns shares of Common Stock representing at least 50% of the voting power of all shares of the Company’s capital stock entitled to vote generally in the election of directors, BCP shall have the right to nominate at least a majority of all directors of the Board;

(ii) for so long as BCP (together with its Affiliates) Beneficially Owns shares of Common Stock representing less than 50% and equal to or greater than 35% of the voting power of all shares of the Company’s capital stock entitled to vote generally in the election of directors, BCP shall have the right to nominate a number of Nominees equal to three (less the number of BCP Directors who are not up for election);

(iii) for so long as BCP (together with its Affiliates) Beneficially Owns shares of Common Stock representing less than 35% and equal to or greater than 15% of the voting power of all shares of the Company’s capital stock entitled to vote generally in the election of directors, BCP shall have the right to nominate a number of Nominees equal to two (less the number of BCP Directors who are not up for election);

(iv) for so long as BCP (together with its Affiliates) Beneficially Owns shares of Common Stock representing less than 15% and equal to or greater than five percent of the voting power of all shares of the Company’s capital stock entitled to vote generally in the election of directors, BCP shall have the right to nominate a number of Nominees equal to one (less the number of BCP Directors who are not up for election); and

(v) the Board shall include the then sitting Chief Executive Officer of the Company as a Director.

provided, however, that, if at any time the number of shares of Common Stock that BCP (together with its Affiliates) Beneficially Owns is reduced to a percentage of the voting power of all shares of the Company’s capital stock entitled to vote generally in the election of directors that would entitle BCP to nominate a lesser number of Nominees than the number of Directors serving on the Board at such time that were BCP Nominees, BCP shall identify such excess Director or Directors who are not affiliated with BCP and who shall be required to immediately offer their resignation from the Board for consideration by the Board (acting without any of the BCP Nominees then on the Board).

Ex H-2

(d) During the time that BCP shall have the right to nominate a number of Nominees that is equal to two or three pursuant to Section 1(c)(iii) or (c)(ii), respectively, the Company shall, in connection with the nomination of such second or third Nominee, as the case may be, set the size of the Board to seven or eight, respectively; provided, however, that if at any time BCP no longer Beneficially Owns shares of Common Stock representing equal to or greater than 35% of the voting power of all shares of the Company’s capital stock entitled to vote generally in the election of directors as required under Section 1(c)(ii) but does Beneficially Own shares of Common Stock representing equal to or greater than 15% of the voting power of all shares of the Company’s capital stock entitled to vote generally in the election of directors as required under Section 1(c)(iii), the size of the Board shall be reduced by one director such that the size of the Board is set at seven members. During the time that BCP shall have the right to nominate a majority of all the directors of the Board pursuant to Sections 1(c)(i), the Company shall increase the size of the Board to the minimum number necessary to permit the nomination of such number of Nominees as will constitute a majority of the Board; provided, however, that if at any time BCP no longer Beneficially Owns shares of Common Stock representing at least 50% of the voting power of all shares of the Company’s capital stock entitled to vote generally in the election of directors as required under Sections 1(c)(i), the Company shall set the size of the Board to seven or eight in accordance with Sections 1(c)(iii) or (c)(ii), as applicable at such time. For the avoidance of doubt, no member of the Board that is not a Nominee of BCP shall be required to resign from the Board to permit the nomination or election of a Nominee of BCP. Notwithstanding the foregoing, if the Board does not accept the resignation of a BCP Nominee who is not affiliated with BCP tendered in accordance with Section 1(c), the size of the Board shall not be reduced.

(e) The Company shall take all actions necessary to ensure that: (i) the applicable Nominees are included in the Board’s slate of nominees to the stockholders of the Company for each election of Directors and recommended by the Board at any meeting of stockholders called for the purpose of electing directors; and (ii) each applicable Nominee up for election is included in the proxy statement prepared by management of the Company in connection with the Company’s solicitation of proxies or consents in favor of the foregoing for every meeting of the stockholders of the Company called with respect to the election of members of the Board, and at every adjournment or postponement thereof, and on every action or approval by written resolution of the stockholders of the Company or the Board with respect to the election of members of the Board.

(f) If a vacancy occurs because of the death, disability, disqualification, resignation or removal of a BCP Director or for any other reason, BCP shall be entitled to designate such person’s successor, and the Company shall, within ten days of such designation, take all necessary actions within its control such that such vacancy shall be filled with such successor Nominee, it being understood that any such successor designee shall serve the remainder of the term of the Director whom such designee replaces. Notwithstanding anything to the contrary, the director position for such BCP Director shall not be filled pending such designation and appointment, unless BCP fails to designate such replacement for more than 15 days, after which the Company may appoint an interim successor Director (an “Interim Director”) until BCP makes such designation. With respect to any Interim Director appointed pursuant to this Section 1(e), as a condition to such Interim Director’s appointment to the Board, the Company shall cause such Interim Director to deliver to the Company an irrevocable resignation letter pursuant to which such Interim Director shall resign from the Board and all applicable committees thereof effective within 10 days upon the designation of a BCP Director to replace such Interim Director at any time following the date of such Interim Director’s appointment to the Board.

Ex H-3

(g) If a Nominee is not elected because of such Nominee’s death, disability, disqualification, withdrawal as a nominee or for any other reason, BCP shall be entitled to designate promptly another Nominee and the Company shall take all necessary actions within its control such that the director position for which such Nominee was nominated shall not be filled pending such designation or the size of the Board shall be increased by one and such vacancy shall be filled with such successor Nominee within ten days of such designation. Notwithstanding anything to the contrary, the director position for which such Nominee was nominated shall not be filled pending such designation and appointment, unless BCP fails to designate such Nominee for more than 15 days, after which the Company may appoint an Interim Director who may serve as a director if duly elected until BCP makes such designation. With respect to any Interim Director appointed pursuant to this Section 1(f), as a condition to such Interim Director’s appointment to the Board, the Company shall cause such Interim Director to deliver to the Company an irrevocable resignation letter pursuant to which such Interim Director shall resign from the Board and all applicable committees thereof effective within 10 days upon the designation of a BCP Director to replace such Interim Director at any time following the date of such Interim Director’s appointment to the Board.

(h) BCP Directors that are not employees or affiliates of BCP shall be entitled to compensation consistent with the compensation received by other non-employee Directors, including any fees and equity awards. In addition, the Company shall pay the reasonable, documented out-of-pocket expenses incurred by each BCP Director in connection with his or her services provided to or on behalf of the Company, including attending meetings (including committee meetings) or events attended on behalf of the Company at the Company’s request.

(i) In accordance with the Company’s Organizational Documents, the Board may from time to time by resolution establish and maintain one or more committees of the Board, each committee to consist of one or more Directors. The Company shall notify BCP in writing of any new committee of the Board to be established at least 15 days prior to the effective establishment of such committee. If requested by BCP, the Company shall take all necessary steps within its control to cause at least one BCP Director (selected by BCP) to be appointed as a member of each committee of the Board unless such designation would violate any legal restriction on such committee’s composition or the rules and regulations of any applicable exchange on which the Company’s securities may be listed (subject in each case to any applicable exceptions).

(j) The Company shall (i) purchase directors’ and officers’ liability insurance in an amount and pursuant to terms determined by the Board to be reasonable and customary and (ii) for so long as any Director to the Board nominated pursuant to the terms of this Agreement serves as a Director of the Company, maintain such coverage with respect to such Directors; provided, that upon removal or resignation of such Director for any reason, the Company shall take all actions reasonably necessary to extend such directors’ and officers’ liability insurance coverage for a period of not less than six years from any such event in respect of any act or omission occurring at or prior to such event.

Ex H-4

(k) For so long as any BCP Director serves as a Director of the Company, the Company shall not amend, alter or repeal any right to indemnification or exculpation covering or benefiting any Director nominated pursuant to this Agreement as and to the extent consistent with applicable Law, including but not limited to any such rights to indemnification or exculpation in the Company’s Organizational Documents (except to the extent such amendment or alteration permits the Company to provide broader indemnification or exculpation rights, in the aggregate and on an individual basis, on a retroactive basis, than permitted prior thereto).

(l) Notwithstanding anything herein to the contrary, if BCP has the right to designate one or more Nominees and either has not exercised such right or such Nominee has not been elected as a BCP Director (in each case, such that there are no BCP Directors on the Board), then BCP may elect at such time in its sole discretion to designate one Board observer (regardless of how many rights to designate Nominees BCP may have) (the “Board Observer”) to attend and participate in all meetings of the Board or any committees thereof in a non-voting capacity by the giving of written notice to the Company of such election (“Observation Election”). In connection therewith, the Company shall simultaneously give such Board Observer copies of all notices, consents, minutes and other materials, financial or otherwise, which the Company provides to the Board; provided, however, that if the Board Observer does not, upon the written request of the Company, before attending any meetings of the Board, execute and deliver to the Company an agreement to abide by all Company policies applicable to members of the Board and a confidentiality agreement reasonably acceptable to the Company, the Board Observer may be excluded from access to any material or meeting or portion thereof if the Board determines in good faith, upon advice of counsel, that such exclusion is reasonably necessary to protect highly confidential proprietary information of the Company or confidential proprietary information of third parties that the Company is required to hold in confidence, or for other similar reasons. BCP may revoke any such Observation Election at any time upon written notice to the Company after which BCP shall be entitled to designate a replacement Board Observer; provided, further, that the Board Observer shall not share any such information if the Company informs the Board Observer that such sharing could be reasonably expected to compromise or otherwise adversely affect the Company’s and/or its affiliates’ ability to assert any attorney-client privilege or similar rights.

(m) The Company acknowledges and agrees that the BCP Directors may share any information concerning the Company and its subsidiaries received by them, from or on behalf of the Company or its designated representatives, with BCP and its designated representatives; provided, however, that BCP and its designated representatives shall be required to execute and deliver to the Company an agreement to abide by all Company policies applicable to members of the Board and a confidentiality agreement reasonably acceptable to the Company to protect highly confidential proprietary information of the Company or confidential proprietary information of third parties that the Company is required to hold in confidence, or for other similar reasons; provided, further, that the BCP Directors shall not share any such information if the Company informs the BCP Directors that such sharing could be reasonably expected to compromise or otherwise adversely affect the Company’s and/or its affiliates’ ability to assert any attorney-client privilege or similar rights.

Ex H-5

(n) At least 50% of the Nominees must qualify at all times as “independent” pursuant to the applicable listing standards of the Approved Stock Exchange and the U.S. Securities and Exchange Commission.

(o) If the Chief Executive Officer of the Company is serving as a Director and shall cease to be the Chief Executive Officer of the Company for any reason, the Company shall take all actions necessary to remove such Director from the Board as soon as reasonably practicable.

(p) For the avoidance of doubt, a reduction in the percentage of Common Stock Beneficially Owned by BCP and its Affiliates that occurs following a vacancy resulting from a Nominee who is not affiliated with BCP ceasing to serve as a Director for any reason shall not impact BCP’s right to fill such vacancy. In addition, BCP shall not be obligated to designate all (or any) of the directors it is entitled to designate pursuant to this Agreement and the failure to do so shall not constitute a waiver of its rights hereunder.

Section 2. Actions Requiring Special Approval. Without the prior approval of BCP, from and after the Effective Time and at any time prior to a Termination Event, the Company shall not take or omit to take, as applicable, or agree to take or omit to take, as applicable, directly or indirectly, any action to increase or decrease the size of the Board other than as provided in Section 1 hereof or to make a change to the classes on which the Directors serve.

Section 3. Restrictions on Transfer of Common Stock. Other than in connection with the Purchase Agreement and the transactions contemplated thereby or in accordance with Section 3(e), (i) BCP shall not (A) prior to the end of the Initial Lock Up Period, Transfer any shares of Common Stock Beneficially Owned or otherwise held by BCP during the Initial Lock Up Period and, (B) prior to the end of the Alternative Lock Up Period, Transfer shares of Common Stock Beneficially Owned or otherwise held by BCP if such Transfer would cause BCP (together with its Affiliates) to Beneficially Own less than 4,000,000 shares of Common Stock,3 and (ii) the members of the management team of Atlas Intermediate shall not Transfer shares of Common Stock or warrants to purchase shares of Common Stock Beneficially Owned or otherwise held by them prior to the termination of the Initial Lock Up Period. The periods during which the Transfer of Common Stock or warrants to purchase shares of Common Stock shall be restricted in accordance with this Section 3(a) shall be collectively referred to as the “Lock Up Periods.”

(b) BCP and the Company acknowledge and agree that:

(i) notwithstanding anything to the contrary herein, the shares of Common Stock and warrants to purchase shares of Common Stock, in each case, held or Beneficially Owned by BCP shall remain subject to the restrictions on Transfer under applicable securities Laws of any state, federal or foreign entity and the rules and regulations promulgated thereunder; and

3 Note to Draft: If it is decided that Sponsors will not enter into this Agreement, Sponsors will agree to the Alternative Lock Up Period w/r/t their shares.

Ex H-6

(ii) each certificate evidencing any shares of Common Stock or warrants to purchase shares of Common Stock held by BCP and each certificate issued in exchange for or upon the Transfer of any shares of Common Stock or warrants to purchase shares of Common Stock held by BCP (unless such shares are not or are no longer subject to the restrictions on Transfer set forth in this Section 3) shall be stamped or otherwise imprinted with a legend in substantially the following form:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON TRANSFER AND OTHER PROVISIONS SET FORTH IN A SHAREHOLDERS’ AGREEMENT, DATED AS OF AUGUST 12, 2019, AMONG THE ISSUER OF SUCH SECURITIES (THE “COMPANY”) AND CERTAIN OF THE COMPANY’S SHAREHOLDERS, AS AMENDED. A COPY OF SUCH SHAREHOLDERS’ AGREEMENT WILL BE FURNISHED WITHOUT CHARGE BY THE COMPANY TO THE HOLDER HEREOF UPON WRITTEN REQUEST.”

The Company shall imprint such legend on certificates evidencing such Common Stock and such warrants to purchase shares of Common Stock. The legend set forth above shall be removed from the certificates evidencing any shares of Common Stock that are not or are no longer subject to the restrictions on Transfer set forth in this Section 3.

(c) Any purported Transfer of shares of Common Stock or warrants to purchase shares of Common Stock held by BCP in violation of this Agreement shall be null and void, and the Company shall refuse to recognize any such Transfer for any purpose.

(d) Notwithstanding anything to the contrary in this Section 3, Transfers of shares of Common Stock or warrants to purchase shares of Common Stock by BCP are permitted (i) to Permitted Transferees who shall (A) be subject to the restrictions in this Section 3 as if they were the original holders of such shares and (B) promptly Transfer such shares back to BCP if they cease to be a Permitted Transferee for any reason prior to the date such shares become freely Transferable in accordance herewith; (ii) in the case of an individual, by a gift to a member of the individual’s immediate family or to a trust, the beneficiary of which is a member of one of the individual’s immediate family, an Affiliate of such person or to a charitable organization; (iii) in the case of an individual, by virtue of Laws of descent and distribution upon death of the individual; or (iv) in the case of an individual, pursuant to a qualified domestic relations order; provided, however, that these Transferees must become a party to this Agreement by executing and delivering such documents as may be necessary to make such Transferee a party hereto.

(e) The restrictions on Transfer set forth in Section 3(a) shall automatically terminate upon the occurrence of a Change of Control during the Lock Up Periods.

Section 4. Definitions.

“Affiliate” means, with respect to any specified Person, any Person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person, through one or more intermediaries or otherwise.

Ex H-7

“Agreement” has the meaning set forth in the preamble.

“Alternative Lock Up Period” means the period commencing on the Effective Time and ending on the earlier of (a) the date that is twelve months following the Effective Time or (b) if BCP Transfers either (i) Common Stock Beneficially Owned or otherwise held by BCP resulting in proceeds to BCP equal to at least $50,000,000 or (ii) all shares of Common Stock Beneficially Owned or otherwise held by BCP which were subject to the Initial Lock Up Period, if the proceeds received from the Transfer of such shares of Common Stock is less than $50,000,000, the date on which the reported sales price of the common stock equals or exceeds $12.00 per share for any 20 trading days within a 30 trading day period.

“Annual Meeting” means any meeting of the stockholders of the Company held for the purpose of electing the Directors of the Company.

“Approved Stock Exchange” means the Nasdaq, the New York Stock Exchange or any other national securities exchange on which any of the Common Stock of the Company is listed.

“Atlas Seller” has the meaning set forth in the preamble.

“Atlas Intermediate” has the meaning set forth in the preamble.

“BCP” has the meaning set forth in the preamble.

“BCP Director” means an individual elected to the Board that has been nominated by BCP pursuant to this Agreement. For the avoidance of doubt, each of [●] and [●] (and the person(s) to be designated pursuant to and in accordance with the terms of Section 1(b)) shall be deemed to have been nominated by BCP pursuant to this Agreement.

“Beneficially Own” has the meaning ascribed to it in Section 13(d) of the Securities Exchange Act of 1934, as amended.

“Board” has the meaning set forth in Section 1(a).

“Board Observer” has the meaning set forth in Section 1(k).

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York, are authorized or required by Law to close.

“Change of Control” means a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of the Company’s stockholders having the right to exchange their shares of Common Stock for cash, securities or other property.

“Class I Director” has the meaning set forth in the Organizational Documents of the Company.

“Class II Director” has the meaning set forth in the Organizational Documents of the Company.

Ex H-8

“Class III Director” has the meaning set forth in the Organizational Documents of the Company.

“Class A Common Stock” shall mean the Class A common stock, par value $0.0001 per share, of the Company.

“Class B Common Stock” shall mean the Class B common stock, par value $0.0001 per share, of the Company.

“Common Stock” shall mean the shares of Class A Common Stock and Class B Common Stock.

“Common Stock Price” shall have the meaning set forth in the Purchase Agreement.

“Company” has the meaning set forth in the preamble.

“Director” means a member of the Board until such individual’s death, disability, disqualification, resignation or removal.

“Effective Time” has the meaning set forth in the preamble.

“Initial Lock Up Period” means the period commencing on the Effective Time and ending on the date that is six months following the Effective Time.

“Law” has the meaning ascribed to it in the Purchase Agreement.

“Lock Up Periods” has the meaning set forth in Section 3(a).

“Nominee” has the meaning set forth in Section 1(a).

“Observation Election” has the meaning set forth in Section 1(k).

“Organizational Documents” means the Company’s certificate of incorporation and bylaws, as in effect at the Effective Time, as the same may be amended from time to time.

“Party” has the meaning set forth in the preamble.

“Permitted Transferee” means, with respect to any Person, (i) the direct or indirect partners, members, equity holders or other Affiliates of such Person, or (ii) any of such Person’s related investment funds or vehicles controlled or managed by such Person or Affiliate of such Person.

“Person” means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, governmental agency or instrumentality or other entity of any kind.

“Proceeding” has the meaning ascribed to it in the Purchase Agreement.

“Purchase Agreement” has the meaning set forth in the recitals.

Ex H-9

“Termination Event” has the meaning set forth in Section 18.

“Transfer” means any sale, transfer, assignment or other disposition of (whether with or without consideration and whether voluntary or involuntary or by operation of Law) of Common Stock. “Transferable” and “Transferee” shall each have a correlative meaning.

Section 5. Assignment; Benefit of Parties. This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors, legal representatives and assignees for the uses and purposes set forth and referred to herein. Notwithstanding the foregoing, the Company may not assign any of its rights or obligations hereunder without the prior written consent of BCP. Nothing herein contained shall confer or is intended to confer on any third party or entity that is not a party to this Agreement any rights under this Agreement.

Section 6. Remedies. The Parties shall be entitled to enforce their rights under this Agreement specifically, to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights existing in their favor. The Parties agree and acknowledge that a breach of this Agreement would cause irreparable harm and money damages would not be an adequate remedy for any such breach and that, in addition to other rights and remedies hereunder, the Parties shall be entitled to specific performance and/or injunctive or other equitable relief (without posting a bond or other security) from any court of Law or equity of competent jurisdiction in order to enforce or prevent any violation of the provisions of this Agreement.

Section 7. Notices. All notices and other communications among the Parties shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by FedEx or other nationally recognized overnight delivery service or (iv) when e-mailed during normal business hours (and otherwise as of the immediately following Business Day), addressed as follows:

(a) If to the Company:

Atlas Technical Consultants, Inc.

8801 Calera Drive

Austin, Texas 78735

Attention: Steve Kadenacy

E-mail: sk@boxwoodmc.com

with a copy (which shall not constitute notice) to:

Winston & Strawn

200 Park Avenue

New York, NY 10166-4193

Attention: Joel Rubinstein

   Jason Osborn

Fax: (212) 294-5336

Email: jrubinstein@winston.com

    josborn@winston.com

Ex H-10

(b) If to the Atlas Holders or BCP:

Atlas Technical Consultants Holdings LP

13215 Bee Cave Parkway

Bldg. A, Suite 260

Austin, Texas 78738

Attention: L. Joseph Boyer

Email: joe.boyer@atlastechnical.us

with a copy (which shall not constitute notice) to:

c/o Bernhard Capital Partners

400 Convention St., Suite 1010

Baton Rouge, Louisiana 70802

Attention: Mark Spender

   Christopher Dillon

    Lucie Kantrow

Fax: (225) 454-6957

Email: mark@bernhardcapital.com

chris@bernhardcapital.com

lucie@bernhardcapital.com

and

Kirkland & Ellis LLP

609 Main Street

Houston, Texas 77002

Attention: William J. Benitez, P.C.

Julian J. Seiguer, P.C.

Fax: (713) 836-3601

Email: wbenitez@kirkland.com

  julian.seiguer@kirkland.com

Section 8. Adjustments. If, and as often as, there are any changes in the Common Stock by way of stock split, stock dividend, combination or reclassification, or through merger, consolidation, reorganization, recapitalization or sale, or by any other means, appropriate adjustment shall be made in the provisions of this Agreement, as may be required, so that the rights, privileges, duties and obligations hereunder shall continue with respect to the Common Stock as so changed.

Section 9. No Strict Construction. The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Party.

Section 10. No Third-Party Beneficiaries. Nothing in this Agreement, express or implied, is intended or shall be construed to confer upon, or give to, any person or entity other than the Parties and their respective successors and assigns any remedy or claim under or by reason of this Agreement or any terms, covenants or conditions hereof, and all of the terms, covenants, conditions, promises and agreements contained in this Agreement shall be for the sole and exclusive benefit of the Parties and their respective successors and assigns.

Ex H-11

Section 11. Further Assurances. Each of the Parties hereby agrees that it will hereafter execute and deliver any further document, agreement, instruments of assignment, transfer or conveyance as may be necessary or desirable to effectuate the purposes hereof.

Section 12. Counterparts. This Agreement may be executed in one or more counterparts, and may be delivered by means of facsimile or electronic transmission in portable document format, each of which shall be deemed to be an original and shall be binding upon the Party who executed the same, but all of such counterparts shall constitute the same agreement.

Section 13. Governing Law. This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of Laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.

Section 14. Jurisdiction; WAIVER OF TRIAL BY JURY. Any Proceeding based upon, arising out of or related to this Agreement or the transactions contemplated hereby may be brought in federal and state courts located in the State of Delaware, and each of the Parties irrevocably submits to the exclusive jurisdiction of each such court in any such Proceeding, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of the Proceeding shall be heard and determined only in any such court, and agrees not to bring any Proceeding arising out of or relating to this Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any Party to serve process in any manner permitted by Law or to commence legal proceedings or otherwise proceed against any other Party in any other jurisdiction, in each case, to enforce judgments obtained in any Proceeding brought pursuant to this Section 14. EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY PROCEEDING BASED UPON, ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 15. Entire Agreement. This Agreement, together with the Purchase Agreement, the agreements referenced herein and the other agreements entered into in connection with the consummation of the transactions contemplated by the Purchase Agreement, constitute the entire agreement among the Parties relating to the transactions contemplated hereby and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the Parties or any of their respective subsidiaries relating to the transactions contemplated hereby.

Ex H-12

Section 16. Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The Parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, the remaining provisions of this Agreement shall be reformed, construed and enforced to the fullest extent permitted by Law and to the extent necessary to give effect to the intent of the Parties.

Section 17. Amendment and Waiver. Except as otherwise provided herein, no modification, amendment or waiver of any provision of this Agreement shall be effective against the Parties unless such modification is approved in writing by the Parties. The failure of any Party to enforce any of the provisions of this Agreement shall in no way be construed as a waiver of such provisions and shall not affect the right of such Party thereafter to enforce each and every provision of this Agreement in accordance with its terms.

Section 18. Termination. Notwithstanding anything to the contrary contained herein, if BCP (together with its Affiliates and permitted assignees) ceases to Beneficially Own or otherwise directly or indirectly hold shares of Common Stock representing at least five (5%) of the voting power of all shares of the Company’s capital stock entitled to vote generally in the election of directors (“Termination Event”), then this Agreement shall expire and terminate automatically; provided, however, that Section 1(g), (i), (j) and (k), Sections 4 through 10, Sections 13 through 17, this Section 18 and Section 19 shall survive the termination of this Agreement.

Section 19. Enforcement. Each of the Parties covenant and agree that the disinterested Directors of the Board have the right to enforce, waive or take any other action with respect to this Agreement on behalf of the Company.

* * * * *

Ex H-13

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Time.

Company:

ATLAS TECHNICAL CONSULTANTS, INC.

By:
Name:
Title:

Signature Page to Shareholders’ Agreement

Ex H-14

BCP:

[BCP FUNDS]

By:
Its:

By:
Name:
Title:

Signature Page to Shareholders’ Agreement

Ex H-15

EXHIBIT I

Buyer Bring Down Certificate

(see attached)

Exhibit I to Unit Purchase Agreement

Final Version

BUYER CLOSING CERTIFICATE

BOXWOOD MERGER CORP.

August 12, 2019

Reference is made to that certain Unit Purchase Agreement, dated as of August 12, 2019 (the “Purchase Agreement”), by and among Boxwood Merger Corp., a Delaware corporation (“Buyer”), Atlas Intermediate Holdings LLC, a Delaware limited liability company (the “Company”) and Atlas Technical Consultants Holdings LP, a Delaware limited partnership (“Seller”). Capitalized terms used herein but not otherwise defined herein shall have the meanings ascribed to such terms in the Purchase Agreement and all references to Articles or Sections shall be to the Purchase Agreement. The undersigned, being the duly elected and acting Vice President and Secretary of Buyer, does hereby certify in the name of and on behalf of Buyer, and not in her individual capacity, that she is the duly elected, qualified and acting Vice President and Secretary of Buyer, and does hereby further certify pursuant to Section 9.2(c) of the Purchase Agreement as follows:

1. Each of the representations and warranties of Buyer and Merger Sub set forth in the Purchase Agreement are true and correct in all respects as of the Closing Date, except (i) to the extent that such representations and warranties refer specifically to an earlier date, in which case such representations and warranties were true and correct as of such earlier date and (ii) where the failure of any such representations and warranties to be so true and correct has not had a material adverse effect on the ability of Buyer to consummate the transactions contemplated by the Purchase Agreement.

2. Buyer and Merger Sub have performed or complied in all material respects with all obligations and covenants required by the Purchase Agreement to be performed or complied with by Buyer or Merger Sub at or prior to the Closing Date; provided, however, that, with respect to any such covenants or obligations that are qualified by materiality, Buyer has performed or complied with such covenants or obligations, as so qualified, in all respects.

[signature page follows]

Ex I-1

IN WITNESS WHEREOF, the undersigned has executed this Buyer Closing Certificate as of the date first written above.

TVG-BHG ACQUISITION CORP.

By:
Name:	Amy M. Christensen
Title:	Vice President and Secretary

[Signature Page to TVG-BHG Acquisition Corp. Closing Certificate]

Ex I-2

EXHIBIT J

SPONSOR VOTING AGREEMENT

(see attached)

Exhibit J to Unit Purchase Agreement

Final Version

VOTING AGREEMENT

This Voting Agreement (this “Agreement”), dated as of August 12, 2019 (the “Effective Time”), is entered into by and among Atlas Technical Consultants, Inc., a Delaware corporation (the “Company”), and Boxwood Sponsor LLC, a Delaware limited liability company (the “Sponsor”). Each of the Company and the Sponsor may be referred to herein as a “Party” and collectively as the “Parties”.

RECITALS

WHEREAS, pursuant to that certain Director Nomination Agreement (the “Director Nomination Agreement”), dated as of as of the Effective Time, by and among the Company and [BCP funds] (“BCP”), the Company agreed to provide BCP with the right to nominate to the Company’s board of directors (the “Board”) certain BCP Nominees (such term and other terms used but not defined hereto having the meanings set forth in the Director Nomination Agreement); and

WHEREAS, in connection therewith, the Parties wish to set forth in this Agreement their agreements with respect to the voting by the Sponsor of its shares of Common Stock in favor of the Nominees following the Effective Time on the terms and subject to the conditions set forth herein;

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

Section 1. Covenant to Vote. Subject to the terms and conditions of this Agreement and the Director Nomination Agreement, from and after the Effective Time and until a Termination Event under the Director Nomination Agreement or any other termination of the Director Nomination Agreement shall have occurred, the Sponsor agrees that it shall vote all of its shares of Common Stock in favor of each BCP Nominee for election to the Board and who has been recommended by the Board for such appointment or nomination at every meeting of the stockholders of the Company called with respect to the election of members of the Board, and at every adjournment or postponement thereof, and on every action or approval by written resolution of the stockholders of the Company or the Board with respect to the election of members of the Board.

Section 2. Assignment; Benefit of Parties. This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors, legal representatives and assignees for the uses and purposes set forth and referred to herein. Notwithstanding the foregoing, the Sponsor may not assign any of its rights or obligations hereunder without the prior written consent of the Company. Nothing herein contained shall confer or is intended to confer on any third party or entity that is not a party to this Agreement any rights under this Agreement.

Ex J-1

Section 3. Remedies. The Parties shall be entitled to enforce their rights under this Agreement specifically, to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights existing in their favor. The Parties agree and acknowledge that a breach of this Agreement would cause irreparable harm and money damages would not be an adequate remedy for any such breach and that, in addition to other rights and remedies hereunder, the Parties shall be entitled to specific performance and/or injunctive or other equitable relief (without posting a bond or other security) from any court of Law or equity of competent jurisdiction in order to enforce or prevent any violation of the provisions of this Agreement.

Section 4. Notices. All notices and other communications among the Parties shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by FedEx or other nationally recognized overnight delivery service or (iv) when e-mailed during normal business hours (and otherwise as of the immediately following Business Day), addressed as follows:

(a) If to the Sponsor:

Boxwood Sponsor LLC

8801 Calera Drive

Austin, Texas 78735

Attention: Steve Kadenacy

E-mail: sk@boxwoodmc.com

(b) If to the Company:

Atlas Technical Consultants, Inc.

8801 Calera Drive

Austin, Texas 78735

Attention: Steve Kadenacy

E-mail: sk@boxwoodmc.com

Section 5. No Strict Construction. The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Party.

Section 6. No Third-Party Beneficiaries. Nothing in this Agreement, express or implied, is intended or shall be construed to confer upon, or give to, any person or entity other than the Parties and their respective successors and assigns any remedy or claim under or by reason of this Agreement or any terms, covenants or conditions hereof, and all of the terms, covenants, conditions, promises and agreements contained in this Agreement shall be for the sole and exclusive benefit of the Parties and their respective successors and assigns.

Section 7. Further Assurances. Each of the Parties hereby agrees that it will hereafter execute and deliver any further document, agreement, instruments of assignment, transfer or conveyance as may be necessary or desirable to effectuate the purposes hereof.

Section 8. Counterparts. This Agreement may be executed in one or more counterparts, and may be delivered by means of facsimile or electronic transmission in portable document format, each of which shall be deemed to be an original and shall be binding upon the Party who executed the same, but all of such counterparts shall constitute the same agreement.

Ex J-2

Section 9. Governing Law. This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of Laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.

Section 10. Jurisdiction; WAIVER OF TRIAL BY JURY. Any Proceeding based upon, arising out of or related to this Agreement or the transactions contemplated hereby may be brought in federal and state courts located in the State of Delaware, and each of the Parties irrevocably submits to the exclusive jurisdiction of each such court in any such Proceeding, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of the Proceeding shall be heard and determined only in any such court, and agrees not to bring any Proceeding arising out of or relating to this Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any Party to serve process in any manner permitted by Law or to commence legal proceedings or otherwise proceed against any other Party in any other jurisdiction, in each case, to enforce judgments obtained in any Proceeding brought pursuant to this Section 10. EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY PROCEEDING BASED UPON, ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 11. Entire Agreement. This Agreement, together with the Director Nomination Agreement, the Purchase Agreement, the agreements referenced herein and the other agreements entered into in connection with the consummation of the transactions contemplated by the Director Nomination Agreement and the Purchase Agreement, constitute the entire agreement among the Parties relating to the transactions contemplated hereby and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the Parties or any of their respective subsidiaries relating to the transactions contemplated hereby.

Section 12. Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The Parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, the remaining provisions of this Agreement shall be reformed, construed and enforced to the fullest extent permitted by Law and to the extent necessary to give effect to the intent of the Parties.

Section 13. Amendment and Waiver. Except as otherwise provided herein, no modification, amendment or waiver of any provision of this Agreement shall be effective against the Parties unless such modification is approved in writing by the Parties and, in the case of the Company, approved by the unanimous vote of the members of the Board who are not affiliated with Sponsor or BCP. The failure of any Party to enforce any of the provisions of this Agreement shall in no way be construed as a waiver of such provisions and shall not affect the right of such Party thereafter to enforce each and every provision of this Agreement in accordance with its terms.

Section 14. Termination. Notwithstanding anything to the contrary contained herein, this Agreement shall immediately and without further action by any of the Parties, automatically terminate upon the termination of, or the occurrence of a Termination Event under, the Director Nomination Agreement.

* * * * *

Ex J-3

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Time.

Sponsor:

BOXWOOD SPONSOR LLC

By:
Name:	Steve Kadenacy
Title:	Manager

By:
Name:	Jin Chun
Title:	Manager

[Signature Page to Voting Agreement]

Ex J-4

Company:

ATLAS TECHNICAL CONSULTANTS, INC.

By:
Name:
Title:

[Signature Page to Voting Agreement]

Ex J-5

EXHIBIT K

SPONSOR Lock-Up AGREEMENT

(see attached)

Exhibit K to Unit Purchase Agreement

Final Version

LOCK-UP AGREEMENT

This Lock-Up Agreement (this “Agreement”), dated as of [●], 2019 (the “Effective Time”), is entered into by and among Atlas Technical Consultants, Inc., a Delaware corporation (the “Company”), and Boxwood Sponsor LLC, a Delaware limited liability company (the “Sponsor”). Each of the Company and the Sponsor may be referred to herein as a “Party” and collectively as the “Parties”.

RECITALS

WHEREAS, pursuant to that certain Unit Purchase Agreement, dated as of August 12, 2019 (the “Purchase Agreement”), by and among the Company, Atlas TC Holdings LLC, Atlas TC Buyer LLC, Atlas Technical Consultants Holdings LP, a Delaware limited partnership (“Atlas Seller”), and Atlas Intermediate Holdings LLC, a Delaware limited liability company (“Atlas Intermediate”), the Company is acquiring all of the limited liability company interest in Atlas Intermediate]; and

WHEREAS, it is a condition to closing under the Purchase Agreement that the Sponsor enter into this Agreement which provides for restrictions on the Transfer of its shares of Common Stock on the terms and subject to the conditions set forth herein;

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

Section 1. Restrictions on Transfer of Common Stock.

(a) Except as otherwise provided for herein, Sponsor shall not, prior to the end of the Lock Up Period, Transfer shares of Common Stock or warrants to purchase shares of Common Stock Beneficially Owned or otherwise held by it.

(b) Sponsor and the Company acknowledge and agree that:

(i) notwithstanding anything to the contrary herein, the shares of Common Stock and warrants to purchase shares of Common Stock, in each case, held or Beneficially Owned by Sponsor shall remain subject to the restrictions on Transfer under applicable securities Laws of any state, federal or foreign entity and the rules and regulations promulgated thereunder; and

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(ii) each certificate evidencing any shares of Common Stock or warrants to purchase shares of Common Stock held by Sponsor and each certificate issued in exchange for or upon the Transfer of any shares of Common Stock or warrants to purchase shares of Common Stock held by Sponsor (unless such shares are not or are no longer subject to the restrictions on Transfer set forth in this Section 1) shall be stamped or otherwise imprinted with a legend in substantially the following form:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON TRANSFER AND OTHER PROVISIONS SET FORTH IN A LOCK-UP AGREEMENT, DATED AS OF AUGUST 12, 2019, AMONG THE ISSUER OF SUCH SECURITIES (THE “COMPANY”) AND CERTAIN OF THE COMPANY’S SHAREHOLDERS, AS AMENDED. A COPY OF SUCH AGREEMENT WILL BE FURNISHED WITHOUT CHARGE BY THE COMPANY TO THE HOLDER HEREOF UPON WRITTEN REQUEST.”

The Company shall imprint such legend on certificates evidencing such Common Stock and such warrants to purchase shares of Common Stock. The legend set forth above shall be removed from the certificates evidencing any shares of Common Stock that are not or are no longer subject to the restrictions on Transfer set forth in this Section 1.

(c) Any purported Transfer of shares of Common Stock or warrants to purchase shares of Common Stock held by Sponsor in violation of this Agreement shall be null and void, and the Company shall refuse to recognize any such Transfer for any purpose.

(d) Notwithstanding anything to the contrary in this Section 1 Transfers of shares of Common Stock or warrants to purchase shares of Common Stock by Sponsor are permitted (i) to Permitted Transferees who shall (A) be subject to the restrictions in this Section 1 as if they were the original holders of such shares and (B) promptly Transfer such shares back to Sponsor if they cease to be a Permitted Transferee for any reason prior to the date such shares become freely Transferable in accordance herewith; (ii) in the case of an individual, by a gift to a member of the individual’s immediate family or to a trust, the beneficiary of which is a member of one of the individual’s immediate family, an Affiliate of such person or to a charitable organization; (iii) in the case of an individual, by virtue of Laws of descent and distribution upon death of the individual; or (iv) in the case of an individual, pursuant to a qualified domestic relations order; provided, however, that these Transferees must become a party to this Agreement by executing and delivering such documents as may be necessary to make such Transferee a party hereto.

(e) The restrictions on Transfer set forth in Section 1(a) shall automatically terminate upon the occurrence of a Change of Control during the Lock Up Period.

Section 2. Definitions.

“Affiliate” means, with respect to any specified Person, any Person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person, through one or more intermediaries or otherwise.

“Agreement” has the meaning set forth in the preamble.

“Atlas Seller” has the meaning set forth in the recitals.

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“Atlas Intermediate” has the meaning set forth in the recitals.

“BCP” means [BCP funds].

“Beneficially Own” has the meaning ascribed to it in Section 13(d) of the Securities Exchange Act of 1934, as amended.

“Change of Control” means a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of the Company’s stockholders having the right to exchange their shares of Common Stock for cash, securities or other property.

“Class A Common Stock” shall mean the Class A common stock, par value $0.0001 per share, of the Company.

“Class B Common Stock” shall mean the Class B common stock, par value $0.0001 per share, of the Company.

“Common Stock” shall mean the shares of Class A Common Stock and Class B Common Stock.

“Company” has the meaning set forth in the preamble.

“Director” means a member of the Board until such individual’s death, disability, disqualification, resignation or removal.

“Effective Time” has the meaning set forth in the preamble.

“Law” has the meaning ascribed to it in the Purchase Agreement.

“Lock Up Period” means the period commencing on the Effective Time and ending on the earlier of (a) the date that is twelve months following the Effective Time or (b) if BCP Transfers either (i) Common Stock Beneficially Owned or otherwise held by BCP resulting in gross proceeds to BCP equal to at least $50,000,000 or (ii) all shares of Common Stock Beneficially Owned or otherwise held by BCP which were subject to an initial six (6) month restriction on Transfer, if the proceeds received from the Transfer of such shares of Common Stock is less than $50,000,000, the date on which the reported sales price of the common stock equals or exceeds $12.00 per share for any 20 trading days within a 30 trading day period.

“Party” has the meaning set forth in the preamble.

“Permitted Transferee” means, with respect to any Person, (i) the direct or indirect partners, members, equity holders or other Affiliates of such Person, or (ii) any of such Person’s related investment funds or vehicles controlled or managed by such Person or Affiliate of such Person.

“Person” means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, governmental agency or instrumentality or other entity of any kind.

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“Proceeding” has the meaning ascribed to it in the Purchase Agreement.

“Purchase Agreement” has the meaning set forth in the recitals.

“Termination Event” has the meaning set forth in Section 15.

“Transfer” means any sale, transfer, assignment or other disposition of (whether with or without consideration and whether voluntary or involuntary or by operation of Law) of Common Stock. “Transferable” and “Transferee” shall each have a correlative meaning.

Section 3. Assignment; Benefit of Parties. This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors, legal representatives and assignees for the uses and purposes set forth and referred to herein. Notwithstanding the foregoing, the Sponsor may not assign any of its rights or obligations hereunder without the prior written consent of the Company. Nothing herein contained shall confer or is intended to confer on any third party or entity that is not a party to this Agreement any rights under this Agreement.

Section 4. Remedies. The Parties shall be entitled to enforce their rights under this Agreement specifically, to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights existing in their favor. The Parties agree and acknowledge that a breach of this Agreement would cause irreparable harm and money damages would not be an adequate remedy for any such breach and that, in addition to other rights and remedies hereunder, the Parties shall be entitled to specific performance and/or injunctive or other equitable relief (without posting a bond or other security) from any court of Law or equity of competent jurisdiction in order to enforce or prevent any violation of the provisions of this Agreement.

Section 5. Notices. All notices and other communications among the Parties shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by FedEx or other nationally recognized overnight delivery service or (iv) when e-mailed during normal business hours (and otherwise as of the immediately following Business Day), addressed as follows:

(a) If to the Sponsor:

Boxwood Sponsor LLC

8801 Calera Drive

Austin, Texas 78735

Attention: Steve Kadenacy

E-mail: sk@boxwoodmc.com

(b) If to the Company:

Atlas Technical Consultants, Inc.

8801 Calera Drive

Austin, Texas 78735

Attention: Steve Kadenacy

E-mail: sk@boxwoodmc.com

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Section 6. No Strict Construction. The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Party.

Section 7. No Third-Party Beneficiaries. Nothing in this Agreement, express or implied, is intended or shall be construed to confer upon, or give to, any person or entity other than the Parties and their respective successors and assigns any remedy or claim under or by reason of this Agreement or any terms, covenants or conditions hereof, and all of the terms, covenants, conditions, promises and agreements contained in this Agreement shall be for the sole and exclusive benefit of the Parties and their respective successors and assigns.

Section 8. Further Assurances. Each of the Parties hereby agrees that it will hereafter execute and deliver any further document, agreement, instruments of assignment, transfer or conveyance as may be necessary or desirable to effectuate the purposes hereof.

Section 9. Counterparts. This Agreement may be executed in one or more counterparts, and may be delivered by means of facsimile or electronic transmission in portable document format, each of which shall be deemed to be an original and shall be binding upon the Party who executed the same, but all of such counterparts shall constitute the same agreement.

Section 10. Governing Law. This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of Laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.

Section 11. Jurisdiction; WAIVER OF TRIAL BY JURY. Any Proceeding based upon, arising out of or related to this Agreement or the transactions contemplated hereby may be brought in federal and state courts located in the State of Delaware, and each of the Parties irrevocably submits to the exclusive jurisdiction of each such court in any such Proceeding, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of the Proceeding shall be heard and determined only in any such court, and agrees not to bring any Proceeding arising out of or relating to this Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any Party to serve process in any manner permitted by Law or to commence legal proceedings or otherwise proceed against any other Party in any other jurisdiction, in each case, to enforce judgments obtained in any Proceeding brought pursuant to this Section 11. EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY PROCEEDING BASED UPON, ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

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Section 12. Entire Agreement. This Agreement, together with the Purchase Agreement, the agreements referenced herein and the other agreements entered into in connection with the consummation of the transactions contemplated by the Director Nomination Agreement and the Purchase Agreement, constitute the entire agreement among the Parties relating to the transactions contemplated hereby and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the Parties or any of their respective subsidiaries relating to the transactions contemplated hereby.

Section 13. Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The Parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, the remaining provisions of this Agreement shall be reformed, construed and enforced to the fullest extent permitted by Law and to the extent necessary to give effect to the intent of the Parties.

Section 14. Amendment and Waiver. Except as otherwise provided herein, no modification, amendment or waiver of any provision of this Agreement shall be effective against the Parties unless such modification is approved in writing by the Parties and, in the case of the Company, approved by the unanimous vote of the members of the Board who are not affiliated with Sponsors or BCP. The failure of any Party to enforce any of the provisions of this Agreement shall in no way be construed as a waiver of such provisions and shall not affect the right of such Party thereafter to enforce each and every provision of this Agreement in accordance with its terms.

Section 15. Termination. Notwithstanding anything to the contrary contained herein, this Agreement shall immediately and without further action by any of the Parties, automatically terminate upon the termination of, or the occurrence of a Termination Event under, the Director Nomination Agreement.

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IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Time.

Sponsor:

BOXWOOD SPONSOR LLC

By:
Name:	Steve Kadenacy
Title:	Manager

By:
Name:	Jin Chun
Title:	Manager

[Signature Page to Lock-Up Agreement]

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Company:

ATLAS TECHNICAL CONSULTANTS, INC.

By:
Name:
Title:

[Signature Page to Lock-Up Agreement]

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EXHIBIT L

Binder Agreement and R&W Insurance Policy

(see attached)

Exhibit L to Unit Purchase Agreement

Debt to equity schedule

Debt to Equity Schedule

Debt to Equity Calculation		Example
	Pro forma combined Buyer Group and Atlas Companies Indebtedness immediately following Closing	370.00
	Less: Pro forma combined Buyer Group and Atlas Companies Cash immediately following Closing	-
(A)	= Net Debt	370.00

	Rolled Unit Value	197.00
	Plus: funds remaining in Trust following Parent Stock Redemption (clause (i) of Available Closing Date Equity)	100.00
	Plus: proceeds received from Equity Financing transactions (clause (ii) of Available Closing Date Equity)	-
(B)	= Equity	297.00

	Debt to Equity Ratio means the above (A) Net Debt divided by (B) Equity	1.246

	Debt to Equity Threshold means 1.350

Note: Capitalized terms refer to definitions from the Agreement

Debt to Equity Schedule to Unit Purchase Agreement